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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-135646

PROSPECTUS

LINENS 'N THINGS, INC.
LINENS 'N THINGS CENTER, INC.

Offer to Exchange all of the Outstanding
$650,000,000 Senior Secured Floating Rate Notes due 2014
for
$650,000,000 Registered Senior Secured Floating Rate Notes due 2014

        We are offering to exchange all of our outstanding Senior Secured Floating Rate Notes due 2014, which were issued in a private placement on February 14, 2006 and which we refer to as the "old notes," for an equal aggregate amount of our registered Senior Secured Floating Rate Notes due 2014, which have been registered with the Securities and Exchange Commission, or the "Commission," and which we refer to as the "exchange notes." The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will not bear legends restricting their transfer under the Securities Act of 1933, as amended, and certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the exchange notes.

        The old notes were issued, jointly and severally, by Linens 'n Things, Inc., or "Linens 'n Things," and Linens 'n Things Center, Inc., or "Linens 'n Things Center," on February 14, 2006, in connection with the acquisition of Linens 'n Things by Linens Holding Co. The old notes have been, and the exchange notes will be, guaranteed by Linens Holding Co. and all of its wholly owned domestic restricted subsidiaries other than the co-issuers.

MATERIAL TERMS OF THE EXCHANGE OFFER

  •
  The exchange offer expires at 5:00 p.m., New York City time, on September 29, 2006, unless extended.

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

  •
  The only conditions to completing the exchange offer are that the exchange offer not violate any applicable law or applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

  •
  We will not receive any cash proceeds from the exchange offer.

  •
  There is no active trading market for the old notes and we do not intend to list the exchange notes on any securities exchange or to seek approval for quotations through any automated quotation system.

        Before participating in this exchange offer, consider carefully the "Risk Factors" beginning on page 18 of this prospectus.

        Neither the Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
CERTAIN ERISA MATTERS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS

        The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        In this prospectus and except as the context otherwise requires or indicates:

  •
  "Issuers" means Linens 'n Things, Inc. and Linens 'n Things Center, Inc.; and

  •
  "Us," "we," "our" or "Company" means Linens Holding Co., a Delaware corporation, together with its consolidated subsidiaries, including Linens 'n Things, Inc. and Linens 'n Things Center, Inc.

WHERE CAN YOU FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-4 under the Securities Act relating to the offering of the exchange notes. This prospectus is part of that registration statement. You may obtain from the Commission a copy of the registration statement and exhibits that we have filed with the Commission. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read it together with the documents filed as exhibits to the registration statement filed with the Commission.

i

FORWARD-LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, included in this prospectus, are forward-looking statements. In particular, statements that we make relating to our overall volume trends, industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words "believe," "expect," "anticipate," "estimate," "project," "plan," "should" and similar expressions are intended to identify forward-looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading "Risk Factors." We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition.

ii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should read carefully this entire prospectus and should consider, among other things, the financial statements appearing elsewhere in this prospectus and the matters set forth in the section entitled "Risk Factors." We operate on a fiscal year ending on the Saturday closest to December 31. Fiscal years 2005, 2004 and 2003 were fifty-two week periods.

Our Company

        We are the second largest specialty retailer of home textiles, housewares and home accessories in North America operating 549 stores in 47 U.S. states and six Canadian provinces as of April 1, 2006. We are a destination retailer, offering one of the broadest and deepest selections of high quality brand-name as well as private label home furnishings merchandise in the industry. Our average store size of approximately 33,000 gross square feet enables us to offer a more comprehensive product and brand selection than department stores and other retailers that sell home furnishings. We believe our store format coupled with our knowledgeable sales assistance and attentive service to our customers, whom we refer to as our guests, creates an enjoyable shopping experience. Our primary target guest is female between the ages of 25 and 55 who is fashion and brand conscious, has good-to-better income and focuses on the home as a reflection of her individuality.

        We are committed to providing our guests with a one-stop shopping destination for home furnishings. Our extensive merchandise offering enables our guests to select from a wide assortment of styles, brands, colors and designs across varying price points at competitive values. Our "linens" product line includes home textiles such as bedding, towels, window treatments and table linens. Our "things" product line includes housewares and home accessories such as cookware, dinnerware, glassware, small appliances, candles, picture frames and storage and cleaning products. We offer a wide array of national home furnishing brands, including All-Clad, Braun, Calphalon, Conair, Croscill, Cuisinart, Henckels, Krups, KitchenAid, Nautica, OXO, Wamsutta and Yankee Candle. We also offer products under our LNT Home private label brand, which is designed to complement our brand name products by offering our guests quality merchandise at value prices. We also carry a number of exclusive products, including several high-fashion home textile patterns from Waverly and our Nate Berkus collection.

        Our store format features an efficient racetrack layout in a visually appealing format that encourages guests to shop the entire store. We operate various store size formats generally ranging from 25,000 to 40,000 gross square feet. This allows us to match the size of our stores with the market potential of each location. Our stores are located predominately in power strip centers adjacent to complementary broad-based retail chains. In addition, our stores are generally located in geographic trading areas with at least 150,000 people within a five to ten mile radius and with demographic characteristics that match our target guest profile. We were incorporated on September 10, 1996 and were a wholly owned subsidiary of CVS Corporation ("CVS"), formerly Melville Corporation, until November 26, 1996, when CVS completed an initial public offering of our common stock.

Business Strategy

        Improve Our Overall Merchandise Assortments.    We intend to maximize merchandise productivity by implementing the following assortment planning initiatives:

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  reduce our overall SKUs and increase the in-stock positions of our most popular merchandise;

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  re-allocate space in our stores to more productive categories;

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  increase the use of analytics in our merchandise assortment planning process, enabling us to make more informed, trend-based purchasing decisions in advance of guest demand; and

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  selectively expand existing merchandise categories and key vendor assortments as well as introduce new merchandise product lines that better reflect the style and regional preferences of our guests.

        Establish a Key Item Program.    We have established a "Best Bets" program in order to provide our guests superior value on our top 100 selling items. We intend to price these key items competitively and maintain deep in-stock positions to meet guest demand. We believe that our key item program will help drive store traffic, improve sales per square foot and strengthen the Linens 'n Things brand over the long-term.

        Increase the Effectiveness of Our Marketing Expenditures.    We intend to implement an aggressive new, multi-tiered marketing campaign that re-invigorates the Linens 'n Things brand, emphasizes our commitment to our Best Bets program and drives traffic to our stores. Our marketing expenditures were approximately $114.0 million in fiscal 2005, or 4.2% of net sales. We expect to reduce marketing expenditures as a percentage of net sales in fiscal 2006; however, we intend to broaden our reach with a more diversified mix of marketing utilizing broadcast media, preprint, newspaper advertising and direct mail. We believe that these changes, coupled with a greater emphasis on national advertising, will be more effective in communicating our merchandising strategy while attracting new guests into our stores and enhancing our brand.

        Improve Our Guests' Shopping Experience.    Our goal is to exceed our guests' expectations in every store, every day. We intend to achieve this goal by building on our existing service philosophy and by creating a more inviting atmosphere for our guests. We believe we can make our guests' shopping experience more efficient and enjoyable through enhanced merchandise presentation, including more stimulating product displays and clearer in-store signage.

        Improve Our Operating Free Cash Flow.    We are highly committed to increasing our operating free cash flow. As a result, we plan to reduce new store openings over the next few years and focus on improving the operations of our existing stores. We currently expect to open approximately 25 to 30 new stores in 2006, primarily consisting of stores we have already committed to opening, as opposed to an average of approximately 56 new stores per year since 2003. As a result, we currently expect our fiscal 2006 capital expenditures to be approximately $85.0 million, as opposed to $127.6 million in fiscal 2005. In addition, in connection with our merchandise assortment planning and sales productivity initiatives, we expect to improve our inventory turns and reduce our working capital. Our new business strategy does not require any out of the ordinary or one-time capital expenditures.

        Realize Improved Financial Performance as Recently Opened Stores Mature.    As of April 1, 2006, we operate 549 stores, 174 of which were opened since the beginning of 2003. These 174 stores have not yet reached sales and store-level EBITDA consistent with our stores that were opened before 2003. Store-level EBITDA represents operating profit derived for each store, before depreciation for all fixed assets located at each store and amortization, where operating profit is based on each store's actual sales less direct expenses excluding an allocation of overhead. Historically, new stores take 4 to 5 years to reach the financial performance of a mature store. Accordingly, we expect our recently opened stores to generate improved financial performance and contribute meaningfully to our overall net sales and store-level EBITDA as they mature over the next few years.

Competitive Strengths

        Strong Brand Name Recognition.    The Linens 'n Things brand name has a strong reputation as a leading provider of home furnishings. Our brand recognition is reinforced by our national footprint and highly visible store locations. Additionally, we utilize extensive national and local advertising through multiple formats to reinforce our guest recognition and support our promotional events. Based on a study by Leo J. Shapiro & Associates, an independent market research firm, in May 2005, 9 out of 10 U.S. households located in our markets recognize the Linens 'n Things brand.

        Leading Destination for Home Furnishings.    We are the second largest specialty retailer of home textiles, housewares and home accessories in North America and, as of April 1, 2006, operate 549 stores in 47 U.S. states and six Canadian provinces with an aggregate of approximately 18.3 million gross square feet. With over 25,000 SKUs, we market one of the broadest and deepest selections of home furnishings in the industry, providing us with a competitive advantage over department stores and mass merchants who offer a more limited product selection. Our more comprehensive product and brand selection provides our guests with a one-stop shopping destination for their home furnishing needs.

        Well Maintained Store Base with Attractive Real Estate.    Our portfolio of stores is primarily located in high traffic suburban locations that are convenient and accessible to our core guests and in close proximity to other high quality, national retailers. According to a study done by MapInfo in March 2004, our real estate is extremely competitive as to location and size with other national specialty retailers of home furnishings. Our store base is up to date with an average age per store of approximately five years. We believe that the average age of our store base minimizes our near-term maintenance and remodeling capital expenditure requirements.

        Strong and Diversified Vendor Relationships.    We are one of the largest purchasers of home furnishings in the United States and have developed strong long-term relationships with our vendors, from whom we consistently purchase large quantities of quality merchandise. We believe that our strong and diversified vendor relationships coupled with our buying power provides us a competitive advantage in the U.S. home furnishings industry. In addition, due to our broad range of branded products, our success is not dependent on any one specific product or vendor. In fiscal 2005, no single vendor accounted for more than 8% of our purchases.

        Strong Guest Base.    We have cultivated a strong base of loyal guests who return to our stores time and again. This is complemented by our Internet website which allows guests both to purchase our products and receive product information. We have a large customer database that we use to reach our target guests through, among other things, direct mail events. We define active guests as those who have visited our stores at least once in the last 12 months. We have over 12 million active guests in our database, who on average visit our stores approximately two to three times each year. To further strengthen our guest base, we also offer a private label charge card program, which has built-in loyalty programs to encourage more frequent visits and allows us to more efficiently target our direct mail efforts.

Attractive Industry Fundamentals

        The U.S. home furnishings market, which we define as the retail market for textile home furnishing and durable home furnishings, was approximately an $82 billion market in 2005 according to the U.S. Department of Commerce. Textile home furnishings include bedding, bath accessories, kitchen and table linens and window treatments. Durable home furnishings include kitchenware, tabletop, small appliances, floor care, home décor and storage items. According to the U.S. Department of Commerce, the U.S. home furnishings market has generated positive growth in each year since 1990 and has grown at a 5.0% compound annual growth rate between 1990 and 2004. According to Retail Forward, Inc., a market research firm, the U.S. home furnishings market is expected to grow at a 4.4% compound annual growth rate between 2004 and 2009. Positive industry trends include continued consumer focus on the home, greater consumer disposable income and increasing home ownership.

        The retail U.S. home furnishings market is highly fragmented. The market includes many different types of retailers including, among others, department stores, home improvement centers, mass merchandisers and discounters, specialty retailers and warehouse clubs. We believe that specialty retailers have been one of the fastest growing segments of the market over the past few years. As compared to department stores and other retailers of home furnishings, we believe that "big box" specialty retailers offer a broader and deeper merchandise selection, a higher level of customer service and a more convenient, one-stop shopping experience. As a result, we believe that "big box" specialty retailers will continue to gain market share, particularly as department stores focus increasingly on the fashion elements in their business, including apparel and cosmetics.

The Transactions

        On November 8, 2005, Linens Merger Sub Co. and its parent company, Linens Holding Co., entered into an Agreement and Plan of Merger with Linens 'n Things, Inc. governing a reverse subsidiary merger (the "Merger") pursuant to which, on February 14, 2006, Linens Merger Sub Co. was merged with and into Linens 'n Things, Inc., with Linens 'n Things, Inc. as the surviving corporation. In the Merger, each share of common stock of Linens 'n Things, Inc. (other than shares held in treasury or owned by Linens Merger Sub Co., its parent company or any affiliate of Linens Merger Sub Co. and other than shares held by stockholders who properly demanded and perfected appraisal rights) was converted into the right to receive $28.00 in cash, without interest, for aggregate consideration of approximately $1.3 billion. As the surviving corporation in the Merger, Linens 'n Things, Inc. assumed by operation of law all of the rights and obligations of Linens Merger Sub Co., including those under the notes and the related indenture. Linens 'n Things Center, Inc., a direct wholly owned subsidiary of Linens 'n Things, Inc., was a co-issuer of the notes.

        Affiliates of Apollo Management, L.P., National Realty & Development Corp. and Silver Point Capital Fund Investments LLC (the "Sponsors") collectively contributed approximately $648.0 million as equity to Linens Merger Sub Co. immediately prior to the Merger.

        The Sponsors financed the purchase of Linens 'n Things, Inc. and paid related fees and expenses through the offering of the notes, the equity investment described above and excess cash on hand at Linens 'n Things, Inc. We did not draw on our asset-based revolving credit facility at closing.

        The aforementioned transactions, including the Merger and its payment of any costs related to these transactions, are collectively referred to herein as the "Transactions." In connection with the Transactions, we incurred significant indebtedness and became highly leveraged.

        Immediately following the Merger, we became a wholly owned subsidiary of Linens Holding Co. Linens Holding Co. is an entity that was formed in connection with the Transactions and had no assets or liabilities other than the shares of Linens Merger Sub Co. and its rights and obligations under and in connection with the merger agreement with us and the equity commitment letters and debt financing commitment letters provided in connection with the Transactions.

        The closing of the Merger occurred simultaneously with:

  •
  the closing of the note offering;

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  the closing of our $600.0 million asset-based revolving credit facility;

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  the termination of our prior $250.0 million unsecured revolving credit facility and CAN $40.0 million unsecured credit facility agreements; and

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  the equity investments described above.

        As a result of the Merger, all of Linens 'n Things, Inc.'s issued and outstanding capital stock was acquired by Linens Holding Co. At such time, investment funds associated with or designated by the Sponsors acquired approximately 99.7% of the common stock of Linens Holding Co. through an investment vehicle controlled by Apollo Management V, L.P., or one of its affiliates, and Robert J. DiNicola, our Chairman and Chief Executive Officer, acquired the remaining 0.3%.

        Upon consummation of the Transactions, we delisted our shares of common stock from the New York Stock Exchange (the "NYSE") and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was February 14, 2006.

        Our principal executive offices are located at 6 Brighton Road, Clifton, New Jersey 07015 and our telephone number at that address is (973) 778-1300. Our corporate website address is www.lnt.com. Our website and the information contained on our website are not part of this prospectus.

        Linens Holding Co. was incorporated on November 7, 2005. Linens 'n Things, Inc. was incorporated on September 10, 1996. Linens 'n Things Center, Inc. was incorporated on January 12, 1996.

        Certain of the titles and logos referenced in this prospectus are our trademarks and service marks. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

Summary of the Exchange Offer

        We are offering to exchange $650 million aggregate principal amount of our exchange notes for $650 million aggregate principal amount of our old notes. The following is a brief summary of the terms and conditions of the exchange offer. For a more complete description of the exchange offer, you should read the discussions under the heading "The Exchange Offer."

Exchange Notes	$650 million aggregate principal amount of Senior Secured Floating Rate Notes due 2014. The terms of the exchange notes are identical to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer under the Securities Act. In addition, certain transfer restrictions, registration rights and additional interest payment provisions relating to the old notes will not apply to the exchange notes.
Old Notes	$650 million aggregate principal amount of Senior Secured Floating Rate Notes due 2014, which were issued in a private placement on February 14, 2006.
The Exchange Offer
We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of our old notes. We are making this exchange offer to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the old notes in connection with the private placement.

To exchange your old notes, you must properly tender them in the exchange offer and we must accept your tender. All old notes that you validly tender and do not subsequently validly withdraw will be exchanged in the exchange offer.
We will issue the exchange notes promptly after the expiration of the exchange offer.
Registration Rights Agreement
You are entitled under the registration rights agreement to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradable exchange notes in the exchange offer or you are ineligible to participate in the exchange offer, provided that you indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer—Procedures for Tendering."

Resales of the Exchange Notes	We believe that you may resell, offer for resale or otherwise transfer any exchange notes issued to you in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you meet all of the following conditions:
	(1)	you acquired the exchange notes in the ordinary course of your business;
	(2)	you are not engaging in and do not intend to engage in a distribution of the exchange notes;
	(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and
	(4)	you are not an affiliate of ours, as the term "affiliate" is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. We have not asked the staff for a no-action letter in connection with this exchange offer, however, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet all of the above conditions, you may incur liability under the Securities Act if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act. We do not and will not assume or indemnify you against that liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer the exchange notes. We have agreed that, for a period of 180 days from the effective date of this registration statement, upon the request of a broker-dealer, we will make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale.

Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on September 29, 2006, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so.
Conditions to the Exchange Offer
We will complete the exchange offer only if it will not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer—Conditions."
Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests
The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the old notes are held by direct or indirect participants in The Depository Trust Company, or DTC, through certificateless depositary interests that are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to exchange your old note for an exchange note pursuant to the exchange offer, you must transmit to The Bank of New York, as exchange agent, on or prior to the expiration of the exchange offer a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.
The exchange agent must also receive on or prior to the expiration of the exchange offer either:
•
a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering" and "—Book-Entry Transfer"; or
• the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us, among other things, that:
	•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;
	•	you are not engaging in and do not intend to engage in a distribution of the exchange notes;
	•	you do not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and
	•	you are not our affiliate.
Procedures for Tendering Certificated Notes
No certificated notes are issued and outstanding as of the date of this prospectus. If you are a holder of book-entry interests in old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes in principal amounts equal to your book-entry interests. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in "The Exchange Offer—Procedures for Tendering" and "—Certificated Old Notes."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your old notes and you cannot get the required documents to the exchange agent on time, you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer—Procedures for Tendering" and "—Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of Registered Notes
Except under the circumstances summarized above under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The exchange notes to be issued to you in the exchange offer will be delivered promptly following the expiration of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer."
Withdrawal
You may withdraw any tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer.
Consequences of Failure to Exchange	If you do not participate or properly tender your old notes in the exchange offer:
• you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;
• you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;
•
you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and
• the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.
Federal Income Tax Consequences
Your exchange of old notes for exchange notes in the exchange offer should not result in any gain or loss to you for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations."

        The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Exchange Notes" section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Co-Issuers	Linens 'n Things, Inc. and Linens 'n Things Center, Inc.
Notes Offered	$650,000,000 aggregate principal amount of senior secured floating rate notes due 2014.
Maturity Date	January 15, 2014.
Interest Payment Date
We pay interest on the old notes and will pay interest on the exchange notes at a per annum rate equal to LIBOR plus 5.625%, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. The interest rate on the exchange notes will be reset quarterly.
Guarantees
The old notes are and the exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior basis by Linens Holding Co., the parent corporation of the Issuers, and by each of our direct and indirect subsidiaries that guarantee our asset-based revolving credit facility except for our Canadian subsidiaries, all of which are referred to in this prospectus as the guarantors. If the Issuers cannot make payments required by the exchange notes, the guarantors are required to make payments instead. The guarantees may be released under certain circumstances.
Ranking	The exchange notes and the guarantees will be our senior secured obligations and:
• will rank equally in right of payment with all of our existing and future senior indebtedness;
• will rank senior in right of payment to all of our existing and future senior subordinated and subordinated indebtedness;
• will be effectively senior to our asset-based revolving credit facility to the extent of the value of the collateral securing the exchange notes on a first priority basis;
•
will be effectively junior in right of payment to indebtedness under our asset-based revolving credit facility to the extent of the value of the collateral securing our asset-based revolving credit facility on a first priority basis; and
• be effectively junior in right of payment to the indebtedness and all other liabilities, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

As of April 1, 2006, our subsidiaries that do not guarantee the exchange notes had outstanding liabilities of $35.8 million, excluding intercompany liabilities and notes payable. For the 13 weeks ended April 1, 2006, our foreign subsidiaries had net sales of $36.5 million (6.2% of our total net sales), net loss of $1.4 million (2.2% of our total net loss) and assets of $113 million including intercompany payable and excluding intercompany notes receivable (5.6% of our total assets).
Collateral
The exchange notes and guarantees will be secured by first-priority liens, subject to permitted liens, on all of our and the guarantors' equipment, intellectual property rights and related general intangibles and all of our capital stock and the capital stock of certain subsidiaries. The lien on capital stock may be released under certain circumstances. The exchange notes and guarantees will also be secured by second-priority liens, subject to permitted liens, in all of our and the guarantors' inventory, accounts receivable, cash, securities and other general intangibles. See "Description of Exchange Notes—Security."
Intercreditor Agreement
The trustee under the indenture and the agent under our asset-based revolving credit facility (and their respective collateral agents) have entered into an intercreditor agreement as to the relative priorities of their respective security interests in our assets securing the exchange notes and the loans under our asset-based revolving credit facility and certain other matters relating to the administration of such security interests. The terms of the intercreditor agreement are set forth under "Description of Exchange Notes—Intercreditor Agreement."
Optional Redemption
We may, at our option, redeem some or all of the exchange notes at any time on or after January 15, 2008 at the redemption prices listed under "Description of Exchange Notes—Optional Redemption" plus accrued and unpaid interest and additional interest.

Prior to January 15, 2008, we may, at our option, redeem up to 35% of the exchange notes with the proceeds of certain sales of our equity or equity of our parent at the redemption prices listed under "Description of Exchange Notes—Optional Redemption" plus accrued and unpaid interest and additional interest. We may make the redemption only if, after the redemption at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding.

Prior to January 15, 2008, we may, at our option, redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes plus a "make-whole" premium.
Mandatory Repurchase Offer
If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest. For more details, see "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

If we sell assets under certain circumstances, we must offer to repurchase the exchange notes at a price equal to par plus the accrued and unpaid interest and additional interest, if any, to the repurchase date as described under "Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales."
Certain Covenants
We will issue the exchange notes under an indenture with The Bank of New York, which will initially act as trustee on your behalf. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:
	•	incur, assume or guarantee additional indebtedness;
	•	issue redeemable stock and preferred stock;
	•	repurchase capital stock;
	•	make other restricted payments including, without limitation, paying dividends and making investments;
	•	create liens;
	•	redeem debt that is junior in right of payment to the exchange notes; and
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries.
These covenants are subject to a number of important limitations and exceptions. See "Description of Exchange Notes—Certain Covenants."
Absence of Public Market for the Notes
The exchange notes are a new issue of securities and there is currently no established trading market for the exchange notes. The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.
Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

        You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating or not participating in the exchange offer.

Summary Historical and Unaudited Pro Forma Consolidated Financial and Operating Data

        The following table sets forth our summary historical and pro forma consolidated financial and operating data. The summary historical income statement data for fiscal 2005, fiscal 2004 and fiscal 2003 and the summary historical balance sheet data as at the end of fiscal 2005 and fiscal 2004 have been derived from our consolidated financial statements for such periods and such dates, which have been audited by KPMG LLP and are included in this registration statement. The summary historical, pro forma and financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005, the related notes and the independent registered public accounting firm's report, which refers to a change in the method of accounting for vendor arrangements to conform to the requirements of Emerging Issues Task Force Issue No. 02-16. As a result of the consummation of the transaction, a new entity was formed with an effective date of February 14, 2006. The historical financial data as of and for each of the periods through February 13, 2006 shown under the predecessor entity caption, consists of Linens 'n Things and subsidiaries. The historical financial data for the successor entity as of April 1, 2006 and for the period February 14 to April 1, 2006 show the operations of the successor entity, Linens Holding Co. and subsidiaries. The unaudited historical financial data as of April 1, 2006, for the periods from January 1, 2006 to February 13, 2006 and February 14, 2006 to April 1, 2006, and the thirteen weeks ended April 2, 2005, have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements for the period after February 13, 2006 are presented on a different basis than that for the periods before February 14, 2006, as a result of the application of purchase accounting as of February 14, 2006 and therefore are not comparable. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for that period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

        The summary unaudited pro forma consolidated financial data are based on our historical consolidated financial statements appearing elsewhere in this prospectus and give effect to the Transactions as if they had occurred on January 2, 2005. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the pro forma condensed consolidated financial information are correct. The pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the Transactions described under "Prospectus Summary—The Transactions" occurred on such dates. The pro forma condensed consolidated financial information also should not be considered representative of our future financial condition or results of operations. The acquisition of Linens 'n Things, Inc. is being accounted for as a business combination using the purchase method of accounting.

        The term "predecessor" refers to Linens 'n Things, Inc. and the term "successor" refers to Linens Holding Co. after its acquisition of Linens 'n Things, Inc. on February 14, 2006. This information is a summary and should be read in conjunction with "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	(Predecessor)					(Successor)
								Pro Forma Fifty-Two Weeks Ended(2)
	Fiscal Year Ended			Thirteen Weeks Ended			Thirteen Weeks Ended(1)
	January 3, 2004	January 1, 2005(3)	December 31, 2005	April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006	April 1, 2006	April 1, 2006
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Income Statement Data:
Net sales	$2,395,272	$2,661,469	$2,694,742	$570,946	$284,971	$307,845	$592,816	$2,716,612
Cost of sales, including buying and distribution costs	1,426,880	1,589,700	1,595,394	334,553	180,675	189,068	369,743	1,630,859

Gross profit	968,392	1,071,769	1,099,348	236,393	104,296	118,777	223,073	1,085,753
Selling, general and administrative expenses	846,826	970,479	1,037,521	242,154	174,138	137,761	311,899	1,107,674

Operating profit (loss)	121,566	101,290	61,827	(5,761)	(69,842)	(18,984)	(88,826)	(21,921)
Interest income	(169)	(542)	(894)	(495)	(668)	(86)	(754)	(1,153)
Interest expense	4,001	3,903	4,860	1,218	—	9,987	9,987	82,689

Income (loss) before provision (benefit) for income taxes	117,734	97,929	57,861	(6,484)	(69,174)	(28,885)	(98,059)	(103,457)
Provision (benefit) for income taxes	44,975	37,408	21,879	(2,410)	(21,270)	(11,313)	(32,583)	(41,716)

Net income (loss)	$72,759	$60,521	$35,982	$(4,074)	$(47,904)	$(17,572)	$(65,476)	$(61,741)

	(Predecessor)					(Successor)
								Pro Forma Fifty-Two Weeks Ended(2)
	Fiscal Year Ended			Thirteen Weeks Ended			Thirteen Weeks Ended(1)
	January 3, 2004	January 1, 2005(3)	December 31, 2005	April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006	April 1, 2006	April 1, 2006
				(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except for ratios and store data)
Other Financial Data:
Adjusted EBITDA(4)	$215,669	$226,843	$173,726	$17,618	$(14,170)	$10,721	$(3,449)	$192,395
Depreciation and amortization	71,348	81,318	90,270	21,176	12,642	15,022	27,664	108,182
Capital expenditures:
New stores	82,531	87,863	93,678	9,258	6,875	6,517	13,392	97,812
Existing stores and other	30,765	31,189	33,904	2,769	901	2,054	2,955	34,090
Total capital expenditures	113,296	119,052	127,582	12,027	7,776	8,571	16,347	131,902
Cash interest expense	3,888	4,018	4,851	1,288	135	47	182	69,161
Ratio of total debt to Adjusted EBITDA								3.81	x
Ratio of Adjusted EBITDA to cash interest expense								2.78	x
Store Data:
Number of stores (at period end)	440	492	542	499	542	549	549	549
Total gross square footage (000's) (at period end)	15,106	16,702	18,071	16,900	18,071	18,300	18,300	18,300
Comparable net sales(5)	1.3%	1.8%	(5.9)%	(5.4)%	—	—	(3.7)%	(5.5)%
Balance Sheet Data (at period end):
Cash and cash equivalents	$136,129	$204,009	$158,158	$75,271	$90,333	$15,033	$15,033	$15,033
Working capital	458,519	519,686	537,453	533,971	506,757	442,017	442,017	442,017
Total assets	1,467,456	1,591,884	1,650,834	1,509,856	1,613,665	2,027,450	2,027,450	2,027,450
Total debt	—	2,196	2,139	2,182	2,131	733,725	733,725	733,725
Total shareholders' equity	737,377	809,353	849,863	806,012	820,408	630,184	630,184	565,288

(1)
For comparative purposes, the Company combined the two periods from January 1, 2006 through April 1, 2006. This combination is not GAAP presentation. However, the Company believes this presentation is useful to provide the reader a more accurate comparison.

(2)
The Pro Forma Fifty-Two Weeks ended April 1, 2006 have been derived from historical consolidated financial statements for the fiscal year 2005, less data from the consolidated financial statements for the thirteen weeks ended April 2, 2005 plus data from the consolidated financial statements for the thirteen weeks ended April 1, 2006 giving effect to the Transactions as if they had occurred on January 2, 2005.

(3)
Fiscal year 2004 results include the implementation of the provisions of EITF 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor ("EITF 02-16") which reduced the Company's net income in fiscal 2004 by $13.3 million net of tax.

(4)
EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense, net and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude non-cash and unusual items. Management uses EBITDA and Adjusted EBITDA as additional tools to assess our operating performance. Management considers EBITDA and Adjusted EBITDA to be useful measures in highlighting trends in our business and in analyzing the profitability of similar enterprises. It is also used as a measurement for the calculation of management incentive compensation. Management believes that EBITDA and Adjusted EBITDA are effective, when used in conjunction with net income, in evaluating asset performance and differentiating efficient operators in the industry. Furthermore, management believes that EBITDA and Adjusted EBITDA provide useful information to, and is commonly used by, investors, analysts and others to measure operating performance and because it provides insights into management's evaluation of our results of operations. EBITDA and Adjusted EBITDA (as calculated with contractually specified adjustments) are also one of the key measures used in calculating compliance with covenants in our new asset-based revolving credit facility and our notes. Non-compliance with financial covenants could prevent us from engaging in certain activities or result in a default under our asset-based revolving credit facility or our notes.

  EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP, are not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

    •
    EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

    •
    EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;

    •
    EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

    •
    EBITDA and Adjusted EBITDA do not reflect non-recurring expenses which qualify as extraordinary such as one-time write-offs to inventory and reserve accruals.

  While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(5)
Comparable net sales includes our internet sales and sales for our stores beginning on the first day of the month following the 13th full month of sales. Stores that are closed for a number of days in a particular month are excluded from comparable net sales if it would cause meaningful disparity in sales over the prior period. In the case of a store to be permanently closed, such store's sales are not considered comparable once the store closing process has commenced.

  The following table reconciles EBITDA and Adjusted EBITDA as presented above, to net income (loss) as presented in our summary consolidated statements of operations and in accordance with GAAP (dollars in thousands):

	(Predecessor)					(Successor)
								Pro Forma Fifty-Two Weeks Ended
	Fiscal Year Ended			Thirteen Weeks Ended			Thirteen Weeks Ended
	January 3, 2004	January 1, 2005	December 31, 2005	April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006	April 1, 2006	April 1, 2006
Net income (loss)	$72,759	$60,521	$35,982	$(4,074)	$(47,904)	$(17,572)	$(65,476)	$(61,741)
Income tax provision (benefit)	44,975	37,408	21,879	(2,410)	(21,270)	(11,313)	(32,583)	(41,716)
Interest expense, net	3,832	3,361	3,966	723	(668)	9,901	9,233	81,536
Depreciation and amortization	71,348	81,318	90,270	21,176	12,642	15,022	27,664	108,182

EBITDA	192,914	182,608	152,097	15,415	(57,200)	(3,962)	(61,162)	86,261
Non-cash rent expense(a)	8,052	7,978	4,739	1,238	534	1,682	2,216	17,996
Non-cash landlord allowance amortization(b)	(17,283)	(19,968)	(21,633)	(5,234)	(2,959)	(94)	(3,053)	(2,735)
Cash landlord allowances received(c)	30,410	29,096	28,697	5,490	1,277	1,054	2,331	25,538

EBITDA after rent-related adjustments	214,093	199,714	163,900	16,909	(58,348)	(1,320)	(59,668)	127,060
Transaction expenses(d)	—	—	3,322	—	31,730	—	31,730	35,052
Non-cash fixed asset impairment charge(e)	760	900	4,060	—	—	—	—	4,059
Non-cash stock-based compensation(f)	816	510	1,243	109	3,143	36	3,179	4,313
Accounting change for vendor allowances(g)	—	21,468	—	—	—	—	—	—
Non-recurring consulting expenses(h)	—	4,251	5,412	600	—	—	—	4,812
Write-down of aged inventory(i)	—	—	—	—	—	10,313	10,313	10,313
Accelerated payment of stock option(j)	—	—	—	—	9,305	—	9,305	9,305
Executive Severance(k)	—	—	—	—	—	1,692	1,692	1,692
Visa/Mastercard litigation settlement(l)	—	—	(2,211)	—	—	—	—	(2,211)
Gain on sale of lease(m)	—	—	(2,000)	—	—	—	—	(2,000)
Adjusted EBITDA	$215,669	$226,843	$173,726	$17,618	$(14,170)	$10,721	$(3,449)	192,395

(a)
Represents the non-cash portion of rent expense.

(b)
Non-cash landlord allowance amortization represents the amortization of cash allowances received from landlords at inception of leases. Non-cash landlord allowance amortization has the effect of reducing rent expense.

(c)
Represents cash allowances received from landlords at inception of leases.

(d)
Transaction costs represent legal and other merger-related expenses.

(e)
Represents the non-cash accelerated write-down of the book value of certain underperforming fixed assets.

(f)
Represents non-cash compensation expense related to predecessor period restricted stock grants.

(g)
Prior to January 4, 2004, certain funds received from vendors were reflected immediately as a reduction of advertising expense in SG&A or cost of sales. Effective January 4, 2004, in connection with the implementation of EITF 02-16, the Company treats these vendor funds as a reduction in the cost of inventory and as a result, these funds are recognized as a reduction to cost of sales when the inventory is sold. The effect of the implementation of EITF 02-16 was to reduce pre-tax income by $21.5 million for the fiscal year ended January 1, 2005.

(h)
Represents non-recurring consulting costs related to a strategic corporate profitability project that began in 2004 and was completed in 2005 and that was significantly greater in scope and costs than what the Company typically incurs or is expected to incur.

(i)
Charges related to change in reserves for markdowns on non-productive and aged inventory.

(j)
Represents acceleration of compensation expense related to stock option grants, as a result of the acquisition of the Company by the Sponsors.

(k)
Changes related to severance for departure of Jane Gilmartin.

(l)
Represents the Company's share of the Visa/MasterCard antitrust litigation settlement.

(m)
Represents non-recurring gain from sale of favorable lease.

RISK FACTORS

        You should carefully consider the risks described below as well as the other information contained in this prospectus before tendering your old notes in the exchange offer. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to Our Business

  Our profitability would be adversely affected if our merchandise selections do not match guest preferences.

        The retail industry is subject to changing merchandise trends and consumer preferences. Our success depends in large part on our ability to identify merchandise trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. We cannot assure you that our merchandise selections will accurately reflect the preferences of our guests at any given time. In addition, any decline in the popularity or quality of any of our key brands could adversely affect our business. Furthermore, the products we sell often require long lead times to order and must appeal to consumers whose preferences cannot be predicted with certainty and often change rapidly. Consequently, we must stay abreast of changing lifestyle and consumer trends and anticipate trends and fashions that will appeal to our guests. If we miscalculate the market for our merchandise or the purchasing preferences of our guests, our business and financial results could be adversely affected.

  We do not have long-term contracts with any of our vendors and if we are unable to purchase suitable merchandise in sufficient quantities at competitive prices, we may be unable to offer a merchandise mix that is attractive to our guests and our sales may be harmed.

        Third-party vendors manufacture virtually all of the products that we offer. In fiscal 2005, we purchased our merchandise from approximately 1,200 vendors. Many of our key vendors limit the number of retail channels they use to sell their merchandise and competition among retailers to obtain and sell these goods is intense. In addition, nearly all of the brands of our top vendors are sold by competing retailers, and some of our top vendors also have their own dedicated retail stores. Moreover, we typically buy products from our vendors on a purchase order basis. We have no long-term purchase contracts with any of our vendors and, therefore, have no contractual assurances of continued supply, pricing or access to products, and any vendor could change the terms upon which they sell to us or discontinue selling to us at any time. In fiscal 2005, products supplied by our 25 largest vendors represented approximately 40% of our purchases, with our top three vendors supplying approximately 14% and our largest single vendor supplying approximately 8% of our purchases for that year.

        If our relationships with our vendors were disrupted, we might not be able to acquire the merchandise we require in sufficient quantities or on terms acceptable to us. Any inability to acquire suitable merchandise would have a negative effect on our business and operating results because we would be missing products from our merchandise mix unless and until alternative supply arrangements were made, resulting in deferred or lost guest sales.

  Delays in receipt of merchandise in connection with either the manufacturing or shipment of such merchandise could affect our performance.

        Virtually all of our merchandise is delivered to us by our vendors as finished goods and is manufactured in numerous locations. Our vendors rely on third party carriers to deliver merchandise to our distribution facilities. In addition, our success depends on our ability to efficiently source and distribute merchandise to our retail stores and online guests. Events such as labor disputes, natural disasters, availability of raw materials, vendor financial liquidity, inclement weather, work stoppages or boycotts affecting the manufacturing or transportation sectors could increase the cost or reduce the supply of merchandise available to us and could adversely affect our results of operations. Upon the loss of one or more of our vendors, we may not be able to develop relationships with new vendors, and products from alternative sources, if available, may be more expensive or of a different or inferior quality from the ones we currently sell.

        In addition, a significant portion of our merchandise is currently sourced by us or by our domestic suppliers from foreign vendors. As a result, events resulting in the disruption of trade from other countries or the imposition of additional regulations relating to duties upon imports could cause significant delays or interruptions in the supply of our merchandise or increase our costs, either of which could have a material adverse effect on our business. Examples of such events include:

  •
  political unrest, terrorist activities, war or other hostilities;

  •
  strikes and labor problems;

  •
  economic upheaval;

  •
  import duties and quotas; and

  •
  loss or change in "Most Favored Nation" status of the United States with a particular foreign country.

        An increase in the cost to manufacture, or a disruption in shipment to us of, foreign-sourced products could decrease our sales and profitability.

  Our future growth and profitability could be adversely affected if our advertising and marketing programs are not effective in generating sufficient levels of customer awareness and traffic.

        We rely heavily on print advertising, especially direct mail, to promote new store openings, to increase consumer awareness of our product offerings and pricing and to drive store traffic. In addition, we rely and will increasingly rely on other forms of media advertising. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our advertising and marketing programs. In order for our advertising and marketing programs to be successful, we must:

  •
  effectively manage advertising and marketing costs in order to maintain acceptable operating margins and return on our marketing investment; and

  •
  convert customer awareness into actual store visits and product purchases.

        Our planned advertising and marketing expenditures may not result in increased total or comparable net sales or generate sufficient levels of product awareness. We may not be able to manage our advertising and marketing expenditures on a cost-effective basis.

        There are a limited number of companies capable of distributing our direct mail advertising at the volume levels we require. If any of these companies cease operations, or if their expenses (e.g., postage, printing and paper costs) increase substantially, then it is likely that our advertising expenses will increase, which will have a negative effect on our business and operating results.

  Weak economic conditions may significantly impact discretionary consumer spending and reduce our sales and profitability.

        Most of the products the we sell are not consumer necessities. Purchases of our merchandise are largely dependent upon discretionary spending by our guests. A number of external economic factors could affect the purchases by our guests of the type of merchandise we offer, including:

  •
  disposable income or consumer confidence in future economic conditions;

  •
  general economic and business conditions; and

  •
  increased interest rates or consumer debt levels.

        Decreases in consumer confidence and consumer spending could adversely impact our sales and results of operations. Reduced consumer spending may also require increased markdowns and increased promotional expenses, which would adversely impact our results of operations.

  Competitive factors could reduce our sales and profitability.

        The U.S. retail home furnishings market is highly fragmented and intensely competitive. We compete with many different types of retailers, including among others department stores, mass merchandisers and discounters, specialty retail stores, home improvement centers, warehouse clubs and other retailers. Some of our competitors sell many of the same products and brands that we sell. The competitive challenges facing us include:

  •
  anticipating and quickly responding to changing consumer demands;

  •
  increasing customer awareness and traffic to our stores;

  •
  variety and fashion of the products we offer;

  •
  maintaining favorable brand recognition and achieving customer perception of value;

  •
  effectively marketing and competitively pricing our products to our target guests; and

  •
  competing with entities that have substantially greater financial and other resources than we do.

        Competition by existing or future competitors, including aggressive price competition, could result in the need to reduce our prices or increase our spending and could result in a decrease in our sales and profitability and require a change in our operating strategies.

  Attrition among our buyers or key sales associates could adversely affect our financial performance and our growth.

        Our success is largely dependent on the efforts and abilities of our buyers and key sales associates. Our ability to meet our labor needs generally is subject to numerous factors, including the availability of a sufficient number of qualified persons in the work force, unemployment levels, the wages and benefits we pay, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation. If we were to lose buyers or key sales associates and not promptly fill their positions with comparably qualified individuals, our ability to benefit from long-standing relationships with key vendors or to provide relationship-based guest service may suffer. We cannot assure you that we will not suffer significant attrition among our current buyers or key sales associates. The loss of these individuals could adversely affect our business.

  We may not be successful in opening and operating new stores profitably or making our recently opened stores profitable.

        Although at a decreased rate as compared to prior years, we plan to open a number of new stores as part of our growth strategy. There are many risks inherent in our store expansion strategy, and we cannot assure you that we will be able to achieve our expansion goals. Our ability to grow our store base and operate our new and recently opened stores profitably will be affected by many factors, including:

  •
  risks inherent in constructing, furnishing and supplying a store in a timely and cost effective manner, including obtaining necessary permits and zoning approvals;

  •
  integrating the new store into our distribution network;

  •
  our ability to maintain financing on commercially reasonable terms;

  •
  our ability to identify and secure favorable sites for our new stores in well-trafficked areas and to negotiate satisfactory rent and other lease terms;

  •
  the competition for favorable store sites;

  •
  the presence of other complementary retail outlets at the locations where we open our new stores;

  •
  the proximity of our competitors' stores;

  •
  the impact on sales at our existing stores if we locate new stores in the same market;

  •
  our ability to invest in and expand our distribution, information technology, management and logistics infrastructure to support a continually increasing store base;

  •
  our ability to attract, train and retain good and experienced store managers and store personnel for our new stores; and

  •
  acceptance of our new stores in markets where we have limited or no existing presence.

        We intend to open additional stores in new markets, as well as in existing markets, in fiscal 2006, 2007 and beyond. The new markets we enter may have different competitive conditions, consumer trends and discretionary spending patterns than our existing markets, which may cause our stores in these new markets to be less successful than stores in our existing markets.

        Where we add stores into our existing markets, we may not be able to attract sufficient new customers to these new stores and, in addition, these new stores may have the effect of reducing sales from our existing stores in those markets, which may have an adverse effect on our results of operations.

        We cannot assure you that our new or recently opened stores will meet our internal financial operating targets or that we will be able to operate our new or recently opened stores profitably. We also cannot assure you that the operating results of our new or recently built stores will be comparable to the operating results of our mature existing stores.

  A disruption in the operation of our distribution centers would impact our ability to deliver merchandise to our stores, which could adversely impact our sales and our results of operations.

        Our inventory is generally shipped by our suppliers to one of our three distribution centers, which are located in Shepherdsville, Kentucky; Swedesboro, New Jersey and Greensboro, North Carolina. At our distribution centers, the merchandise is processed, sorted and shipped to our stores. Events such as fire or other catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of merchandise to our stores, which could adversely impact our sales and our results of operations. Additionally, increases in variable expenses such as fuel costs associated with our distribution operations may adversely impact our results of operations.

  Our revenues and cash requirements are affected by the seasonal nature of our business.

        Our business is subject to substantial seasonal variations. Historically, we have realized a significant portion of our net sales and substantially all of our earnings for the year during the third and fourth quarters, with a majority of sales and earnings for these quarters realized in the fourth quarter. Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings, holiday spending patterns and general economic conditions. We believe this is the typical pattern associated with our segment of the retail industry, and we expect this pattern will continue in the future. In anticipation of its peak selling season, we incur substantial additional costs, including additional inventory, payroll and advertising costs. If for any reason our sales during the fourth quarter of any year were significantly below expectations, our results of operations for that full year would be materially adversely affected.

  A problem with our management information systems could impact our flow of product and information and adversely affect our operating productivity and results of operations.

        We rely heavily upon our existing management information systems in operating and monitoring all aspects of our business, including sales, warehousing, distribution, purchasing, inventory control, merchandise planning and replenishment and our financial systems. The bulk of our management information systems are centrally located at our headquarters, with offsite backup at other locations. Any extended disruption in the operation of our management information systems could have an adverse effect on our operating productivity and results of operations.

        Furthermore, to keep pace with changing technology, we must continuously provide for the design and implementation of new information technology systems as well as enhancements of our existing systems. Any failure to adequately maintain and update the information technology systems supporting our sales operations or inventory control could prevent us from processing and delivering merchandise, which could adversely affect our business.

  Our business can be affected by extreme or unseasonable weather conditions.

        Extreme weather conditions in the areas in which our stores are located could adversely affect our business. For example, heavy snowfall, rainfall or other extreme weather conditions over a prolonged period might make it difficult for our guests to travel to our stores and thereby reduce our sales and profitability. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm weather temperatures during the winter seasons could render a portion of our inventory incompatible with those conditions. Reduced sales from extreme or prolonged unseasonable weather conditions would adversely affect our business.

  Acts of terrorism could adversely affect our business.

        The economic downturn that followed the terrorist attacks of September 11, 2001 had a material adverse effect on our business. Any further acts of terrorism or other future conflict may disrupt commerce and undermine consumer confidence, cause a downturn in the economy generally, cause consumer spending or shopping center traffic to decline or reduce the desire of our guests to make discretionary purchases. Any of the foregoing factors could negatively impact our sales revenue, particularly in the case of any terrorist attack targeting retail space, such as a shopping center. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from foreign manufacturers. Any future inability to obtain merchandise from our foreign manufacturers or to substitute other manufacturers, at similar costs and in a timely manner, could adversely affect our business.

  We are subject to numerous regulations that could affect our operations.

        We are subject to customs, truth-in-advertising and other laws, including consumer protection regulations and zoning and occupancy ordinances, which regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. Although we undertake to monitor changes in these laws, if these laws change without our knowledge, or are violated by importers, designers, manufacturers or distributors, we could experience delays in shipments and receipt of goods or be subject to fines or other penalties under the controlling regulations, any of which could adversely affect our business.

  If we are unable to enforce our intellectual property rights, or if we are accused of infringing on a third party's intellectual property rights, our profitability may be adversely affected.

        We and our subsidiaries currently own our trademarks and service marks, including the "Linens 'n Things" and "LNT" marks. Our trademarks and service marks are registered with both the United States Patent and Trademark Office and the Canadian Intellectual Property Office. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Moreover, we are unable to predict the effect that any future foreign or domestic intellectual property legislation or regulation may have on our existing or future business. The loss or reduction of any of our significant proprietary rights could have an adverse effect on our business.

        Additionally, third parties may assert claims against us alleging infringement, misappropriation or other violations of their trademarks, copyrights or patents (including with respect to alleged proprietary designs) or other proprietary rights, whether or not the claims have merit. Claims like these may be time consuming and expensive to defend and could result in us being required to cease using the trademark, copyright or patent, design or other rights and selling the allegedly infringing products or to acquire licenses to continue using such intellectual property. This might have an adverse affect on our sales or business operations and cause us to incur significant litigation costs and expenses.

  If we significantly overestimate our sales, our profitability may be adversely affected.

        We make decisions regarding the purchase of our merchandise well in advance of the season in which it will be sold, generally six months to one year. If our sales during any season, particularly a peak season, are significantly lower than we expect for any reason, we may not be able to adjust our expenditures for inventory and other expenses in a timely fashion and may be left with a substantial amount of unsold inventory. If that occurs, we may be forced to rely on markdowns or promotional sales to dispose of excess inventory. This could have an adverse effect on our margins and operating income. At the same time, if we fail to purchase a sufficient quantity of merchandise or if our vendors do not have the capacity to handle our new purchase commitments, we may not have an adequate supply of products to meet guest demand. This may cause us to lose sales or adversely affect our reputation.

  Changes in our credit card arrangements, applicable regulations and consumer credit patterns could adversely impact our ability to facilitate the provision of consumer credit to our guests and adversely affect our business.

        We maintain a proprietary credit card program through which credit is extended to guests under the "Linens 'n Things" name. Changes in our proprietary credit card arrangements that adversely impact our ability to facilitate the provision of consumer credit may adversely affect our performance. Credit card operations are subject to numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. Any effect of these regulations or change in the regulation of credit arrangements that would materially limit the availability of credit to our guest base could adversely affect our business. In addition, changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social and other factors that we cannot control or predict with certainty.

  Failure to maintain competitive terms under our loyalty programs could adversely affect our business.

        As part of our strategy, we intend to formalize and maintain loyalty programs that are designed to cultivate long-term relationships with our customers and enhance the quality of service we provide to our customers. We must constantly monitor and update the terms of our loyalty programs so that we continue to meet the demands and needs of our customers and remain competitive with loyalty programs offered by our competitors. Our failure to provide quality service and competitive loyalty programs to our customers could adversely affect our business.

  If we are unable to renew or replace our store leases or enter into leases for new stores on favorable terms, or if any of our current leases are terminated prior to the expiration of their stated term and we cannot find suitable alternate locations, our growth and profitability could be harmed.

        We lease all of our store locations. Our current leases expire at various dates through 2029 subject, in many cases, to renewal options for periods ranging from five to 20 years. Our ability to renew any expired lease or, if such lease cannot be renewed, our ability to lease a suitable alternate location, and our ability to enter into leases for new stores on favorable terms will depend on many factors which are not within our control, such as conditions in the local real estate market, competition for desirable properties and our relationships with current and prospective landlords. If we are unable to renew existing leases or lease suitable alternate locations, or enter into leases for new stores on favorable terms, our growth and our profitability may be significantly harmed.

  Restrictions contained in some of our leases relating to change of control of our Company may make any change of control more difficult or impair our ability to retain such leases in the event of a change of control.

        Approximately 5% of our leases contain, and leases related to new stores may contain, various restrictions relating to a change of control of our Company. In such cases, a change of control of our Company without the consent of the landlord may result in a violation of the terms of such lease, thereby exposing us to potential damages or lease termination. This, in turn, could harm our growth and profitability. The presence of such provisions may also make any change of control in the future more difficult.

  We have identified certain issues relating to our internal controls and procedures, which, if not remedied effectively, could have an adverse effect on our business.

        On February 7, 2005, the Office of the Chief Accountant of the SEC issued a clarification regarding lease accounting under Generally Accepted Accounting Principles in the United States ("GAAP"). As a result of this clarification, we reviewed our lease accounting practices and determined that our former methods of accounting for leases and landlord allowances were not consistent with the views expressed by the SEC. As a result, management has concluded that our internal control over the selection and monitoring of appropriate assumptions and factors affecting accounting for leases and landlord allowances was not effective as the end of fiscal 2004. Such internal control deficiencies resulted in the restatement of certain of our financial statements and constituted a material weakness in our internal control over financial reporting. We made this determination in consultation with the audit committee of our board of directors and senior management. Consequently, our assessment resulted in an attestation report with an opinion from our independent registered public accounting firm that we had not maintained effective internal control over financial reporting as of January 1, 2005. In addition, during the fourth quarter of 2004, management determined that there was a material weakness in the design of controls over inventory existence, due to the timing of our physical inventory counts and our cycle counting procedures over inventory. In response to this control deficiency we enhanced our inventory cycle count procedures within the fourth quarter of 2004 to confirm the existence of inventory.

        Our management also determined that as of the end of fiscal 2005 we did not have adequate review controls to ensure the propriety of the accounting for the classification of capital expenditures related to store self-development transactions. Our accounting treatment for capital expenditures related to store self-development transactions, initially recorded on the balance sheet as other current assets and on the cash flow statement as a change in other current assets, was subsequently determined to be incorrect according to generally accepted accounting principles, which principles provide that capital expenditures related to store self-development transactions should be recorded on the balance sheet as property and equipment and on the cash flow statement as additions to property and equipment. Our management corrected the accounting related to store self-development transactions prior to issuance of the financial statements for the fiscal year ended December 31, 2005. There was no change in the overall cash flow generated by us and the incorrect accounting had no impact on our income statement. The control deficiency that resulted in the incorrect accounting for the classification of capital expenditures related to store self-development transactions represented a material weakness in our internal control over financial reporting as of December 31, 2005. Our management has implemented review controls to ensure the propriety of our accounting for these transactions.

        A material weakness in internal control over financial reporting is a control deficiency (within the meaning of the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 2), or combination of control deficiencies, that adversely affects a company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        Although we have taken certain actions to address these issues, if we are unable to identify and remedy all such issues promptly and effectively, it could have a material adverse effect on our business, results of operations and financial condition. Maintaining effective control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If our management or our independent registered public accounting firm were to conclude again in the future that our internal control over financial reporting was ineffective, investors could lose confidence in our reported financial information.

  We are indirectly owned and controlled by the Sponsors, and their interests as equity holders may conflict with creditors.

        We are indirectly owned and controlled by affiliates of Apollo Management, L.P., National Realty & Development Corp. and Silver Point Capital Fund Investments LLC (the "Sponsors"), and the Sponsors have the ability to elect all of the members of our board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, amendments to our certificate of incorporation and bylaws and the entering into of extraordinary transactions. The interests of the Sponsors may not in all cases be aligned with the interests of noteholders. For example, if we encounter financial difficulties or are unable to pay our indebtedness as it matures, the interests of our equity holders might conflict with the interests of noteholders. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to noteholders. Furthermore, the Sponsors may in the future own businesses that directly or indirectly compete with us. One or more of the Sponsors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as the Sponsors continue to own a significant amount of our combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Risks Related to Holding the Notes

  Our substantial leverage may impair our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of April 1, 2006, our total debt was $733.7 million, and we had $351.4 million of available borrowings under our asset-based revolving credit facility. For the thirteen weeks ended April 1, 2006, we had a deficit of earnings to fixed charges of $98.1 million.

        Our substantial indebtedness could have important consequences to you, including:

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  making it more difficult for us to satisfy our obligations with respect to the notes;

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  increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

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  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

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  requiring a substantial portion of our cash flow from operations for the payment of interest on our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

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  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in a higher interest expense in the event of increases in interest rates;

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  limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

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  placing us at a competitive disadvantage compared with our competitors that have less indebtedness.

  Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

        Subject to specified limitations, the indenture governing the notes and the credit agreement governing our asset-based revolving credit facility permits us and our subsidiaries to incur substantial additional indebtedness, including $600.0 million of borrowings under our asset-based revolving credit facility that ranks equally with the notes. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the risks described above could intensify. See "Description of Certain Indebtedness" and "Description of Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" for additional information.

  Covenant restrictions under our indebtedness may limit our ability to operate our business.

        The credit agreement governing our asset-based revolving credit facility and the indenture governing the notes do, and our future indebtedness agreements may, contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. Our asset-based revolving credit facility and the indenture restricts, among other things, our ability and the ability of our restricted subsidiaries to:

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  incur, assume or guarantee additional indebtedness;

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  issue redeemable stock and preferred stock;

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  repurchase capital stock;

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  make other restricted payments including, without limitation, paying dividends and making investments;

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  create liens;

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  redeem debt that is junior in right of payment to the notes;

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  sell or otherwise dispose of assets, including capital stock of subsidiaries;

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  enter into agreements that restrict dividends from subsidiaries;

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  enter into mergers or consolidations;

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  enter into transactions with affiliates; and

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  enter into sale/leaseback transactions.

        In addition, our asset-based revolving credit facility requires us to maintain specified financial ratios and satisfy certain financial condition tests in certain situations. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our asset-based revolving credit facility and the indenture. If an event of default under our asset-based revolving credit facility occurs, the lenders could terminate all commitments to lend and elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we were unable to pay such amounts, the lenders could proceed against the collateral pledged to them. We have pledged our inventory, accounts receivable, cash, securities, other general intangibles and the capital stock of certain subsidiaries (our "revolving credit collateral") to the lenders on first-priority basis. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would be otherwise entitled to receive on the notes. See "Description of Certain Indebtedness," "Description of Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Exchange Notes—Certain Covenants—Liens" for additional information.

  Certain of the collateral securing the notes is subject to control by creditors with first priority liens. If there is a default, the value of that collateral may not be sufficient to repay both the first priority creditors and the holders of the notes.

        The notes are secured by a first priority lien on equipment, intellectual property rights, related general intangibles and all of our capital stock and the capital stock of certain subsidiaries (our "note lien collateral"), and a second priority lien on our revolving credit collateral. Our asset-based revolving credit facility is secured by a first priority lien on our revolving credit collateral and a second priority lien on our note lien collateral. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt under our asset-based revolving credit facility is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. Accordingly, you will have a prior claim on our note lien collateral and the lenders under our asset-based revolving credit facility will have a prior claim on our revolving credit collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of our note lien collateral would be sufficient to satisfy the amounts outstanding under the notes or that proceeds from the sale of our revolving credit collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations under our asset-based revolving credit facility secured by the first priority liens on our revolving credit collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of such notes

(to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens and our other unsecured senior indebtedness. We have not performed valuations on the value of our note lien collateral or our revolving credit collateral. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See "Description of Exchange Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Exchange Notes—Certain Covenants—Liens."

        Under the indenture, we could also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under "Description of Exchange Notes" and certain other conditions are met. Our ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the notes and our asset-based revolving credit facility, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

  It may be difficult to realize the value of the collateral securing the notes.

        The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and any other creditors that also have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens or other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the indebtedness secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

        The security interest of the collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

  The lien-ranking provisions set forth in the indenture and the intercreditor agreement will substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.

        The rights of the holders of the notes with respect to the collateral securing the notes is substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the notes, will not necessarily have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances.

  Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The first priority liens in the collateral securing the notes may not be perfected with respect to the claims or the notes if we are not able to take the actions necessary to perfect any of these liens. There can be no assurance that the lenders under our asset-based revolving credit facility will have taken all actions necessary to create properly perfected security interests in the collateral subject to a second priority lien securing the notes, which, as a result of the intercreditor agreement, may result in the loss of the priority of the security interest in favor of the noteholders to which they would have been entitled as a result of such non-perfection.

  Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

        The security interest in the collateral securing the notes includes assets of us and of the guarantors, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors are not obligated to perfect the noteholders' security interest in specified collateral. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

  Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the collateral agent to repossess and dispose of the collateral securing the notes and guarantees is likely to be significantly impaired by applicable bankruptcy law if another bankruptcy proceeding were to be commenced by or against us. Even if the repossession and disposition has occurred, a subsequent bankruptcy proceeding could give rise to causes of action against the collateral agent and the holders of notes. Following the commencement of a case under the U.S. Bankruptcy Code, a secured creditor such as the collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be given. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" varies according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments, the granting of additional security or otherwise, if and at such times as the bankruptcy court in its discretion determines during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

        Given the uncertainty as to what will be the value of the collateral at the time when a bankruptcy case may be commenced, and in view of the fact that the granting of "adequate protection" varies on a case-by-case basis and the broad discretionary power of a bankruptcy court, it is impossible to predict:

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  how long payments under the notes could be delayed following commencement of a bankruptcy case;

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  whether or when the collateral agent could repossess or dispose of the collateral; or

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  whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the holders of the notes would hold unsecured claims with respect to such insufficiency. The U.S. Bankruptcy Code only permits the accrual of post-petition interest (and sometimes current payment), costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral exceeds the aggregate outstanding principal amount of the obligations secured by the collateral.

        In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding.

  Any future pledge of collateral might be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

  We will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

        Our ability to make payments on and refinance our indebtedness and to fund working capital needs and planned capital expenditures depends on our ability to generate adequate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. We cannot assure you that our business will continue to generate cash flow from operations at current levels or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our existing indebtedness, obtain additional financing, reduce expenditures that we deem necessary to our business or sell assets. We cannot assure you that any refinancing of this kind would be possible or that any additional financing could be obtained or could be obtained on commercially reasonable terms. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

  We may not be able to make the change of control offer required by the indenture.

        Upon a change of control, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of our asset-based revolving credit facility limit our ability to repurchase your notes and provides that certain change of control events will constitute an event of default thereunder. Our future indebtedness agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other indebtedness and the notes or that restrictions in our asset-based revolving credit facility and the indenture will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control" and "Description of Certain Indebtedness" for additional information.

  Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

        Certain of our borrowings, primarily borrowings under our asset-based revolving credit facility and the notes, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Borrowings under our asset-based revolving credit facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the higher of (1) the base rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under our asset-based revolving credit facility was 0% with respect to alternate base rate borrowings and 1.50% with respect to LIBOR borrowings. The applicable margin with respect to the notes was a percentage per annum equal to 5.625%. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $3.1 million change in annual interest expense on our asset-based revolving credit facility and the notes. Pursuant to the indenture governing the old notes and the exchange notes, we are required to enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, or other forms of derivative transactions, to reduce interest rate volatility. However, we may not be successful in obtaining interest rate swaps on commercially reasonable terms or at all.

  Fraudulent transfer statutes may limit your rights as a holder of the notes.

        Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of our obligations to holders of the notes;

  •
  subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

  •
  take other action detrimental to holders of the notes, including invalidating the notes.

        In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you would not be subject to return.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

  •
  issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

  •
  received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

  •
  were insolvent or were rendered insolvent by reason of the issuance of the notes;

  •
  were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small; or

  •
  intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.

        The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

  •
  the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured.

        We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

        Our obligations under the notes are guaranteed by our parent and all of our direct and indirect present and future subsidiaries that guarantee our obligations under our asset-based revolving credit facility, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, because the guarantees were incurred for the benefit of the Issuers, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could avoid a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors or take other action detrimental to the holders of the notes.

  There is no active trading market for the notes.

        The old notes are not listed, and we do not intend to list the exchange notes, on any securities exchange or to seek approval for quotations through any automated quotation system. We do not anticipate that an active and liquid trading market for the notes will develop as a result of the exchange of the exchange notes for the old notes. For that reason we cannot assure you that:

  •
  a liquid market for the notes will develop;

  •
  you will be able to sell your notes; or

  •
  you will receive any specific price upon any sale of the notes.

        If a public market for the notes does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

  You may have difficulty selling the old notes that you do not exchange in this exchange offer.

        If you do not participate or properly tender your old notes in this exchange offer:

  •
  you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

  •
  you will not be able, except in very limited instances, to require us to register your old notes under the Securities Act;

  •
  you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

  •
  the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

  If you do not properly tender your old notes, you will continue to hold unregistered old notes and be subject to the same limitations on your ability to transfer old notes.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

  •
  if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

  •
  if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

        We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

        After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

  The market price for the notes may be volatile.

        Historically, the market for non-investment grade indebtedness has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may materially adversely affect you as a holder of the notes.

THE EXCHANGE OFFER

Purpose and Effect

        We issued the old notes in a private placement on February 14, 2006. The old notes were, and the exchange notes will be, issued under the Indenture, dated February 14, 2006, between us, Linens 'n Things, Inc., Linens 'n Things Center, Inc., the subsidiary guarantors and The Bank of New York, as trustee. In connection with the private placement, we entered into a registration rights agreement, which requires that we file this registration statement under the Securities Act with respect to the exchange notes to be issued in the exchange offer and, upon the effectiveness of this registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, except as set forth below, you may reoffer and resell them without registration under the Securities Act. After we complete the exchange offer, our obligation to register the exchange of exchange notes for old notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

        Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that you may reoffer, resell or otherwise transfer the exchange notes issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act. This interpretation, however, is based on your representation to us that:

  •
  the exchange notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

  •
  you are not engaging in and do not intend to engage in a distribution of the exchange notes to be issued to you in the exchange offer; and

  •
  you have no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued to you in the exchange offer.

        If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in order to reoffer, resell or otherwise transfer your exchange notes. Each broker-dealer that receives exchange notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those exchange notes. See "Plan of Distribution."

        If you will not receive freely tradeable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing certain additional necessary information, to have your old notes registered on a "shelf" registration statement pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See "—Procedures for Tendering" below.

Consequences of Failure to Exchange

        If you do not participate or properly tender your old notes in this exchange offer:

  •
  you will retain old notes that are not registered under the Securities Act and that will continue to be subject to restrictions on transfer that are described in the legend on the old notes;

  •
  you will not be able to require us to register your old notes under the Securities Act unless, as set forth above, you do not receive freely tradable exchange notes in the exchange offer or are not eligible to participate in the exchange offer, and we are obligated to file a shelf registration statement;

  •
  you will not be able to offer to resell or transfer your old notes unless they are registered under the Securities Act or unless you offer to resell or transfer them pursuant to an exemption under the Securities Act; and

  •
  the trading market for your old notes will become more limited to the extent that other holders of old notes participate in the exchange offer.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer; however, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The forms and terms of the exchange notes are substantially the same as the forms and terms of the old notes, except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will be issued pursuant to, and entitled to the benefits of, the indenture that governs the old notes. The exchange notes and any remaining old notes will be deemed one class of notes under the indenture.

        As of the date of this prospectus, $650 million in aggregate principal amount of the old notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under Delaware or California law or the indenture.

        We will be deemed to have accepted validly tendered old notes if and when we have given oral or written notice of our acceptance to The Bank of New York, the exchange agent for the exchange offer. The exchange agent will act as our agent for the purpose of receiving from us the exchange notes for the tendering noteholders. If we do not accept any tendered old notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus, or otherwise, we will return certificates, if any, for any unaccepted old notes, without expense, to the tendering noteholder as promptly as practicable after the expiration date of the exchange offer.

        You will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Amendment

        The exchange offer will expire at 5:00 p.m., New York City time, on September 29, 2006, unless we determine, in our sole discretion, to extend the exchange offer, in which case it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, however, although we reserve the right to do so. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder of old notes notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

        We also reserve the right, in our sole discretion,

  •
  to accept tendered notes upon the expiration of the tender offer, and extend the exchange offer with respect to untendered notes;

  •
  to delay accepting any old notes or, if any of the conditions set forth below under "—Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of such delay or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

        We will notify you as promptly as we can of any extension, termination or amendment. In addition, we acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to The Bank of New York, as the exchange agent, prior to the expiration date. In addition:

  •
  the certificates representing your old notes must be received by the exchange agent prior to the expiration date;

  •
  a timely confirmation of book-entry transfer of such notes into the exchange agent's account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfers described below under "—Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder of your old notes promptly and instruct the registered holder to tender on your behalf.

        If you tender an old note and you do not properly withdraw the tender prior to the expiration date, you will have made an agreement with us to participate in the exchange offer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

  •
  old notes tendered in the exchange offer are tendered either by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the holder's letter of transmittal or for the account of an eligible institution; and

  •
  the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

        If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

        We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to certain old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

        You must cure any defects or irregularities in connection with tenders of your old notes within the time period that we determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your old notes will be returned to you if:

  •
  you improperly tender your old notes;

  •
  you have not cured any defects or irregularities in your tender; and

  •
  we have not waived those defects, irregularities or improper tender.

        The exchange agent will return your old notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

        In addition, we reserve the right in our sole discretion to:

  •
  purchase or make offers for, or offer exchange notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

  •
  terminate the exchange offer; and

  •
  to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any of these purchases or offers could differ from the terms of the exchange offer.

        In all cases, the issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes being tendered by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or a copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

        If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange for exchange notes, you must instruct a participant in DTC to transmit to the exchange agent on or prior to the expiration date for the exchange offer a computer-generated message transmitted by means of ATOP and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

        In addition, in order to deliver old notes held in the form of book-entry interests:

  •
  a timely confirmation of book-entry transfer of such notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described above must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

Certificated Old Notes

        Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes in the exchange offer, you must transmit to the exchange agent on or prior to the expiration date a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "—Exchange Agent." In addition, in order to validly tender your certificated old notes:

  •
  the certificates representing your old notes must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

  •
  you tender through an eligible financial institution;

  •
  on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

  •
  the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

        The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

  •
  your name and address;

  •
  the amount of old notes you are tendering; and

  •
  a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

  •
  the certificates for all certificated old notes being tendered, in proper form, for transfer or a book-entry confirmation of tender;

  •
  a written or facsimile copy of the letter of transmittal or a book-entry confirmation instead of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission of or, for DTC participants, an electronic ATOP transmission of, the notice of withdrawal at its address set forth below under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

        The notice of withdrawal must:

  •
  state your name;

  •
  identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of the old notes to be withdrawn;

  •
  be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

  •
  specify the name in which the old notes are to be registered, if different from yours.

        We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

        Notwithstanding any other provision of the exchange offer, and subject to our obligations under the related registration rights agreement, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any one of the following events occurs:

  •
  any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

  •
  the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any tendered old notes if, at the time the notes are tendered, any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

        We have appointed The Bank of New York as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

        By registered or certified mail, by hand or by overnight courier:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7 East New York, New York 10286 Attention: Franca Ferrera
By facsimile:	(212) 815-5704
By telephone:	(212) 815-4779

        The exchange agent also acts as trustee under the indenture.

Fees and Expenses

        We will not pay brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

        We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $740,000, which includes fees and expenses of the exchange agent and accounting, legal, printing and related fees and expenses.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with a tender of your old notes unless you instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder of old notes, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the exchange notes under generally accepted accounting principles.

USE OF PROCEEDS

        We will not receive any cash proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

CAPITALIZATION

        The following table sets forth our capitalization as of April 1, 2006. The table below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness" and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of April 1, 2006
Actual
(unaudited) (dollars in thousands)
Cash and cash equivalents	$15,033

Asset-based revolving credit facility	$81,601
Mortgage loan payable	2,124
Old Notes	650,000

Total debt	733,725
Shareholders' equity	630,184

Total capitalization	$1,363,909

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2005 and for the thirteen week period ended April 1, 2006 and the thirteen week period ended April 2, 2005 are based on our historical financial statements appearing elsewhere in this prospectus and give effect to the Transactions as if they had occurred on January 2, 2005 (the first day of the 2005 fiscal year).

        Pro forma adjustments were made to reflect:

  •
  the net increase to depreciation and amortization expense resulting from recording property and equipment and intangible assets at its fair value and remaining useful lives;

  •
  the increase in rent expense based on an assessment of remaining lease terms for those leases in place at January 2, 2005;

  •
  the amounts attributable to the annual management fee to be paid to the Sponsors; and

  •
  the incremental interest expense related to issuing the old notes, entering into our new asset-based revolving credit facility and the termination of our former $250.0 million unsecured revolving credit facility.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are presented for information purposes only and are not intended to represent or be indicative of the results of operations that we would have reported had the Transactions been completed at the beginning of the periods presented, and should not be taken as representative of our consolidated results of operations for future periods.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Fiscal Year Ended December 31, 2005
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$2,694,742	$—		$2,694,742
Cost of sales	1,595,394	340	(a)	1,595,734

Gross profit	1,099,348	(340)		1,099,008
Selling, general and administrative expenses	1,037,521	50,831	(a)	1,088,352

Operating income (loss)	61,827	(51,171)		10,656
Interest income	(894)	—		(894)
Interest expense	4,860	78,316	(b)	83,176

Income (loss) before provision (benefit) for income taxes	57,861	(129,487)		(71,626)
Provision (benefit) for income taxes	21,879	(50,760	)(c)	(28,881)

Net income (loss)	$35,982	$(78,727)		$(42,745)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Thirteen Week Period Ended April 1, 2006
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$592,816	$—		$592,816
Cost of sales	369,743	87	(a)	369,830

Gross profit	223,073	(87)		222,986
Selling, general and administrative expenses	311,899	(37,933	)(a)	273,966

Operating (loss) income	(88,826)	37,846		(50,980)
Interest income	(754)	—		(754)
Interest expense	9,987	9,183	(b)	19,170

(Loss) income before (benefit) provision for income taxes	(98,059)	28,663		(69,396)
(Benefit) provision for income taxes	(32,583)	5,154	(c)	(27,429)

Net (loss) income	$(65,476)	$23,509		$(41,967)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Thirteen Week Period Ended April 2, 2005
(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$570,946	$—		$570,946
Cost of sales	334,553	152	(a)	334,705

Gross profit	236,393	(152)		236,241
Selling, general and administrative expenses	242,154	12,490	(a)	254,644

Operating (loss)	(5,761)	(12,642)		(18,403)
Interest income	(495)	—		(495)
Interest expense	1,218	18,439	(b)	19,657

(Loss) before (benefit) for income taxes	(6,484)	31,081		(37,565)
(Benefit) for income taxes	(2,410)	(12,184	)(c)	(14,594)

Net (loss)	$(4,074)	$(18,897)		$(22,971)

Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations
(dollars in thousands)

        (a)   Reflects the aggregate effect of the following items:

	Fiscal Year Ended	Thirteen Weeks Ended
	December 31, 2005	April 1, 2006	April 2, 2005
Property and equipment(1)	$9,351	$1,331	$2,328
Intangible assets(2)	3,508	439	877

Total depreciation and amortization	12,859	1,770	3,205
Rent(3)	36,312	4,229	8,937
Management fees(4)	2,000	333	500
Transaction costs(5)	—	(44,178)	—

	$51,171	$(37,846)	$12,642

Allocated to:
Costs of goods sold	$340	$87	$152
Selling, general and administrative expenses	50,831	(37,933)	12,490

	$51,171	$(37,846)	$12,642

(1)
Represents the net increase to depreciation expense resulting from recording property and equipment at its fair value and depreciating over revised shorter remaining useful lives. The increase has been allocated between cost of goods sold and selling, general and administrative expense based on historical allocations between the two items.

(2)
Represents the net increase in amortization expense resulting from the values allocated to our credit card customer relationships and customer list, which is being amortized over lives ranging from 3 to 5 years, on a straight-line basis.

(3)
Represents the adjustment to rent expense based on an assessment of remaining lease terms for those leases in place at January 2, 2005. The adjustment records both rent expense and tenant allowances received after January 2, 2005 on a straight-line basis over an assumed revised rental period from January 2, 2005 to the scheduled termination of the lease. The adjustment also records net favorable lease amortization over an average estimated remaining life of 5 years for the favorable lease asset and 8 years for the unfavorable lease liability.

(4)
Represents the amounts attributable to the annual management fee to be paid to the Sponsors. See "Certain Relationships and Related Party Transactions—Management Services Agreement."

(5)
Represents the adjustment for transaction costs related to the merger that were expensed as incurred in the period.

        (b)   Reflects incremental interest expense related to the additional indebtedness, consisting of the notes offered hereby in the principal amount of $650,000 and assumed borrowings under our new asset-based revolving credit facility, which borrowings are based on historical levels of borrowings plus (i) expected cash needs as the result of the use of cash in the Transactions and (ii) interest payments on the notes. The interest rates used for pro forma purposes are LIBOR plus 5.625% (10.345%) on borrowings under the notes and LIBOR plus 1.500% (6.220%) on the new asset-based revolving credit facility. The adjustment assumes amortization of debt issuance costs using the effective interest method over the maturities of the indebtedness. A 0.125% change in interest rates on our indebtedness, all of which is floating rate, would change pro forma interest expense by approximately $211 and $203 for the thirteen weeks ended April 1, 2006 and April 2, 2005, respectively, and $937 for the fiscal year ended December 31, 2005.

        (c)   Reflects the estimated tax effect resulting from the pro forma adjustments at an estimated rate of 39.2%. The pro forma adjustments for the thirteen-week period ending April 1, 2006 were adjusted by permanent non-deductible expenses amounting to approximately $15.5 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial and operating data. The historical income statement data for fiscal 2005, fiscal 2004 and fiscal 2003, and the historical balance sheet data as of the end of fiscal 2005 and fiscal 2004 have been derived from our consolidated financial statements and related notes for such periods and such dates, which have been audited by KPMG LLP and are included in this registration statement. The selected historical consolidated financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005, the related notes and the independent registered public accounting firm's report, which refers to a change in the method of accounting for vendor arrangements to conform to the requirements of Emerging Issues Task Force Issue No. 02-16. As a result of the consummation of the transaction, a new entity was formed with an effective date of February 14, 2006. The historical financial data as of and for each of the periods through February 13, 2006 shown under the predecessor entity caption, consists of Linens 'n Things and subsidiaries. The historical financial data for the successor entity as of April 1, 2006 and for the period February 14 to April 1, 2006 show the operations of the successor entity, Linens Holding Co and subsidiaries. The unaudited historical financial data as of and for the thirteen weeks ended April 2, 2005 and for the periods from January 1, 2006 to February 13, 2006 and February 14, 2006 to April 1, 2006 have been derived from our unaudited consolidated financial statements and related notes and are included in this registration statement. The unaudited consolidated financial statements for the period after February 13, 2006 are presented on a different basis than that for the periods before February 14, 2006, as a result of the application of purchase accounting as of February 14, 2006 and therefore are not comparable. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for that period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Selected historical income statement data for fiscal 2002 and fiscal 2001 and the selected historical balance sheet data as of the end of fiscal 2003, fiscal 2002 and fiscal 2001 have been derived from our unaudited consolidated financial statements for such periods and at such dates are not included in this prospectus.

        Our historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for the periods from January 1, 2006 to February 13, 2006 and February 14, 2006 to April 1, 2006 are not necessarily indicative of our results of operations for a full fiscal year. The term "predecessor" refers to Linens 'n Things, Inc. and the term "successor" refers to Linens Holding Co. after its acquisitions of Linens 'n Things, Inc. on February 14, 2006. This information is only a summary and should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

(Predecessor)	(Successor)
Fiscal Year Ended(1)	Thirteen Weeks Ended	Thirteen Weeks Ended
December 29, 2001	January 4, 2003	January 3, 2004	January 1, 2005(2)	December 31, 2005	April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006	April 1, 2006
(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(dollars in thousands, except for ratios and store data)
Income Statement Data:
Net sales	$1,823,803	$2,184,716	$2,395,272	$2,661,469	$2,694,742	$570,946	$284,971	$307,845	$592,816
Cost of sales, including buying and distribution costs	1,100,470	1,308,524	1,426,880	1,589,700	1,595,394	334,553	180,675	189,068	369,743

Gross profit	723,333	876,192	968,392	1,071,769	1,099,348	236,393	104,296	118,777	223,073
Selling, general and administrative expenses	639,065	764,590	846,826	970,479	1,037,521	242,154	174,138	137,761	311,899
Restructuring and asset impairment charge	34,006	—	—	—	—	—	—	—	—
Litigation charge	4,000	—	—	—	—	—	—	—	—

Operating profit (loss)	46,262	111,602	121,566	101,290	61,827	(5,761)	(69,842)	(18,984)	(88,826)
Interest income	(27)	(79)	(169)	(542)	(894)	(495)	(668)	(86)	(754)
Interest expense	5,849	5,588	4,001	3,903	4,860	1,218	—	9,987	9,987

Income (loss) before provision (benefit) for income taxes	40,440	106,093	117,734	97,929	57,861	(6,484)	(69,174)	(28,885)	(98,059)
Provision (benefit) for income taxes	15,741	40,508	44,975	37,408	21,879	(2,410)	(21,270)	(11,313)	(32,583)

Net income (loss)	$24,699	$65,585	$72,759	$60,521	$35,982	$(4,074)	$(47,904)	$(17,572)	$(65,476)

Other Financial Data:
Depreciation and amortization	51,487	60,124	71,348	81,318	90,270	21,176	12,642	15,022	27,664
Capital expenditures:
New stores	110,164	79,888	82,531	87,863	93,678	9,258	6,875	6,517	13,392
Existing stores and other	27,737	30,932	30,765	31,189	33,904	2,769	901	2,054	2,955
Total capital expenditures	137,901	110,820	113,296	119,052	127,582	12,027	7,776	8,571	16,347
Cash interest expense	6,011	5,945	3,888	4,018	4,851	1,288	135	47	182
Ratio of earnings to fixed charges(3)	1.71	x	2.59	x	2.65	x	2.23	x	1.66	x	.70	x	(5.09	)x	(.33	)x	(1.97	)x
Store Data:
Number of stores (at period end)	343	391	440	492	542	499	542	549	549
Total gross square footage (000's) (at period end)	11,980	13,607	15,106	16,702	18,071	16,900	18,071	18,300	18,300
Net sales per store (000's)	$5,800	$5,900	$5,700	$5,600	$5,200	$1,144	$526	$561	$1,080
Net sales per square foot	$168	$171	$167	$166	$156	$164	—	—	$153
Comparable net sales	(2.40)%	3.10%	1.30%	1.80%	(5.90)%	(5.40)%	—	—	(3.70)%
Balance Sheet Data (at period end):
Cash and cash equivalents	$15,437	$86,605	$136,129	$204,009	$158,158	$75,271	$90,333	$15,033	$15,033
Working capital	218,163	369,221	458,519	519,686	537,453	533,971	506,757	442,017	442,017
Total assets	1,046,305	1,277,123	1,467,456	1,591,884	1,650,834	1,509,856	1,613,665	2,027,450	2,027,450
Total debt	29,675	1,831	—	2,196	2,139	2,182	2,131	733,725	733,725
Total shareholders' equity	479,858	646,733	737,377	809,353	849,863	806,012	820,408	630,184	630,184
Cash Flow:
Cash provided by (used in):
Operating activities	$82,131	$109,362	$150,892	$177,341	$78,201	$(117,422)	$(65,146)	$(132,574)	$(197,720)
Investing activities	137,901	(110,820)	(113,296)	(119,052)	(127,582)	(12,027)	(7,776)	(1,214,073)	(1,221,849)
Financing activities	32,689	72,704	11,375	8,727	3,369	917	4,972	1,361,754	1,366,726

(1)
Fiscal years 2005, 2004, 2003 and 2001 were fifty-two week periods. Fiscal year 2002 was a fifty-three week period.

(2)
Fiscal year 2004 results include the implementation of the provisions of EITF 02-16, which reduced the Company's net income in fiscal 2004 by $13.3 million net of tax.

(3)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent net income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense, including amortization of debt issuance costs, and a third of rental expense which management believes is representative of the interest component of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our audited historical consolidated financial statements and the notes accompanying those statements, which are included in the back of this prospectus and "Unaudited Pro Forma Condensed Consolidated Financial Information." The results described below are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on our current expectations, which are inherently subject to risks and uncertainties. Actual results may differ significantly from those projected in such forward-looking statements due to a number of factors. We undertake no obligation to update or revise any forward-looking statement.

Introduction

        We are the second largest specialty retailer of home textiles, housewares and home accessories in North America operating 549 stores in 47 U.S. states and six Canadian provinces at April 1, 2006. During our fiscal 2005, we opened 55 new stores and closed five stores, increasing our total net square footage by 8.2% to approximately 18.1 million.

        Net sales consist of gross sales to customers net of returns, discounts and incentives. Provisions for estimated future sales returns are recorded in the period that the related sales are recorded. We determine the amount of provision based on historical information. Sales discounts, coupons, cash rebates and other similar incentives are recorded as a reduction of sales revenue in the period when the related sales are recorded.

Acquisition of our Company by Apollo Management, L.P. Together with Certain Co-Investors

        On November 8, 2005, Linens Merger Sub Co. and its parent company, Linens Holding Co., entered into an Agreement and Plan of Merger with Linens 'n Things, Inc. governing a reverse subsidiary merger (the "Merger") pursuant to which, on February 14, 2006, Linens Merger Sub Co. was merged with and into Linens 'n Things, Inc., with Linens 'n Things, Inc. as the surviving corporation. In the Merger, each share of common stock of Linens 'n Things, Inc. (other than shares held in treasury or owned by Linens Merger Sub Co., its parent company or any affiliate of Linens Merger Sub Co. and other than shares held by stockholders who properly demand and perfect appraisal rights) was converted into the right to receive $28.00 in cash, without interest, for aggregate consideration of approximately $1.3 billion. As the surviving corporation in the Merger, Linens 'n Things, Inc. assumed by operation of law all of the rights and obligations of Linens Merger Sub Co., including those under the notes and the related indenture. Linens 'n Things Center, Inc., a direct wholly owned subsidiary of Linens 'n Things, Inc., was a co-issuer of the notes.

        Affiliates of Apollo Management, L.P., National Realty & Development Corp. and Silver Point Capital Fund Investments LLC (the "Sponsors") collectively contributed approximately $648.0 million as equity to Linens Merger Sub Co. immediately prior to the Merger.

        The Sponsors financed the purchase of Linens 'n Things, Inc. and paid related fees and expenses through the offering of the notes, the equity investment described above and excess cash on hand at Linens 'n Things, Inc. We did not draw on our asset-based revolving credit facility at closing.

        The aforementioned transactions, including the Merger and the payment of any costs related to these transactions, are collectively referred to herein as the "Transactions." In connection with the Transactions, we incurred significant indebtedness and became highly leveraged.

        Immediately following the Merger, we became a wholly owned subsidiary of Linens Holding Co. Linens Holding Co. is an entity that was formed in connection with the Transactions and had no assets or liabilities other than the shares of Linens Merger Sub Co. and its rights and obligations under and in connection with the merger agreement with us and the equity commitment letters and debt financing commitment letters provided in connection with the Transactions.

        The closing of the Merger occurred simultaneously with:

  •
  the closing of the note offering;

  •
  the closing of our $600.0 million asset-based revolving credit facility;

  •
  the termination of our existing $250.0 million unsecured revolving credit facility and CAD $40.0 million unsecured credit facility agreements; and

  •
  the equity investments described above.

        As a result of the Merger, all of Linens 'n Things, Inc.'s issued and outstanding capital stock was acquired by Linens Holding Co. At such time, investment funds associated with or designated by the Sponsors acquired approximately 99.7% of the common stock of Linens Holding Co. through an investment vehicle controlled by Apollo Management V, L.P., or one of its affiliates, and Robert J. DiNicola, our Chairman and Chief Executive Officer, acquired the remaining 0.3%.

        Upon consummation of the Transactions, we delisted our shares of common stock from the New York Stock Exchange (the "NYSE") and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was February 14, 2006.

Overview of Business

        We are a destination retailer, offering one of the broadest and deepest selections of high quality brand-name as well as private label home furnishings merchandise in the industry. Our average store size of approximately 33,000 gross square feet enables us to offer a more comprehensive product and brand selection than department stores and other retailers that sell home furnishings. We believe our store format coupled with our knowledgeable sales assistance and attentive service to our customers, whom we refer to as our "guests," creates an enjoyable shopping experience. Our primary target guest is female between the ages of 25 and 55 who is fashion and brand conscious, has good-to-better income and focuses on the home as a reflection of her individuality.

        Our financial performance weakened in 2005 due to less effective merchandising and marketing initiatives that were implemented in the second half of 2004 and in 2005. We believe, however, the underlying fundamentals of our Company remain strong, including our strong brand name recognition and attractive real estate locations, and the fundamentals of our industry are very favorable. As a result, we believe we have the opportunity to significantly improve our financial performance in the near term. Effective upon consummation of the Transactions, Robert J. DiNicola became our new Chairman and Chief Executive Officer. Mr. DiNicola is a 34-year veteran of the retail industry, with extensive experience in retail, including home furnishings. Previously, Mr. DiNicola served as Executive Chairman of General Nutrition Centers, Inc. and as Chairman and Chief Executive Officer of Zale Corporation. Under the leadership of Mr. DiNicola, we intend to focus on growing our sales per square foot and improving the productivity of our existing store base, which we believe is key to improving our profitability and cash flow. To achieve this the we intend to:

  •
  improve our overall merchandise assortment;

  •
  establish a formalized key item program;

  •
  increase the effectiveness and diversify the mix of our marketing expenditures;

  •
  improve our guests' shopping experience; and

  •
  improve our operating free cash flow.

Effect of the Transactions

        In connection with the Transactions, we incurred significant additional indebtedness, including $650.0 million aggregate principal amount of the old notes.

        Our acquisition is being accounted for as a business combination using the purchase method of accounting. As a result, our assets and liabilities were assigned new values on a fair value basis.

Cost of Acquisition
Cash Paid	$1,295,834
Transaction costs	22,824

		$1,318,658
Net Assets Acquired:
Historical net assets	820,408
Add: deferred rent reversed	252,236
Less: New basis of accounting for previous ownership percentage	(1,112)
Less: historical goodwill	(18,126)
Write-off Southern Linens	(252)

Net assets acquired		1,053,154

Excess of costs of acquisition over net assets acquired		$265,504

Allocated to:
Property and equipment		(57)
Definite lived intangibles		38,330
Indefinite lived intangibles		122,688
Unfavorable lease liability		(20,000)
Goodwill		277,435
Deferred Income taxes		(152,892)

		$265,504

        Intangible assets identified in the preliminary purchase price allocation above included the following:

Definite-lived intangible assets (liabilities)
Credit card customer relationships and customer list (estimated life 3 to 5 years)	$10,542
Favorable leases (average life 5 years)	27,788
Unfavorable leases (average life 8 years)	(20,000)
Indefinite-lived intangible assets
Trademark and trade names	$122,688

        The following discussion and analysis of our historical financial condition and results of operation covers periods prior to and after the consummation of the Transactions. Accordingly, most of the discussion and analysis of such periods does not reflect the significant impact the Transactions have had on us. After the Transactions, we became highly leveraged. Significant additional liquidity requirements, resulting primarily from increased interest expense, and other factors related to the Transactions, such as increased depreciation and amortization as a result of the application of purchase accounting, has significantly affected our financial condition, results of operations and liquidity going forward.

        Net sales increased 1.2% to $2.69 billion in fiscal 2005 compared to $2.66 billion in fiscal 2004. For fiscal 2005, comparable net sales decreased 5.9% versus a 1.8% increase in fiscal 2004. For fiscal 2005, our earnings per share on a fully diluted basis were $0.79 as compared to $1.32 on a fully diluted basis for fiscal 2004.

        The following table sets forth the results and percentage of net sales included in our Consolidated Statements of Operations for the fifty-two week periods ended December 31, 2005, January 1, 2005 and January 3, 2004 and the periods from January 1, 2006 to February 13, 2006 and February 14, 2006 to April 1, 2006:

	February 14 to April 1, 2006(1) (Successor)		January 1 to February 13, 2006 (Predecessor)		Fiscal Year Ended December 31, 2005 (Predecessor)		Fiscal Year Ended January 1, 2005(2) (Predecessor)		Fiscal Year Ended January 3, 2004 (Predecessor)
	Unaudited		Unaudited
	(in thousands, except per share data)
Net sales	$307,845	100.00%	$284,971	100.00%	$2,694,742	100.00%	$2,661,469	100.00%	$2,395,272	100.00%
Cost of sales(3)	189,068	61.42%	180,675	63.40%	1,595,394	59.20%	1,589,700	59.73%	1,426,880	59.57%

Gross profit	118,777	38.58%	104,296	36.60%	1,099,348	40.80%	1,071,769	40.27%	968,392	40.43%
SG&A(4)	137,761	44.75%	174,138	61.11%	1,037,521	38.50%	970,479	36.46%	846,826	35.35%

Operating (loss) profit	(18,984)	(6.17)%	(69,842)	(24.51)%	61,827	2.29%	101,290	3.81%	121,566	5.08%
Interest expense, net	9,901	3.22%	(668)	(0.23)%	3,966	0.15%	3,361	0.13%	3,832	0.16%

(Loss) income before (benefit) provision for income taxes	(28,885)	(9.38)%	(69,174)	(24.27)%	57,861	2.15%	97,929	3.68%	117,734	4.92%
(Benefit) provision for income Taxes	(11,313)	(3.67)%	(21,270)	(7.46)%	21,879	0.81%	37,408	1.41%	44,975	1.88%

Net (loss) income	$(17,572)	(5.71)%	$(47,904)	(16.81)%	$35,982	1.34%	$60,521	2.27%	$72,759	3.04%

Earnings per share:
Basic	N/A		N/A		$0.79		$1.34		$1.65
Fully diluted	N/A		N/A		$0.79		$1.32		$1.62

(1)
The unaudited consolidated financial statements for the period after February 13, 2006 are presented on a different basis than that for the periods before February 14, 2006, as a result of the application of purchase accounting as of February 14, 2006 and therefore are not comparable.

(2)
Results of operations for fiscal 2004 include the implementation of the provisions of EITF 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"), which negatively impacted our fiscal 2004 net income by $13.3 million or $0.29 per fully diluted share. EITF 02-16 had no impact on our net cash flows.

(3)
Decrease in the cost of sales result from management's decision to mark down certain inventory.

(4)
Decrease was a result of transaction costs in the January 1, 2006 to February 13, 2006 period.

        We use a number of key indicators of financial condition and operating performance to evaluate the performance of our business, including the following:

			Fiscal Year Ended
		January 1 to February 13, 2006 (Predecessor)
Key Performance Indicators	February 14 to April 1, 2006 (Successor)		December 31, 2005 (Predecessor)	January 1, 2005 (Predecessor)	January 3, 2004 (Predecessor)
Net sales growth	N/A	N/A	1.20%	11.10%	9.60%
Comparable net sales growth	N/A	N/A	(5.90)%	1.80%	1.30%
Net sales per average square foot	$17.04	$15.57	$156	$166	$167
Average net sales per store (in millions)	$0.57	$0.52	$5.20	$5.60	$5.70
Gross profit as a % of net sales	38.58%	36.60%	40.80%	40.27%	40.43%
SG&A as a % of net sales	44.75%	61.11%	38.50%	36.46%	35.35%
SG&A per average square foot	$7.62	$9.52	$59.90	$60.70	$58.90
Operating (loss) profit as a % of net sales.	(6.17)%	(24.51)%	2.29%	3.81%	5.08%
Net (loss) income as a % of sales	(5.71)%	(16.81)%	1.34%	2.27%	3.04%
Diluted earnings per share	N/A	N/A	$0.79	$1.32	$1.62
Inventory turnover	2.0	N/A	2.0	2.1	2.1
Inventory per square foot	$45.81	N/A	$43.57	$42.82	$46.37
Net square footage growth	1.30%	N/A	8.0%	11.0%	11.0%

        During the latter part of fiscal 2004, we implemented several initiatives, which aimed to improve sales productivity and enhance the guest shopping experience. These strategic initiatives impacted several areas throughout our Company, from our buying, assortment planning and inventory management functions, to our sales floor activities. We also intensified our focus on up-front planning and continued to refine our forecasting methods to anticipate the needs of each store on a regular basis, as opposed to merely measuring total stock levels across the entire chain.

        Although we made significant progress in implementing these initiatives in 2004, there was more to be accomplished as of the start of fiscal 2005. During fiscal 2005, we planned to leverage our expanded buying team and our improved capabilities to introduce new brands and accelerate new businesses that would distinguish our product selection with a sense of "freshness."

        Fiscal 2005 proved to be a very difficult year for us. The external retail environment was challenging as we were faced with a softening home furnishings industry. Many parts of the decorative home furnishings industry were not in a strong cycle. Improving our merchandise assortment and maintaining our focus on trend-merchandising and brand building remained a high priority throughout the year, but the merchandise initiatives undertaken to inject more newness and freshness in our assortment took more time to evolve and were not as effective as was originally expected. We underestimated the impact of these initiatives on guest traffic, transaction conversion and the disruption to the organization as a whole, which ultimately led to the inconsistencies in our financial performance.

        Throughout the year, guest response to our marketing content and vehicles was weaker than planned, and changes to our distribution did not generate the level of traffic that was originally anticipated. Other factors that weakened our financial performance in fiscal 2005 included unfavorable weather conditions in the Northeast during the first quarter of the year, the negative impact on our spring and summer outdoor businesses caused by early, unseasonable weather, resulting in both a loss of business and additional merchandise markdowns later in the season when the weather improved, and leaner inventories than planned at various times during the year due to vendor late deliveries.

        Although the results of our merchandising and marketing initiatives in fiscal 2005 were disappointing, there were also some noteworthy accomplishments. The "things" business performed well in fiscal 2005, with net sales improving approximately 6% compared to last year. During the year, we continued the successful expansion of our furniture business to over 400 stores. In September, we launched the Nate Berkus collection exclusively at Linens 'n Things, which generated excitement in our stores around this important new trend-setting brand.

        Throughout fiscal 2005 we undertook significant changes within our organization with a view toward improved financial results. But, we were not fully successful in consistently delivering a meaningful recovery in profitability. In September, the board of directors took decisive action to carry out its fiduciary responsibility to our stockholders to do their best to create value, including an exploration of all possible strategic avenues. The board of directors announced that it intended to fulfill its responsibility to explore, examine and evaluate whatever strategic alternatives may emerge, including a possible sale of our Company. This responsibility was fulfilled when the board of directors approved on November 8, 2005 the Merger Agreement.

        In fiscal 2006, we continued to take the necessary steps to consummate the Merger Agreement. A key condition to the Merger Agreement was satisfied when, at a special meeting of the stockholders on January 30, 2006, the Merger Agreement was overwhelming approved. On February 14, 2006, the Merger Agreement was consummated and trading of our common stock on the NYSE ceased at the closing bell. Moving forward, as a private concern, we intend to focus on growing our sales per square foot and improving the productivity of our existing store base, which we believe are key to improving our profitability and cash flow. To do so, we intend to improve our overall merchandise assortment, establish a formalized key item program, increase the effectiveness and diversify the mix of our marketing expenditures, improve our guests shopping experience and improve our operating free cash flow.

        We expect to slow our square footage growth in fiscal 2006 as we continue to refine our stores' design in order to improve the guest shopping experience and improve our stores' productivity. In fiscal 2006, we expect to open approximately 25 to 30 new stores, primarily consisting of stores that we have already committed to opening, as opposed to approximately 56 new store openings per year since fiscal 2003, inclusive. Additionally, real estate typically has a 12 to 18 month lead-time, and although we believe that there are ample real estate opportunities, we will continue to be selective in executing our real estate strategy.

        We were required to begin expensing stock options as compensation cost as of the beginning of fiscal 2006. Prior to the beginning of fiscal 2006, we disclosed the effect on net income and earnings per share related to the expensing of options as a note to our Consolidated Financial Statements. This accounting change in the recognition of compensation expense for stock options impacted our fiscal 2006 consolidated results of operation by approximately $6.4 million, net of tax, due to the accelerated recognition of compensation expense resulting from the consummation of the Merger Agreement. The expensing of stock options does not have any impact on our net cash flows.

Consolidated Results of Operations

        The following discusses the Consolidated Results of Operations for each of the fifty-two week periods ended December 31, 2005 ("fiscal 2005"), January 1, 2005 ("fiscal 2004") and January 3, 2004 ("fiscal 2003") and the thirteen week periods ended April 1, 2006 and April 2, 2005:

Thirteen Week Period Ended April 1, 2006 Compared With Thirteen Week Period Ended April 2, 2005

        For comparative purposes, the Company combined the two periods from January 1, 2006 to February 13, 2006 and February 14, 2006 to April 1, 2006. This combination is not GAAP presentation. However, the Company believes this presentation is useful to provide the reader a more accurate comparison.

Net Sales

        Net sales for the thirteen weeks ended April 1, 2006 increased approximately 3.8% to $592.8 million compared to $570.9 million for the same period last year. We believe that the increased sales associated with new store openings since last year were partially offset by declines in guest traffic. Guest traffic was negatively impacted by the shift of the Easter holiday to the second quarter of this year versus the first quarter last year, and to changes in our marketing programs. At April 1, 2006, we operated 549 stores, including 30 stores in Canada, as compared with 499 stores, including 24 stores in Canada, at April 2, 2005. Store square footage increased approximately 8.4% to 18.3 million at April 1, 2006 compared with 16.9 million at April 2, 2005. During the thirteen weeks ended April 1, 2006, we opened seven stores and closed no stores as compared with opening eight stores and closing one store during the same period last year.

        Comparable net sales decreased 3.7% for the thirteen weeks ended April 1, 2006 compared to a decline of 5.4% for the same period last year. The continuing decline in comparable net sales is due to lower guest traffic.

Gross Profit

        In addition to the cost of inventory sold, we include our buying and distribution expenses in our cost of sales. Buying expenses include all direct and indirect costs to procure merchandise. Distribution expenses include the cost of operating our distribution centers and freight expense related to transporting merchandise. Gross profit for the thirteen weeks ended April 1, 2006 was $223.1 million, or 37.6% of net sales, compared with $236.4 million, or 41.4% of net sales, for the same period last year. During the first quarter, increases in gross margin from improved markup, through lower acquisition costs, and vendor allowances were offset by an increase in markdowns associated with our efforts to move old and slow moving merchandise in anticipation of replacing it with better selling items in the second half of the year.

Expenses

        Our selling, general and administrative expenses consist of store selling expenses, occupancy costs, advertising expenses and corporate office expenses. SG&A for the thirteen weeks ended April 1, 2006 was $311.9 million, or 52.6% of net sales, compared with $242.2 million, or 42.4% of net sales, for the same period last year. The increase in SG&A as a percent of net sales is primarily due to an increase in occupancy costs as a result of new store additions and costs associated with the purchase of Linens 'n Things, Inc. Fixed costs, such as occupancy, increased as a percentage of net sales as a result of the overall decline in our net sales. In response to our sales performance, we reduced certain variable expenses, such as payroll and corporate overhead, but maintained overall marketing spend to support sales. Marketing as a percentage of net sales was 3.8% for the thirteen weeks ended April 1, 2006 versus 3.8% for the thirteen weeks ended April 2, 2005.

        Operating loss for the thirteen weeks ended April 1, 2006 was approximately $88.8 million or 15.0% of net sales, compared with an operating loss of $5.8 million or 1.0% of net sales, for the same period last year.

        Net interest expense for the thirteen weeks ended April 1, 2006 increased to approximately $9.2 million from $0.7 million during the same period last year primarily due to the additional interest expense associated with the $650 million Senior Secured Floating Rate Notes due 2014 issued on February 14, 2006. In addition, lower average investment balances and higher average borrowings required to fund working capital needs and an increase in average borrowing interest rates also contributed to the overall increase in net interest expense.

        Our income tax benefit was approximately $32.6 million for the thirteen weeks ended April 1, 2006, compared with an income tax benefit of $2.4 million for the same period last year. This increase is due to additional merger related charges. Due to an increase in nondeductible expenses related to the merger, our effective tax rate for the thirteen weeks ended April 1, 2006 declined to 33.2% compared to 37.2% for the same period last year.

Net Income

        As a result of the factors described above, net loss for the thirteen weeks ended April 1, 2006 was approximately $65.5 million compared with a net loss of $4.1 million for the same period last year.

Fiscal 2005 Compared With Fiscal 2004

Net Sales

        Net sales for fiscal 2005 were $2,694.7 million, an increase of 1.2% over fiscal 2004 net sales of $2,661.5 million, primarily as a result of new store openings offset by a decrease in comparable net sales. We opened 55 stores and closed five stores in fiscal 2005, compared with opening 54 stores and closing two stores in fiscal 2004. Net square footage increased 8.2% to 18.1 million at December 31, 2005 compared with 16.7 million at January 1, 2005.

        Comparable net sales decreased 5.9% for fiscal 2005 compared with an increase of 1.8% in fiscal 2004. Comparable net sales percentages are based on total net sales. Comparable net sales include our Internet sales and sales for our stores beginning on the first day of the month following the 13th full month of sales. Stores that are closed for a number of days in a particular month are excluded from comparable net sales if it would cause meaningful disparity in sales over the prior period. In the case of a store to be permanently closed, such store's sales are not considered comparable once the store closing process has commenced. The decrease in comparable net sales is primarily attributable to a decrease in guest traffic as further discussed in the following paragraph.

        Our average net sales per store were $5.2 million in fiscal 2005 and $5.6 million in fiscal 2004. The external retail environment was challenging as we were faced with a softening home furnishings industry. Improving our merchandise assortment and maintaining our focus on trend-merchandising and brand building remained a high priority throughout the year, but the initiatives undertaken to inject more newness and freshness in our assortment were not as effective as was originally hoped for. We underestimated the impact of these initiatives on guest traffic, transaction conversion and the disruption to the organization as a whole, which ultimately led to the inconsistencies in our financial performance and the decline of comparable net sales. Throughout the year, guest response to our marketing content and vehicles was weaker than planned, and changes to our distribution did not generate the level of traffic that was originally anticipated.

        Our core business strategy is to offer a broad and deep selection of high quality brand name "linens" (e.g., bedding, towels and table linens) and "things" (e.g., housewares and home accessories) merchandise. For fiscal 2005, net sales of "linens" merchandise decreased approximately 3% compared to the prior year, while net sales of "things" increased approximately 6% over the prior year. The increase in net sales for "things" merchandise resulted primarily from the continued expansion of product categories within the "things" business and our continued strength in our functional housewares business. Our textile business remained challenging due to the large number of assortment changes during the year, the impact of which was further compounded by inventory in-stock deficiencies caused by vendor late deliveries.

        Our proprietary merchandise accounted for approximately 15% of fiscal 2005 sales. Our proprietary product is an important point of differentiation from our competitors, providing our guests with high value merchandise in categories that we believe are underserved by national brand names.

Gross Profit

        Gross profit for fiscal 2005 was $1,099.3 million, or 40.8% of net sales, compared with $1,071.8 million, or 40.3% of net sales, for fiscal 2004. Increases in gross margin from improved markup through lower merchandise acquisition costs were largely offset by an increase in markdowns associated with the acceleration of our transitions to newer assortments.

Expenses

        SG&A expenses consist of store selling expenses, occupancy costs, advertising expenses and corporate office expenses. SG&A expenses for fiscal 2005 were $1,037.5 million, or 38.5% of net sales, compared with $970.5 million, or 36.5% of net sales, for fiscal 2004. The increase in SG&A as a percent of net sales is primarily due to the impact of our flat sales performance compared to the previous year. Although new store additions increased fixed costs, such as occupancy, we responded with reductions in certain variable expenses, such as store payroll and corporate overhead. As a result, SG&A per average square foot declined approximately 1.3% to $59.90 in fiscal 2005 compared to $60.70 in fiscal 2004.

        Operating profit for fiscal 2005 was $61.8 million, or 2.3% of net sales, compared with $101.3 million, or 3.8% of net sales for fiscal 2004.

        Net interest expense in fiscal 2005 was $4.0 million compared to $3.4 million in fiscal 2004. An increase in interest expense, due to higher average borrowings required to fund working capital needs and an increase in average borrowing interest rates, was partially offset by a decrease in interest expense due to the termination of the trade payables arrangement with General Electric Capital Corporation and an increase in interest income from short-term investments due to higher average interest rates.

        Our income tax expense for fiscal 2005 was $21.9 million, compared with $37.4 million for fiscal 2004. Due to a change in the mix of earnings within jurisdictions, our effective tax rate for fiscal 2005 declined to 37.8% compared to 38.2% for the same period last year.

Net Income

        As a result of the factors described above, net income for fiscal 2005 was $36.0 million, or $0.79 per share on a fully diluted basis, compared with $60.5 million, or $1.32 per share on a fully diluted basis, for fiscal 2004.

Fiscal 2004 Compared With Fiscal 2003

        Results of operations for fiscal 2004 include the implementation of the provisions of EITF 02-16, which negatively impacted our fiscal 2004 net income by $13.3 million, net of tax, or $0.29 per fully diluted share. EITF 02-16 did not impact fiscal 2003.

Net Sales

        Net sales for fiscal 2004 were $2,661.5 million, an increase of 11.1% over fiscal 2003 net sales of $2,395.3 million, primarily as a result of new store openings as well as comparable net sales increases. We opened 54 stores and closed two stores in fiscal 2004, compared with opening 58 stores and closing nine stores in fiscal 2003. Net square footage increased 10.6% to 16.7 million at January 1, 2005 compared with 15.1 million at January 3, 2004.

        Comparable net sales, which include our Internet sales, increased 1.8% for fiscal 2004 compared with an increase of 1.3% in fiscal 2003.

        Our average net sales per store were $5.6 million in fiscal 2004 and $5.7 million in fiscal 2003.

        For fiscal 2004, net sales of "linens" merchandise increased approximately 9% over the prior year, while net sales of "things" increased approximately 13% over the prior year. The increase in net sales for "things" merchandise resulted primarily from the continued expansion of product categories within the "things" business and its continued strength in its functional housewares business. Although our textile business was challenging in fiscal 2004, we were undergoing significant assortment changes in its textile business to inject more newness into our overall assortment.

        Our proprietary merchandise accounted for approximately 15% of fiscal 2004 sales.

Gross Profit

        Gross profit for fiscal 2004 was $1,071.8 million, or 40.3% of net sales, compared with $968.4 million, or 40.4% of net sales, for fiscal 2003. The EITF 02-16 adjustment impact was to increase gross profit by $5.9 million, or 0.3% of net sales, for fiscal 2004. The increase in gross profit from the EITF 02-16 impact was offset primarily by higher markdowns, as well as higher fuel costs.

Expenses

        SG&A expenses for fiscal 2004 were $970.5 million, or 36.5% of net sales, compared with $846.8 million, or 35.3% of net sales, for fiscal 2003. The EITF 02-16 adjustment impact was $27.4 million, or 1.1% of net sales, for the fifty-two weeks ended January 1, 2005. SG&A for fiscal 2003 also included advertising allowances equaling 1.0% of net sales, which, as a part of the EITF 02-16 implementation, were no longer classified as an offset to SG&A in fiscal 2004. In addition to the increase in SG&A from the EITF 02-16 impact, SG&A increased as a percentage of net sales primarily due to higher occupancy costs as a percentage of net sales, partially offset by store payroll. SG&A per average square foot was $60.70 in fiscal 2004 compared to $58.90 in fiscal 2003. The EITF 02-16 adjustment impact to SG&A per square foot in fiscal 2004 was $1.70.

        Operating profit for fiscal 2004 was $101.3 million, or 3.8% of net sales, compared with $121.6 million, or 5.1% of net sales for fiscal 2003. The EITF 02-16 adjustment impact was $21.5 million, or 0.8% of net sales, for fiscal 2004.

        Net interest expense in fiscal 2004 was $3.4 million compared to $3.8 million in fiscal 2003. The decrease in net interest expense was mainly due to lower average borrowings compared to the same period last year.

        Our income tax expense for fiscal 2004 was $37.4 million, compared with $45.0 million for fiscal 2003. The EITF 02-16 impact was a decrease of $8.2 million for fiscal 2004. Our effective tax rate was 38.2% for fiscal 2004 and 2003.

Net Income

        As a result of the factors described above, net income for fiscal 2004 was $60.5 million, or $1.32 per share on a fully diluted basis, compared with $72.8 million, or $1.62 per share on a fully diluted basis, for fiscal 2003. The EITF 02-16 adjustment negatively impacted net income by $13.3 million, or $0.29 per share on a fully diluted basis for fiscal 2004.

Liquidity and Capital Resources

        In connection with the Transactions the Company had significant cash outlays during the first quarter of 2006 and became highly leveraged upon the issuance of $650 million aggregate principal amount of the notes. As of Decembr 31, 2005, the Company had no indebtedness outstanding except for $2.1 million for the mortgage note. Cash outlays for the payment of interest will be significantly higher in the current fiscal year compared to the last fiscal year as a result of the notes.

Post-Transactions

        We fund our operations through a combination of internally generated cash from operations and from borrowings under our asset-based revolving credit facility. Prior to the Transactions, these requirements were funded through a combination of internally generated cash flows from operations and short-term borrowings. Our primary incremental uses of cash after the consummation of the Transactions are working capital requirements, new store expenditures, new store inventory purchases and debt service requirements. We anticipate that cash generated from operations together with amounts available under our asset-based revolving credit facility will be sufficient to meet our future working capital requirements, new store expenditures, new store inventory purchases and debt service obligations as they become due. However, our ability to fund future operating expenses and capital expenditures and our ability to make scheduled payments of interest on, to pay principal on or refinance indebtedness and to satisfy any other present or future debt obligations will depend on future operating performance which will be affected by general economic, financial and other factors beyond our control. See "Risk Factors—We will require a significant amount of cash, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control."

        As a result of the Transactions, the cash flow results for the first quarter of fiscal 2006 have been separately presented in the Condensed Consolidated Statements of Cash Flows, presented elsewhere herein, split between the "Predecessor Entity," covering the period January 1, 2006 through February 13, 2006 and the "Successor Entity" covering the period February 14, 2006 through April 1, 2006. The results for the prior year's first quarter are presented under "Predecessor Entity." For comparative purposes, the Company combined the two periods from January 1, 2006 through April 1, 2006 in its discussion below. This combination is not a GAAP presentation. However, the Company believes this combination is useful to provide the reader a more accurate comparison and is provided to enhance the reader's understanding of cash flows for the periods presented.

Historical

        Net cash used in operating activities for the periods January 1 to February 13, 2006 and February 14 to April 1, 2006 was $65.1 million and $132.6 million, respectively. Net cash used in operating activities for the combined thirteen weeks ended April 1, 2006 was $197.7 million compared with $117.4 million used in operating activities for the same period last year.

        The increase in net cash used in operating activities is due to the timing of vendor payments, an increase to prepaid rent due to timing of payments and additional costs incurred by the Company resulting from the consummation of the Transactions.

        Net cash used in investing activities for the periods January 1 to February 13, 2006 and February 14 to April 1, 2006 was $7.8 million and $1,214.0 million, respectively. Net cash used in investing activities for the combined thirteen weeks ended April 1, 2006 was $1,221.8 million compared with $12.0 million used in investing activities for the same period last year. Excluding acquisition cost in connection with the Transaction, net cash used in investing activities was $16.3 million. The Company currently estimates capital expenditures will be approximately $85 million in fiscal 2006, primarily to open approximately 25 to 30 new stores, to maintain existing stores, and for system enhancements.

        Net cash provided by financing activities for the periods January 1 to February 13, 2006 and February 14 to April 1, 2006 was $5.0 million and $1,361.8 million, respectively. Net cash provided by financing activities for the combined thirteen weeks ended April 1, 2006 was $1,336.7 million compared with $0.9 million provided by financing activities for the same period last year. The increase is due to the issuance of the Notes, the issuance of Company stock to the Sponsors in connection with the Transactions, and an increase in borrowings under the asset-based revolving credit facility to fund working capital needs.

        Net cash provided by operating activities for fiscal 2005 was $78.2 million compared with $177.3 million for fiscal 2004. The decrease in net cash provided between periods is primarily attributable to an increase in inventories due to new store openings, an increase in income tax payments, the timing of receivable collections for guest-related credit card and debit card transactions and for landlord allowances and the decrease in our net sales and net profitability compared to last year.

        Net cash used in investing activities for fiscal 2005 was $127.6 million, primarily for 55 new stores, maintenance of existing stores and system enhancements, compared with $119.1 million for fiscal 2004. We currently estimate capital expenditures will be approximately $85.0 million in fiscal 2006, primarily for an estimated 25 to 30 new stores, maintenance of existing stores, and system enhancements.

        Net cash provided by financing activities for fiscal 2005 was $3.4 million, compared with $8.7 million for fiscal 2004. The decrease is primarily attributable to a decline in proceeds from common stock issued under stock incentive plans. In addition, we had no short-term borrowings at the end of fiscal 2005 and 2004, other than an amount due GECC at the end of fiscal 2004 which was included in accounts payable.

Credit Agreements

        In November 2004, we entered into a $250.0 million senior revolving credit facility agreement with third party institutional lenders which was to expire November 23, 2009, and in July 2005 we entered into a CAD $40.0 million unsecured credit facility agreement which was to expire July 29, 2008 (collectively, the "Credit Agreements"). The Credit Agreements were terminated simultaneously with the consummation of the Transactions.

Asset-Based Revolving Credit Facility

        In connection with the Transactions, as of February 14, 2006 we have an asset-based revolving credit facility (the "Credit Facility) that provides for senior secured financing of up to $600.0 million, subject to the borrowing base. The borrowing base is a formula based on certain eligible inventory and receivables, minus certain reserves. A portion of the Credit Facility, not to exceed $40.0 million, is also available to Linens 'n Things Canada Corp. subject to the Canadian borrowing base. The Credit Facility requires us to comply with financial ratio maintenance covenants if the excess availability under the Credit Facility, at any time, does not exceed $75 million and also contains certain customary affirmative covenants and events of default. The principal amount outstanding of the loans under the Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, five years from the date of closing of the Transactions.

        All obligations under the Credit Facility are unconditionally guaranteed by Linens Holding Co. and certain of our existing and future domestic subsidiaries. All obligations under the Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the Issuers and the subsidiary guarantors, including: (i) a first-priority security interest in inventory, accounts receivable, cash, securities and other general intangibles; and (ii) a second-priority security interest in equipment, intellectual property rights and related general intangibles and all of the capital stock of Linens 'n Things, Inc. and the capital stock of certain subsidiaries.

        Borrowings under the Credit Facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the higher of (1) the base rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the Credit Facility is 0% with respect to alternate base rate borrowings and 1.50% with respect to LIBOR borrowings. After the delivery of the financial statements for the first full fiscal quarter after the closing date, the applicable margin for borrowings under the Credit Facility will be subject to adjustment based on the excess availability under the Credit Facility. In addition to paying interest on outstanding principal under the Credit Facility, we are required to pay a commitment fee, initially 0.375% per annum, in respect of the unutilized commitments thereunder. After the delivery of financial statements for the first full fiscal quarter after the closing date, the commitment fee will be subject to adjustment based on the excess availability under the Credit Facility. We must also pay customary letter of credit fees and agency fees. We initiated borrowings under our Credit Facility on February 23, 2006 to meet our operational working capital needs.

        Management regularly reviews and evaluates our liquidity and capital needs. We experience peak periods for our cash needs generally during the second quarter and fourth quarter of the fiscal year. As our business continues to grow and our current store expansion plan is implemented, such peak periods may require increases in the amounts available under the Credit Facility from those currently existing and/or other debt or equity funding.

        Management currently believes that our cash flows from operations, our access to increases to the Credit Facility or additional capacity from new credit facilities will be sufficient to fund our expected capital expenditures, working capital and non-acquisition business expansion requirements as they become due.

Off-Balance Sheet Arrangements

        We do not have any transactions or relationships that could be considered material off-balance sheet arrangements.

Contractual Commitments

        We maintained a trade payables arrangement with General Electric Capital Corporation ("GECC") under which GECC purchased our payables at a discount directly from our suppliers prior to the payables due date, thereby permitting a supplier to receive payment prior to the due date of the payable, with us sharing in part of the GECC discount. We and GECC terminated the trade payables program effective January 13, 2006. As of December 31, 2005, we paid all amounts outstanding under the program. As of January 1, 2005, we owed approximately $65.0 million to GECC under this program, which was included in accounts payable. We, in our sole discretion, may continue to offer early payment options to suppliers in exchange for discounted payments. The discontinuance of the availability of the GECC program did not have a material adverse effect on our financial position, results of operations or cash flows.

        The following table summarizes existing contractual obligations requiring the use of cash, as of April 1, 2006:

Payments Due By Period (in millions)
Contractual Obligations	Total	Less Than 1 Year	2-3 Years	4-5 Years	More Than 5 Years
Operating leases—real property	$2,662.8	$273.6	$568.0	$558.8	$1,262.4
Operating leases—personal Property	11.5	5.1	4.4	2.0	—

Total operating leases(1)	2,674.3	278.7	572.4	560.8	1,262.4
Inventory purchases	128.6	128.6	—	—	—
New store capital additions	7.2	7.2	—	—	—
Short and long-term debt obligations(2)	733.9	81.8	0.2	0.2	651.7

Total	$3,544.0	$496.3	$572.6	$561.0	$1,914.1

(1)
Operating leases consist of future minimum rental payments required under non-cancelable operating leases excluding lease obligations of closed stores in the amount of $18.9 million.

  As of April 1, 2006, we had fully executed leases for 36 stores planned to open in fiscal 2006 and 2007, for which aggregate minimum rental payments over the term of the leases is approximately $193.1 million. The table above includes payments for stores that had fully executed leases as of April 1, 2006.

  We also have assigned property at a retail location in which we guarantee the payment of rent over the specified lease term in the event of non-performance. As of April 1, 2006 the maximum potential amount of future payments we could be required to make under such guarantee is approximately $0.7 million.

(2)
Short and long-term debt obligations include senior notes, asset-based revolving credit facility and monthly payments of principal and interest for a mortgage on the land and building of one of our closed stores. Floating interest rate payments related to the senior notes and any future indebtedness and interest under the asset-based revolving credit facility, which will significantly increase our long-term liabilities, are not included in the above table.

Seasonality

        Our business is subject to substantial seasonal variations. Historically, we have realized a significant portion of our net sales and net income for the year during the third and fourth quarters. Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings. We believe this is the general pattern associated with our segment of the retail industry and expect this pattern will continue in the future. Consequently, comparisons between quarters are not necessarily meaningful and the results for any quarter are not necessarily indicative of future results.

Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123 (Revised 2004)"). SFAS No. 123 (Revised 2004) focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions.

SFAS No. 123 (Revised 2004) requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award at the date of grant. Under SFAS No. 123 (Revised 2004), the cost is recognized as compensation expense over the period during which an employee is required to provide service in exchange for the award. SFAS No. 123 (Revised 2004) provides guidance but expresses no preference for the type of valuation method to use in determining the fair value of options. Under SFAS No. 123 (Revised 2004), we would have been required to implement the standard as of the beginning of the first interim period that begins after June 15, 2005 (our fiscal 2005 third quarter). On April 14, 2005, the Commission adopted a new rule that allows us to implement SFAS No. 123 (Revised 2004) at the beginning of our next fiscal year, instead of the next interim reporting period that begins after June 15, 2005. Accordingly, we adopted SFAS No. 123 (Revised 2004) as of the beginning of our first fiscal quarter of 2006, using the modified prospective method. Beginning in fiscal 2006, our results of operations reflect compensation expense for new stock option grants, if any, and for the unvested portion of previous stock options granted. Previously, we disclosed the effect on net income and earnings per share related to the expensing of options as a note to our Consolidated Financial Statements (see Note 2). For fiscal 2006, the accounting change in the recognition of compensation expense for stock options resulting from the adoption of SFAS 123 (Revised 2004) impacted our fiscal 2006 consolidated results of operations by approximately $6.4 million, net of tax. The adoption of SFAS No. 123 (Revised 2004) did not have any impact on our net cash flows.

        In December 2004, FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29." This Statement requires that exchanges should be recorded and measured at the fair value of the assets exchanged, with certain exceptions. The Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this Statement did not have a material effect on our financial position or results of operations.

        In November 2004, FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." This Statement amends the guidance to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversions be based on the normal capacity of the production facilities. The Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this Statement did not have a material effect on our financial position or results of operations.

        In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" ("FIN 47"). FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material effect on our financial position or results of operations.

Impact of Inflation

        We do not believe that our operating results have been materially affected by inflation during the preceding three years. There can be no assurance, however, that our operating results will not be affected by inflation in the future.

Critical Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and timing of revenues and of expenses during the reporting period. We base our estimates on historical experience and on other assumptions that we believe to be relevant under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our management believes the following critical accounting estimates involve such significant judgments and estimates inherent in the preparation of the Consolidated Financial Statements. Management discussed the development and selection of these critical accounting estimates with the audit committee of the board of directors.

        Valuation of Inventory:    Merchandise inventory is a significant portion of our balance sheet, representing approximately 41.3% of total assets at April 1, 2006. Inventories are valued using the lower of cost or market value, determined by the retail inventory method ("RIM"). Under RIM, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio to the retail value of inventories. RIM is an averaging method that is used in the retail industry due to its practicality. Inherent in RIM calculations are certain significant management judgments and estimates including, among others, merchandise mark-on, mark-up, markdowns and shrinkage based on historical experience between the dates of physical inventories, all of which significantly impact the ending inventory valuation at cost. The methodologies utilized by us in our application of RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the development of shrinkage reserves and the accounting for price changes. At any one time, inventories include items that have been written down to our best estimate of their realizable value. Factors considered in estimating realizable value include the age of merchandise and anticipated demand. Actual realizable value could differ materially from this estimate based upon future customer demand or economic conditions.

        Sales Returns:    We estimate future sales returns and record a provision in the period that the related sales are recorded based on historical return rates. Should actual returns differ from our estimates, we may be required to revise estimated sales returns. Although these estimates have not varied materially from historical provisions, estimating sales returns requires management judgment as to changes in preferences and quality of products being sold, among other things; therefore, these estimates may vary materially in the future. The sales returns calculations are regularly compared with actual return experience. In preparing our financial statements as of April 2, 2005, December 31, 2005 and April 1, 2006, our sales returns reserve was approximately $5.2 million, $7.1 million and $5.5 million, respectively.

        Impairment of Long-Lived Assets (including Goodwill):    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset.

        Goodwill and intangible assets that have indefinite useful lives are tested annually for impairment. These assets are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. As of April 2, 2005, December 31, 2005 and April 1, 2006, our net value for property and equipment was approximately $569.3 million, $612.2 million and $601.8 million, respectively, and goodwill was approximately $18.1 million, $18.1 million and $277.3 million, respectively. The increase in goodwill was due to the acquisition.

        Store Closure Costs:    In fiscal 2001, we recorded a pre-tax restructuring and asset impairment charge of $37.8 million ($23.7 million after-tax) related to the closing of certain under-performing stores. As of April 2, 2005, December 31, 2005 and April 1, 2006, we had $8.3 million, $5.4 million and $4.2 million, respectively, remaining related to this reserve. We have closed all of the initially identified stores other than one store, which we decided to keep open and whose reserve was reversed. We continue to negotiate and/or explore lease buyouts or sublease agreements for certain of these stores. For the remaining store for which an acceptable buyout or sublease agreement has not yet been negotiated and entered into, we are considering other alternatives, including reopening the store. The activity in the thirteen-week period ended April 1, 2006 includes the reversal of estimated lease commitment costs of approximately $55,000 which were not needed, offset by an increase to lease commitment costs of approximately $130,000 due to changes in estimates based on current negotiations. Final settlement of these reserves is predominantly a function of negotiations with unrelated third parties, and, as such, these estimates may be subject to change in the future.

        Self-Insurance:    We purchase third party insurance for worker's compensation, medical, auto and general liability costs that exceed certain limits for each type of insurance program. We are responsible for the payment of claims under these insured excess limits. We establish accruals for our insurance programs based on available claims data and historical trend and experience, as well as loss development factors prepared by third party actuaries. The ultimate cost of these claims may be greater than or less than the established accrual. The accrued obligation for these self-insurance programs was approximately $13.1 million as of April 2, 2005, $15.3 million as of December 31, 2005 and $14.6 million as of April 1, 2006.

        Stock-based Compensation:    SFAS No. 123 (Revised 2004) requires the recognition of compensation expense in the Consolidated Statements of Operations related to the fair value of employee share-based options. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the amount of share-based awards expected to be forfeited prior to vesting. Prior to adopting SFAS No. 123 (Revised 2004), on January 1, 2006 we applied the recognition and measurement principles of Accounting Principles Board Opinion No. 25, and related Interpretations, in accounting for our stock-based compensation plans. All employee stock options were granted at or above the grant date market price. Accordingly, no compensation cost was recognized for fixed stock option grants prior to January 1, 2006.

        Litigation:    We record an estimated liability related to various claims and legal actions arising in the ordinary course of business, which is based on available information and advice from outside counsel where applicable. As additional information becomes available, we assess the potential liability related to our pending claims and may adjust our estimates accordingly.

        Accounting Control Deficiency:    Our management determined that as of the end of fiscal 2005, we did not have adequate review controls to ensure the propriety of the accounting for the classification of capital expenditures related to store self-development transactions. Our accounting treatment for capital expenditures related to store self-development transactions, initially recorded on the balance sheet as other current assets and on the cash flow statement as a change in other current assets, was subsequently determined to be incorrect according to generally accepted accounting principles, which principles provide that capital expenditures related to store self-development transactions should be recorded on the balance sheet as property and equipment and on the cash flow statement as additions to property and equipment. Our management corrected the accounting related to store self-development transactions prior to issuance of the financial statements for the fiscal year ended December 31, 2005. There was no change in the overall cash flow generated by us and the incorrect accounting had no impact on our income statement. The control deficiency that resulted in the incorrect accounting for the classification of capital expenditures related to store self-development transactions represented a material weakness in our internal control over financial reporting as of December 31, 2005. Our management has implemented review controls to ensure the propriety of our accounting for these transactions.

        A material weakness in internal control over financial reporting is a control deficiency (within the meaning of the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 2), or combination of control deficiencies, that adversely affects a company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with GAAP that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        Although we have taken certain actions to address these issues, if we are unable to identify and remedy all such issues promptly and effectively, it could have a material adverse effect on our business, results of operations and financial condition. Maintaining effective control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If our management or our independent registered public accounting firm were to conclude again in the future that our internal control over financial reporting was ineffective, investors could lose confidence in our reported financial information.

Quantitative and Qualitative Disclosure About Market Risk

        We continuously evaluate the market risk associated with our financial instruments. Market risks relating to our operations result primarily from changes in interest rates. We do not engage in financial transactions for trading or speculative purposes.

        Since fiscal year end 2005, market risk exposure has significantly increased due to the issuance of the notes in connection with the Merger and Transactions.

        Interest Rate Risk:    Our financial instruments include cash and cash equivalents and borrowings under our asset-based revolving credit facility and our notes. Our asset-based revolving credit facility and our notes carry floating rate interest and, therefore, our Consolidated Statement of Operations and our Consolidated Statement of Cash Flows for fiscal 2006 will be exposed to changes in interest rates. As of April 1, 2006, we had $81.6 million in borrowings under our asset-based revolving credit facility at an average interest rate of 6.3% and $650 million aggregate principal amount in notes at an interest rate of 10.3%. As of April 1, 2006 a one percentage point change in floating rate interest would cause an increase to interest expense of approximately $7.3 million. We do not currently use derivative financial instruments in our investment portfolio but expect to hedge a portion of our floating rate interest in future periods.

        Foreign Currency Risk:    We enter into some purchase obligations outside of the United States, which are predominately settled in U.S. dollars, and therefore, we do not have a material exposure to foreign currency exchange risks. We operated 30 stores in Canada as of April 1, 2006. We believe our foreign currency translation risk is not material, as a hypothetical 10% strengthening or weakening of the U.S. dollar relative to the Canadian dollar would not materially affect our results from operations or cash flow. As of April 1, 2006 and for the thirteen-week period then ended we did not hedge against foreign currency risks.

BUSINESS

About Our Company

        We are the second largest specialty retailer of home textiles, housewares and home accessories in North America operating 549 stores in 47 U.S. states and six Canadian provinces as of April 1, 2006. We are a destination retailer, offering one of the broadest and deepest selections of high quality brand-name as well as private label home furnishings merchandise in the industry. Our average store size of approximately 33,000 gross square feet enables us to offer a more comprehensive product and brand selection than department stores and other retailers that sell home furnishings. We believe our store format coupled with our knowledgeable sales assistance and attentive service to our customers, whom we refer to as our guests, creates an enjoyable shopping experience. Our primary target guest is female between the ages of 25 and 55 who is fashion and brand conscious, has good-to-better income and focuses on the home as a reflection of her individuality.

        We are committed to providing our guests with a one-stop shopping destination for home furnishings. Our extensive merchandise offering enables our guests to select from a wide assortment of styles, brands, colors and designs across varying price points at competitive values. Our "linens" product line includes home textiles such as bedding, towels, window treatments and table linens. Our "things" product line includes housewares and home accessories such as cookware, dinnerware, glassware, small appliances, candles, picture frames and storage and cleaning products. We offer a wide array of national home furnishing brands, including All-Clad, Braun, Calphalon, Conair, Croscill, Cuisinart, Henckels, Krups, KitchenAid, Nautica, OXO, Wamsutta and Yankee Candle. We also offer products under our LNT Home private label brand, which is designed to complement our brand name products by offering our guests quality merchandise at value prices. We also carry a number of exclusive products, including several high-fashion home textile patterns from Waverly and our Nate Berkus collection.

        Our store format features an efficient racetrack layout in a visually appealing format that encourages guests to shop the entire store. We operate various store size formats generally ranging from 25,000 to 40,000 gross square feet. This allows us to match the size of our stores with the market potential of each location. Our stores are located predominately in power strip centers adjacent to complementary broad-based retail chains. In addition, our stores are generally located in geographic trading areas with at least 150,000 people within a five to 10 mile radius and with demographic characteristics that match our target guest profile. We were incorporated on September 10, 1996 and were a wholly owned subsidiary of CVS Corporation ("CVS"), formerly Melville Corporation, until November 26, 1996, when CVS completed an initial public offering of our common stock.

Business Strategy

        Improve Our Overall Merchandise Assortments.    We intend to maximize merchandise productivity by implementing the following assortment planning initiatives:

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  reduce our overall SKUs and increase the in-stock positions of our most popular merchandise;

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  re-allocate space in our stores to more productive categories;

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  increase the use of analytics in our merchandise assortment planning process, enabling us to make more informed, trend-based purchasing decisions in advance of guest demand; and

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  selectively expand existing merchandise categories and key vendor assortments as well as introduce new merchandise product lines that better reflect the style and regional preferences of our guests.

        Establish a Key Item Program.    We have established a "Best Bets" program in order to provide our guests superior value on our top 100 selling items. We intend to price these key items competitively and maintain deep in-stock positions to meet guest demand. We believe that our key item program will help drive store traffic, improve sales per square foot and strengthen the Linens 'n Things brand over the long-term.

        Increase the Effectiveness of Our Marketing Expenditures.    We intend to implement an aggressive new, multi-tiered marketing campaign that re-invigorates the Linens 'n Things brand, emphasizes our commitment to our Best Bets program and drives traffic to our stores. Our marketing expenditures were approximately $114.0 million in fiscal 2005, or 4.2% of net sales. We expect to reduce marketing expenditures as a percentage of net sales in fiscal 2006; however, we intend to broaden our reach with a more diversified mix of marketing utilizing broadcast media, preprint, newspaper advertising and direct mail. We believe that these changes, coupled with a greater emphasis on national advertising, will be more effective in communicating our merchandising strategy while attracting new guests into our stores and enhancing our brand.

        Improve Our Guests' Shopping Experience.    Our goal is to exceed our guests' expectations in every store, every day. We intend to achieve this goal by building on our existing service philosophy and by creating a more inviting atmosphere for our guests. We believe we can make our guests' shopping experience more efficient and enjoyable through enhanced merchandise presentation, including more stimulating product displays and clearer in-store signage.

        Improve Our Operating Free Cash Flow.    We are highly committed to increasing our operating free cash flow. As a result, we plan to reduce new store openings over the next few years and focus on improving the operations of our existing stores. We currently expect to open approximately 25 to 30 new stores in 2006, primarily consisting of stores we have already committed to opening, as opposed to an average of approximately 56 new stores per year since 2003. As a result, we currently expect our fiscal 2006 capital expenditures to be approximately $85.0 million, as opposed to $127.6 million in fiscal 2005. In addition, in connection with our merchandise assortment planning and sales productivity initiatives, we expect to improve our inventory turns and reduce our working capital. Our new business strategy does not require any out of the ordinary or one-time capital expenditures.

        Realize Improved Financial Performance as Recently Opened Stores Mature.    As of April 1, 2006, we operate 549 stores, 174 of which were opened since the beginning of 2003. These 174 stores have not yet reached sales and store-level EBITDA consistent with our stores that were opened before 2003. Store-level EBITDA represents operating profit derived for each store, before depreciation for all fixed assets located at each store and amortization, where operating profit is based on each store's actual sales less direct expenses excluding an allocation of overhead. Historically, new stores take 4 to 5 years to reach the financial performance of a mature store. Accordingly, we expect our recently opened stores to generate improved financial performance and contribute meaningfully to our overall net sales and store-level EBITDA as they mature over the next few years.

Competitive Strengths

        Strong Brand Name Recognition.    The Linens 'n Things brand name has a strong reputation as a leading provider of home furnishings. Our brand recognition is reinforced by our national footprint and highly visible store locations. Additionally, we utilize extensive national and local advertising through multiple formats to reinforce our guest recognition and support our promotional events. Based on a study by Leo J. Shapiro & Associates, an independent market research firm, in May 2005, 9 out of 10 U.S. households located in our markets recognize the Linens 'n Things brand.

        Leading Destination for Home Furnishings.    We are the second largest specialty retailer of home textiles, housewares and home accessories in North America and operate 549 stores in 47 U.S. states and six Canadian provinces with an aggregate of approximately 18.3 million gross square feet as of April 1, 2006. With over 25,000 SKUs, we market one of the broadest and deepest selections of home furnishings in the industry, providing us with a competitive advantage over department stores and mass merchants who offer a more limited product selection. Our more comprehensive product and brand selection provides our guests with a one-stop shopping destination for their home furnishing needs.

        Well Maintained Store Base with Attractive Real Estate.    Our portfolio of stores is primarily located in high traffic suburban locations that are convenient and accessible to our core guests and in close proximity to other high quality, national retailers. According to a study done by MapInfo in March 2004, our real estate is extremely competitive as to location and size with other national specialty retailers of home furnishings. Our store base is up to date with an average age per store of approximately five years. We believe that the average age of our store base minimizes our near-term maintenance and remodeling capital expenditure requirements.

        Strong and Diversified Vendor Relationships.    We are one of the largest purchasers of home furnishings in the United States and have developed strong long-term relationships with our vendors, from whom we consistently purchase large quantities of quality merchandise. We believe that our strong and diversified vendor relationships coupled with our buying power provides us a competitive advantage in the U.S. home furnishings industry. In addition, due to our broad range of branded products, our success is not dependent on any one specific product or vendor. In fiscal 2005, no single vendor accounted for more than 8% of our purchases.

        Strong Guest Base.    We have cultivated a strong base of loyal guests who return to our stores time and again. This is complemented by our Internet website which allows guests both to purchase our products and receive product information. We have a large customer database that we use to reach our target guests through, among other things, direct mail events. We define active guests as those who have visited our stores at least once in the last 12 months. We have over 12 million active guests in our database, who on average visit our stores approximately two to three times each year. To further strengthen our guest base, we also offer a private label charge card program, which has built-in loyalty programs to encourage more frequent visits and allows us to more efficiently target our direct mail efforts.

Products and Merchandising

        We offer quality home textiles, housewares and home accessories at compelling values. Our extensive merchandise offering of over 25,000 SKUs in an average store enables our guests to select from within each of our major product lines a wide assortment of styles, brands, colors and designs that exceed the selection generally available in department stores. Our "linens" product line includes home textiles such as bedding, towels, window treatments and table linens. Our "things" product line includes housewares, home accessories and storage and cleaning, such as cookware, dinnerware, glassware, small appliances, candles and picture frames. We are committed to maintaining a consistent in-stock inventory position and ensuring that our stores carry a broad and deep merchandise selection.

        We also intend to continue to implement our assortment planning and space management initiatives to maximize productivity. By increasing the use of analytics in our merchandise assortment planning process, we will be in a stronger position to make more informative, trend-based purchasing decisions well in advance of guest demand and will be more able to streamline our merchandise selection, reduce product duplication and develop a more balanced overall assortment. We also continue to re-allocate space in our stores to merchandise categories that better reflect guest demand. This effort allows us the opportunity to maximize productivity by expanding high-growth categories such as rugs, furniture, specialty foam and home environment. Furthermore, we continue to implement our regional merchandising initiatives, thereby positioning our stores to better reflect local geographic tastes and needs. As a result, our stores now carry a deeper, more balanced selection of merchandise that more closely corresponds with the preferences of our guests. In addition, our merchandise is displayed with impactful presentations in groups of related product lines, and seasonal merchandise and impulse items are prominently displayed in the front of the store. The presentation of our merchandise is designed to maximize customer convenience and reinforce our guests' impression that we offer a wide selection. For fiscal 2006, we intend to focus on adding more newness in our assortment by offering updated merchandise and building brands both within a category and across categories. In addition, we intend to focus on improving the in-store experience with enhanced merchandise presentation and clearer signage.

        Merchandise and sample brands offered in each major department are highlighted below:

Department	Items Sold	Sample Brands
Bath	Towels, shower curtains, waste baskets, bathroom rugs and wall hardware	Nautica, Wamsutta and Croscill
Home Accessories	Decorative pillows, napkins, tablecloths, placemats, lamps, gifts, picture frames, candles and framed art	Colonial Candle, Waverly and Yankee Candle
Housewares	Cookware, cutlery, kitchen gadgets, small electric appliances (such as blenders and coffee makers), dinnerware, flatware and glassware	All-Clad, Black & Decker, Braun, Calphalon, Circulon, Cuisinart, Farberware, Henckels, KitchenAid, Krups and OXO
Storage and Cleaning	Closet-related items (such as hangers, organizers and shoe racks), cleaning and laundry care products	Dyson, Euro-Pro, Hoover, Rowenta and Rubbermaid
Bedding	Sheets, comforters, comforter covers, bedspreads, bed pillows, blankets and mattress pads	Croscill, Liz Claiborne, Nautica, Wamsutta and Waverly
Window Treatment	Curtains, valances and window hardware	Croscill, Nautica, Wamsutta and Waverly

        Our merchandise procurement is done centrally rather than in store operations. We utilize an auto-replenishment system, whereby approximately 65% of our core products are replenished from a centralized monitoring system.

Guest Service and Marketing

        We treat every customer as a guest. Our philosophy is to enhance the guest's entire shopping experience so that we will become the store of first choice for our guests' home furnishing needs. To facilitate the ease of shopping, our assisted self-service culture is complemented by trained department specialists, zoned floor coverage, product information displays and videos, self-demonstrations and in-store product seminars. The entire store team is trained to be highly visible in order to assist guests with their selections. The use of modern technologies reduces the need for our associates to manage "back office" activities so that the majority of their time can be focused on greeting and assisting guests and delivering attentive service. Sophisticated management systems that provide efficient guest service and our fair return policies are geared toward making each guest's visit a convenient, efficient and pleasant experience.

  Sales Associates

        We seek to maintain a sales force of knowledgeable, professional and well-trained sales associates to deliver personal attention and service to our guests. We offer competitive wages and on-going training and personnel development in order to attract and retain qualified, motivated associates committed to providing superior guest service. Training at the sales associate level focuses on the areas of guest interaction, product knowledge and store systems usage. We actively monitor and analyze the service levels in our stores in order to maximize sales associate productivity and store profitability.

  Marketing and Advertising

        We use our advertising programs to communicate, build and strengthen the Linens 'n Things brand. We intend to implement an aggressive new, multi-tiered marketing campaign that re-invigorates the Linens 'n Things brand, emphasizes our commitment to our key item program and drives traffic to our stores. We expect to reduce marketing expenditures as a percentage of net sales in fiscal 2006; however, we intend to broaden our reach with a more diversified mix of marketing utilizing broadcast media, preprint, newspaper advertising and direct mail. We believe that these changes, coupled with a greater emphasis on national advertising, will be more effective in communicating our merchandising strategy while attracting new guests into our stores and enhancing our brand. We focus our advertising programs during key selling seasons such as spring/summer, back-to-school and holidays. In addition, we utilize our proprietary marketing database to track the buying habits of our guests.

  Private Label Charge Card

        In April 2002, we launched our private label charge card program. The intent of this program is to build guest loyalty. Through a points program, guests receive enhanced value by using the card. The program also allows us to provide consistent and effective communication with our guests, while increasing our information base of our guests' purchasing patterns. Subject to customary exceptions, credit risk relating to this program is borne by GE Consumer Finance, a top issuer of private label credit cards.

Vendor Relationships

        Our merchandise assortment consists of a wide selection of high quality, brand name fashion home textiles, housewares and home accessories from both established and emerging vendors. We communicate with our vendors frequently, providing feedback on current demand for their products. Many of our key vendors limit the number of retail channels they use to sell their merchandise and competition among retailers to obtain and sell these goods is intense. Our relationships with our vendors has been a significant contributor to our past success. We monitor and evaluate the sales and profitability performance of each vendor and adjusts our future purchasing decisions from time to time based upon the results of this analysis. We have no guaranteed supply arrangements with our principal merchandising sources.

        We purchase our merchandise from a diverse vendor base of approximately 1,200 suppliers, of which approximately 17% are located overseas. In fiscal 2005, products supplied by our 25 largest vendors represented approximately 40% of our purchases, with our top three vendors supplying approximately 14% of our purchases and our largest single vendor supplying approximately 8% of our purchases. We believe that this buying power and our ability to make centralized purchases generally allows us to acquire products at favorable terms. In addition, the breadth of our sourcing helps mitigate risks associated with a single brand or designer.

Store Operations

  Store Management and Operations

        We place a strong emphasis on our people, their development and their opportunity for advancement, and are committed to maintaining a high internal promotion rate. Our practice is to open each new store with a seasoned management team, which usually includes managers who have significant experience with our Company. Additionally, our structured management training program requires that each new manager learn all facets of the business within the framework of a fully operational store. This program includes, among other things, product knowledge, merchandise presentation, business and sales perspective, employee relations and manpower planning. At the sales associate level, we focus our training on guest interaction, product knowledge and store systems usage. We believe that our policy of promoting from within, as well as the opportunities for advancement from our store expansion program, serve as incentives to attract and retain quality individuals.

        Our stores are open seven days a week, generally from 9:00 am to 9:30 pm Monday through Saturday and 10:00 am to 7:00 pm on Sunday unless affected by local laws.

  Distribution

        We currently operate distribution centers in Shepherdsville, Kentucky; Swedesboro, New Jersey and Greensboro, North Carolina. We also use third-party logistics companies to supplement our distribution centers. We believe that the utilization of centralized distribution centers has resulted in lower average freight expense, more timely control of inventory shipments to stores and improved information flow. We believe strong distribution support for our stores is a critical element in our strategy and is central to our ability to maintain a low cost operating structure.

        We manage the distribution process centrally from our corporate headquarters. Purchase orders issued by us are electronically transmitted to nearly all of our suppliers. We plan to continue our efforts to ship as much merchandise through our distribution centers as possible to ensure all benefits of our logistics strategy are fully taken advantage of. Continued growth will also facilitate new uses of electronic data interchange technologies between us and our suppliers to exploit the most productive and beneficial use of our assets and resources. In order to realize greater efficiency, we also use third-party freight carriers to ship our merchandise from our distribution centers to our stores.

  Management Information Systems

        We continually evaluate and upgrade our management information systems to enhance the quantity, quality and timeliness of information available to management. We believe our management information systems have fully integrated our stores, headquarters and distribution process. Over the last several years, we have made significant investments in technology to improve guest service such as Internet and online bridal and gift registry tools. We operate an IBM AS/400 management information system that integrates all major aspects of our business, including sales, distribution, purchasing, inventory control, merchandise planning and replenishment and financial systems. Information obtained from management information systems results in automatic inventory replenishment in response to specific requirements of each store, thereby improving in-stock positions and enhancing guest service. We also utilize hand-held scanners with inventory status and price look-up capabilities, which allow our sales associates to remain accessible to guests on the selling floor.

Competition

        The U.S. retail home furnishings market is highly fragmented. The market includes many different types of retailers including, among others, department stores, mass merchandisers and discounters, specialty retailers, home improvement centers and warehouse clubs. We believe that our ability to compete successfully in our market is influenced by several factors, including price, breadth and quality of product selection, in-stock availability of merchandise, effective merchandise presentation, guest service and superior store locations. We believe that we are well positioned to compete on the basis of these factors. Nevertheless, there can be no assurance that any or all of the factors that enable us to compete favorably will not be adopted by companies having greater financial and other resources than we do. See "Risk Factors—Competitive factors could reduce our sales and profitability." We generally classify our competition as follows:

  Department Stores

        This category includes national and regional department stores such as J.C. Penney Company Inc., Sears, Roebuck and Co. and the department store chains operated by Federated Department Stores, Inc. These retailers offer name brand merchandise as well as their own private label furnishings. Department stores also offer certain designer merchandise, such as Ralph Lauren, which is not generally distributed through the specialty and mass merchandise distribution channels. In general, department stores offer a more limited selection of home furnishings merchandise than we do. The prices offered by department stores during off-sale periods generally are significantly higher than ours and during on-sale periods are comparable to or slightly higher than ours.

  Mass Merchandisers

        This category includes companies such as Wal-Mart Stores, Inc. and Target Corporation. Fashion home furnishings generally represent only a small portion of the total merchandise sales in these stores; however, this channel of distribution makes up the largest portion of home furnishings sales. These stores generally offer a more limited merchandise selection with fewer high quality name brands and lower quality merchandise at lower price points. In addition, these mass merchandisers typically have more limited guest service staffing than we do.

  Specialty Stores/Retailers

        This category includes large format home furnishings retailers including Bed Bath & Beyond, Inc., Home Goods, a division of TJX Companies, Inc. and smaller format retailers such as Pier One Inc., Crate & Barrel and Williams-Sonoma, Inc. We estimate that the large format stores range in size from approximately 25,000 to 70,000 gross square feet offering home furnishing merchandise selection of approximately 15,000 to 40,000 SKUs. These retailers attempt to develop loyal guests and increase guest traffic by providing a single outlet to satisfy the guest's household needs. The smaller format retailers generally offer a more limited selection of merchandise within a specific niche and generally range in size from 2,000 to 20,000 gross square feet.

  Other Retailers

        This category includes mail order retailers, such as Domestications; off-price retailers, such as Kohl's Corporation; the T.J. Maxx and Marshall's divisions of the TJX Companies, Inc.; home improvement stores, such as The Home Depot, Inc. and Lowe's Companies, Inc.; warehouse clubs, such as Costco Wholesale Corporation and Sam's Club and smaller local retail stores. These retailers, with the exception of off-price retailers, generally offer a more limited selection of merchandise. Off-price retailers typically offer closeout or out of season name brand merchandise at competitive prices.

Seasonality and Inflation

        Our business is subject to substantial seasonal variations. Historically, we have realized a significant portion of our net sales and substantially all of our net income for the year during the third and fourth quarters. Our quarterly results of operations may also fluctuate significantly as a result of a variety of other factors, including the timing of new store openings. We believe this is the general pattern associated with our segment of the retail industry and expect that this pattern will continue in the future. Consequently, comparisons between quarters are not necessarily meaningful and the results for any quarter are not necessarily indicative of future results.

        We do not believe that our operating results have been materially affected by inflation during the past year. There can be no assurance, however, that our operating results will not be affected by inflation in the future.

Intellectual Property

        We use "Linens 'n Things" and "LNT" as trademarks and as service marks in connection with retail services. We have registered the "Linens 'n Things" and "LNT" marks with both the United States Patent and Trademark Office and the Canadian Intellectual Property Office. We believe that the name "Linens 'n Things" and its related marks are important elements of our business. Our corporate website address is www.lnt.com.

Employees

        As of April 1, 2006, we employed approximately 17,500 individuals, of whom approximately 7,500 were full-time employees and 10,000 were part-time employees. None of our employees is represented by a union, and we believe that we have a good relationship with our employees.

Government Regulation

        Our operations are affected by numerous federal and state laws that impose disclosure and other requirements upon the origination, servicing and enforcement of credit accounts and limitations on the maximum amount of finance charges that may be charged by a credit provider. In addition to our proprietary credit cards, credit to our guests is also provided through third parties such as American Express, Visa and MasterCard. Any change in the regulation of credit that would materially limit the availability of credit to our guest base could adversely affect our results of operations or financial condition.

        Our and our competitors' practices are subject to review in the ordinary course of business by the Federal Trade Commission and are subject to numerous federal and state laws. Additionally, we are subject to certain customs, truth-in-advertising and other laws, including consumer protection regulations that regulate retailers generally and/or govern the importation, promotion and sale of merchandise. We undertake to monitor changes in these laws and believe that we are in material compliance with all applicable state and federal regulations with respect to such practices.

Foreign Sales

        Our current international business is in Canada. The following table represents a summary of net sales and long-lived assets:

	Thirteen Weeks Ended April 1, 2006		Fiscal 2005		Fiscal 2004		Fiscal 2003
	(in millions)
Net sales from stores located within:
United States	$556.3	93.8%	$2,535.5	94.1%	$2,537.5	95.3%	$2,310.9	96.5%
Canada	36.5	6.2%	159.2	5.9%	124.0	4.7%	84.4	3.5%

Total	$592.8	100.0%	2,694.7	100.0%	$2,661.5	100.0%	$2,395.3	100.0%

Long-lived assets(1):
United States	$1,015.1	94.4%	$601.2	93.6%	$573.9	94.4%	$542.1	95.6%
Canada	60.0	5.6%	41.2	6.4%	34.0	5.6%	24.7	4.4%

Total	$1,075.1	100.0%	$642.4	100.0%	$607.9	100.0%	$566.8	100.0%

(1)
Includes property and equipment, intangible assets, goodwill and deferred charges and other non-current assets.

MANAGEMENT

        Our executive officers and directors, and their ages and positions, are as follows:

Name	Age	Position
Robert J. DiNicola	58	Chairman of the Board of Directors, President and Chief Executive Officer
Francis M. Rowan	43	Senior Vice President and Chief Financial Officer
F. David Coder	48	Executive Vice President, Store Operations
Robert Homler	60	Executive Vice President, Merchandising
Joyce F. Brown	60	Director
Peter P. Copses	47	Director
Andrew S. Jhawar	34	Director
Lee S. Neibart	55	Director
Richard Baker	40	Director
Michael A. Gatto	38	Director
George G. Golleher	58	Director
Damian J. Giangiacomo	29	Director

        Robert J. DiNicola became the Chairman of our board of directors and our President and Chief Executive Officer in February 2006 upon the consummation of the Merger. Mr. DiNicola has operated in the retail industry for 33 years. He is currently the Executive Chairman of GNC Corporation and General Nutrition Centers, Inc. (collectively, "GNC") and has been in that capacity since October 2004. He also served as GNC's interim Chief Executive Officer from December 2004 to May 2005. Mr. DiNicola is the former Chairman of the Board of Directors of Zale Corporation. Mr. DiNicola joined Zale Corporation as its Chairman and Chief Executive Officer in April 1994. In July 1999, Mr. DiNicola relinquished his position as Chief Executive Officer of Zale Corporation and as an officer of the company the following year, but remained a member of the board. At the request of the board, he rejoined Zale Corporation in February 2001 as Chairman and Chief Executive Officer. Mr. DiNicola subsequently relinquished his position as Chief Executive Officer of Zale Corporation in August 2002 but retained his position as Chairman of the Board until March 2004. Prior to joining Zale Corporation, Mr. DiNicola served as the Chairman and Chief Executive Officer of the Bon Marché, a division of Federated Department Stores, located in Seattle, Washington. Mr. DiNicola also serves as the Senior Retail Advisor for Apollo Management, L.P. Beginning his retail career in 1972, Mr. DiNicola has also worked for Macy's, May Company and Federated Department Stores. He has held numerous executive positions in buying, merchandising and store operations across the country during his retail career. Mr. DiNicola is a graduate of St. Peter's College in New Jersey and a veteran of the U.S. Army.

        Francis M. Rowan became our Senior Vice President and Chief Financial Officer in April 2006. Mr. Rowan joined Linens 'n Things, Inc. in 1989 as the Budget Manager. He was promoted in April 1993 to Director of Inventory Control and promoted to Assistant Controller in November 1995, Executive Director in August 1999 and Vice President in August 2000. Most recently, Mr. Rowan served as Divisional Vice President. Mr. Rowan has a Bachelor of Science degree in Accounting from St. Peter's College and a Master of Business Administration degree from Montclair State University.

        F. David Coder became our Executive Vice President of Stores in 2005. Mr. Coder joined Linens 'n Things, Inc. in 1989 as Regional Manager—Mid-Atlantic Region. He was promoted to Vice President in 1994, was promoted to Vice President of Stores—Eastern Zone in 1995 and was promoted to Senior Vice President, Store Operations in 2001. Prior to joining Linens 'n Things, Inc. Mr. Coder held various store management positions including Market Manager at Branden's, a Division of Dayton-Hudson, and Regional Merchandise Manager at Montgomery Wards. Mr. Coder studied Business Management and Psychology at Anderson College.

        Robert Homler became our Executive Vice President, Merchandising in May 2006. Mr. Homler joined Linens 'n Things, Inc. in April 2006 as Senior Vice President of Marketing. Prior to that, he was Executive Vice President and Chief Operating Officer of GNC, after having served as Chief Merchandising Officer of GNC from February to December 2005. From March 2001 until January 2005, the Mr. Homler owned a Coffee Beanery (a gourmet coffee retailer) franchise operation in East Brunswick, New Jersey. From July 1998 to January 2000, Mr. Homler was President of Merchandising and Marketing of Levitz Furniture Corporation. Prior to joining Levitz Furniture Corporation, Mr. Homler was, from January 1994 to June 1998, Executive Vice President of Home Store Operations at Macy's East Division of Federated Department Stores. From 1984 through 1994, Mr. Homler was a General Merchandise Manager of Home Store Operations at various Federated Department Store divisions: A & S/Jordan Marsh from 1992 until 1994; Rich's Department Stores from 1991 until 1992; and the Bon Marché from 1988 until 1992. From 1984 until 1988, Mr. Homler was Senior Vice President—Director of Merchandising for R.H. Macy Corporation where he began his retail career in 1968 as a buyer and merchandiser.

        Dr. Joyce F. Brown became a member of our board of directors in June 2006. Dr. Brown is president of the Fashion Institute of Technology ("FIT"), a specialized college of art and design, business, and technology of the State University of New York. Prior to her appointment at FIT in 1998, Dr. Brown was Professor of Clinical Psychology at the Graduate School and University Center of the City University of New York ("CUNY"), where she is currently Professor Emerita. From 1983 to 1992, Dr. Brown served CUNY in a variety of capacities, including acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. From 1993 to 1994, Dr. Brown served as Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. In addition to her position at FIT, Dr. Brown serves as Chief Executive Officer of the Educational Foundation for the Fashion Industries, an advisory and support body to FIT. She is also a director of Paxar Corporation, Polo Ralph Lauren Corporation and USEC Inc. Dr. Brown earned her doctorate and master's degrees in Counseling Psychology from New York University and her bachelor's degree from Marymount College in Tarrytown, New York. She also received a certificate from the Institute for Educational Management at Harvard University.

        Peter P. Copses became a member of our board of directors in February 2006 upon the consummation of the Merger. Mr. Copses became a founding senior partner at Apollo Management, L.P., one of the Sponsors, in 1990. Mr. Copses is also a director of Rent-A-Center, Inc. and GNC. Mr. Copses received his Master of Business Administration degree from Stanford University's Graduate School of Business and his Bachelor of Commerce degree from the University of Toronto.

        Andrew S. Jhawar became a member of our board of directors in February 2006 upon the consummation of the Merger. Mr. Jhawar is a partner of Apollo Management, L.P., where he has been employed since February 2000. Prior to joining Apollo, Mr. Jhawar was an investment banker at Donaldson, Lufkin & Jenrette Securities Corporation and, prior to that, at Jefferies & Company, Inc. where he specialized in leveraged finance. Mr. Jhawar is also a director of GNC and was a director of Rent-A-Center, Inc. from October 2001 through May 2005. Mr. Jhawar received his Master of Business Administration degree from Harvard University's Graduate School of Business and his Bachelor of Science degree in Economics with a concentration in Finance from the Wharton School of the University of Pennsylvania.

        Lee S. Neibart became a member of our board of directors in February 2006 upon the consummation of the Merger. Mr. Neibart has been a Partner of Apollo Real Estate Advisors since 1993 and is a Partner of NRDC Advisors. From 1989 to 1993, Mr. Neibart was with the Robert Martin Company, most recently as Executive Vice President and Chief Operating Officer. Robert Martin was a real estate development and management firm with a portfolio of approximately seven million square feet of commercial real estate. Mr. Neibart serves on the Advisory Boards of both The Enterprise Foundation and The Real Estate Institute of New York University. He is also a past President of the

New York Chapter of the National Association of Industrial and Office Parks. Mr. Neibart graduated with a Bachelor of Arts degree from the University of Wisconsin and a Master of Business Administration degree from New York University.

        Richard Baker became a member of our board of directors in February 2006 upon the consummation of the Merger. Mr. Baker is President and Chief Operating Officer of National Realty & Development Corp., one of the Sponsors. Mr. Baker is a graduate of the Cornell Hotel School. He is a director of City and Suburban Savings Bank, a New York based savings and loan, and is on the Board of Trustees of Brunswick School in Greenwich, Connecticut. In July 2004, Mr. Baker was elected to the Cornell University Council for a four-year term. He is also a member of the Waterside School Board of Trustees in Stamford, Connecticut.

        Michael A. Gatto became a member of our board of directors in February 2006 upon the consummation of the Merger. Mr. Gatto is currently a Partner at Silver Point Capital, an affiliate of one of the Sponsors. He was previously a Vice President in the Special Situations Investing Group of Goldman Sachs Group, Inc. from 1998 to 2001, a Principal of Stroble & Associates, a financial consulting firm, from 1997 to 1998 and a Corporate Finance Associate in the Retail Industry Group of Citibank, N.A. from 1993 to 1997. Mr. Gatto served as a director of Party City Corporation from February 2001 to August 2003 and is currently a director of Bush Industries, Inc. Mr. Gatto received a Bachelor of Arts degree in Economics from Cornell University and a Master of Business Administration degree from Columbia Business School. He is also a Chartered Financial Analyst.

        George G. Golleher became a member of our board of directors in March 2006. Mr. Golleher has been a business consultant and private equity investor since June 1999. Mr. Golleher was a director of Simon Worldwide, Inc., a former promotional manufacturing company, from September 1999 to April 2006 and was also its Chief Executive Officer from March 2003 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. a food and drug retailer. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company until March 1998, ultimately as the Chief Executive Officer and Vice Chairman of the Board. Mr. Golleher is also a director of GNC and Rite Aid Corporation.

        Damian J. Giangiacomo became a member of our board of directors in March 2006. Mr. Giangiacomo is a principal at Apollo Management, L.P., where he has been employed since July 2000. Prior to joining Apollo, Mr. Giangiacomo was an investment banker at Morgan Stanley & Co. Mr. Giangiacomo received a Bachelor of Business degree in Finance from the University of Notre Dame.

Board Composition

        Our board of directors is composed of nine directors. Each director serves for annual terms and until his or her successor is elected and qualified. Apollo Management V, L.P. indirectly controls a majority of the common stock of our parent company. Pursuant to the stockholders' agreement governing ownership of our parent, the Sponsors have the right to appoint all of the members of its board of directors. See "Certain Relationships and Related Party Transactions—Stockholders' Agreement," which follows.

Board Committees

        The board of directors has the authority to appoint committees to perform certain management and administration functions. The board of directors has provided for an audit committee and a compensation committee. The members of the Audit Committee are Messrs. Copses (chair), Gatto and Giangiacomo. The members of the Compensation Committee are Messrs. Jhawar (chair), Baker and Golleher. The audit committee is responsible for reviewing and monitoring our accounting controls and internal audit functions and recommending to the board of directors the engagement of our outside auditors. The compensation committee reviews and either approves, on behalf of our board of directors, or recommends to the board of directors for approval the annual salaries and other compensation of our executive officers and individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans.

        We have adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to our chief executive officer, principal financial officer, principal accounting officer and to all other directors, officers and employees. A waiver from any provision of the Code of Ethics for executive officers and directors may only be granted by the board of directors.

Compensation of Directors

        We pay the chairman of our board of directors and each non-employee director an aggregate annual retainer of $40,000 and a stipend of $2,000 for each board meeting attended in person or $500 for each meeting attended telephonically. Additionally, we expect to pay non-employee directors serving on board committees a stipend of $1,000 for each meeting attended in person or $500 for each meeting attended telephonically. In addition, we grant stock options to purchase shares of our parent's common stock to the chairman and each non-employee director, upon first election or appointment to our board of directors, outside of the equity incentive plan described below, with the number of shares to be determined by the board of directors in its discretion. To date, each of the grants have been for 5,000 shares.

Stock Option Plan

        Our parent, Linens Holding Co., adopted a stock option plan pursuant to which it intended to offer equity incentives in the form of options to purchase up to 7.5% of the fully-diluted common stock of Linens Holding Co. to our directors, senior executives and other key employees. The Compensation Committee approved 346,946 stock options under the stock option plan to the following executive officers:

Name	Principal Position	Number of Stock Options Granted		Grant Date of Stock Options
Robert J. DiNicola	Chairman and Chief Executive Officer	281,946	(1)	3/27/2006
F. David Coder	Executive Vice President, Store Operations	25,000	(1)	3/27/2006
Robert Homler	Executive Vice President of Merchandising	25,000	(2)	4/17/2006
Francis M. Rowan	Senior Vice President/CFO	5,000 10,000	(1) (3)	3/27/2006 4/28/2006

        In addition to the above stock option awards, the Compensation Committee also approved the grant of 441,000 to certain other of our employees. As of June 19th, 2006 the Compensation Committee has approved a total of 798,946 stock options, which includes all grants.

(1)
The stock options granted under the stock option plan to each optionee are equally divided between a "Time Option" and a "Performance Option," as those terms are defined in the standard form of option grant letter. The stock options have an exercise price of $50.00 per share, expire seven years after the date of grant and become vested and exercisable in four equal installments on each of February 14, 2007, February 14, 2008, February 14, 2009 and February 14, 2010 with respect to the Time Options and as provided in the standard form of option grant letter with respect to the Performance Options.

(2)
The stock options granted under the stock option plan to each optionee are equally divided between a "Time Option" and a "Performance Option," as those terms is defined in the standard form of option grant letter. The stock options have an exercise price of $50.00 per share, expire seven years after the date of grant and become vested and exercisable in four equal installments on each of April 17, 2007, April 17, 2008, April 17, 2009, and April 17, 2010 with respect to the Time Options and as provided in the standard form of option grant letter with respect to the Performance Options.

(3)
The stock options granted under the stock option plan to each optionee are equally divided between a "Time Option" and a "Performance Option," as those terms is defined in the standard form of option grant letter. The stock options have an exercise price of $50.00 per share, expire seven years after the date of grant and become vested and exercisable in four equal installments on each of April 28, 2007, April 28, 2008, April 28, 2009, and April 28, 2010 with respect to the Time Options and as provided in the standard form of option grant letter with respect to the Performance Options.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to the compensation for the years 2005, 2004 and 2003 of Norman Axelrod (former Chairman and CEO), Jack E. Moore (former President and COO), William T. Giles (former Executive Vice President and Chief Financial Officer), Brian D. Silva (former Senior Vice President, Human Resources, Administration and Corporate Secretary), F. David Coder and Jane Gilmartin (former Executive Vice President, Chief Merchandising Officer), or collectively, the named executive officers.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Number of Securities Underlying Options(4)	LTIP Payouts ($)(3)	All Other Compensation ($)(5)
Norman Axelrod, Former Chairman and Chief Executive Officer(7)	2005 2004 2003	904,231 893,269 813,462	— 126,000 389,400	— — —	— 55,131 —	— 200,000 200,000	— — —	25,602 35,382 22,844
Jack E. Moore, Former President and Chief Operating Officer(6)	2005 2004	585,962 309,615	— 560,000	69,427 151,371	— 720,500	— 400,000	— —	3,639 —
William T. Giles, Former Executive Vice President and Chief Financial Officer(10)	2005 2004 2003	350,769 351,462 315,896	250,000 33,858 94,548	— — —	— 640,902 312,750	— 50,000 40,000	— — —	4,372 4,312 4,041
Brian D. Silva, Former Senior Vice President, Human Resources, Administration and Corporate Secretary(8)	2005 2004 2003	287,308 287,692 267,115	125,000 22,680 71,685	— — —	— 12,599 —	— 25,000 25,000	— — —	4,100 — 3,712
F. David Coder, Executive Vice President, Store Operations	2005 2004 2003	339,769 320,308 278,654	— 25,272 100,000	— — —	— 8,431 —	— 50,000 50,000	— — —	4,100 4,303 4,028
Jane Gilmartin, Former Executive Vice President, Chief Merchandising Officer(9)	2005	222,115	543,193	—	1,576,240	175,000	—	4,100

(1)
Ms. Gilmartin received a $100,000 sign-on bonus upon her commencement of employment in July 2005. Ms. Gilmartin is also entitled to a guaranteed minimum bonus under our annual incentive compensation plan of $300,000, payable no later than March 31, 2006, subject to continued active employment. We also reimbursed Ms. Gilmartin in the amount of $143,193, for part of her signing bonus, relocation allowance and other amounts she was required to repay to her previous employer.

  Based on their services during the strategic review process leading up to the execution of the Merger Agreement, Mr. Giles and Mr. Silva each received additional compensation of $250,000 and $125,000, respectively. Mr. Giles and Mr. Silva are also each entitled to additional compensation of $250,000 and $125,000, respectively, due to the consummation of the Merger. In addition, Mr. Coder is entitled to additional compensation of $100,000 due to the consummation of the Merger.

(2)
For fiscal 2005 represents reimbursement of Mr. Moore's relocation costs of $15,027 and moving expenses of $54,400. For fiscal 2004 represents reimbursement of Mr. Moore's relocation costs including moving costs, temporary housing and purchase-related costs of $120,677, tax gross-up related to these costs of $27,299 and COBRA payments of $3,395.

(3)
Ms. Gilmartin was awarded 61,000 restricted stock units in connection with her hiring as Executive Vice President and Chief Merchandising Officer.

  The number and value of all restricted stock unit holdings at December 31, 2005 were:

Name	Units	Value
Mr. Axelrod	2,341	$62,505
Mr. Moore	20,000	534,000
Mr. Giles	33,154	885,212
Mr. Silva	535	14,285
Mr. Coder	358	9,559
Ms. Gilmartin	53,500	1,428,450

  Holders of restricted stock units are entitled to be credited with any dividends on such units. Awards under our long term incentive plan ("LTIP") had previously been made based on the executive officers having achieved certain preestablished financial performance targets. The LTIP was discontinued in Fiscal 2004. For the 3-year cycles ending in fiscal 2003 and 2004 the financial targets were based on earnings and net return on assets over the prior 3 years, but no awards were achieved.

(4)
Upon the commencement of her employment in July 2005 and in November 2005, Ms. Gilmartin was awarded 150,000 options and 25,000 options, respectively, to purchase shares of our common stock.

(5)
For fiscal 2005 these values represent amounts contributed under our 401(k) profit sharing plan (401(k) employer matches). In addition, for Mr. Axelrod, the fiscal 2005 amount represents: (i) $13,821 credited to his account maintained under the defined contribution component of the supplemental executive retirement program and (ii) imputed income of $7,681 associated with the term portion of the split dollar insurance component of the supplemental executive retirement program.

(6)
Mr. Moore ceased serving as President and Chief Operating Officer on January 12, 2006. His final date of employment was February 14, 2006.

(7)
Mr. Axelrod ceased serving as Chairman and Chief Executive Officer on February 14, 2006.

(8)
Mr. Silva resigned as Senior Vice President, Human Resources, Administration and Corporate Secretary effective February 27, 2006.

(9)
Ms. Gilmartin ceased serving as Executive Vice President, Chief Merchandising Officer on March 24, 2006.

(10)
Mr. Giles resigned as Executive Vice President, Chief Financial Officer effective April 28, 2006.

        Option Grants In Last Fiscal Year.    The table below sets forth certain information concerning stock options granted during fiscal 2005 to the named executive officers.

        The grant date present values shown in the following table are required by SEC regulations, and are not intended to forecast possible future appreciation. We are not aware of any formula which will predict with reasonable accuracy the future appreciation of equity securities. No benefit from the grant of stock options can be realized unless there is an appreciation in stock price, which benefits all shareholders.

        All of the equity interests disclosed in the table below were cashed-out upon consummation of the Merger.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Jane F. Gilmartin	100,000 50,000 25,000	(1) (1) (1)	39.9 20.0 10.0	% % %	25.84 25.84 25.61	07/20/2012 07/20/2012 12/31/2012	598,680 523,635 148,337

(1)
These option grants were made in connection with the hiring of Ms. Gilmartin as Executive Vice President and Chief Merchandising Officer. In accordance with the original terms and conditions of each grant—

(a)
The 100,000 options were issued in July 2005 pursuant to our New Hire Authorization. The options vest and are exercisable on or after December 31, 2005, provided that the shares of common stock acquired upon exercise of this option may not be sold or otherwise disposed of at the earlier of (1) June 20, 2012 or (2) in one-third increments if, and at such point, over ten days (which need not be consecutive) in an established period of thirty days, the fair market value of our common stock is at or above $31.01, $34.11, and $37.52, respectively;

(b)
The 50,000 options were issued in July 2005 pursuant to our New Hire Authorization which vest in one-third annual increments beginning March 1, 2006; and

(c)
The 25,000 options were issued in November 2005 pursuant to our New Hire Authorization. The options vest and are exercisable on or after December 31, 2005, provided that the shares of common stock acquired upon exercise of this option may not be sold or otherwise disposed of at the earlier of (1) November 30, 2012 or (2) in one-third increments if, and at such point, over ten days (which need not be consecutive) in an established period of thirty days, the fair market value of our common stock is at or above $30.73, $33.81, and $37.19, respectively.

(2)
The hypothetical present values on the grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors used in hypothesizing an option's present value. Weighted-average factors used to value options granted include the stock's expected volatility rate of 32.8%, risk free rate of return of 4.0%, dividend yield of 0.0%, projected time of exercise of 3.23 years and projected risk of forfeiture and non-marketability for the vesting period of 0% per annum.

        Option Exercises and Year-end Option Holdings.    The following table shows information regarding option exercises during fiscal 2005 as well as fiscal 2005 year-end option holdings for each of the named executive officers. All of the equity interests disclosed in the table below (exercisable and unexercisable) were cashed-out upon consummation of the Merger.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Norman Axelrod	—	—	1,865,984	—	4,892,076	—
Jack E. Moore	—	—	120,000	280,000	168,000	—
William T. Giles	—	—	345,000	—	1,495,725	—
Brian D. Silva	—	—	186,250	—	564,175	—
F. David Coder	—	—	172,500	10,000	290,575	31,600
Jane Gilmartin	—	—	125,000	50,000	113,250	43,000

Employment Agreements and Other Executive Agreements

  Robert J. DiNicola

        Upon the consummation of the Merger, Robert J. DiNicola became Chairman of our board of directors and Chief Executive Officer. We and Mr. DiNicola have entered into an employment agreement containing the following terms: an initial term expiring on December 31, 2008, subject to automatic one-year renewals unless either party provides one-year advance notice of non-renewal; a base salary of $1,350,000; a target bonus of up to 100% of base salary subject to meeting pre-established performance goals; an option grant for 2% of the fully-diluted common stock of Linens Holding Co. from the 7.5% equity pool described in "Stock Option Plan" above; severance pay, in the event of a termination of employment by us, other than for cause, or by Mr. DiNicola for good reason equal to continued base salary and benefits for the remainder of the term (but no less than two years if such termination occurs during the six month period following a change in control); restrictions on Mr. DiNicola's engaging in competitive and similar activities during his employment and for 12 months following termination of his employment, or, if longer, the period during which he is receiving severance pay. In addition, upon consummation of the Merger, Mr. DiNicola purchased 40,000 shares, or approximately 0.3% of the fully diluted common stock, of Linens Holding Co. for $2 million, and also received a fully vested option, outside of the stock option plan, to purchase 40,000 shares at an exercise price of $50.00 per share.

  Other Executive Officers

        We have employment agreements with each of Mr. Rowan, Mr. Coder and Mr. Homler (the "Executives") (the "Employment Agreements"). The following summarizes the principal terms of these Employment Agreements. The Employment Agreements are for an initial term ending on December 31, 2007. The Employment Agreements contain automatic one-year extensions at the end of the term unless either party provides one-year advance notice of non-renewal (the "Employment Period").

        The Employment Agreements provide that we agree to pay to the Executives an annual base salary (the "Base Salary") in the following amounts: Mr. Rowan—$250,000, Mr. Coder—$400,000, and Mr. Homler—$400,000. Our Board of Directors or the Compensation Committee of the Board of Directors will review the Executive's performance on an annual basis and, based on such review, may change the Base Salary, as it, acting in its sole discretion, shall determine to be reasonable and appropriate.

        The Employment Agreements also provide, with respect to the 2006 calendar year, and each calendar year that commences during the Employment Period, that the Executive will be eligible to receive an annual performance bonus ("Annual Bonus") on a basis and in an amount to be determined by our Board of Directors or the Compensation Committee of the Board of Directors in the exercise of their sole discretion. The Annual Bonus, if any, may be up to 40-100% of the Executive's Base Salary, depending on the Executive, and shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than May 15 of the following year. The Executive shall also be eligible to participate in and be granted stock options under the Linens Holding Co. Stock Option Plan to purchase shares of Common Stock, par value $0.01 per share, of Linens Holding Co.

        The Employment Agreements also provide for (1) participation during the Employment Period in benefit plans and programs including life insurance, medical benefits and financial planning services, (2) restrictive covenants including non-competition, non-disclosure and non-solicitation of employees and (3) with respect to Mr. Homler, the payment of his relocation from the Pittsburgh, Pennsylvania area to the Clifton, New Jersey area. The Executives agree not to compete with us during the Employment Period and until the longer of (a) 12 months after the date of termination of employment (the Executive's last day of work for us) or (b) the period during which the Executive is receiving payments from us.

        In the event the Executive's employment is terminated by us other than for cause, or resignation by the Executive for good reason, the Employment Agreement provides for continued payment of Base Salary to which the Executive would have been entitled had he remained in the employ of us until the expiration of the Employment Period in effect immediately prior to the date of termination. Subject to the sole discretion of our Board of Directors or the Compensation Committee of the Board of Directors, we may pay to the Executive a prorated share of the Annual Bonus that he would have been entitled to had the Executive worked the full year during which the termination occurred.

        In the event the Executive's employment is terminated by us within six months following a "change in control" and other than for cause, the Employment Agreement provides that we shall continue to pay the Executive the Base Salary to which he would have been entitled for the greater of (1) the period had the Executive remained in the employ of us until the expiration of the Employment Period or (2) a two-year period following such date of termination.

        In May 2006, Mr. Coder purchased 3,000 shares of our parent's common stock for $150,000, and also received a fully vested option, outside of the stock option plan, to purchase 3,000 shares at an exercise price of $50.00 per share.

        Brian D. Silva resigned as Senior Vice President, Human Resources, Administration and Corporate Secretary effective February 27, 2006. Mr. Silva was not entitled to any severance under his employment agreement with us because he voluntarily terminated his employment with us.

        Jane Gilmartin ceased serving as Executive Vice President, Chief Merchandising Officer on March 24, 2006. We and Ms. Gilmartin have entered into a separation agreement and general release pursuant to which Ms. Gilmartin agreed to release us and our affiliates from any claims Ms. Gilmartin may have had, and we agreed to pay Ms. Gilmartin's severance and other entitlements under her employment agreement, including a cash lump sum severance payment equal to $1,522,500 representing two times her base salary plus two times her target annual bonus (45% of base salary) and a prorated annual bonus equal to $59,062.50.

        William T. Giles submitted his resignation as Executive Vice President, Chief Financial Officer on April 21, 2006, effective April 28, 2006. Mr. Giles was not entitled to any severance under his employment agreement with us because he voluntarily terminated his employment with us.

Severance Arrangements

  Norman Axelrod

        Upon the consummation of the Merger, Norman Axelrod ceased to be Chairman of our board of directors and Chief Executive Officer, and his employment terminated on February 16, 2006. We are paying Mr. Axelrod's severance and other entitlements under his employment agreement. These entitlements include a payment equal to $4,924,530 representing 2.99 times his base salary and annual incentive compensation, $135,495 representing the pro rated portion of his annual cash incentive compensation and a pro rated portion of his annual equity grant at his target rates, medical and life coverage until he attains age 60 at no cost (and at his cost from age 60 to age 65), approximately $5,562,674 representing the defined benefit portion of his supplemental executive retirement program ("SERP"), $971,988 representing the defined contribution portion of his SERP, and his current interest under a frozen split dollar life insurance arrangement, estimated to be $443,449.

  Jack E. Moore

        Jack E. Moore ceased serving as our President and Chief Operating Officer on January 12, 2006, and his employment terminated upon consummation of the Merger. We and Mr. Moore have entered into a separation and general release agreement pursuant to which Mr. Moore agreed to release us and our affiliates from any claims Mr. Moore may have had, and we agreed to pay Mr. Moore's severance and other entitlements under his employment agreement, including a cash lump sum severance payment equal to $2,419,000 representing 2.5 times his base salary plus 2 times his target annual bonus (80% of base salary), a prorated annual bonus equal to $39,333, continued health and life insurance benefits for up to two years, and a payment equal to $1,197,872 representing a gross-up payment to make him whole for golden parachute excise taxes imposed upon him.

  Jane Gilmartin

        Jane Gilmartin ceased serving as Executive Vice President, Chief Merchandising Officer on March 24, 2006. We and Ms. Gilmartin have entered into a separation agreement and general release pursuant to which Ms. Gilmartin agreed to release us and our affiliates from any claims Ms. Gilmartin may have had, and we agreed to pay Ms. Gilmartin's severance and other entitlements under her employment agreement, including a cash lump sum severance payment equal to $1,522,500 representing two times her base salary plus two times her target annual bonus (45% of base salary) and a prorated annual bonus equal to $59,062.50.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        We own all of Linens 'n Things, Inc.'s issued and outstanding capital stock.

        The table below sets forth certain information regarding the beneficial ownership of our common stock with respect to each entity or person that is a beneficial owner of more than 5% of its outstanding common stock and beneficial ownership of its common stock by each director and executive officer and all directors and officers as a group, at May 31, 2006:

Name of Beneficial Owner	Number of Shares		Percentage
Linens Investors, LLC(1)	13,000,000	(2)(3)	99.3%
Robert J. DiNicola(3)(4)	80,000	(3)	*
Francis M. Rowan(3)(4)	—		—
F. David Coder(4)	6,000		*
Robert Homler(4)	—		—
Peter P. Copses(5)	13,000,000	(2)(5)	99.3%
Andrew S. Jhawar(5)	13,000,000	(2)(5)	99.3%
Lee S. Neibart(6)	—	(2)(6)	—
Richard Baker(6)	—	(2)(6)	—
Michael A. Gatto(7)	—	(2)(7)	—
George G. Golleher(4)	—		—
Damian J. Giangiacomo(5)	—	(2)(5)	—%
All officers and directors as a group (12 persons)(2)(8)	13,086,000		100%

*
Less than 1% of the outstanding shares.

(1)
The address of Linens Investors, LLC ("Linens Investors") is c/o Apollo Management V, L.P., 10250 Constellation Boulevard, Los Angeles, California 90067.

(2)
Linens Investors is our principal stockholder. We are a special purpose entity that was created in connection with the Merger and are controlled by Apollo Linens Investors, LLC and its affiliates ("Apollo Linens Investors") which, together with NRDC Real Estate Advisors I LLC and Silver Point Capital Fund Investments LLC, and their respective affiliates, own all of the membership interests of Linens Investors.

(3)
Upon consummation of the Merger, Robert J. DiNicola purchased 40,000 shares of our common stock for $2.0 million, and also received a fully vested option to purchase the same number of shares for an additional $2.0 million. Mr. Coder holds a fully vested option to purchase 3,000 shares of our common stock for $150,000. A person is deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

  As of May 31, 2006, our only stockholders were Robert J. DiNicola, F. David Coder and Linens Investors. In connection therewith, we and Linens Investors entered into a stockholders' agreement. See "Certain Relationships and Related Transactions—Stockholders' Agreement." Pursuant to the stockholders' agreement, Mr. DiNicola, Mr. Coder, and any subsequent stockholders, agreed to give Linens Investors a voting proxy to vote all of our shares held by such stockholder with respect to certain matters as set forth in the stockholders' agreement. As a result, Linens Investors may be deemed to be the beneficial owner of the shares of common stock held by the parties to the stockholders' agreement. Linens Investors expressly disclaims beneficial ownership of such shares of common stock held by each of the parties to the stockholders' agreement, except to the extent of its pecuniary interest in us.

(4)
The address for each of Messrs. DiNicola, Rowan, Coder, Homler and Golleher is c/o Linens 'n Things, Inc., 6 Brighton Road, Clifton, New Jersey 07015.

(5)
Apollo Linens Investors is controlled by its manager, Apollo Management V, L.P. Peter P. Copses and Andrew S. Jhawar, two of our directors, are affiliates of Apollo Management V, L.P., and therefore, may be deemed to be beneficial owners of the membership interests of Apollo Linens Investors. Each of Messrs. Copses and Jhawar disclaim beneficial ownership of any such interests in which he does not have a pecuniary interest. The address for each of Messrs. Copses, Jhawar and Giangiacomo is c/o Apollo Management V, L.P., 10250 Constellation Boulevard, Los Angeles, California 90067.

(6)
Lee S. Neibart and Richard Baker, two of our directors, are affiliates of NRDC Real Estate Advisors I LLC, and therefore, may be deemed to be beneficial owners of the membership interests of NRDC Real Estate Advisors I LLC. Each of Messrs. Neibart and Baker disclaim beneficial ownership of any such interests in which he does not have a pecuniary interest. The address for each of Messrs. Neibart and Baker is c/o NRDC Real Estate Advisors I LLC, 3 Manhattanville Road, Purchase, New York 10577.

(7)
Michael A. Gatto is an affiliate of Silver Point Capital Fund Investments LLC, and therefore, may be deemed to be the beneficial owner of the membership interests of Silver Point Capital Fund Investments LLC. Mr. Gatto disclaims beneficial ownership of any such interests in which he does not have a pecuniary interest. The address of Mr. Gatto is c/o Silver Point Capital Fund Investments LLC, 2 Greenwich Plaza, Greenwich, Connecticut 06830.

(8)
Includes shares held by Linens Investors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

        Upon consummation of the Merger, we entered into a management services agreement with Apollo Management V, L.P., NRDC Linens B LLC and Silver Point Capital Fund Investments LLC (the "Sponsors") (each of whom is an affiliate of us). Under this management services agreement, the Sponsors agree to provide to us certain investment banking, management, consulting, financial planning and real estate advisory services on an ongoing basis for a fee of $2.0 million per year. Under this management services agreement, Apollo Management V, L.P. will also agree to provide to us certain financial advisory and investment banking services from time to time in connection with major financial transactions that may be undertaken by us or our subsidiaries in exchange for fees customary for such services after taking into account Apollo Management V, L.P.'s expertise and relationships within the business and financial community. Under this management services agreement, we also agreed to provide customary indemnification. In addition, we agreed to pay a transaction fee of $15.0 million in the aggregate (plus reimbursement of expenses) to the Sponsors for financial advisory services rendered in connection with the Merger. These services included assisting us in structuring the Merger, taking into account tax considerations and optimal access to financing, and assisting in the negotiation of our material agreements and financing arrangements in connection with the Merger.

Stockholders' Agreement

        Our only stockholders are Robert J. DiNicola, F. David Coder and Linens Investors, LLC, a limited liability company owned by the Sponsors. In connection therewith, Linens Investors, LLC has entered into a stockholders' agreement with us that sets forth applicable provisions relating to the management and ownership of us and our subsidiaries. Pursuant to the stockholders' agreement, Mr. DiNicola and Mr. Coder agreed to give Linens Investors a voting proxy to vote all of our shares held by them with respect to certain matters as set forth in the stockholders' agreement. In addition, the stockholders' agreement contains customary drag along rights, tag along rights, registration rights, restrictions on the transfer of our common stock and an indemnity of the Sponsors.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Asset-Based Revolving Credit Facility

        In connection with the Merger, as of February 14, 2006, we have an asset-based revolving credit facility (the "Credit Facility") that provided for senior secured financing of up to $600.0 million, subject to the borrowing base. The borrowing base is a formula based on certain eligible inventory and receivables, minus certain reserves. A portion of the Credit Facility, not to exceed $40.0 million, is also available to Linens 'n Things Canada Corp. subject to the Canadian borrowing base. The Credit Facility requires us to comply with financial ratio maintenance covenants if the excess availability under the Credit Facility, at any time, does not exceed $75 million and also contains certain customary affirmative covenants and events of default. The principal amount outstanding of the loans under the Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, five years from the date of closing of the Merger.

        All obligations under the Credit Facility are unconditionally guaranteed by Linens Holding Co., our direct parent company, and certain of our existing and future domestic subsidiaries. All obligations under the Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the Issuers and the subsidiary guarantors, including: (i) a first-priority security interest in inventory, accounts receivable, cash, securities and other general intangibles; and (ii) a second-priority security interest in equipment, intellectual property rights and related general intangibles and all of the capital stock of us and the capital stock of certain subsidiaries.

        Borrowings under the Credit Facility bear interest at a rate equal to, at our option, either (a) an alternate base rate determined by reference to the higher of (1) the base rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the Credit Facility is 0% with respect to alternate base rate borrowings and 1.50% with respect to LIBOR borrowings. After the delivery of the financial statements for the first full fiscal quarter after the closing date, the applicable margin for borrowings under the Credit Facility will be subject to adjustment based on the excess availability under the Credit Facility. In addition to paying interest on outstanding principal under the Credit Facility, we are required to pay a commitment fee, initially 0.375% per annum, in respect of the unutilized commitments thereunder. After the delivery of financial statements for the first full fiscal quarter after the closing date, the commitment fee will be subject to adjustment based on the excess availability under the Credit Facility. We must also pay customary letter of credit fees and agency fees. We initiated borrowings under our Credit Facility on February 23, 2006 to meet our operational working capital needs. As of April 1, 2006, we had $81.6 million in borrowings under the Credit Facility.

        Management regularly reviews and evaluates its liquidity and capital needs. We experience peak periods for our cash needs generally during the second quarter and fourth quarter of the fiscal year. As our business continues to grow and our current store expansion plan is implemented, such peak periods may require increases in the amounts available under the Credit Facility from those currently existing and/or other debt or equity funding.

        Management currently believes that our cash flows from operations, our access to increases to the Credit Facility or additional capacity from new credit facilities will be sufficient to fund our expected capital expenditures, working capital and non-acquisition business expansion requirements as they become due.

DESCRIPTION OF EXCHANGE NOTES

        The old notes were issued, and the exchange notes will be issued, under an indenture, dated as of February 14, 2006 (the "Indenture"), among Linens 'n Things, Inc., Linens 'n Things Center, Inc., Linens Holding Co., The Bank of New York, as trustee (the "Trustee"), and the Initial Subsidiary Guarantors, as subsidiary guarantors. The terms of the old notes and the exchange notes (collectively, the "notes") include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The form and terms of the exchange notes and the old notes are identical in all material respects, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement.

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Linens 'n Things, Inc." and the "Company" refer only to Linens 'n Things, Inc. and not to any of its subsidiaries, "Linens 'n Things Center, Inc." and the "Co-Issuer" refer only to Linens 'n Things Center, Inc. and not to any of its subsidiaries and the "Issuers" refers to the Company and the Co-Issuer.

        The following description is a summary of the material provisions of the indenture, the registration rights agreement, certain Note Lien Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the Note Lien Documents and the Intercreditor Agreement, because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are filed as exhibits to the registration statement to which this prospectus is a part. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

        The notes:

  •
  are general obligations of the Issuers;

  •
  are secured on a first-priority basis, equally and ratably with all obligations of the Issuers under any future Note Lien Debt, by Liens on Note Lien Collateral, which is substantially all of the assets of the Issuers and the Note Guarantors consisting of Intellectual Property, Equipment, documents of title related to Equipment, Note Lien General Intangibles and the Note Capital Stock Collateral (which consists of all of the Capital Stock in the Company and certain of the Company's Domestic Subsidiaries and 65% of the Capital Stock of the Foreign Subsidiaries owned directly by the Parent or its Domestic Subsidiaries) subject to certain Permitted Liens;

  •
  are secured on a second-priority basis, equally and ratably with all obligations of the Issuers under any future Note Lien Debt, by Liens on the Revolving Credit Collateral, subject to the Liens on the Revolving Credit Collateral securing the Issuers' obligations under the Revolving Credit Agreement and any future Revolving Credit Obligations that we may incur and certain Permitted Liens;

  •
  are effectively junior, to the extent of the value of the Revolving Credit Collateral, to the Issuers' obligations under the Revolving Credit Agreement and any future Revolving Credit Obligations that we may incur, which will be secured on a first-priority basis by the Revolving Credit Collateral;

  •
  are effectively junior to certain Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens;

  •
  are pari passu in right of payment with all existing and future senior Indebtedness of the Issuers, including Indebtedness outstanding under the Revolving Credit Agreement;

  •
  are senior in right of payment to all existing and future subordinated indebtedness of the Issuers;

  •
  are effectively subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Company that is not a Guarantor; and

  •
  are fully and unconditionally guaranteed by our parent, Linens Holding Co., and each of the Issuers' current and future Subsidiaries that guarantee the Revolving Credit Agreement except for the Canadian Subsidiaries of the Issuers.

        The Note Guarantees:

  •
  are general obligations of such Guarantor;

  •
  are secured on a first-priority basis, equally and ratably with all obligations of each Guarantor under any future Note Lien Debt, by Liens on Note Lien Collateral of such Guarantor, subject to certain Permitted Liens;

  •
  are secured on a second-priority basis, equally and ratably with all obligations of each Guarantor under any future Note Lien Debt, by the Liens on the Revolving Credit Collateral of such Guarantor, subject to Liens on the Revolving Credit Collateral securing the Guarantor's obligations under the Revolving Credit Agreement and any future Revolving Credit Obligations guaranteed by such Guarantor and certain Permitted Liens;

  •
  are effectively junior, to the extent of the value of the Revolving Credit Collateral that secures Revolving Credit Obligations, to each Guarantor's obligations under the Revolving Credit Agreement and any future Revolving Credit Obligations guaranteed by such Guarantor, which will be secured on a first-priority basis by Revolving Credit Collateral;

  •
  are effectively junior to certain Permitted Liens, to the extent of the value of the assets of the Guarantors subject to those Permitted Liens;

  •
  are pari passu in right of payment with all existing and future senior Indebtedness of each Guarantor, including Indebtedness outstanding under the Revolving Credit Agreement; and

  •
  are senior in right of payment to any subordinated Indebtedness of each Guarantor.

        The Note Lien Collateral consists of substantially all Intellectual Property, Equipment (whether or not constituting Fixtures), Note Lien General Intangibles, the Note Capital Stock Collateral, and other related assets of the Issuers and the Guarantors; but the Note Lien Collateral does not include the Revolving Credit Collateral, the Canadian Collateral and certain Excluded Assets. The Revolving Credit Collateral consists of substantially all of the remaining assets of our parent, Linens Holding Co., the Issuers and their Subsidiaries, including all Inventory, Accounts (including Payment Intangibles), Chattel Paper, Instruments (including Intercompany Notes of Subsidiaries), Letter of Credit Rights, Deposit Accounts (other than the Net Available Cash Account to the extent constituting a Deposit Account), Credit Card Processing Accounts and Securities Accounts (other than the Net Available Cash Account to the extent constituting a Securities Account), other Investment Property (other than Capital Stock Collateral), General Intangibles (other than Intellectual Property and Note Lien General Intangibles), the Revolving Credit Capital Stock Collateral and other related assets. The notes and the Revolving Credit Agreement (and the respective Guarantees thereof) will be secured by Liens on the Note Lien Collateral and the Revolving Credit Collateral, although the relative priority of such Liens is different on each Collateral Class. The Revolving Credit Agreement will also be secured by Liens on the Canadian Collateral. In addition, the Liens on the Note Capital Stock Collateral to secure the notes and the Note Guarantees may be released under certain circumstances.

        The notes and Note Guarantees are effectively subordinated to all Revolving Credit Obligations to the extent of the value of the Revolving Credit Collateral securing Revolving Credit Obligations.

Pursuant to the indenture, the Issuers will be permitted to Incur additional Indebtedness and designate such Indebtedness as Revolving Credit Obligations, subject to the Revolving Credit Facility Debt Cap. The Issuers also will be permitted to Incur additional Indebtedness and designate such Indebtedness as Note Lien Debt, subject to the limitations described in the definition of that term. The Incurrence by the Issuers or any of its Restricted Subsidiaries of any additional secured Indebtedness is also subject to the covenants described below under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Certain Covenants—Liens."

        Linens Holding Co. and each of the current and future Subsidiaries of the Issuers that guarantee the Revolving Credit Agreement, except for the Canadian Subsidiaries of the Issuers, also have guaranteed the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt (including the holders of the Revolving Credit Obligations) and their trade creditors before they will be able to distribute any of their assets to us. For the year ended December 31, 2005, and the three months ended April 1, 2006, the non-guarantor Subsidiaries had net sales of approximately $159.2 million and $36.5 million and income/(loss) from continuing operations of approximately $6.4 million and ($1.4) million, respectively. At April 1, 2006, the non-guarantor Subsidiaries had total assets of approximately $113.0 million.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the captions "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Unrestricted Subsidiary" under "—Certain Definitions," we will be permitted to designate certain of our other Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The Issuers will issue up to $650.0 million aggregate principal amount of exchange notes in this offering. The Issuers may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in denominations of $2,000 and larger integral multiples of $1,000. The notes will mature on January 15, 2014.

        Interest on the notes will accrue at a per annum rate equal to the Applicable Eurodollar Rate from the most recent date to which interest has been paid or, if no interest has been paid, from February 14, 2006. The Applicable Eurodollar Rate will be reset quarterly. The Applicable Eurodollar Rate for the first quarterly period will be 10.34500%. The Issuers will pay interest on the notes quarterly, in arrears, every January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2006, to holders of record at the close of business on the immediately preceding January 1, April 1, July 1 and October 1, and at maturity.

        Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. All percentages resulting from the calculation of the Applicable Eurodollar Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% will be rounded to 9.87655%) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upwards. The Issuers will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Additional Interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and any of the Issuers or their respective Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        The notes are guaranteed by Linens Holding Co. and each of the Issuers' current and future Subsidiaries that guarantee any portion of the Revolving Credit Agreement, other than solely a portion of the Revolving Credit Agreement with respect to which only one or more of the Canadian Subsidiaries of the Issuers is a borrower. These Note Guarantees are joint and several obligations of the Guarantors. The obligations under each Note Guarantee will be limited as necessary. See "Risk Factors—Risks Relating to the Notes—Fraudulent transfer statutes may limit your rights as a holder of the notes."

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) any of the Issuers or their respective Restricted Subsidiaries, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) any of the Issuers or their respective Restricted Subsidiaries, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

  (3)
  if the Issuers designate any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

        See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time prior to January 15, 2008, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 100% plus the Applicable Eurodollar Rate then in effect of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of an Equity Offering of Linens 'n Things, Inc. or Parent; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuers and their respective Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 90 days of the date of the closing of such initial public offering.

        In addition, at any time prior to January 15, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price of 100% plus the Applicable Premium, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at January 15, 2008, (such redemption price being described under "—Optional Redemption") plus (2) all required interest payments due on such note through January 15, 2008 assuming that the rate of interest is the rate of interest in effect on the date the notice of redemption is given, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

        "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to January 15, 2008; provided, however, that if the period from the redemption date to January 15, 2008, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        On or after January 15, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2008	102.00%
2009	101.00%
2010 and thereafter	100.00%

        Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Security

        Both the notes and the Revolving Credit Agreement (and the respective Guarantees thereof) are secured by Liens on the Note Lien Collateral and the Revolving Credit Collateral. The Collateral consists of substantially all of the assets of the Issuers and the Note Guarantors, other than Excluded Assets. The relative priority of the Liens securing the notes and the Revolving Credit Agreement will be different for each Collateral Class. The Note Lien Collateral consists of substantially all Intellectual Property, Equipment (whether or not constituting Fixtures), Note Lien General Intangibles, the Note Capital Stock Collateral, and other related assets of the Issuers and the Note Guarantors; but the Note Lien Collateral does not include the Revolving Credit Collateral, the Canadian Collateral and certain Excluded Assets. The Revolving Credit Collateral consists of substantially all of the remaining assets of our parent, Linens Holding Co., the Issuers and their Subsidiaries, including all Inventory, Accounts (including Payment Intangibles), Chattel Paper, Instruments (including Intercompany Notes of Subsidiaries), Letter of Credit Rights, Deposit Accounts (other than the Net Available Cash Account to the extent constituting a Deposit Account), Credit Card Processing Accounts and Securities Accounts (other than the Net Available Cash Account to the extent constituting a Securities Account), other Investment Property (other than Capital Stock Collateral), General Intangibles (other than Intellectual Property and Note Lien General Intangibles), the Revolving Credit Capital Stock Collateral and other related assets. The Capital Stock Collateral consists of all of the Capital Stock in the Company, all of the Capital Stock in certain of the Company's Domestic Subsidiaries and 65% of the Capital Stock of the Foreign Subsidiaries owned directly by the Parent or its Domestic Subsidiaries.

        The Liens on the Note Capital Stock Collateral to secure the notes and the Note Guarantees may be released in certain circumstances. As a result of the filing of the registration statement of which this prospectus is a part, the Issuers and Note Guarantors became subject to applicable SEC rules with respect to information required to be included in the prospectus. To the extent that the securities of any Issuer or Note Guarantor constitute collateral for the Notes and the value of the securities equals or exceeds 20% of the principal amount, or $130.0 million of the Notes, separate financial statements of the Issuer or Note Guarantor would be required under these SEC rules to be included in the prospectus. The Indenture provides, however, with respect to any direct or indirect subsidiary of Linens 'n Things, Inc., that the securities of the subsidiary are released from the lien on Capital Stock Collateral on the date that the lien triggers this separate financial statement requirement. Accordingly, for any subsidiary with securities that equal or exceed the 20% threshold, the lien on the capital stock securing the Notes has been released with respect to those securities. The lien on the capital stock of Linens 'n Things, Inc. remains in place.

        Security interests in respect of the specific items of Collateral described below have not been, and in the case of any after-acquired property consisting of the below property, will not be, perfected with respect to the notes:

  •
  Goods included in Collateral received by any Person for "sale or return" within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;

  •
  Money which has not been transferred to or deposited in a Deposit Account in which the Priority Lien Collateral Agent maintains "control" as described in the UCC and which does not constitute identifiable Cash Proceeds of other Collateral;

  •
  any Deposit Account (other than the Net Available Cash Account) containing an average daily balance not to exceed a certain dollar amount individually and in the aggregate for all such Deposit Accounts;

  •
  any Intellectual Property outside of the United States;

  •
  real property owned on the closing date of the Transactions; and

  •
  any other property or assets (other than Intellectual Property) in which a Lien cannot be perfected either automatically or by the filing of a financing statement under the UCC of the relevant jurisdiction, so long as the aggregate fair market value of all such property and assets does not at any one time exceed $5.0 million.

        The obligations of the Issuers with respect to the notes, the obligations of the Guarantors under the Note Guarantees, all other Note Lien Obligations and the performance of all other obligations of the Issuers and the Guarantors under the Note Documents are secured equally and ratably by:

  •
  first-priority Liens on the Note Lien Collateral; and

  •
  second-priority Liens on the Revolving Credit Collateral,

in each case, granted to the Note Lien Collateral Agent for the benefit of the holders of the Note Lien Obligations. The Liens on the Note Lien Collateral securing the Note Lien Obligations are senior in priority to the Liens on the Note Lien Collateral securing Revolving Credit Obligations, but are junior to all Permitted Liens. The Liens on the Revolving Credit Collateral securing the Note Lien Obligations are junior in priority to the Priority Liens on the Revolving Credit Collateral securing Revolving Credit Obligations and to all Permitted Liens.

        Conversely, the Revolving Credit Obligations are secured by:

  •
  second priority Liens on the Note Lien Collateral; and

  •
  first priority Liens on the Revolving Credit Collateral,

in each case, granted to the Revolving Credit Collateral Agent for the benefit of the holders of the Revolving Credit Obligations. The Liens on the Revolving Credit Collateral securing the Revolving Credit Obligations are senior in priority to the Liens on the Revolving Credit Collateral securing Note Lien Obligations. The Liens on the Note Lien Collateral securing the Revolving Credit Obligations are junior in priority to the Liens on the Note Lien Collateral securing Note Lien Obligations and to all Permitted Liens. The Revolving Credit Obligations are also secured by Liens on the Canadian Collateral, but the Note Lien Obligations are not.

        The indenture provides that, so long as the Note Lien Collateral Agent has not exercised its rights with respect to Collateral upon the occurrence and during the continuance of an Event of Default, the Issuers and the Note Guarantors have the right, as against the Note Lien Collateral Agent, Note Lien Representatives and holders of Note Lien Obligations:

  •
  to remain in possession and retain exclusive control of the Collateral, to conduct ordinary course activities with respect to the Collateral, to acquire, manufacture, process and sell Inventory and collect Receivables and expend the proceeds thereof, and to operate, alter or repair the Collateral and to collect, invest and dispose of any income therefrom; and

  •
  to sell or otherwise dispose of any property subject to the Note Liens, subject to the restrictions and obligations set forth below under the captions "—Repurchase at the Option of Holders—Asset Sales" and "—Certain Covenants—Merger, Consolidation or Sale of Assets."

The Issuers and the Note Guarantors have the right to obtain a release of items of Collateral upon any such sale or disposition or the occurrence of any of the other events or circumstances described under "—Intercreditor Agreement—Release of Liens on Collateral" and under "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes." The Note Lien Collateral Agent will release such Collateral from the Lien of the relevant Note Lien Security Document and reconvey such Collateral to the Issuers and the Note Guarantors, so long as (i) such release complies with the Trust Indenture Act, if applicable and (ii) all conditions precedent to such release in the indenture and the Note Lien Security Documents have been complied with, each of (i) and (ii) to be evidenced by an opinion of counsel and an officers' certificate delivered to the Trustee and the Note Lien Collateral Agent (see "—Provisions of the Indenture Relating to Security—Compliance with the Trust Indenture Act").

Intercreditor Agreement

        On the date of the indenture, the Issuers and the Note Guarantors entered into the Intercreditor Agreement with the Revolving Credit Collateral Agent, the Trustee and the Note Lien Collateral Agent. The Intercreditor Agreement sets forth certain agreements between the holders of Liens on the Revolving Credit Collateral and the holders of Liens on the Note Lien Collateral.

  Ranking of Liens

        The Intercreditor Agreement provides that, notwithstanding:

  (1)
  anything to the contrary contained in the Revolving Credit Loan Documents or the Note Lien Documents;

  (2)
  the time of incurrence of any of Note Lien Obligations or the Revolving Credit Obligations;

  (3)
  the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Note Lien Obligations granted on the Collateral or of any Liens securing the Revolving Credit Obligations granted on the Collateral;

  (4)
  any provision of any UCC, or any other applicable law;

  (5)
  any defect or deficiencies in, or failure to perfect, the Liens securing the Revolving Credit Obligations or Note Lien Obligations or any other circumstance whatsoever;

all Liens of the Revolving Credit Collateral Agent on the Revolving Credit Collateral, whether now or hereafter held by or on behalf of the Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any agent or Trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Revolving Credit Collateral securing any Note Lien Obligations; and, conversely, all Liens of the Note Lien Collateral Agent or any Note Lien Representative on Note Lien Collateral, whether now or hereafter held by or on behalf of the Note Lien Collateral Agent, any Note Lien Representative, any Note Lien Claimholder or any agent or Trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Liens on the Note Lien Collateral securing any Revolving Credit Obligations. The indenture and the Revolving Credit Agreement impose limits on the aggregate amount of Note Lien Debt that may be secured by Liens on the Note Lien Collateral and the aggregate amount of Revolving Credit Obligations that may be secured by Liens on the Revolving Credit Collateral.

        The provisions described under this caption "—Ranking of Liens" are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Note Lien Debt and Revolving Credit Obligations, each present and future Note Lien Collateral Agent, any Note Lien Representative and Revolving Credit Collateral Agent, in each case with respect to the applicable Collateral Class. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Note Lien Representative of each future Series of Note Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Revolving Credit Collateral Agent, each Note Lien Representative and the Note Lien Collateral Agent at the time of incurrence of such Series of Note Lien Debt.

        In addition, the provisions described under this caption "—Ranking of Liens" are intended solely to set forth the relative ranking, as Liens, of the Liens on each Collateral Class securing Note Lien Debt as against the Liens on such Collateral Class securing Revolving Credit Obligations. Neither the notes nor any other Note Lien Obligations, nor any Revolving Credit Obligations, nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

  Notice of Enforcement

        The Revolving Credit Collateral Agent, the Note Lien Collateral Agent and the Note Lien Representatives have agreed not to commence Enforcement until the earlier of date on which (A) an Enforcement Notice has been given to the Note Lien Collateral Agent or the Revolving Credit Collateral Agent, as the case may be and (B) any insolvency or liquidation proceeding is commenced by or against any Grantor that has not been dismissed.

  Restrictions on Enforcement of Junior Liens

        Until the Discharge of Priority Lien Obligations with respect to a Collateral Class, whether or not any insolvency or liquidation proceeding has been commenced by or against any Grantor, the Junior Lien Collateral Agent and Junior Lien Claimholders:

  •
  will not exercise or seek to exercise any rights or remedies with respect to any Priority Liens on such Collateral Class (including the exercise of any right of setoff or any right under any Account Agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which Junior Lien Collateral Agent or any Junior Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure);

    provided, however, that the Junior Lien Collateral Agent may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the earlier of: (x) the date of the commencement of any insolvency or liquidation proceeding by or against any Grantor that has not been dismissed, or (y) the date on which the Junior Lien Collateral Agent first declares the existence of a Junior Lien Default, demands the repayment of all the principal amount of any Junior Lien Obligations; and the Priority Lien Collateral Agent has received notice from the Junior Lien Collateral Agent of such declaration of a Junior Lien Default (the "Junior Lien Standstill Period") (provided that the Revolving Credit Collateral Agent and Revolving Credit Claimholders may exercise rights set forth in the provisions described below under the caption "—Cooperation and Access with Respect to Revolving Credit Collateral");

    provided, further, however, that in no event shall the Junior Lien Collateral Agent or any Junior Lien Claimholder exercise any rights or remedies with respect to the Priority Lien on such Collateral Class if, notwithstanding the expiration of the Junior Lien Standstill Period, any Priority Lien Collateral Agent or Priority Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral Class (prompt notice of such exercise to be given to the Junior Lien Collateral Agent);

  •
  will not contest, protest or object to any foreclosure proceeding or action brought by any Priority Lien Collateral Agent or any Priority Lien Claimholder or any other exercise by any Priority Lien Collateral Agent or any Priority Lien Claimholder of any rights and remedies relating to such Collateral Class, whether under the Priority Lien Documents or otherwise; and

  •
  subject to their rights under first paragraph above and except as may be otherwise permitted by the Intercreditor Agreement, will not object to the forbearance by any Priority Lien Collateral Agent or the Priority Lien Claimholders from bringing or pursuing any Enforcement;

provided, however, that, in the case of the three paragraphs above, the Liens granted to secure the Junior Lien Obligations shall attach to any proceeds resulting from actions taken by any Priority Lien Collateral Agent or any Priority Lien Claimholder in accordance with the Intercreditor Agreement after application of such proceeds to the extent necessary to meet the requirements of a Discharge of Priority Lien Obligations.

        Notwithstanding the foregoing paragraph, each holder of Junior Liens on a Collateral Class may, subject to the rights of the holders of Permitted Liens:

  (1)
  file a claim or statement of interest with respect to the Junior Lien Obligations of any Grantor; provided that an insolvency or liquidation proceeding has been commenced by or against such Grantor;

  (2)
  take any action (not adverse to the priority status of the Priority Liens on such Collateral Class, or the rights of the Priority Lien Collateral Agent or any Priority Lien Claimholder to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on any of the Collateral (which, in the case of the Note Lien Collateral Agent and the Note Lien Representatives, shall not include the Canadian Collateral);

  (3)
  file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Lien Claimholders, including any claims secured by the Priority Liens on such Collateral Class, if any, in each case in accordance with the terms of the Intercreditor Agreement;

  (4)
  file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any insolvency or liquidation proceeding or applicable non-bankruptcy law, in each case not prohibited by the terms of the Intercreditor Agreement;

  (5)
  vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not prohibited by the terms of the Intercreditor Agreement, with respect to the Junior Lien Obligations;

  (6)
  exercise any of its rights or remedies with respect to any of the Priority Lien on such Collateral Class after the termination of the Junior Lien Standstill Period to the extent permitted by the Intercreditor Agreement; and

  (7)
  make a cash bid on all or any portion of the Priority Lien on such Collateral Class in any foreclosure proceeding or action.

        Subject to the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," until the Discharge of Priority Lien Obligations with respect to a Collateral Class, no holder of a Junior Lien Obligation, and neither Junior Lien Collateral Agent nor any Junior Lien Claimholder with respect to such Collateral Class will:

  (1)
  take any action that would hinder any exercise of remedies under the Priority Lien Documents or that is otherwise prohibited under the Intercreditor Agreement, including any sale, lease, exchange, transfer or other disposition of such Collateral Class, whether by foreclosure or otherwise;

  (2)
  exercise any rights the Junior Lien Collateral Agent and the Junior Lien Claimholders, as applicable, may have as a junior lien creditor or otherwise to object to the manner in which the Priority Lien Collateral Agent or the Priority Lien Claimholders seek to enforce or collect the Priority Lien Obligations or the Liens securing the Priority Lien Obligations granted in any of the Priority Lien Documents or undertaken in accordance with the Intercreditor Agreement, regardless of whether any action or failure to act by or on behalf of the Priority Lien Collateral Agent or Priority Lien Claimholders is adverse to the interest of the Junior Lien Claimholders;

  (3)
  assert that any covenant, agreement or restriction contained in any Junior Lien Document (other than the Intercreditor Agreement) shall be deemed to restrict in any way the rights and remedies of the Priority Lien Collateral Agent or the Priority Lien Claimholders with respect to the enforcement of the Priority Liens on such Collateral Class as set forth in the Intercreditor Agreement and the Priority Lien Documents;

  (4)
  seek (or support any other Person seeking) relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of such Collateral Class (other than to the extent such relief is required to exercise the Revolving Credit Collateral Agent's rights under provisions described below under the caption "—Cooperation and Access with Respect to Revolving Credit Collateral"), without the prior written consent of the Priority Lien Collateral Agent;

  (5)
  contest (or support any other Person contesting):

  (a)
  any request by any Priority Lien Collateral Agent for adequate protection with respect to such Collateral Class; or

  (b)
  any objection by any Priority Lien Collateral Agent to any motion, relief, action or proceeding based on such Priority Lien Collateral Agent or the Priority Lien Claimholders claiming a lack of adequate protection with respect to such Collateral Class;

  (6)
  oppose or seek to challenge any claim by any Priority Lien Collateral Agent or any Priority Lien Claimholder for allowance in any insolvency or liquidation proceeding of Priority Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien securing any Priority Lien Claimholder's claim, without regard to the existence of the Lien of the Junior Lien Collateral Agent on behalf of the Junior Lien Claimholders on the Collateral; or

  (7)
  contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Priority Lien Claimholders in all or any part of the such Collateral Class, or the provisions of the Intercreditor Agreement.

Except as otherwise specifically set forth in the Intercreditor Agreement, the Note Lien Collateral Agent, the Note Lien Representatives, the Note Lien Claimholders, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may exercise rights and remedies as unsecured creditors against any Grantor that has guaranteed or granted Liens to secure the Note Lien Obligations and the

Revolving Credit Obligations, as the case may be, and may exercise rights and remedies with respect to the Note Lien Collateral and the Revolving Credit Collateral, as the case may be, in each case, in accordance with the terms of the Note Lien Documents and the Revolving Credit Loan Documents, as the case may be, and applicable law; provided, however, that in the event that any Priority Lien Claimholder becomes a judgment Lien creditor in respect of Junior Lien Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Priority Lien Debt, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Note Lien Obligations) as the other Liens securing the Revolving Credit Obligations are subject to this Agreement.

  Waiver of Right of Marshalling

        The Intercreditor Agreement will provide that, with respect to a Collateral Class, the Junior Lien Collateral Agent, each Junior Lien Representative and the Junior Lien Claimholders with respect to such Collateral Class waive any and all rights to have such Collateral Class, or any part thereof, marshaled upon any foreclosure or other enforcement by the Priority Lien Collateral Agent of Priority Liens on such Collateral.

  Insolvency or Liquidation Proceedings

        In any insolvency or liquidation proceeding and prior to the Discharge of Revolving Credit Obligations, if the Revolving Credit Collateral Agent shall, acting in accordance with the Revolving Credit Agreement, agree to permit:

  (1)
  the use of Cash Collateral other than the identifiable Cash Proceeds of any Note Lien Collateral on which a Lien has been granted to the Revolving Credit Collateral Agent pursuant to the Revolving Credit Loan Documents; or

  (2)
  any Grantor to obtain financing, whether from the Revolving Credit Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law ("DIP Financing"),

then each Note Lien Claimholder agrees to raise no objection to or contest such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) it is on commercially reasonable terms, (ii) the Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Note Lien Collateral (other than any Real Estate Assets upon which such Lien has not been perfected), and (iii) the terms of the DIP Financing (a) do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (b) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Liens securing the Revolving Credit Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iii) above, the Note Lien Representative will subordinate any Liens in the Revolving Credit Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Revolving Credit Collateral Agent or to the extent permitted by the Intercreditor Agreement).

        In any insolvency or liquidation proceeding and prior to the Discharge of Note Lien Obligations, if the Note Lien Representatives shall, acting in accordance with the Note Lien Documents, agree to permit the use of Cash Collateral consisting solely of the identifiable Cash Proceeds of any Note Lien Collateral on which a Lien has been granted to the Note Lien Representatives pursuant to the Note Lien Documents; then each Revolving Credit Claimholder agrees that it will raise no objection to or contest such Cash Collateral use so long as such Cash Collateral use meets the following requirements: (i) it is on commercially reasonable terms and (ii) Revolving Credit Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use that are materially prejudicial to their interests in the Note Lien Collateral.

        In any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, if a Priority Lien Representative shall, acting in accordance with the Priority Lien Documents, agree to permit a sale of Collateral Class that is subject to the Priority Liens free and clear of Liens and other claims, under Section 363 of the Bankruptcy Code or otherwise, then each Junior Lien Claimholder agrees that it will not raise any objection to or contest such sale or request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Priority Lien Collateral Agent or to the extent permitted by the Intercreditor Agreement).

        Notwithstanding the above paragraphs and the provisions described above under the caption "—Restrictions on Enforcement of Junior Liens," in any insolvency or liquidation proceeding:

if the Revolving Credit Claimholders (or any subset thereof) are granted adequate protection with respect to the Revolving Credit Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Revolving Credit Collateral) in connection with any Cash Collateral use or DIP Financing, then the Note Lien Collateral Agent, on behalf of itself or any of the Note Lien Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated (except to the extent that the Note Lien Collateral Agent already had a Lien on such Collateral (in which case the priorities established by the Intercreditor Agreement shall apply)) to the Liens securing the Revolving Credit Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the Note Lien Collateral Agent on Revolving Credit Collateral; and

in the event any Note Lien Claimholder seeks or requests adequate protection in respect of Note Lien Collateral and such adequate protection is granted in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Note Lien Collateral), then the Note Lien Collateral Agent, the Note Lien Representatives and the Note Lien Claimholders each agrees that the Revolving Credit Collateral Agent may also be granted a Lien on the same additional collateral as security for the Revolving Credit Obligations and for any Cash Collateral use or DIP Financing provided by the Revolving Credit Claimholders, each Revolving Credit Collateral Agent and each Revolving Credit Claimholder agrees that any Lien on such additional collateral securing the Revolving Credit Obligations, shall be subordinated (except to the extent that the Revolving Credit Collateral Agent already had a Lien on such Collateral (in which case the priorities established by the Intercreditor Agreement shall apply)) to the Liens on such collateral securing the Note Lien Obligations, all on the same basis as the other Liens of the Revolving Credit Collateral Agent on Note Lien Collateral.

        Except as otherwise expressly set forth in the Intercreditor Agreement or in connection with the exercise of remedies with respect to (i) the Revolving Credit Collateral, nothing in the Intercreditor Agreement shall limit the rights of any Note Lien Claimholder from seeking adequate protection with respect to their rights in the Note Lien Collateral in any insolvency or liquidation proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or (ii) the Note Lien Collateral, nothing in the Intercreditor Agreement shall limit the rights of any Revolving Credit Claimholders from seeking adequate protection with respect to their rights in the Revolving Credit Collateral in any insolvency or liquidation proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

  Application of Proceeds, Payments Over and Application of Payments

        The Intercreditor Agreement will provide that so long as the Discharge of Priority Lien Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against any Grantor, all Collateral Class subject to a Priority Lien or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Priority Lien Collateral Agent or other Priority Lien Claimholders, shall be applied by the Priority Lien Collateral Agent to the Priority Lien Obligations in such order as specified in the relevant Priority Lien Loan Documents.

        Unless and until both the Discharge of Revolving Credit Obligations and the Discharge of Note Lien Obligations have occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof received by any Revolving Credit Claimholder or any Note Lien Claimholder in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of the Intercreditor Agreement shall be segregated and held in trust and forthwith paid over to the Revolving Credit Collateral Agent or Note Lien Collateral Agent, as appropriate in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Note Lien Collateral Agent and Revolving Credit Collateral Agent will each be authorized to make any such endorsements as agent for the other Person. That authorization is coupled with an interest and is irrevocable until both the Discharge of Revolving Credit Obligations and Discharge of Note Lien Obligations have occurred.

        Subject to the other terms of the Intercreditor Agreement, all payments received by (a) the Revolving Credit Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Credit Obligations to the extent provided for in the Revolving Credit Loan Documents; and (b) the Note Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to the Note Lien Obligations to the extent provided for in the Note Lien Documents.

        If, in any insolvency or liquidation proceeding, the Revolving Credit Claimholders or the Note Lien Claimholders (the "Applicable Junior Lien Claimholders") receive pursuant to a plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations ("Junior Lien Reorganization Securities") in whole or in part on account of their junior Liens on the Note Lien Collateral or the Revolving Credit Collateral, as the case may be (such Collateral as to which the applicable Claimholders have a junior Lien, the "Applicable Junior Collateral") that are secured by Liens on such Applicable Junior Collateral, and the other Claimholders (the "Applicable Senior Lien Claimholders") receive pursuant to such plan of reorganization or similar dispositive restructuring plan a distribution of debt obligations ("Senior Lien Reorganization Securities") in whole or in part on account of their Revolving Credit Obligations or Note Lien Obligations, as the case may be, that are secured by Liens on such Applicable Junior Collateral, then (i) the Applicable Junior Lien Claimholders shall be entitled to retain their Junior Lien Reorganization Securities and shall not be obligated to turnover same to any or all of the Applicable Senior Lien Claimholders, and (ii) to the extent the Junior Lien Reorganization Securities and the Senior Lien Reorganization Securities are secured by Liens upon the same Applicable Junior Collateral, the provisions of the Intercreditor Agreement will survive the distribution of such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and will apply with like effect to the Junior Lien Reorganization Securities and Senior Lien Reorganization Securities, to such Liens securing such Junior Lien Reorganization Securities and Senior Lien Reorganization Securities and to the distribution of proceeds of such Applicable Junior Collateral.

  Enforcement With Respect To Capital Stock

        After the Release Date, the Revolving Credit Collateral Agent will not sell or dispose of any Revolving Credit Capital Stock Collateral pursuant to any Enforcement unless (i) the Discharge of Note Obligations has occurred; (ii) the Note Lien Collateral Agent and the Revolving Credit Collateral Agent have reached an agreement with respect to the distribution of the proceeds from any such disposition (and in which case the proceeds will be distributed between the Note Claimholders and the holders of Revolving Credit Obligations pursuant to such agreement; or (iii) the Note Lien Collateral Agent has requested that the Revolving Credit Collateral Agent sell or dispose of such Revolving Credit Capital Stock Collateral, provided, however, that the Revolving Credit Collateral Agent may refuse such request unless and until it is satisfied in its sole reasonable discretion that it has received from the Note Lien Collateral Agent adequate indemnity (as determined in the Revolving Credit Collateral Agent's sole reasonable discretion and which may include security or other payment assurances reasonably required by the Revolving Lien Collateral Agent) against all costs, expenses, losses, damages, actions, judgments, suits and liabilities in connection with or arising from such action.

        All net proceeds received by the Revolving Credit Collateral Agent from any such Enforcement pursuant to clause (iii) above shall be applied to payment of the Revolving Credit Obligations; provided, however, that the Revolving Credit Collateral Agent and the holders of Revolving Credit Obligations agree to subordinate their rights to receive from the sale or other disposition of Revolving Credit Collateral on which the Note Lien Collateral Agent has a perfected Lien to the Note Lien Claimholders in an amount equal to the net proceeds received from the Enforcement with respect to the Revolving Credit Capital Stock Collateral.

  Release of Liens on Collateral

        The Intercreditor Agreement provides that:

  (1)
  If in connection with the exercise of any Revolving Credit Collateral Agent's remedies in respect of any Collateral as provided for in the Intercreditor Agreement, the Revolving Credit Collateral Agent, for itself and/or on behalf of any of the other Revolving Credit Claimholders, releases its Liens on any part of the Revolving Credit Collateral, then the Liens, if any, of the Note Lien Collateral Agent, the Note Lien Representatives and the Note Lien Claimholders, on the Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. The Note Lien Collateral Agent, for itself and/or on behalf of any of the Note Lien Claimholders promptly shall execute and deliver to the Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

  (2)
  If in connection with the exercise by any Note Lien Representative of remedies in respect of any Collateral as provided for in the Intercreditor Agreement, the Note Lien Collateral Agent, for itself and/or on behalf of any of the Note Lien Claimholders, releases all of its Liens on any part of the Note Lien Collateral, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself and/or for the benefit of the Revolving Credit Claimholders, on the Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. The Revolving Credit Collateral Agent, for itself and/or on behalf of any such Revolving Credit Claimholder shall promptly execute and deliver to the Note Lien Collateral Agent or such Grantor such termination statements, releases and other documents as the Note Lien Collateral Agent or such Grantor may request to effectively confirm such release.

        In addition, if in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a "Disposition") permitted under the terms of both the Revolving Credit Loan

Documents and the Note Lien Documents (including voluntary Dispositions of Revolving Credit Collateral by the respective Grantors after a Revolving Credit Default and voluntary Dispositions of Note Lien Collateral by the respective Grantors after a Note Lien Default), (i) the Revolving Credit Collateral Agent, for itself and/or on behalf of any of the Revolving Credit Claimholders, releases its Liens on any part of the Revolving Credit Collateral, in each case other than (A) in connection with the Discharge of Revolving Credit Obligations or (B) after the occurrence and during the continuance of a Note Lien Default, then the Liens, if any, of the Note Lien Representatives, for themselves and/or for the benefit of the Note Lien Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released, and (ii) any Note Lien Representative, for itself and/or on behalf of the Note Lien Claimholders, releases all of its Liens on any part of the Note Lien Collateral, in each case other than (A) in connection with the Discharge of Note Lien Obligations or (B) after the occurrence and during the continuance of a Revolving Credit Default, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself and/or for the benefit of the Revolving Credit Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released. Each Revolving Credit Collateral Agent and the Note Lien Representative, each for itself and/or on behalf of any such Revolving Credit Claimholders or Note Lien Claimholder, as the case may be, promptly shall execute and deliver to the Note Lien Collateral Agent, Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the Note Lien Collateral Agent, Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

        Otherwise, the release of Liens on Collateral will be governed by the Note Lien Documents and the Revolving Credit Loan Documents, respectively, and not by the Intercreditor Agreement. See the provisions relating to release of Liens described above under "—Security" and below under "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes."

  Amendment of Intercreditor Agreement and Other Security Documents

        The Intercreditor Agreement provides that no amendment, modification or waiver of any of the provisions of the Intercreditor Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of Revolving Credit Collateral Agent and the Note Lien Collateral Agent or their respective authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time.

        The indenture provides that any amendment or supplement that purports to contractually subordinate the Note Liens on the Priority Collateral securing the Note Lien Obligations will be effective only with the consent of the holders of at least two-thirds in principal amount of the notes then outstanding, voting as a single class.

        The Intercreditor Agreement will not restrict the ability of the Issuers, the other Grantors and the Revolving Credit Collateral Agent to amend or supplement any other Revolving Credit Loan Document, or the ability of the Issuers, the other Grantors and the Note Lien Collateral Agent to amend or supplement any other Note Lien Document. The Note Lien Security Documents may be amended or supplemented as set forth under "—Provisions of the Indenture Relating to Security—Amendment of Note Lien Security Documents."

        The Revolving Credit Obligations and Note Lien Obligations may be Refinanced, in each case, without notice to, or the consent (except to the extent a consent is required to permit the Refinancing transaction under any Revolving Credit Document or any Note Lien Document) of the Revolving Credit Claimholders or the Note Lien Claimholders, as the case may be, all without affecting the Lien subordination or other provisions of the Intercreditor Agreement, provided, however, that the holders of such Refinancing debt bind themselves in an intercreditor joinder agreement or other writing, reasonably acceptable to the Note Lien Collateral Agent and Revolving Credit Collateral Agent and addressed to the Note Lien Collateral Agent or Revolving Credit Collateral Agent, as the case may be, to the terms of the Intercreditor Agreement and any such amendment, supplement, modification or Refinancing shall be in accordance with the provisions of both the Revolving Credit Loan Documents and the Note Lien Documents.

  Bailees for Perfection

        Revolving Credit Collateral Agent and each Note Lien Representative, as the case may be, agree to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the "Pledged Collateral") as collateral agent for the Revolving Credit Claimholders and Note Lien Claimholders, as the case may be, and as bailee for the Revolving Credit Collateral Agent or the Note Lien Representatives, as the case may be, (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Loan Documents and the Note Lien Documents, as applicable, subject to the terms and conditions of the Intercreditor Agreement.

  Delivery of Collateral

        Upon the Discharge of Priority Lien Obligations, the Priority Lien Collateral Agent shall deliver to the Junior Lien Collateral Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Junior Lien Collateral Agent or any other Junior Lien Representative in such order as specified in the Junior Lien Documents.

  Cooperation and Access with Respect to Revolving Credit Collateral

  Consent to License to Use Equipment and Intellectual Property

        Each Note Lien Representative will grant (to the full extent of their respective rights and interests) the Revolving Credit Collateral Agent and its agents, representatives and designees (a) a nonexclusive, royalty free, rent free worldwide license or sublicense (subject to the terms of the underlying license) and lease to use all of the Note Lien Collateral including any computer or other data processing Equipment exclusive of Intellectual Property, to operate stores or distribution activities on the Real Estate Assets during any Enforcement Period, to collect all Accounts or amounts owing under Instruments or Chattel Paper, to copy, use or preserve any and all information relating to any of the Collateral, and to complete the manufacture, packaging and sale of Inventory and (b) a nonexclusive, royalty free worldwide license or sublicense (subject to the terms of the underlying license) (which will be binding on any successor or assignee of the Intellectual Property) to use any and all Intellectual Property at any time to in connection with its Enforcement; provided, however, the royalty free, rent free license and lease granted in clause (a) with respect to Equipment shall immediately expire upon the sale, lease, transfer or other disposition of such Equipment and provided further that on or after the 30th day following the termination of the Access Period with respect to the Primary Real Estate Assets, the Revolving Credit Collateral Agent, during the term of the above licenses, shall use any Trademarks of such licensed Intellectual Property solely in connection with (x) goods or services which the Revolving Credit Collateral Agent in good faith reasonably believes to be in an all material respects of at least the same level of quality offered by, and in a manner in which the Revolving Credit Collateral Agent in good faith reasonably believes to be in all material respects consistent with the practices of, one or more Grantors as of the date of the Enforcement Notice or (y) the disposition of damaged, obsolete or second-quality goods which dispositions the Revolving Credit Collateral Agent in good faith reasonably believes will not materially diminish the distinctiveness and quality characteristics associated with such Intellectual Property or the validity thereof (it being understood and agreed that the Revolving Credit Collateral Agent and its agents, representatives and designees shall comply in all material respects with all laws pertaining to its use of Intellectual Property described hereunder, including notice requirements).

  Access to Property to Process and Sell Inventory

        If any Note Lien Representative or any of its respective agents or representatives, or any third party pursuant to any Enforcement undertaken by any Note Lien Representative, or any receiver, shall obtain possession or physical control of any of the Primary Real Estate Assets or any of the Other Real Estate, such Note Lien Representative shall promptly notify the Revolving Credit Collateral Agent of that fact and the Revolving Credit Collateral Agent shall, within ten (10) Business Days thereafter, notify Note Lien Representative or, if applicable, any such third party (at such address to be provided by such Note Lien Representative, as applicable, in connection with the applicable Enforcement), as to whether the Revolving Credit Collateral Agent desires to exercise access rights under the Intercreditor Agreement, at which time the parties shall confer in good faith to coordinate with respect to the Revolving Credit Collateral Agent's exercise of such access rights. Access rights may apply to differing parcels of Other Real Estate at differing times (i.e. a Revolving Credit Collateral Agent may obtain possession of one store or distribution center at a different time than it obtains possession of other properties), in which case, a differing Access Period may apply to each such property.

        Upon delivery of notice to the relevant Note Lien Representative, the Access Period shall commence for all of the Primary Real Estate Assets or the subject parcel of Other Real Estate. During the Access Period and for any period prior to an Access Period when the Revolving Credit Collateral Agent may have had access and/or use of any Note Lien Collateral (e.g. pursuant to access granted by a landlord of any Real Estate Asset), the Revolving Credit Collateral Agent and its agents, representatives and designees shall have a non-exclusive right to have such access to, and a rent free right to use, the Note Lien Collateral for the purpose of arranging for and effecting the sale or disposition of Revolving Credit Collateral, including the production, completion, packaging, shipping and other preparation of such Revolving Credit Collateral for sale or disposition. During any such Access Period (or period prior to an Access Period), the Revolving Credit Collateral Agent and its representatives (and persons employed on its behalf), may continue to operate, service, maintain, process and sell the Revolving Credit Collateral, as well as to engage in bulk sales or other liquidations of Revolving Credit Collateral. Revolving Credit Collateral Agent shall take proper care of any Note Lien Collateral that is used by it during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by it or its agents, representatives or designees and comply with all applicable laws in connection with its use or occupancy of the Note Lien Collateral. The Revolving Credit Claimholders shall indemnify and hold harmless the relevant Note Lien Claimholders for any injury or damage to Persons or property caused by the acts or omissions of Persons under its control. Revolving Credit Collateral Agent and each Note Lien Representative shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of any Note Lien Representative to commence foreclosure of the Note Lien Mortgages or to show the Note Lien Collateral to prospective purchasers and to ready the Note Lien Collateral for sale.

  Grantor Consent

        The Companies and the other Grantors will agree with the Note Lien Representatives that Revolving Credit Collateral Agent shall have access, during the Access Period, as described in the Intercreditor Agreement and each such Grantor that owns any of the Mortgaged Premises will grant a non-exclusive easement in gross over its property to permit the uses by Revolving Credit Collateral

Agent contemplated by the Intercreditor Agreement. Each Note Lien Representative will consent to such easement.

  Exercise of Remedies—Set Off and Tracing of and Priorities in Proceeds.

        The Note Lien Collateral Agent and each Note Lien Representative, for itself and/or on behalf of the Note Lien Claimholders, each will acknowledge and agree that, to the extent any such Person exercises its rights of setoff against any Grantors' Deposit Accounts, Credit Card Processing Accounts, Securities Accounts or other assets, the amount of such setoff shall be deemed to be the Revolving Credit Collateral to be held and distributed pursuant to the provisions described above under the caption "—Application of Proceeds, Payments Over and Application of Payments"; provided, however, that the foregoing shall not apply to any setoff by any such Person against any Note Lien Collateral (including funds in any Net Available Cash Account) to the extent applied to payment of Note Lien Debt. The Note Lien Collateral Agent and each Note Lien Representative, for itself and/or on behalf of the Note Lien Claimholders will agree that prior to an issuance of an Enforcement Notice all funds deposited under Account Agreements and then applied to the Revolving Credit Obligations shall be treated as Revolving Credit Collateral and, unless the Revolving Credit Collateral Agent have actual knowledge to the contrary, any claim that payments made to Revolving Credit Collateral Agent through the Deposit Accounts, Credit Card Processing Accounts or Securities Accounts that are subject to Account Agreements are proceeds of or otherwise constitute Note Lien Collateral, are waived. The Revolving Credit Collateral Agent, Revolving Claimholders, the Note Lien Collateral Agent, the Note Lien Representatives and the Note Lien Claimholders, each will agree that, prior to an issuance of an Enforcement Notice, any proceeds of Collateral, whether or not deposited under Account Agreements, which are used by any Grantor to acquire other property which is Collateral shall not (as among the Revolving Credit Collateral Agent, the Note Lien Collateral Agent, the Note Lien Representatives and the various Claimholders) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. The Revolving Credit Collateral Agent, Revolving Claimholders, the Note Lien Collateral Agent, the Note Lien Representatives and the Note Lien Claimholders, each will agree that after an issuance of an Enforcement Notice, each such Person shall cooperate in good faith to identify the proceeds of the Revolving Credit Collateral and the Note Lien Collateral, as the case may be (it being agreed that after an issuance of an Enforcement Notice, unless the Revolving Credit Collateral Agent has actual knowledge to the contrary, all funds deposited under Account Agreements and then applied to the Revolving Credit Obligations shall be presumed to be Revolving Credit Collateral (a presumption that can be rebutted by the Note Lien Collateral Agent); provided, however, that neither any Revolving Credit Claimholder nor any Note Lien Claimholder shall be liable or in any way responsible for any claims or damages from conversion of the Revolving Credit Collateral or Note Lien Collateral, as the case may be (it being understood and agreed that (A) the only obligation of any Revolving Credit Claimholder is to pay over to the Note Lien Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Revolving Credit Claimholder received that have been identified as proceeds of the Note Lien Collateral and (B) the only obligation of any Note Lien Claimholder is to pay over to the Revolving Credit Collateral Agent, in the same form as received, with any necessary endorsements, all proceeds that such Note Lien Claimholder received that have been identified as proceeds of the Revolving Credit Collateral. Each of the Revolving Credit Collateral Agent and the Note Lien Collateral Agent may request from the other an accounting of the identification of the proceeds of Collateral (and the Revolving Credit Collateral Agent and the Note Lien Collateral Agent, as the case may, upon which such request is made shall deliver such accounting reasonably promptly after such request is made).

Provisions of the Indenture Relating to Security

  Enforcement of Note Liens

        The indenture and the Note Lien Security Documents provide that, upon the occurrence and during the continuance of an Event of Default, the Trustee may pursue any available remedy, including directing the Note Lien Collateral Agent to enforce the Note Liens securing the notes, subject to the provisions described above under the caption "Intercreditor Agreement—Restrictions on Enforcement of Junior Liens" and to the provisions of the indenture governing the Trustee's duties and rights generally; and the Trustee will be subject to such instructions as may be given to it by the Holders of a majority in outstanding principal amount of the notes to direct (and in its sole discretion and without the consent of the holders of the notes may direct) on behalf of the holders of the notes as the Note Lien Debt Representative with respect to the notes, the Note Lien Collateral Agent to take all actions it deems necessary or appropriate in order to:

  (1)
  foreclose upon or otherwise enforce any or all of the Note Liens;

  (2)
  enforce any of the terms of the Note Lien Security Documents; or

  (3)
  collect and receive payment of any and all of the Note Lien Obligations.

  Release of Liens in Respect of Notes

        The indenture provides that the Note Liens upon the Collateral will be released and no longer secure the notes outstanding under the indenture or any other Note Lien Obligations, and the right of the holders of the notes and such other Note Lien Obligations to the benefits and proceeds of the Note Liens on the Collateral will terminate and be discharged:

  (1)
  upon satisfaction and discharge of the indenture as set forth under the caption "—Satisfaction and Discharge";

  (2)
  upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption "—Legal Defeasance and Covenant Defeasance";

  (3)
  upon payment in full of all notes outstanding under the indenture and all outstanding Note Lien Obligations due and payable under the indenture at the time the notes are paid in full and discharged;

  (4)
  in whole or in part, with the consent of the Holders of a majority in aggregate principal amount of the notes in accordance with the provisions described below under the caption "—Amendment, Supplement and Waiver";

  (5)
  upon the taking of Collateral by eminent domain, condemnation or in similar circumstances;

  (6)
  in the case of Note Liens on Collateral owned by any Note Guarantor, upon the release of the Guarantee of such Note Guarantor in accordance with the provisions of the indenture described under "—Note Guarantees";

  (7)
  as to any Collateral that is sold, transferred or otherwise disposed of by the Issuers or any Note Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Issuers or a Restricted Subsidiary of the Issuers (i) in a transaction or other circumstance that is not prohibited by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Asset Sales," at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of or (ii) in connection with the enforcement of a Permitted Lien so long as the Lien attaches to the Proceeds of such enforcement action; provided that the Liens on the Collateral will not be released pursuant to clause (i) of this provision if the sale or disposition is subject to the covenant described below under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (8)
  as to any Collateral owned by a Note Guarantor all of the Capital Stock of which is being sold, transferred or otherwise disposed of, to a Person that is not (either immediately before or after giving effect to such transaction) the Issuers or a Restricted Subsidiary in a transaction that is not prohibited by the provisions of the indenture described below under the caption "—Repurchase at the Option of Holders—Asset Sales," at the time of such sale, transfer or other disposition;

  (9)
  as to any Revolving Credit Collateral securing Revolving Credit Obligations upon any release of such Collateral pursuant to the terms of the Revolving Credit Loan Documents;

  (10)
  as to any Collateral consisting of Note Capital Stock Collateral, on the Release Date; or

  (11)
  upon release of Collateral as set forth under the caption "—Intercreditor Agreement—Release of Liens on Collateral."

        The Note Lien Security Documents provide that the Liens securing the Note Lien Debt will extend to the Proceeds of any sale of Collateral. As a result, the Note Liens will apply to the Proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

  Equal and Ratable Sharing of Collateral by Holders of Note Lien Debt

        The indenture provides that, notwithstanding:

  (1)
  anything to the contrary contained in the Note Lien Security Documents;

  (2)
  the time of incurrence of any Series of Note Lien Debt;

  (3)
  the order or method of attachment or perfection of any Liens securing any Series of Note Lien Debt;

  (4)
  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

  (5)
  the time of taking possession or control over any Collateral;

  (6)
  that any Note Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

  (7)
  the rules for determining priority under any law governing relative priorities of Liens:

  (a)
  all Note Liens granted at any time by the Issuers or any Note Guarantor will secure, equally and ratably, all present and future Note Lien Obligations; and

  (b)
  all Proceeds of all Note Liens granted at any time by the Issuers or any Note Guarantor will be allocated and distributed equally and ratably on account of the Note Lien Debt and other Note Lien Obligations.

        This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Note Lien Obligations, each present and future Note Lien Representative and the Note Lien Collateral Agent as holder of Note Liens. The Note Lien Representative of each future Series of Note Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Note Lien Collateral Agent and the Trustee at the time of incurrence of such Series of Note Lien Debt.

  Relative Rights

        Nothing in the Note Lien Documents will:

  (1)
  impair, as between the Issuers and the holders of the notes, the obligation of the Issuers to pay principal of, premium and interest and additional interest, if any, on the notes in accordance with their terms or any other obligation of the Issuers or any Note Guarantor;

  (2)
  affect the relative rights of holders of notes as against any other creditors of the Issuers or any Note Guarantor (other than holders of Revolving Credit Liens or other Note Liens);

  (3)
  restrict the right of any holder of notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by the provisions described above under the captions "—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens" or "—Intercreditor Agreement—Insolvency or Liquidation Proceedings");

  (4)
  restrict or prevent any holder of notes or other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by the provisions described above under the captions "—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens" or "—Intercreditor Agreement—Insolvency or Liquidation Proceedings"; or

  (5)
  restrict or prevent any holder of notes or other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by the provisions described above under the captions "—Intercreditor Agreement—Restrictions on Enforcement of Junior Liens" or "—Intercreditor Agreement—Insolvency or Liquidation Proceedings."

  Compliance with Trust Indenture Act

        To the extent applicable, the Issuers will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Note Lien Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer of the Issuers except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Issuers will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel (which may be internal counsel), that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral. In the case where the Issuers determine that the TIA is not applicable, the Issuers shall deliver an opinion of counsel and an officers' certificate to the Trustee and the Note Lien Collateral Agent to the effect that the TIA does not apply to the release of Collateral and that all conditions precedent to such release in the indenture and the Note Lien Security Documents (including the Intercreditor Agreement) have been complied with.

  Further Assurances; Insurance

        The indenture and the Note Lien Security Documents provide that each of the Issuers and the Guarantors will do or cause to be done all acts that the Note Lien Collateral Agent from time to time may reasonably request or as necessary to assure and confirm that the Note Lien Collateral Agent holds, for the benefit of the holders of Note Lien Obligations, duly created and enforceable and (except with respect to Excluded Perfection Collateral) perfected Note Liens upon the Collateral (including any property or assets (other than Excluded Perfection Collateral) that are acquired or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority and perfection required under, the Note Lien Documents.

        At any time and from time to time, each of the Issuers and the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions that are necessary to or that the Note Lien Collateral Agent may reasonably request to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by, and with the Lien priority and perfection required under, the Note Lien Documents for the benefit of the holders of Note Lien Obligations.

        The Issuers and the Guarantors will:

  (1)
  keep their properties insured at all times by financially sound and reputable insurers in such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies in the same or similar business and, in any event, insuring the Collateral against loss by fire, explosion or theft or other risks as may be required by the Note Lien Security Documents;

  (2)
  maintain such other insurance as may be required by law; and

  (3)
  maintain title insurance on real property Collateral to the extent required by the Note Lien Security Documents.

        The Issuers and the Guarantors will furnish to the Note Lien Collateral Agent all information reasonably requested by it as to their property and liability insurance carriers. The Note Lien Security Documents will provide that the Note Lien Collateral Agent, on behalf of holders of Note Lien Debt, be named as an additional insured and/or loss payee in respect of casualty insurance for Note Lien Collateral property, with a waiver of subrogation, and 30 days' notice of any cancellation of or material change to all insurance policies of the Issuers and the Guarantors required by the Note Lien Security Documents. Any payments received by the Note Lien Collateral Agent in its capacity as additional insured and/or loss payee in respect of such insurance shall be deposited by it into the Net Available Cash Account and may be applied by the Issuers and their respective Restricted Subsidiaries in accordance with the provisions of the indenture described in the fourth paragraph under the caption "—Repurchase at the Option of Holders—Asset Sales."

Amendment of Note Lien Security Documents

        The Note Lien Security Documents (other than the Intercreditor Agreement) provide that no amendment or supplement to the provisions of any such Note Lien Security Document will be effective without the approval of the Note Lien Collateral Agent acting as directed by the Required Note Lien Debtholders, except that:

  (1)
  any amendment or supplement that has the effect solely of:

  (a)
  adding or maintaining Collateral;

  (b)
  securing additional Note Lien Debt that was otherwise permitted by the terms of the Note Lien Documents to be secured by the Collateral;

  (c)
  preserving, perfecting or establishing the priority of the Liens thereon or the rights of the Note Lien Collateral Agent therein; provided that the Note Liens remain Priority Liens on the Note Lien Collateral;

  (d)
  releasing Liens on Collateral securing Note Lien Obligations in accordance with the requirements set forth in the applicable Note Lien Documents referenced above under the caption "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes," under the caption "—Intercreditor Agreement—Release of Liens on

      Collateral" and, if applicable, the provisions of any other Note Lien Document governing any other Series of Note Lien Debt that regulates the release of Collateral;

    (e)
    curing any ambiguity, omission, defect or inconsistency; provided that such amendment or supplement does not adversely affect any security interest in Collateral securing the Note Lien Obligations or perfection thereof or the rights of any holder of Note Lien Debt, any Note Lien Representative or the Note Lien Collateral Agent, subject to the provisions of the Note Lien Security Documents;

    (f)
    adding to the covenants of the Grantors for the benefit of the holders of Note Lien Debt or to surrender any right or power conferred upon the Grantors;

    (g)
    making any change that does not adversely affect any security interest in Collateral securing the Note Lien Obligations or perfection thereof or the rights of any holder of Note Lien Debt, any Note Lien Representative or the Note Lien Collateral Agent, subject to the provisions of the Note Lien Security Documents; or

    (h)
    conforming the text of the Note Lien Security Documents to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of such Note Lien Security Document, will become effective when executed and delivered by the Issuers or any other applicable Guarantor party thereto and the Note Lien Collateral Agent acting without any direction by the holders of Note Lien Obligations;

  (2)
  no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Note Lien Obligations:

  (a)
  to vote its outstanding Note Lien Debt with respect to Note Lien Collateral as to any matter described as subject to direction by the Required Note Lien Debtholders (or amends the provisions of this clause (2) or the definitions of "Required Note Lien Debtholders");

  (b)
  to share equally and ratably with the holders of all Note Lien Obligations in the Proceeds of enforcement of or realization on any Collateral as described above under "Intercreditor Agreement—Application of Proceeds, Payments Over and Application of Payments" and "—Provisions of the Indenture Relating to Security—Equal and Ratable Sharing of Collateral by Holders of Note Lien Debt"; or

  (c)
  to require that Note Liens be released only as set forth in the provisions described above under the caption "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes,"

will become effective without the consent of the requisite percentage or number of holders of each Series of Note Lien Debt so affected under the applicable Note Lien Document; and

  (3)
  no amendment or supplement that imposes any obligation upon the Note Lien Collateral Agent or any Note Lien Representative or adversely affects the rights of the Note Lien Collateral Agent or any Note Lien Representative, in its individual capacity as such, will become effective without the consent of the Note Lien Collateral Agent or such Note Lien Representative, respectively.

        In connection with executing any amendment or supplement to the Note Lien Documents, the Note Collateral Agent shall be entitled to rely on an opinion of counsel and an officers' certificate to the effect that all conditions precedent to the execution of such amendment or supplement have been complied with, and such amendment or supplement is authorized or permitted by the Note Lien Documents.

        Any amendment or supplement to the provisions of the Note Lien Security Documents that releases Liens on Collateral securing Note Lien Debt will be effective only in accordance with the requirements set forth in the applicable Note Lien Documents referenced above under the caption "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes," under the caption "—Intercreditor Agreement—Release of Liens on Collateral" and, if applicable, the provisions of any other Note Lien Document governing any other Series of Note Lien Debt that regulates the release of Collateral. Any amendment or supplement that results in the Note Lien Collateral Agent's Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption "—Provisions of the Indenture Relating to Security—Release of Liens in Respect of Notes" or under the caption "—Intercreditor Agreement—Release of Liens on Collateral."

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or a larger integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

        On the Change of Control payment date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

        The paying agent will promptly mail or wire to each holder of notes properly tendered the Change of Control payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuers and their respective Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuers and their respective Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  such Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by such Issuer or Restricted Subsidiary consists of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on the Issuers' most recent consolidated balance sheet, of such Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or similar agreement that releases such Issuer or Restricted Subsidiary from further liability;

  (b)
  any securities, notes or other obligations received by such Issuer or Restricted Subsidiary from such transferee that are converted, sold or exchanged by such Issuer or Restricted Subsidiary into cash or Cash Equivalents within 180 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion, sale or exchange; and

  (c)
  any stock, property or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Other than with respect to an Asset Sale of Note Lien Collateral, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuers (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

  (1)
  to repay (i) Credit Facilities or (ii) Indebtedness used to finance the acquisition of the assets subject of the Asset Sale incurred within 12 months prior to such Asset Sale and, in the case of each of clauses (i) and (ii), if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuers;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  to enter into a binding written agreement to acquire any stock or assets of the kind referred to in the foregoing clauses (2) or (4) if the acquisition of such stock or assets, as the case may be, is consummated within 180 days of such binding written agreement.

        Pending the final application of any Net Proceeds in accordance with the foregoing, the Issuers may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        In the case of an Asset Sale of Note Lien Collateral the Issuers (or the Restricted Subsidiary that owned the sold assets, as the case may be) shall promptly deposit the Net Proceeds of such disposition into a segregated Net Available Cash Account, under the control of the Note Lien Collateral Agent, that includes only proceeds from the disposition of Note Lien Collateral and interest earned thereon (a "Net Available Cash Account") and is free from all other Liens (other than Junior Liens), all on terms and pursuant to arrangements reasonably satisfactory to the Note Lien Collateral Agent in its reasonable determination (which may include, at the Note Lien Collateral Agent's reasonable request, customary officer's certificates and opinions of counsel and shall include release provisions requiring the Note Lien Collateral Agent to release deposits in the Net Available Cash Account as requested to permit the Issuers or their respective Restricted Subsidiaries to apply such Net Proceeds in the manner described below, unless the Note Lien Collateral Agent has received written notice that an Event of Default has occurred and is continuing from the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding), and an amount equal to 100% of the Net Proceeds from such disposition is applied by the Issuers (or such Restricted Subsidiary, as the case may be), to the extent the Issuers or such Restricted Subsidiary elects, to reinvest in Additional Assets constituting Note Lien Collateral to be owned by the Issuers or a Guarantor, and the Note Lien Collateral Agent shall promptly be granted a perfected first priority security interest on all such assets as Note Lien Collateral under the Note Lien Security Documents to secure the notes on terms and pursuant to arrangements reasonably satisfactory to the Note Lien Collateral Agent in its reasonable determination (which may include, at the collateral agent's reasonable request, customary officer's certificates and legal opinions); provided that, notwithstanding the foregoing the Issuers or such Restricted Subsidiary may reinvest such Net Proceeds in Additional Assets that do not constitute Note Lien Collateral in an aggregate amount not to exceed $25.0 million since the Closing Date.

        In addition, upon receipt of any Net Proceeds from a Casualty Event with respect to Note Lien Collateral, the Issuers (or the Restricted Subsidiary that owned those assets, as the case may be) shall treat such Net Proceeds as if it were proceeds of a disposition of Note Lien Collateral and apply such proceeds in accordance with the preceding paragraph.

        Any Net Proceeds from Asset Sales or a Casualty Event with respect to Collateral that are not applied or invested as provided above will constitute "Excess Collateral Proceeds." When the aggregate amount of Excess Collateral Proceeds exceeds $15.0 million, within 10 days thereof, the Issuers will make an Collateral Sale Offer to all holders of notes and may make an offer to all holders of other Indebtedness of the Issuers that is Note Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Note Lien Debt that may be purchased out of the Excess Proceeds (provided that in no event shall the Issuers offer to purchase such other Note Lien Debt of the Issuers at a purchase price in excess of 101% of its principal amount, plus accrued and unpaid interest, if any, thereon); provided, however, that to the extent the Excess Collateral Proceeds relate to Asset Sales or a Casualty Event with respect to Revolving Credit Collateral, the Issuers may, prior to making a Collateral Disposition Offer, make a permanent prepayment with respect to the maximum principal amount of indebtedness that is secured by such Collateral on a first-priority basis that may be prepaid out of such Excess Collateral Proceeds (and in the case of a prepayment of revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) at a price not in excess of 101% of its principal amount, plus accrued and unpaid interest to, if any, thereon to the date of prepayment and any amounts applied to make such a prepayment shall not constitute Excess Collateral Proceeds. The offer price of the notes in any Collateral Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such other Note Lien Debt shall be as set forth in the related documentation governing such Note Lien Debt. If any Excess Proceeds remain after consummation of a Collateral Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Note Lien Debt tendered into such Collateral Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and the Company or such other applicable person shall select such other Note Lien Debt to be purchased on a pro rata basis. Upon completion of each Collateral Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Any Net Proceeds from Asset Sales other than with respect to Collateral that are not applied or invested as provided above will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 10 days thereof, the Issuers will make an Asset Sale Offer to all holders of notes and may make an offer to all holders of other pari passu Indebtedness of the Issuers containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness of the Issuers that may be purchased out of the Excess Proceeds (provided that in no event shall the Issuers offer to purchase such other pari passu Indebtedness of the Issuers at a purchase price in excess of 101% of its principal amount (without premium), plus accrued and unpaid interest and liquidated damages, if any, thereon). The offer price of the notes in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such other Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the notes and the Company or such other applicable person shall select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

        The agreements governing the Revolving Credit Agreement contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers' failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, the Issuers' ability to pay cash to the holders of notes upon a repurchase may be limited by their then existing financial resources. See "Risk Factors—Risks Relating to the Notes—We may not be able to make the change of control offer required by the indenture."

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair, appropriate and practicable.

        No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

  Restricted Payments

        The Issuers will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the Issuers' or any of their respective Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuers or any of their respective Restricted Subsidiaries) or to the direct or indirect holders of the Issuers' or any of their respective Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock or preferred stock of Subsidiaries) of the Issuers and other than dividends or distributions payable to the Issuers or a Restricted Subsidiary of the Issuers);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuers) any Equity Interests of the

    Issuers or any direct or indirect parent of the Issuers held by Persons other than the Issuers or their respective Restricted Subsidiaries;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Issuers and any of their respective Restricted Subsidiaries), except (x) a payment of interest or principal at the Stated Maturity thereof or (y) a payment, purchase, redemption, defeasance or other acquisition or retirement for value of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  Linens 'n Things, Inc. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers and their respective Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11) or (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of Linens 'n Things, Inc. for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Issuers' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

  (b)
  100% of the aggregate net cash proceeds and the Fair Market Value of assets received by Linens 'n Things, Inc. since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Linens 'n Things, Inc. (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Linens 'n Things, Inc. that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Linens 'n Things, Inc.); plus

  (c)
  100% of the aggregate amount received in cash and the Fair Market Value of property and marketable securities received by means of (x) the sale or other disposition (other than to any of the Issuers or their respective Restricted Subsidiaries) of Restricted Investments made by any of the Issuers or their respective Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from any of the Issuers or their respective Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by any of the Issuers or their respective Restricted Subsidiaries or (y) the sale (other than to any of the Issuers or their respective Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent it constituted a Permitted Investment); plus

    (d)
    to the extent that any Unrestricted Subsidiary of the Issuers designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Issuers' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture (other than to the extent it constituted a Permitted Investment); plus

    (e)
    50% of any dividends received by any of the Issuers or their respective Restricted Subsidiaries after the date of the indenture from an Unrestricted Subsidiary of the Issuers, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Linens 'n Things, Inc. for such period.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Linens 'n Things, Inc.) of, Equity Interests of Linens 'n Things, Inc. (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Linens 'n Things, Inc.; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any of the Issuers or the Guarantors that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Linens 'n Things, Inc. to the holders of its Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of, or dividends or distributions to any direct or indirect parent of the Issuers to allow any direct or indirect parent of the Issuers to repurchase, redeem or acquire, any Equity Interests of any of the Parent, the Issuers or any intermediate holding company between the Parent and the Issuers held by any current or former officer, director or employee of any of Parent, the Issuers or their respective Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period plus the aggregate net cash proceeds received by the Issuers after the date of the indenture from the issuance of such Equity Interests to, or the exercise of options to purchase such Equity Interests by, any current or former director, officer, partner, consultant or employee of Parent, the Issuers or their respective Restricted Subsidiaries (provided that the amount of such net cash proceeds received by the Issuers and utilized pursuant to this clause (5) for any such repurchase, redemption, acquisition or retirement will be excluded from clause (3)(b) of the preceding paragraph); and provided, further, that amounts available pursuant to this clause (5) during any twelve-month period may be carried forward and utilized in succeeding twelve-month periods);

  (6)
  loans or advances to employees made in the ordinary course of business of any of the Issuers or their respective Restricted Subsidiaries in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

  (7)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (8)
  the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of any of the Issuers or their respective Restricted Subsidiaries issued on or after the date of the indenture in accordance with the applicable Fixed Charge Coverage Ratio test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  any Permitted Payments to Parent;

  (10)
  any payments made in connection with the Transactions pursuant to the Acquisition Agreement and any other agreements or documents related to the Transactions and set forth on a schedule provided to the Initial Purchasers on or prior to the closing date of the Transactions (without giving effect to subsequent amendments, waivers or other modifications to such agreements or documents) or as otherwise described in the prospectus;

  (11)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of any of the Issuers or a Guarantor that is contractually subordinated to the notes or any Note Guarantee (i) at a purchase price not greater than 101% of the principal amount of such contractually subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" or (ii) at a purchase price not greater than 101% of the principal amount thereof in accordance with provisions similar to the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuers have made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer; and

  (12)
  other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by such Issuer or Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Boards of Directors of the Issuers whose resolution with respect thereto will be delivered to the Trustee. The Boards of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million.

        For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (12) above or is entitled to be made according to the first paragraph of this covenant, Linens 'n Things, Inc. may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Linens 'n Things, Inc. will not issue any Disqualified Stock and will not permit any of their respective Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (x) Linens 'n Things, Inc. may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for Linens 'n Things, Inc. most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (y) Linens 'n Things Center, Inc. may incur Indebtedness (including Acquired Debt) or issue preferred stock, and Linens 'n Things Center, Inc.'s Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Linens 'n Things Center, Inc.'s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  Indebtedness of the Issuers or their respective Restricted Subsidiaries under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (A) $600.0 million and (B) the amount of the Borrowing Base as of the date of such incurrence;

  (2)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Indebtedness existing on the date of the indenture;

  (3)
  the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

  (4)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing, whether or not incurred at the time of such cost or acquisition, all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of any of the Issuers or their respective Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) that are at any one time outstanding not to exceed the greater of (A) $15.0 million or (B) 1% of Consolidated Net Tangible Assets;

  (5)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

  (6)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of intercompany Indebtedness between or among any of the Issuers and their respective Restricted Subsidiaries; provided, however, that:

  (x)
  if an Issuer or a Guarantor is the obligor on such Indebtedness and the payee is not an Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of an Issuer, or the Note Guarantee, in the case of a Guarantor; and

  (y)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than any of the Issuers or their respective Restricted Subsidiaries and (ii) any sale or other transfer of any such Indebtedness to a Person that is not any of the Issuers or their respective Restricted Subsidiaries, will be deemed, in each case, to constitute an incurrence of such Indebtedness by such Issuer or Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of the Issuers' Restricted Subsidiaries to any of the Issuers or their respective Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (x)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than an Issuer or any of their respective Restricted Subsidiaries; and

  (y)
  any sale or other transfer of any such preferred stock to a Person that is not an Issuer or any of their respective Restricted Subsidiaries,

      will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the Guarantee by an Issuer or any of the Guarantors of Indebtedness of an Issuer or their respective Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds or similar types of obligations in the ordinary course of business;

  (11)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days of being incurred;

  (12)
  Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, any of the Issuers or their respective Restricted Subsidiaries (other than Indebtedness incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by an Issuer or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by an Issuer, such Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

  (13)
  Indebtedness arising from agreements of Linens 'n Things, Inc. or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Linens 'n Things, Inc. and their respective Restricted Subsidiaries in connection with such disposition; and

  (14)
  the incurrence by any of the Issuers or their respective Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $50.0 million.

        The Issuers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted, in its sole discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Issuers as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuers or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  Liens

        The Issuers will not and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, provided that the Issuers and their respective Restricted Subsidiaries may incur Liens (in addition to Permitted Liens) securing Indebtedness on property or assets that are not Note Lien Collateral if:

  (1)
  in the case of any Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes, the notes are secured by a Lien on such property or assets that is senior in right of priority to such Liens; and

  (2)
  in the case of all Liens securing other Indebtedness, the notes are equally and ratably secured by a Lien on such property or assets.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to any of the Issuers or their respective Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any of the Issuers or their respective Restricted Subsidiaries;

  (2)
  make loans or advances to any of the Issuers or their respective Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its property or assets to any of the Issuers or their respective Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements as in effect on the date of the indenture (including the Revolving Credit Loan Documents) and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes, the Note Lien Documents and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by any of the Issuers or their respective Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

  (6)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Liens, including real estate mortgages, permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (9)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Issuers' Boards of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

  (10)
  agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the terms of the agreements (i) are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Revolving Credit Agreement or the indenture on the date of the indenture and (ii) do not restrict any Restricted Subsidiaries not so restricted on the date of the indenture;

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (12)
  encumbrances or restrictions under any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (2), (4), (6) or (8) or in this clause (12), provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the agreements, being amended, modified, restated, renewed, supplemented, refunded, replaced or refinanced.

  Merger, Consolidation or Sale of Assets

        Neither of the Issuers will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of it and their respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) such Issuer is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture, the registration rights agreement and the Note Lien Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Fixed Charge Coverage Ratio test of such Issuer set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) the applicable Fixed Charge Coverage Ratio of such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) would be greater than the applicable Fixed Charge Coverage Ratio of such Issuer immediately prior to such transaction;

  (5)
  each Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person's obligations in respect of the indenture and the notes and its obligations under the registration rights agreement shall continue to be in effect, if applicable; and

  (6)
  such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation or merger or sale, assignment, transfer, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and the Note Lien Security Documents and that all relevant conditions precedent in the indenture and the Note Lien Security Documents shall have been satisfied.

        In addition, the Issuers will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Guarantor") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Guarantor) will expressly assume, the indenture, the registration rights agreement and the Note Lien Security Documents pursuant to agreements reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Note Guarantee and the registration rights agreement (if applicable), respectively; and

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

    Notwithstanding the foregoing:

    (a)
    any Guarantor may consolidate with, merge into or transfer all or substantially all of its assets to the Issuers or any Restricted Subsidiary so long as such Restricted Subsidiary becomes a Guarantor and any Restricted Subsidiary other than a Guarantor may consolidate with, merge into or transfer all or substantially all of its assets to the Issuers or any other Restricted Subsidiary;

    (b)
    any Issuer or Guarantor may merge with or into, or convey, transfer or lease all or substantially all its assets to, an Affiliate incorporated solely for the purpose of reincorporating or reforming such Issuer or Guarantor in another jurisdiction, and any Issuer may merge with or into, or convey, transfer or lease all or substantially all of its assets to, the other Issuer or a Restricted Subsidiary so long as all assets of such Issuer immediately prior to such transaction are owned by the Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, conveyance or other disposition has been made immediately after the consummation thereof and clause (2) of the first paragraph of this provision has been complied with; and

    (c)
    any Guarantor may consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets so long as the transactions comply with the release provisions set forth in the second paragraph of the section entitled "—Note Guarantees."

        In addition, the Issuers will not, directly or indirectly, lease all or substantially all of their properties and assets and the property and assets of their Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        In the event of any transaction described in and complying with the conditions listed in this covenant in which any Issuer or Guarantor is not the continuing entity, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer or Guarantor, as the case may be, and such Issuer or Guarantor, as the case may be, would be discharged from all obligations and covenants under the indenture and the notes or its Note Guarantee, as the case may be, and the registration rights agreement (if applicable).

  Transactions with Affiliates

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any Issuer (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to such Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the Issuers deliver to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and either (x) that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, or (y) a copy of an opinion as to the fairness to such Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a copy of an opinion as to the fairness to such Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment or consulting agreement, employee benefit plan, officer or director indemnification agreement, severance agreement or any similar arrangement entered into by the Issuers or any of their respective Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto and the issuance of Capital Stock of the Issuers (other than Disqualified Stock) to directors and employees pursuant to stock option or stock ownership plans, in each case, approved in good faith by the Board of Directors of such Issuer;

  (2)
  transactions between or among the Issuers and/or their respective Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of an Issuer) that is an Affiliate of such Issuer solely because such Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees, compensation benefits or indemnity to directors;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of Linens 'n Things, Inc. to Affiliates of Linens 'n Things, Inc.;

  (6)
  Restricted Payments that do not violate the provisions of the indenture described above under the caption "—Restricted Payments" or any Permitted Investment;

  (7)
  transactions pursuant to any registration rights agreement with the shareholders of Parent or any direct or indirect parent of the Company, on customary terms;

  (8)
  written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transactions approved by a majority of the Boards of Directors of the Issuers;

  (9)
  any payments made in connection with the Transactions pursuant to the Acquisition Agreement and any other agreements or documents related to the Transactions and set forth on a schedule provided to the Initial Purchasers on or prior to the closing date of the Transactions (without giving effect to any subsequent amendments, waivers or modifications to such agreements or documents) or as otherwise described in the prospectus;

  (10)
  (a) payment of annual management fees to the Sponsors in an aggregate amount not to exceed, during any consecutive 12-month period, $2.0 million, (b) the payment of fees to the Sponsors for financial advisory and investment banking services rendered to Parent and its respective Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions, and (c) reimbursement of reasonable out-of-pocket expenses incurred by the Sponsors in connection with the services described in clauses (a) and (b) above;

  (11)
  loans or advances to employees made in the ordinary course of business of any of the Issuers or their respective Restricted Subsidiaries in an aggregate principal amount not to exceed $1.0 million at any one time outstanding; and

  (12)
  any Permitted Payments to Parent.

  Business Activities

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Linens 'n Things, Inc. and their respective Restricted Subsidiaries taken as a whole.

  Additional Note Guarantees

        If after the date of the indenture, any Subsidiary of an Issuer issues a Guarantee of any of the Indebtedness under the Revolving Credit Agreement, other than the Guarantees thereof existing on the Closing Date, then subject to certain exceptions that Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

        The form of the Note Guarantee will be attached as an exhibit to the indenture.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the applicable Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by such Issuer and its respective Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by the Issuers. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Any designation of a Subsidiary of the Issuers as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the applicable Issuer giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuers as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuers will be in default of such covenant. The Board of Directors of the applicable Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuers; provided that such designation will be deemed to be an incurrence of Indebtedness by such Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

  Payments for Consent

        The Issuers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuers will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Linens 'n Things, Inc. were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if Linens 'n Things, Inc. were required to file such reports.

        The availability of the foregoing materials on the SEC's Electronic Data Gathering and Retrieval service or on the Issuers' website shall be deemed to satisfy the Issuers' delivery obligation.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Linens 'n Things, Inc.'s consolidated financial statements by Linens 'n Things, Inc.'s certified registered public accounting firm. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Linens 'n Things, Inc. will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

        Notwithstanding the foregoing, the requirements referred to in clauses (1) and (2) above may be satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement each as contemplated by the registration rights agreement by filing the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with the SEC, with such information that satisfies Regulation S-K and Regulation S-X under the Securities Act within the time periods specified in the rules and regulations applicable to each of the reports referred to in clauses (1) and (2) above.

        If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Linens 'n Things, Inc. is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Linens 'n Things, Inc. will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Linens 'n Things, Inc. will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers' filings for any reason, Linens 'n Things, Inc. will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Linens 'n Things, Inc. were required to file those reports with the SEC.

        In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that (1) the rules and regulations of the SEC permit Linens 'n Things, Inc. and any direct or indirect parent company of Linens 'n Things, Inc. to report at such parent entity's level on a consolidated basis and (2) such parent entity of Linens 'n Things, Inc. holds no assets other than cash, Cash Equivalents and the Capital Stock of Linens 'n Things, Inc., the information and reports required by this covenant may be those of such parent company on a consolidated basis.

Events of Default and Remedies

        Each of the following is an "Event of Default":

  (1)
  default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

  (2)
  default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

  (3)
  failure by the Issuers or any of their respective Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by the Issuers or any of their respective Restricted Subsidiaries for 30 days after notice to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the agreements described under "—Certain Covenants—Restricted Payments" and "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (5)
  failure by the Issuers or any of their respective Restricted Subsidiaries for 60 days after notice to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuers or any of their respective Restricted Subsidiaries (or the payment of which is guaranteed by the Issuers or any of their respective Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

  (7)
  failure by the Issuers or any of their respective Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

  (9)
  certain events of bankruptcy or insolvency described in the indenture with respect to the Issuers or any of their respective Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

  (10)
  the occurrence of any of the following:

  (a)
  except as permitted by the indenture, any Note Lien Security Document is held to be unenforceable or invalid in any respect by a court of competent jurisdiction (and such holding remains unstayed for a period of 30 days) or otherwise ceases for any reason to be fully enforceable for a period of 30 days after notice thereof is delivered to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding; provided that it will not be an Event of Default under this clause (10)(a) if the sole result of the failure of one or more of any such Note Lien Security Documents to be fully enforceable is that (x) any Note Lien purported to be granted thereunder purports to encumber Collateral that has been released in accordance with the terms of the Indenture and the Note Lien Security Documents or (y) any Note Lien purported to be granted thereunder on Collateral having, individually or in the aggregate, a Fair Market Value not more than $20.0 million, ceases to be an enforceable and perfected Priority Lien (in the case of Note Lien Collateral, subject only to Permitted Liens) or Junior Lien (in the case of Revolving Credit Collateral, subject only to Credit Facility Liens and Permitted Liens), as and to the extent required by the applicable Note Lien Security Documents;

  (b)
  any Note Lien purported to be granted under any Note Lien Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $20.0 million ceases to be an enforceable and perfected Priority Lien (in the case of Note Lien Collateral, subject only to Permitted Liens) or Junior Lien (in the case of Revolving Credit Collateral, subject only to Credit Facility Liens and Permitted Liens), as and to the extent required by the applicable Note Lien Security Documents, for a period of 30 days after notice thereof is delivered to the Issuers by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding; or

  (c)
  any Issuer or Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of any Issuer or Guarantor set forth in or arising under any Note Lien Security Document, except to the extent of any Note Lien purported to be granted thereunder which purports to encumber Collateral that has been released in accordance with the terms of the Indenture and the Note Lien Security Documents.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers, any Restricted Subsidiary of the Issuers that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Issuers that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

        Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

        The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the notes, the indenture, the Note Guarantees or the Note Lien Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers' certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Linens 'n Things, Inc. may, at its option and at any time, elect to have the obligations of Linens 'n Things, Inc. and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Linens 'n Things, Inc. must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Linens 'n Things, Inc. must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, Linens 'n Things, Inc. must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Linens 'n Things, Inc. has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Linens 'n Things, Inc. must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Linens 'n Things, Inc. or any Guarantor is a party or by which Linens 'n Things, Inc. or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Linens 'n Things, Inc. or any of their respective Subsidiaries is a party or by which Linens 'n Things, Inc. or any of their respective Subsidiaries is bound;

  (6)
  Linens 'n Things, Inc. must deliver to the Trustee an officers' certificate stating that the deposit was not made by Linens 'n Things, Inc. with the intent of preferring the holders of notes over the other creditors of Linens 'n Things, Inc. with the intent of defeating, hindering, delaying or defrauding any creditors of Linens 'n Things, Inc. or others; and

  (7)
  Linens 'n Things, Inc. must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided below, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). In addition, any amendment to, or waiver of, the provisions of the indenture or any Note Lien Security Document that has the effect of releasing one or more of the Guarantors from its Guarantee or of releasing all or substantially all of the Collateral from the Liens securing the notes will, unless otherwise permitted in accordance with the indenture, require the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the Trustee may amend or supplement the indenture, the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Issuers' or a Guarantor's obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers' or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

  (8)
  to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes or to add a Lien on additional Collateral to secure the notes or the Guarantees.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

  (b)
  all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

  (3)
  the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        The Trustee shall comply with the provisions of TIA §311. The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Attention: Chief Financial Officer, Linens 'n Things, Inc., 6 Brighton Road, Clifton, New Jersey 07015.

Registration Rights

        The following is a summary of the material provisions of the registration rights agreement. You should read the registration rights agreement, which is filed as an exhibit to the registration statement to which this prospectus is a part.

        The issuers have agreed with the initial purchasers of the old notes, for the benefit of the holders thereof, that they will use their reasonable efforts, at their cost, to file and cause to become effective a registration statement with respect to an exchange offer to exchange the old notes for an issue of exchange notes with terms identical to the old notes (except that the exchange notes will not bear legends restricting transfer).

        This exchange offer is being made to satisfy our obligations under the registration rights agreement.

        In the event that applicable interpretations of the staff of the Securities and Exchange Commission do not permit the issuers to effect the exchange offer, or under other specified circumstances, the issuers will, at their cost, use their reasonable efforts to cause to become effective a shelf registration statement with respect to resales of the old notes. The issuers will use their reasonable efforts to keep such shelf registration statement effective until the expiration of up to two years after February 14, 2006, or such shorter period that will terminate when all old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The issuers will, in the event of such a shelf registration, provide to each holder of old notes copies of the prospectus, notify each holder of old notes when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit resales of the old notes. A holder of old notes that sells its old notes pursuant to the shelf registration statement (1) generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, (2) will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, (3) may be restricted from selling its Notes during certain blackout periods and (4) will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification obligations).

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Access Period" means (a) with respect to all Primary Real Estate Assets, the period, after the commencement of an Enforcement Period, which begins, with respect to all Primary Real Estate Assets, on the day that a Revolving Credit Collateral Agent provides the Note Lien Collateral Agent with the notice of its election to request access with respect to all Primary Real Estate Assets pursuant to the Intercreditor Agreement and ends on the earliest of (i) the 180th day after such Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Revolving Credit Collateral located on the Primary Real Estate Assets following Enforcement plus such number of days, if any, after such Revolving Credit Collateral Agent obtains access to such Revolving Credit Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Revolving Credit Collateral located on the Primary Real Estate Assets or (ii) the date on which all or substantially all of the Revolving Credit Collateral located on the Primary Real Estate Assets is sold, collected or liquidated or (iii) the date on which the Discharge of Revolving Credit Obligations occurs and (b) with respect to each parcel of Other Real Estate, the period, after the commencement of an Enforcement Period, which begins, with respect to such parcel of Other Real Estate, on the day that a Revolving Credit Collateral Agent provides the Note Lien Collateral Agent with the notice of its election to request access with respect to such parcel of Other Real Estate pursuant to the Intercreditor Agreement and ends on the earliest of (i) the 180th day after such Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Revolving Credit Collateral located on such to the Revolving Credit Collateral located on such Other Real Estate following Enforcement plus such number of days, if any, after such Revolving Credit Collateral Agent obtains access to such Revolving Credit Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Revolving Credit Collateral located on such Other Real Estate or (ii) the date on which all or substantially all of the Revolving Credit Collateral located on such Other Real Estate is sold, collected or liquidated or (iii) the date on which the Discharge of Revolving Credit Obligations occurs.

        "Accounts" means all now present and future "accounts" and "payment intangibles" (in each case, as defined in Article 9 of the UCC).

        "Acquired Debt" means Indebtedness (i) of a Person or any of their respective Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Debt shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

        "Acquisition Agreement" means the Agreement and Plan of Merger among Linens Merger Sub Co., the Parent and Linens 'n Things, Inc., dated as of November 8, 2005, as the same may be amended, modified or supplemented from time to time.

        "Additional Interest" means all Additional Interest then owing pursuant to the registration rights agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Eurodollar Rate" means, for each quarterly period during which any note is outstanding subsequent to the initial quarterly period, 562.5 basis points over the rate per annum determined by Linens 'n Things, Inc. (notice of such rate to be sent to the Trustee by Linens 'n Things, Inc. on the date of determination thereof) equal to the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in U.S. dollars for a period of three months that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such quarterly period; provided, however, that (i) if no comparable term for a quarterly period is available, the Applicable Eurodollar Rate for the relevant quarterly period shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such quarterly period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "Applicable Eurodollar Rate" shall mean, with respect to each day during the relevant quarterly period, the rate per annum equal to the rate at which Bear, Stearns & Co. Inc. or one of its affiliate banks is offered deposits in U.S. dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such quarterly period in the London interbank market for delivery on the first day of such quarterly period for a period of three months, in amounts equal to $1.0 million. "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 (or other appropriate page if dollars do not appear on such page) on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market). Notwithstanding the foregoing, the Applicable Eurodollar Rate for the initial quarterly period shall be 10.34500%.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Linens 'n Things, Inc. and its respective Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any of the Issuers' Restricted Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

  (2)
  a transfer of assets between or among the Issuers and their respective Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of Linens 'n Things, Inc. to Linens 'n Things, Inc. or to a Restricted Subsidiary of Linens 'n Things, Inc.;

  (4)
  the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete (or otherwise unsuitable for use in connection with the business of Linens 'n Things, Inc. and their respective Restricted Subsidiaries) assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or is a Permitted Investment;

  (7)
  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

  (8)
  the granting of a Lien permitted by the indenture;

  (9)
  the unwinding of any Hedging Obligations;

  (10)
  licenses, leases or subleases of property in the ordinary course of business which do not materially interfere with the business of Linens 'n Things, Inc. and their respective Restricted Subsidiaries;

  (11)
  the sale or other disposition of Equity Interests of or any Investment in an Unrestricted Subsidiary;

  (12)
  (i) a sale and leaseback transaction relating to a retail store acquired, constructed or developed by any of the Issuers or their respective Restricted Subsidiaries after the date of the indenture entered into within 18 months of the date of consummation of the acquisition or completion of the construction or development, as the case may be, or (ii) a sale and leaseback transaction relating to the Company's corporate headquarters located at 6 Brighton Road, Clifton, New Jersey 07015; and

  (13)
  the sale of Permitted Investments (other than sales of Capital Stock of any of the Issuers' Restricted Subsidiaries) made by the Issuers or any Restricted Subsidiary after the date of the indenture, if such Permitted Investments were (a) received in exchange for, or purchased out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Linens 'n Things, Inc.) of, Capital Stock of Linens 'n Things, Inc. (other than Disqualified Stock) or (b) received in the form of, or were purchased from the proceeds of, a substantially concurrent contribution of common equity capital to Linens 'n Things, Inc.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

        "beneficial owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "beneficially owns" and "beneficially owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Borrowing Base" means, as of any date of determination, an amount equal to:

  (1)
  85% of the face amount of all Receivables owned by the Issuers and their respective Restricted Subsidiaries as reported in accordance with GAAP on the Issuers' consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date for which financial statements are available, excluding Receivables that were more than 90 days past due as of such balance sheet date; plus

  (2)
  75% of the book value of all Inventory owned by the Issuers and their respective Restricted Subsidiaries as reported in accordance with GAAP on the Issuers' consolidated balance sheet (or notes thereto) as of the end of the most recent fiscal quarter preceding such determination date for which financial statements are available;

it being understood that the Receivables and Inventories of an acquired business may be included if such acquisition has been completed on or prior to the date of determination.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Canadian" means as to any Person, a Person that is created or organized under the laws of Canada or a Province or territory of Canada.

        "Canadian Collateral" means the assets of Linens 'n Things Canada Corp. and Canadian Subsidiaries of the Parent covered by one or more Security Documents (as defined in the Revolving Credit Agreement) and any other assets of Linens 'n Things Canada Corp. or Canadian Subsidiaries of Linens Holding Co., real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Canadian Revolving Credit Collateral Agent (as defined in the Intercreditor Agreement) and all or some of the other Revolving Credit Claimholders.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Capital Stock Collateral" means all of the following property of the Company and each Grantor now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

  (1)
  all of the Capital Stock in the Company and its Domestic Subsidiaries (including, without limitation, Bloomington MN, L.T., Inc., LNT, Inc., LNT Services, Inc., LNT West, Inc., Vendor Finance, LLC, LNT Leasing II, LLC, LNT Leasing III, LLC, LNT Virginia LLC, LNT Merchandising Company LLC and Citadel LNT, LLC);

  (2)
  65% of the Capital Stock of the Foreign Subsidiaries owned directly by the Parent or its Domestic Subsidiaries;

  (3)
  Records, "supporting obligations" (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and

  (4)
  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to any Credit Facility or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within one year after the date of acquisition; and

  (6)
  investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Cash Management Obligations" means all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Issuers or any of their respective Subsidiaries arising out of any cash management, clearing house, wire transfer, depository or investment services provided by any lender under any Credit Facility or an Affiliate of such lender.

        "Cash Proceeds" means all Proceeds of any Collateral received by any Grantor consisting of cash and Cash Equivalents.

        "Casualty Event" means any taking under power of eminent domain or similar proceeding and any insured loss (excluding business interruption), in each case relating to property or other assets that constitute Note Lien Collateral.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Linens 'n Things, Inc. or the Parent and their respective Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Sponsor or a Related Party of a Sponsor; provided that the transfer of 100% of the Voting Stock of Linens 'n Things, Inc. or the Parent to a Person that has an ownership structure identical to that of Linens 'n Things, Inc. or the Parent, as the case may be, prior to such transfer, such that Linens 'n Things, Inc. or the Parent, as the case may be, becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control for purposes of the indenture;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of Linens 'n Things, Inc.;

  (3)
  after an initial public offering of Linens 'n Things, Inc. or the Parent, the first day on which a majority of the members of the Board of Directors of Linens 'n Things, Inc. or the Parent are not Continuing Directors;

  (4)
  prior to an initial public offering of Common Stock of Linens 'n Things, Inc. or the Parent, (A) the Sponsors or their Related Persons cease to be the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Linens 'n Things, Inc. or the Parent, including, without limitation, as a result of the issuance of securities of Linens 'n Things, Inc. or the Parent, any merger, consolidation, liquidation or dissolution of Linens 'n Things, Inc. or the Parent, any direct or indirect transfer of securities by any Sponsor or Related Party or otherwise and (B) the Sponsors or their Related Parties do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Linens 'n Things, Inc. or the Parent; or

  (5)
  on or subsequent to an initial public offering of Common Stock of Linens 'n Things, Inc. or the Parent, any event occurs the result of which is that (A) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Sponsors or their Related Parties, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the Voting Stock of Linens 'n Things, Inc. or the Parent and (B) the Sponsors and their Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Linens 'n Things, Inc. or the Parent, as the case may be, (or its successor by merger, consolidation or purchase of all or substantially all of its assets) than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Linens 'n Things, Inc. or the Parent or such successor.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Chattel Paper" means all "chattel paper" as defined in Article 9 of the UCC, including, without limitation, "electronic chattel paper" or "tangible chattel paper," as each term is defined in Article 9 of the UCC.

        "Collateral" means all of the assets and property of any Grantor, whether real, personal or mixed, constituting Note Lien Collateral or Revolving Credit Collateral.

        "Collateral Agent" means:

  (1)
  with respect to holders of Note Lien Obligations, the Note Lien Collateral Agent; and

  (2)
  with respect to holders of Revolving Credit Obligations, the Revolving Credit Collateral Agent.

        "Collateral Class," as used with respect to Collateral, means the Note Lien Collateral or the Revolving Credit Collateral, as applicable.

        "Collateral Records" means all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

        "Collateral Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Collateral Support" means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

        "Commercial Tort Claims" means all "commercial tort claims" as defined in Article 9 of the UCC.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  provision for taxes based on income or profits of such Person and their respective Restricted Subsidiaries for such period and any applicable franchise or property taxes (calculated in each case based on income) to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  the Fixed Charges of such Person and their respective Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  the amount of any restructuring charges or reserves (which for the avoidance of doubt, shall include without limitation retention, escheat, severance, relocation, excess pension charges, contract termination costs, including future lease commitments) deducted in such period in computing Consolidated Net Income (excluding any such items to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period); plus

  (4)
  cash received pursuant to tenant allowances from landlords; plus

  (5)
  for any quarter in the period beginning October 3, 2004 and ending December 31, 2005, all adjustments to net income (or loss) used in connection with the calculation of "Adjusted EBITDA" for the 52 weeks ended October 1, 2005 (as set forth in this prospectus under Note (3) to the section entitled "Prospectus Summary—Summary Historical and Pro Forma Consolidated Financial and Operating Data") to the extent such adjustments are not fully reflected in the period being measured and continue to be applicable to such Person; plus

  (6)
  depreciation, amortization (including amortization of intangibles and any amortization of straight line rent expense in excess of cash rent expense but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including charges related to the write-off of goodwill or intangibles as a result of impairment, in each case as required by SFAS No. 142 or SFAS No. 144 but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and their respective Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (7)
  annual management fees and fees for financial advisory and investment banking services rendered to Linens 'n Things, Inc. and their respective Restricted Subsidiaries in connection with acquisitions, securities offerings and other financings and similar significant corporate transactions in customary and reasonable amounts for such transactions paid to the Sponsors in an aggregate amount not to exceed, during any consecutive 12-month period, $2.0 million to the extent such amount was deducted in computing such Consolidated Net Income; minus

  (8)
  non-cash items increasing such Consolidated Net Income (including the amortization of tenant allowances received) for such period, other than the accrual of revenue in the ordinary course of business; minus

  (9)
  the amount of cash rent expense in excess of amortization of straight line rent expense,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding sentence, clauses (1) and (3) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) and (3) through (6) are in excess of those necessary to offset a net loss of a Restricted Subsidiary that is not a Guarantor or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuers by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and their respective Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that if any such dividend or distribution is actually received it will be included for the purposes of this definition;

  (3)
  any increase in amortization and depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated on or after the date of the Indenture (including the Transactions) will be excluded;

  (4)
  accruals and reserves that are established within 12 months of the closing of the Transactions and that are required to be established in accordance with GAAP shall be excluded;

  (5)
  the cumulative effect of a change in accounting principles will be excluded;

  (6)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness will be excluded;

  (7)
  non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations will be excluded; and

  (8)
  any fees, expenses and charges relating to the Transactions up to an aggregate of $81.0 million will be excluded (whenever paid).

        "Consolidated Net Tangible Assets" of any Person means, as of any date of determination, the sum of the assets of such Person after eliminating intercompany items, determined on a consolidated basis in accordance with GAAP, including appropriate deductions for any minority interest in tangible assets of such Person's Subsidiaries, less (without duplication) (i) the net book value of all of its licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, non-compete agreements or organizational expenses and other like intangibles shown on the balance sheet of Linens 'n Things, Inc. and their respective Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, (ii) unamortized Indebtedness discount and expenses, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its properties and all other proper reserves related to assets which in accordance with GAAP have been provided by such Person and (iv) all current liabilities.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Linens 'n Things, Inc. who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Copyright Licenses" means any and all present and future agreements (whether or not in writing) providing for the granting of any right in, to or under Copyrights (whether the applicable Grantor is licensee or licensor thereunder).

        "Copyrights" means, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor's use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

        "Credit Card Processing Accounts" means any accounts which are not Deposit Accounts or Securities Accounts and which are maintained by or with a person which conducts the processing of credit card payments for any of the Grantors, including all amounts reflecting any reserves or other amounts owing to any of the Grantors and which may be maintained by such processors pursuant to the respective card processing agreements.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Deposit Accounts" means all "deposit accounts" as defined in Article 9 of the UCC of any applicable jurisdiction and, in any event including any demand, time, savings, passbook or like account maintained with a depositary institution.

        "Discharge of Note Lien Obligations" means, except to the extent otherwise expressly provided in the Intercreditor Agreement:

  (1)
  termination or expiration of all commitments to extend credit that would constitute Note Lien Debt;

  (2)
  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding), on all Indebtedness outstanding under the Note Lien Documents and constituting Note Lien Debt;

  (3)
  discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Note Lien Document) of all outstanding letters of credit constituting Note Lien Debt; and

  (4)
  payment in full in cash of all other Note Lien Obligations that are outstanding and unpaid at the time the Note Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        If a Discharge of Note Lien Obligations occurs prior to the termination of the Intercreditor Agreement in accordance with the Intercreditor Agreement, to the extent that additional Note Lien Obligations are incurred or Note Lien Obligations are reinstated in accordance with the Intercreditor Agreement, the Discharge of Note Lien Obligations shall (effective upon the incurrence of such additional Note Lien Obligations or reinstatement of such Note Lien Obligations, as applicable) be deemed to no longer be effective.

        "Discharge of Revolving Credit Obligations" means, except to the extent otherwise expressly provided in the Intercreditor Agreement:

  (1)
  termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations;

  (2)
  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding), on all Indebtedness outstanding under the Revolving Credit Loan Documents and constituting Revolving Credit Obligations;

  (3)
  termination or cash collateralization (in an amount and manner reasonably satisfactory to the Revolving Credit Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the Revolving Credit Loan Documents and constituting Revolving Credit Obligations; and

  (4)
  payment in full in cash of all other Revolving Credit Obligations that are outstanding and unpaid at the time the Indebtedness constituting such Revolving Credit Obligations is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

        If a Discharge of Revolving Credit Obligations occurs prior to the termination of the Intercreditor Agreement in accordance with the Intercreditor Agreement, to the extent that additional Revolving Credit Obligations are incurred or Revolving Credit Obligations are reinstated in accordance with the Intercreditor Agreement, the Discharge of Revolving Credit Obligations shall (effective upon the incurrence of such additional Revolving Credit Obligations or reinstatement of such Revolving Credit Obligations, as applicable) be deemed to no longer be effective.

        "Discharge of Priority Lien Obligations" means:

  (1)
  with respect to Priority Liens on Note Lien Collateral, the Discharge of Note Lien Obligations; and

  (2)
  with respect to Priority Liens on Revolving Credit Collateral, the Discharge of Revolving Credit Obligations.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Linens 'n Things, Inc. to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Linens 'n Things, Inc. may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such provisions are not more favorable to the holders of such Capital Stock than the provisions in the indenture described above under the caption "—Repurchase at the Option of Holders." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Linens 'n Things, Inc. and their respective Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Documents" means all "documents" as defined in Article 9 of the UCC.

        "Domestic Subsidiary" means any Restricted Subsidiary of Linens 'n Things, Inc. that was formed under the laws of the United States or any state of the United States or the District of Columbia.

        "Enforcement" means, collectively or individually for any one of the Revolving Credit Collateral Agent or the Note Lien Collateral Agent when a Revolving Credit Default or a Note Lien Default, as the case may be, has occurred and is continuing, any action taken by such Person to repossess, or exercise any remedies with respect to, any material amount of Collateral (other than Canadian Collateral) or commence the judicial enforcement of any of the rights and remedies under the Revolving Credit Loan Documents or the Note Lien Documents or under any applicable law with respect to the Collateral, but in all cases excluding (i) the demand of the repayment of all the principal amount of any Obligations, (ii) the imposition of a default rate or late fee and (iii) the collection and application of, or the delivery of any activation notice with respect to, Accounts or other monies deposited from time to time in Deposit Accounts, Credit Card Processing Accounts or Securities Accounts against the Revolving Credit Obligations pursuant to the Revolving Credit Loan Documents; provided, however, the foregoing exclusion set forth in clause (iii) shall immediately cease to apply upon the earlier of (x) the Revolving Credit Collateral Agent' delivery of written notice to the Borrowers that such exclusion no longer applies, (y) the lapse of ten (10) consecutive Business Days after a Revolving Credit Default in which no "Revolving Loans" or "Special Agent Advances" are made and no "Letters of Credit" are issued (in each case, as defined in the Revolving Credit Agreement), and (z) the termination of the Revolving Commitments pursuant to Section 8.1 (or any other applicable provision) of the Revolving Credit Agreement.

        "Enforcement Notice" means a written notice delivered, at a time when a Revolving Credit Default or Note Lien Default has occurred and is continuing, by either the Revolving Credit Collateral Agent or the Note Lien Collateral Agent to the other such Person announcing that an Enforcement Period has commenced, specifying the relevant event of default, stating the current balance of the Revolving Credit Obligations or the current balances owing with respect to Note Lien Obligations, as the case may be, and requesting the current balance owing of the Revolving Credit Obligations or Note Lien Obligations, as the case may be.

        "Enforcement Period" means the period of time following the receipt by either the Revolving Credit Collateral Agent or the Note Lien Collateral Agent of an Enforcement Notice from the other until either (i) in the case of an Enforcement Period commenced by the Note Lien Collateral Agent, the Discharge of Note Lien Obligations, or (ii) in the case of an Enforcement Period commenced by the Revolving Credit Collateral Agent, the Discharge of Revolving Credit Obligations, or (iii) the Revolving Credit Collateral Agent or the Note Lien Collateral Agent (as applicable) agree in writing to terminate the Enforcement Period.

        "Equipment" means: (i) all "equipment" (as defined in Article 9 of the UCC), (ii) all trade-fixtures, sales displays, lighting, shelving, signage and "fixtures" (as defined in Article 9 of the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, wherever located and whether now or hereafter existing.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies, other than: (a) public offerings with respect to the Company's or any direct or indirect parent company's common stock registered on Form S-4 or Form S-8 or (b) an issuance to any Subsidiary of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" means any of the following property to the extent that and for as long as such grant of a security interest therein:

  (1)
  is prohibited by any Requirement of Law; provided that (a) such property shall cease to be an Excluded Asset immediately and automatically (without need for any further grant or act) at such time as the condition described in this clause (1) ceases to exist and (b) to the extent severable, all such rights that are not subject to the applicable condition described in clause (1) in respect of such property shall not constitute an Excluded Asset;

  (2)
  requires a filing with or consent from any Governmental Authority pursuant to any Requirement of Law that has not been made or obtained;

  (3)
  constitutes a breach or default under or results in the termination of, or requires any consent not obtained under, any lease, license or agreement, except to the extent that such

    Requirement of Law or provisions of any such lease, license or agreement is ineffective under applicable law or would be ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC to prevent the attachment of the security interest granted hereunder; provided that such lease, license, contract, property right or agreement will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as the grant of a Lien under the security documents no longer constitutes or results in a breach, termination or default under any lease, license, contract, property right or agreement;

  (4)
  is in any other property or assets (other than Intellectual Property) in which a Lien cannot be perfected either automatically or by the filing of a financing statement under the UCC of the relevant jurisdiction, so long as the aggregate fair market value of all such property and assets does not at any one time exceed $5.0 million; and

  (5)
  any "intent-to-use" applications for trademark or service mark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051(b), unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been properly filed and finally accepted by the Patent and Trademark Office, to the extent that any assignment of an "intent-to-use" application prior to such filing would violate the Lanham Act, whereupon such application shall be automatically subject to the security interest granted to secure the obligations under the notes, and will be deemed to be included in the collateral.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the relevant Issuer or Restricted Subsidiary, which determination shall be conclusive (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of their respective Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of their respective Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of their respective Restricted Subsidiaries acquired by the specified Person or any of their respective Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of their respective Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and their respective Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding amortization of debt issuance costs; plus

  (2)
  the consolidated interest expense of such Person and their respective Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of their respective Restricted Subsidiaries or secured by a Lien on assets of such Person or one of their respective Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of their respective Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Linens 'n Things, Inc. (other than Disqualified Stock) or to any of the Issuers of their respective Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

        "Foreign Subsidiary" means any Restricted Subsidiary of Linens 'n Things, Inc. that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Grantors" means Parent, the Issuers, Linens 'n Things Canada Corp, each Guarantor and each other Person that has or may from time to time execute and deliver a Security Document (as defined in the Revolving Credit Agreement) or a Note Lien Security Document or as a Person granting a Lien or other interest in its property to secure any of the Obligations.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  Linens Holding Co., Bloomington MN, L.T., Inc., LNT, Inc., LNT Services, Inc., LNT West, Inc., Vendor Finance, LLC, LNT Leasing II, LLC, LNT Leasing III, LLC, LNT Virginia LLC, LNT Merchandising Company LLC and Citadel LNT, LLC; and

  (2)
  any other Subsidiary of Linens 'n Things, Inc. that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedge Agreements" means any:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under any Hedge Agreement.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Issuers.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments;

  (3)
  in respect of banker's acceptances or letters of credit (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) or (2) above or (4) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon);

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) but only to the extent of the lesser of (x) the Fair Market Value of the assets subject to such Lien, or (y) the amount of the Indebtedness secured by such Lien and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Instruments" means all "instruments" as defined in Article 9 of the UCC.

        "Intellectual Property" means, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses.

        "Intercreditor Agreement" means the Intercreditor Agreement, dated as of the date of the indenture, among the Issuers, the Guarantors, the Revolving Credit Collateral Agent, and the Note Lien Collateral Agent, as amended, supplemented or otherwise modified from time to time.

        "Intercompany Notes of Subsidiaries" means all indebtedness owing by any of the Company's Subsidiaries to the Company or any of the Company's other Subsidiaries, whether or not represented by a note or an agreement.

        "Inventory" mean all present and future "inventory" (as defined in Article 9 of the UCC) and, in any event, includes, without limitation, all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor's business; the purchaser's interest in any goods being manufactured pursuant to any contract or other arrangement with a supplier, all goods in transit from suppliers (whether or not evidenced by a document of title) and all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

        "Investment Property" means the collective reference to all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC (other than Equity Interests).

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Linens 'n Things, Inc. or any Restricted Subsidiary of Linens 'n Things, Inc. sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Linens 'n Things, Inc. such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Linens 'n Things, Inc., Linens 'n Things, Inc. will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuers' Investments in such Person that were not sold or disposed of in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Linens 'n Things, Inc. or any Restricted Subsidiary of Linens 'n Things, Inc. of a Person

that holds an Investment in a third Person will be deemed to be an Investment by Linens 'n Things, Inc. or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Junior Lien" means:

  (1)
  with respect to Note Lien Collateral, the Revolving Credit Liens; and

  (2)
  with respect to Revolving Credit Collateral, the Note Liens.

        "Junior Lien Collateral Agent" means, with respect to any Collateral and the Junior Liens thereon, the Revolving Credit Collateral Agent or the Note Lien Collateral Agent, as applicable, on behalf of the holders of the Junior Liens thereon.

        "Junior Lien Debt" means:

  (1)
  with respect to Note Lien Collateral, Revolving Credit Obligations; and

  (2)
  with respect to Revolving Credit Collateral, Note Lien Debt.

        "Junior Lien Documents" means:

  (1)
  with respect to Note Lien Collateral, the Revolving Credit Loan Documents; and

  (2)
  with respect to Revolving Credit Collateral, the Note Lien Documents.

        "Junior Lien Obligations" means:

  (1)
  with respect to Note Lien Collateral, the Revolving Credit Obligations; and

  (2)
  with respect to Revolving Credit Collateral, the Note Lien Obligations.

        "Junior Lien Representative" means:

  (1)
  with respect to Note Lien Collateral, each Revolving Credit Lien Representative; and

  (2)
  with respect to Revolving Credit Collateral, each Note Lien Representative.

        "Letter of Credit Right" means "letter-of-credit right" as defined in Article 9 of the UCC.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Lien Sharing and Priority Confirmation" means the written agreement of the holders of any Series of Note Lien Debt, as set forth in the indentures, credit agreement or other agreement governing such Series of Note Lien Debt, for the enforceable benefit of all holders of each existing and future Series of Priority Lien Debt and Note Lien Debt, each existing and future Note Lien Representative and each existing and future holder of "Permitted Liens" (as defined in the Indenture):

  (1)
  that all Note Lien Obligations will be and are secured Equally and Ratably by all Note Liens at any time granted by the Company or any other Guarantor to secure any Obligations in respect of such Series of Note Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Note Lien Debt, and that all such Note Liens will be enforceable by the Note Lien Collateral Agent for the benefit of all holders of Note Lien Obligations Equally and Ratably;

  (2)
  that the holders of Obligations in respect of such Series of Note Lien Debt are bound by the provisions of this Agreement, including the provisions relating to the ranking of Note Liens and the order of application of proceeds from the enforcement of Note Liens;

  (3)
  consenting to and directing the Note Lien Collateral Agent to perform its obligations under the Security Documents; and

  (4)
  consenting to the terms of this Agreement.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgaged Premises" means any real property which shall now or hereafter be subject to a Note Lien Mortgage.

        "Net Available Cash Account" means any Deposit Account or Securities Account established by the Company or any other Grantor in accordance in accordance with the requirements of the covenant set forth above under the caption "—Repurchase of the Option of Holders—Asset Sales" and which does not contain proceeds of Inventory, Accounts, Chattel Paper, Instruments, Investment Property (other than Capital Stock Collateral) or General Intangibles and which has been identified in writing to the Revolving Credit Collateral Agent as such at the time that proceeds from any sale of Note Lien Collateral shall be deposited pending final application in accordance with such covenant. into which the proceeds from any disposition of Note Lien Collateral shall be deposited pending final application in accordance with such covenant.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of their respective Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of their respective Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by any of the Issuers of their respective Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and discounts, and sales commissions, and any other fees and expenses, including, without limitation, relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which none of the Issuers or any of their respective Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of any of the Issuers of their respective Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any of the Issuers of their respective Restricted Subsidiaries.

        "Note Capital Stock Collateral" means, except as provided below, all of the following property of the Company and each Grantor now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest:

  (1)
  until the Release Date (A) all of the Capital Stock in the Company, Vendor Finance, LLC, LNT Virginia LLC, LNT Merchandising Company LLC, Citadel LNT, LLC and the Company's hereafter acquired Domestic Subsidiaries; and (B) 65% of the Capital Stock of the Foreign Subsidiaries owned directly by the Parent or its Domestic Subsidiaries;

  (2)
  Records, "supporting obligations" (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and

  (3)
  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.

        "Note Claimholders" means, at any relevant time, the holders of the Note Obligations, including holders of notes and the Note Lien Representatives.

        "Note Guarantee" means the Guarantee by each Guarantor of the Issuers' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Note Lien" means a Lien granted by a security document to the Note Lien Collateral Agent, at any time, upon any property of the Issuers or any Guarantor to secure Note Lien Obligations.

        "Note Lien Collateral" means all now owned or hereafter acquired by the Issuers and the note guarantors:

  (1)
  any Net Available Cash Account;

  (2)
  Equipment;

  (3)
  Real Estate Assets;

  (4)
  documents of title related to Equipment;

  (5)
  Intellectual Property;

  (6)
  Note Lien General Intangibles;

  (7)
  Note Capital Stock Collateral;

  (8)
  Records, "supporting obligations" (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and

  (9)
  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided, however, that the term "Note Lien Collateral" shall include Instruments or Chattel Paper to the extent such Instruments or Chattel Paper constitute identifiable proceeds of Note Lien Collateral and other identifiable proceeds (including lease payments under leases of Equipment) of Note Lien Collateral are deposited or held in any such Deposit Accounts, Credit Card Processing Accounts or Securities Accounts after an Enforcement Notice but shall not, in any event, include the Canadian Collateral and the Excluded Assets.

        "Note Lien Collateral Agent" means The Bank of New York, in its capacity as collateral agent under the Note Lien Security Documents, together with its successors in such capacity.

        "Note Lien Debt" means:

  (1)
  the notes issued on the date of the Indenture and notes issued under the Indenture in exchange therefor in accordance with the Registration Rights Agreement, and in each case the Note Guarantees thereof by the Guarantors; and

  (2)
  any other Indebtedness of the Issuers (including Additional Notes) that is secured equally and ratably with the notes by a Note Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document and the Note Guarantees thereof by the Guarantors; provided that:

  (a)
  the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire other Note Lien Debt; or

  (b)
  on the date of incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the application of the proceeds therefrom, the aggregate principal amount of Note Lien Debt outstanding does not exceed $725.0 million;

provided further, in the case of any Indebtedness referred to in clause (2) of this definition:

    (i)
    on or before the date on which such Indebtedness is incurred by the Issuers, such Indebtedness is designated by the Issuers in an Officer's Certificate delivered to each Note Lien Representative. the Note Lien Collateral Agent and the Credit Facility Collateral Agent, as "Note Lien Debt" for the purposes of the Indenture and the Intercreditor Agreement; provided that no Series of Secured Debt may be designated as both Note Lien Debt and Credit Facility Lien Debt;

    (ii)
    such Indebtedness is governed by an Indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

    (iii)
    all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Note Lien Collateral Agent's Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) will be conclusively established if the Issuers delivers to the Note Lien Collateral Agent and the Credit Facility Collateral Agent an Officer's Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is "Note Lien Debt").

        "Note Lien Default" means an "Event of Default" (as defined in any of the Note Documents), which is no longer subject to any applicable cure or notice period.

        "Note Lien Documents" means, collectively, the Note Documents, the indenture, credit agreement or other agreement governing each other Series of Note Lien Debt, and the Note Lien Security Documents.

        "Note Lien General Intangibles" means all General Intangibles pertaining to the other items of property included within clauses (2), (3), (4), (5) and (7) of the definition of Note Lien Collateral, including, without limitation, all contingent rights with respect to warranties on Equipment.

        "Note Lien Mortgages" means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Note Lien Obligations or (except for this Agreement) under which rights or remedies with respect to any such Liens are governed.

        "Note Lien Obligations" means Note Lien Debt and all other Obligations in respect thereof.

        "Note Lien Representative" means:

  (1)
  in the case of each Series of the Notes, the Note Lien Collateral Agent; or

  (2)
  in the case of any other Series of Note Lien Debt, the Trustee, agent or representative of the holders of such Series of Note Lien Debt who maintains the transfer register for such Series of Note Lien Debt and is appointed as a Note Lien Representative (for purposes related to the administration of the Security Documents) pursuant to an indenture, credit agreement or other agreement governing such Series of Note Lien Debt, together with its successors in such capacity.

        "Note Lien Security Documents" means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation with respect to Note Lien Obligations, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements. control agreements or other grants or transfers for security executed and delivered by the Issuers or any Guarantor creating (or purporting to create) a Note Lien upon Collateral in favor of the Note Lien Collateral Agent to secure Note Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption "—Intercreditor Agreement—Amendment of Intercreditor Agreement and Other Security Documents."

        "Note Secured Party" means the Trustee and the holders of notes (together with any other holders of Note Lien Obligations).

        "Obligations" means all obligations of every nature of each Grantor from time to time owed to any agent or Trustee, the Revolving Credit Claimholders, the Note Claimholders or any of them or their respective Affiliates, in each case under the Revolving Credit Loan Documents or the Note Lien Documents, whether for principal, interest or payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

        "Other Real Estate" means any Real Estate Asset which is not Mortgaged Premises.

        "Parent" means Linens Holding Co.

        "Patent Licenses" means all present and future agreements providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder).

        "Patents" means, collectively, with respect to each Grantor, all letters patent issued or assigned to, and all patent applications and registrations made by, such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor's use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, and rights to obtain any of the foregoing, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

        "Payment Intangibles" means all "payment intangibles" as defined in Article 9 of the UCC.

        "Permitted Business" means any business which is the same as or related, ancillary or complementary to, or a reasonable extension, development or expansion of, any of the businesses of the Issuers and their respective Restricted Subsidiaries on the date of the indenture.

        "Permitted Investments" means:

  (1)
  any Investment in Linens 'n Things, Inc. or in a Restricted Subsidiary of Linens 'n Things, Inc.;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by any of the Issuers or their respective Restricted Subsidiaries in a Person (and any Investment held by such Person), if as a result of such Investment:

  •
  such Person becomes a Restricted Subsidiary of the Issuers; or

  •
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, any of the Issuers or their respective Restricted Subsidiaries;

  (4)
  any Investment existing on or made prior to the date of the indenture;

  (5)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (6)
  any acquisition of assets or Capital Stock solely in exchange for, or for the net cash proceeds of, the issuance of Equity Interests (other than Disqualified Stock) of Linens 'n Things, Inc.;

  (7)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of any of the Issuers of their respective Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (8)
  Investments represented by Hedging Obligations;

  (9)
  endorsements of negotiable instruments and documents in the ordinary course of business;

  (10)
  pledges or deposits permitted under clause (12) of the definition of Permitted Liens;

  (11)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (12)
  receivables owing to the Issuers or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms as the Issuers or such Restricted Subsidiary deems reasonable under the circumstances;

  (13)
  loans or advances to employees made in the ordinary course of business of any of the Issuers or their respective Restricted Subsidiaries in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

  (14)
  repurchases of the notes; and

  (15)
  other Investments in any Person other than an Affiliate of Linens 'n Things, Inc. having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at any one time outstanding not to exceed $35.0 million.

        "Permitted Liens" means:

  (1)
  Liens on Collateral held by the Note Lien Collateral Agent equally and ratably securing (a) the notes to be issued on the date of the Indenture and all related Note Lien Obligations and (b) all other Note Lien Debt, subject to the limits thereon set forth in the definition thereof, and all related Note Lien Obligations;

  (2)
  Liens on Collateral and Liens on other Excluded Assets to the extent such Excluded Assets would not constitute Note Lien Collateral if not classified as Excluded Assets, in each case held by the Credit Facility Collateral Agent securing Credit Facility Lien Obligations; provided that:

  (a)
  without otherwise limiting the amount secured by such Liens insofar as they attach to any property other than Revolving Credit Collateral or secure Credit Facility Lien Obligations that are not Indebtedness, such Liens shall not be permitted to the extent such Liens secure the amount by which the aggregate principal amount of all Indebtedness (including all fixed and contingent reimbursement obligations in respect of letters of credit but excluding Hedging Obligations and Cash Management Obligations) secured by such Liens insofar as they attach to Revolving Credit Collateral exceeds the Revolving Credit Facility Debt Cap; and

  (b)
  all such Liens on Collateral are subject to the Intercreditor Agreement;

  (3)
  Liens in favor of the Issuers or the Guarantors;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with any of the Issuers of their respective Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with such Issuer or Subsidiary;

  (5)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by any of the Issuers of their respective Subsidiaries; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (6)
  Liens or deposits to secure the performance by a Person under workers' compensation laws, unemployment insurance laws or other statutory obligations, surety or appeal bonds, performance bonds or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for import or custom duties or other obligations of a like nature, in each case incurred in the ordinary course of business;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (8)
  Liens existing on the date of the indenture;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (10)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens;

  (11)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (12)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuers or any of their respective Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by the Issuers or any Restricted Subsidiary to provide collateral to the depository institution;

  (13)
  Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted hereunder;

  (14)
  purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

  (15)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (16)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (17)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation; and

  (18)
  Liens incurred with respect to obligations that do not exceed $30.0 million at any one time outstanding.

        "Permitted Payments to Parent" means, without duplication as to amounts:

  (1)
  payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $3.0 million per annum;

  (2)
  for so long as Linens 'n Things, Inc. is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group, including estimated taxes, that is attributable to Linens 'n Things, Inc. and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest and estimated taxes) that Linens 'n Things, Inc. would owe if Linens 'n Things, Inc. were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Linens 'n Things, Inc. and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Linens 'n Things, Inc. shall be paid over to the appropriate taxing authority within 30 days of the Parent's receipt of such Tax Payments or refunded to Linens 'n Things, Inc. and any refunds received by Parent in respect of Tax Payments shall be refunded to Linens 'n Things, Inc.; and

  (3)
  fees and expenses related to any equity offering or other financing of any direct or indirect parent of Linens 'n Things, Inc.

        "Permitted Refinancing Indebtedness" means any Indebtedness of any of the Issuers of their respective Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of any of the Issuers of their respective Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by the Issuers or the Restricted Subsidiaries who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Primary Real Estate Asset" means Mortgaged Premises, distribution centers and warehouses and corporate headquarters and administrative offices.

        "Priority Liens" means:

  (1)
  with respect to Note Lien Collateral, the Note Liens; and

  (2)
  with respect to Revolving Credit Collateral, the Revolving Credit Liens.

        "Priority Lien Collateral Agent" means, with respect to any Collateral and the Priority Liens thereon, the Note Lien Collateral Agent or the Revolving Credit Collateral Agent, as applicable, on behalf of the holders of the Priority Liens thereon.

        "Priority Lien Debt" means:

  (1)
  with respect to Priority Liens on Note Lien Collateral, the Note Lien Debt; and

  (2)
  with respect to Priority Liens on Revolving Credit Collateral, the Revolving Credit Obligations.

        "Priority Lien Documents" means:

  (1)
  with respect to Note Lien Collateral; and

  (2)
  with respect to Revolving Credit Collateral, the Revolving Credit Loan Documents.

        "Priority Lien Obligations" means:

  (1)
  with respect to Note Lien Collateral, the Note Lien Obligations: and

  (2)
  with respect to Revolving Credit Collateral, the Revolving Credit Obligations.

        "Priority Lien Representative" means, with respect to Note Lien Collateral, each Note Lien Representative.

        "Proceeds" shall mean all "proceeds" as defined in Article 9 of the UCC including, in any event all dividends, returns of capital and other distributions from Investment Property and all collection thereon and payments with respect thereto.

        "Real Estate Asset" means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property.

        "Receivable" means any right to payment, whether or not arising in connection with goods sold or leased or for services rendered and including any right to payment arising out of the use of a credit or charge card, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including all Accounts); provided that, for purposes of the definitions of "Receivables Entity," "Receivables Financing" and "Receivables Subsidiary," the term "Receivables" shall mean a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit.

        "Receivables Records" shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes. computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Grantor or any computer bureau or agent from time to time acting for the Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

        "Related Party" means:

  (1)
  any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Sponsors and/or such other Persons referred to in the immediately preceding clause (1).

        "Release Date" means the earlier of (1) the date on which the Lien on Capital Stock Collateral is released pursuant to the indenture; or (2) with respect to any Subsidiary of the Company, the date on which the Lien on Capital Stock Collateral relating to such Subsidiary triggers a separate reporting requirement with respect to such Subsidiary pursuant to Rule 3-16 of Regulation S-X.

        "Required Note Lien Debtholders" means, at any time, the holders of a majority in aggregate principal amount of all Note Lien Debt then outstanding. For purposes of this definition. Note Lien Debt registered in the name of, or beneficially owned by, the Issuers or any Affiliate of the Issuers will be deemed not to be outstanding.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Revolving Credit Agreement" means that certain Revolving Credit Agreement, to be dated the date of the indenture, among Linens 'n Things, Inc., Linens 'n Things Center, Inc., Linens 'n Things Canada Corp, Linens Holding Co., the other guarantors party thereto, UBS AG, Stamford Branch, as US Administrative Agent and US Co-Collateral Agent, UBS AG, Toronto Branch, as Canadian Administrative Agent and Canadian Co-Collateral Agent, Bear Stearns Corporate Lending Inc. as Syndication Agent, Wachovia Capital Finance, Inc., as US Co-Collateral Agent and Wachovia Capital Finance, Inc. as Canadian Co-Collateral Agent, and the lenders party thereto from time to time, providing for up to $600.0 million of revolving credit borrowings (which may increase to up to $700.0 million of revolving credit borrowings), including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Revolving Credit Capital Stock Collateral" means all of the Capital Stock Collateral other than the Note Capital Stock Collateral.

        "Revolving Credit Default" means an "Event of Default" (as defined in the Revolving Credit Agreement).

        "Revolving Credit Collateral" means all now owned or hereafter acquired Collateral other than the Note Lien Collateral, including, without limitation:

  (1)
  all Accounts;

  (2)
  all Chattel Paper;

  (3)
  all Instruments (including Intercompany Notes of Subsidiaries);

  (4)
  all Letter of Credit Rights;

  (5)
  all Deposit Accounts (other than the Net Available Cash Account, to the extent that it constitutes a Deposit Account), Credit Card Processing Accounts and Securities Accounts

    (other than the Net Available Cash Account, to the extent it constitutes a Securities Account), and all other Investment Property (other than Capital Stock Collateral), including all cash, marketable securities, securities entitlements, financial assets and other funds held in or on deposit in any of the foregoing;

  (6)
  all Inventory or documents of title, customs receipts, insurance certificates, shipping documents and other written materials related to the purchase or import of any Inventory;

  (7)
  all General Intangibles (other than Intellectual Property and Note Lien General Intangibles) and all rights under Hedge Agreements;

  (8)
  all Revolving Credit Capital Stock Collateral;

  (9)
  all Records, "supporting obligations" (as defined in Article 9 of the UCC) and related Letters of Credit, commercial tort claims or other claims and causes of action, in each case, to the extent not primarily related to Note Lien Collateral; and

  (10)
  substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing;

provided, however, that to the extent that Instruments or Chattel Paper constitute identifiable proceeds of Note Lien Collateral or other identifiable proceeds of Note Lien Collateral are deposited or held in any such Deposit Accounts, Credit Card Processing Accounts or Securities Accounts after an Enforcement Notice, then (as provided in the Intercreditor Agreement) such Instruments, Chattel Paper or other identifiable proceeds shall be treated as Note Lien Collateral.

        "Revolving Credit Collateral Agent" means, at any time, the Person serving at such time as an "Administrative Agent" or a "Collateral Agent" (including as a "Co-Collateral Agent") under the Revolving Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Revolving Credit Agreement, together with its successors in such capacity.

        "Revolving Credit Facility Debt Cap" means, as of any date, an aggregate principal amount equal to the sum of (a) the aggregate principal amount of Indebtedness permitted to be Incurred under clause (1) of the second paragraph of "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (regardless of the amount actually Incurred) as of such date, plus (b) the principal amount of Indebtedness permitted to be Incurred under clause (14) of the second paragraph of "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (regardless of the amount actually Incurred) as of such date.

        "Revolving Credit Lien" means a Lien on Collateral granted by a Revolving Credit Loan Document to the Revolving Credit Collateral Agent, at any time, upon any property of the Issuers or any Guarantor to secure Revolving Credit Obligations.

        "Revolving Credit Loan Documents" means the Revolving Credit Agreement, the Security Documents (as defined in the Revolving Credit Agreement) and the other Loan Documents (as defined in the Revolving Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations, to the extent such are effective at the relevant time, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Revolving Credit Collateral Agent and lenders from time to time party to the Revolving Credit Agreement or other agents and lenders or otherwise), in each case in accordance with the provisions of the Intercreditor Agreement.

        "Revolving Credit Obligations" means all Obligations outstanding under the Revolving Credit Agreement and the other Revolving Credit Loan Documents. "Revolving Credit Obligations" shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Revolving Credit Loan Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

        "S&P" means Standard & Poor's Ratings Group.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Debt" means all Note Lien Debt and all Credit Facility Lien Debt.

        "Securities Accounts" means all present and future "securities accounts" (as defined in Article 8 of the UCC), including all monies, "uncertificated securities," and "securities entitlements" (as defined in Article 8 of the UCC) contained therein.

        "Series of Note Lien Debt" means, severally, the notes and each other issue or series of Note Lien Debt for which a single transfer register is maintained.

        "Series of Priority Lien Debt" means, with respect to the Note Lien Collateral, each Series of Note Lien Debt and, with respect to the Revolving Credit Collateral, each Series of Revolving Credit Obligations.

        "Series of Secured Debt" means each Series of Note Lien Debt and each Series of Revolving Credit Obligations.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, other than a Subsidiary that is a Significant Subsidiary solely due to clause (3) of such definition, as such Regulation is in effect on the date of the indenture.

        "Sponsors" means Apollo Management V, L.P., Apollo Management VI, L.P., NRDCReal Estate Advisors I, LLC, National Realty & Development Corp., NRDCLinens B LLC and Silver Point Capital LP, and their respective Affiliates wholly owned or directly or indirectly managed by any of them.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture (including any sinking fund payment), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or Trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "TIA" means the Trust Indenture Act of 1939, as amended from time to time.

        "Trademark Licenses" means any and all present and future agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).

        "Trademarks" means, collectively, with respect to each Grantor, all trademarks, service marks, slogans, logos, certification marks, trade dress, uniform resource locations (URL's), domain names, corporate names, trade names and other source or business identifiers, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States, any State thereof, or any other country or any political subdivision thereof), and all goodwill associated therewith, now existing or hereafter adopted or acquired, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor's use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

        "Transactions" has the meaning set forth in "Prospectus Summary—The Transactions."

        "Trustee" means The Bank of New York or its successors under the indenture.

        "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York, or where the context requires, each other applicable jurisdiction.

        "Unrestricted Subsidiary" means any Subsidiary of Linens 'n Things, Inc. that is designated by the Board of Directors of Linens 'n Things, Inc. as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with Linens 'n Things, Inc. or any Restricted Subsidiary of Linens 'n Things, Inc. unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Linens 'n Things, Inc. or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Linens 'n Things, Inc.;

  (3)
  is a Person with respect to which neither Linens 'n Things, Inc. nor any of their respective Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Linens 'n Things, Inc. or any of their respective Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of exchanging old notes for exchange notes in the exchange offer and of the ownership and disposition of the exchange notes offered hereby, but does not purport to be a complete analysis of all potential tax considerations relating to the exchange offer or the exchange notes. The United States federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service, or the IRS, as of the date of this prospectus. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed in this summary. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences discussed below.

        This summary does not address all potential United States federal tax considerations, such as estate and gift tax considerations, that may be relevant to particular holders of exchange notes and does not address foreign, state or local tax consequences. This summary is limited to persons that acquired the old notes in the initial offering at their original issue price, are exchanging old notes for exchange notes in the exchange offer and will hold the exchange notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the federal income tax consequences to taxpayers who may be subject to special tax treatment, including, without limitation:

  •
  persons subject to the alternative minimum tax;

  •
  banks, insurance companies, or other financial institutions;

  •
  small business investment companies;

  •
  dealers in securities or currencies;

  •
  certain former citizens or residents of the United States;

  •
  broker-dealers;

  •
  partnerships or other pass-through entities for United States federal income tax purposes;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  United States holders (as defined below) whose functional currency is not the United States dollar;

  •
  tax-exempt organizations;

  •
  persons that hold the old notes or will hold the exchange notes as part of a position in a straddle, or as part of a hedging, conversion, or other integrated investment transaction; or

  •
  persons deemed to sell the exchange notes under the constructive sale provisions of the Code.

        If a partnership or other entity taxable as a partnership for United States federal income tax purposes holds the exchange notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

        THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE PARTICIPANT IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS WITH RESPECT TO

ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY FOREIGN, STATE OR LOCAL JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences of Exchanging Old Notes for Exchange Notes

        The exchange of your old notes for exchange notes in the exchange offer should not constitute a taxable exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you. Your federal income tax basis in the exchange notes should be the same as your federal income tax basis in your old notes and your holding period for federal income tax purposes in the exchange notes will include your holding period in the old notes you exchanged for the exchange notes.

Consequences to United States Holders of Exchange Notes Ownership

        United States Holders.    The discussion in this section will apply to you if you are a United States holder. A United States holder is a beneficial owner of the exchange notes who or which is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate if its income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (a) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) such trust was in existence and was treated as a United States person on August 20, 1996, and has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

        Interest and Original Issue Discount.    If you are a United States holder, stated interest on the exchange notes will be reportable by you as ordinary income at the time it accrues or is received in accordance with your regular method of accounting for United States federal income tax purposes. Thus, if you are on the accrual method of accounting for United States federal income tax purposes, stated interest on the exchange notes will be reportable by you as ordinary income at the time it accrues. If you are on the cash method of accounting for United States federal income tax purposes, stated interest on the exchange notes will be taxable to you as ordinary income at the time it is received.

        Because the stated redemption price of the notes will not exceed their issue price by more than a de minimis amount for federal income tax purposes, no portion of the original issue discount, or OID, on the notes will be reportable by a United States holder as ordinary income on a current basis, unless the United States holder makes an affirmative election to accrue such OID (and all stated interest and any market discount) into income on a constant interest basis.

        We believe that the likelihood, as of the issue date of the old notes, that additional interest would become payable on the old notes as a result of a failure to timely consummate a registered exchange offer for the notes or cause a shelf registration statement for resales of the notes to be declared effective was remote. Accordingly, we will take the position that United States holders are not required, prior to such additional interest becoming payable, to take the potential for such additional interest into account in determining their income from the old notes. Our determination that there was, as of the issue date, only a remote likelihood of additional interest is binding on each United States holder unless such holder explicitly discloses in the manner required by applicable Treasury regulations that such holder's determination is different from ours. The IRS may disagree with our position regarding the likelihood of additional interest on the old notes, in which case the timing of a United States holder's recognition of income on the notes could be affected.

        Sale, Exchange, Retirement or Other Disposition of the Exchange Notes.    If you are a United States holder, you generally will recognize taxable gain or loss upon the sale, exchange, retirement at maturity or other disposition of an exchange note in an amount equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued interest not previously included in gross income, which is treated as ordinary income) and your adjusted tax basis in the exchange note. In general, your adjusted tax basis in an exchange note will be equal the price paid for the old note increased by the amounts of any market discount previously included in income by you and reduced by any amortized bond premium deducted, and by any principal payments received, by you. In general, gain or loss recognized on the sale, exchange, retirement or other disposition of an exchange note will be capital gain or loss, except to the extent of any accrued market discount which you have not previously included in income, and will generally be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition of an exchange note, such exchange note has been held for more than one year. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    You may be subject to backup withholding, currently at a rate of twenty-eight percent (28%), with respect to certain reportable payments, including interest payments and, under certain circumstances, principal payments on the exchange notes and payments of the proceeds of the sale or other disposition of exchange notes, if you, among other things:

  •
  fail to furnish a social security number or other taxpayer identification number certified under penalties of perjury within a reasonable time after the request for the taxpayer identification number;

  •
  furnish an incorrect taxpayer identification number;

  •
  fail to report interest properly; or

  •
  under certain circumstances, fail to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that you are not subject to backup withholding.

        Any amount withheld from a payment to you under the backup withholding rules is creditable against your income tax liability and may entitle you to a refund provided that the requisite information is timely furnished to the IRS. Backup withholding does not apply, however, if you properly establish your eligibility for an exemption from backup withholding. We will report to you and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to the reportable payments.

Consequences to Non-United States Holders of Exchange Note Ownership

        Non-United States Holders.    The discussion in this section will apply to you if you are a Non-United States holder. A Non-United States holder is a beneficial owner of the exchange notes that is neither a United States holder as defined in "—Consequences to United States Holders—United States Holders" above nor a partnership for United States federal income tax purposes.

        Interest Income.    If you are a Non-United States holder, interest paid or accrued on the exchange notes will not be subject to United States federal income tax or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by you and each of the following conditions are met:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (A) you certify, under penalties of perjury and in a statement provided to us or our paying agent (on IRS Form W-8BEN or substitute form), that you are not a "United States person" and provide your name and address or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business certifies, under penalties of perjury, that it or a qualified intermediary has received the certification and information described in (A) above from you and furnishes us or our paying agent with a copy thereof. With respect to exchange notes held by a foreign partnership, under current law, the certification may be provided by the foreign partnership (which certification may be made on IRS Form W-8IMY or substitute form). However, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing IRS Form W-8IMY, to attach an appropriate certification by each partner on IRS Form W-8BEN. Look-through rules apply in the case of tiered partnerships.

        If you do not qualify for an exemption from United States federal withholding tax under this paragraph, then, unless income on the exchange notes is effectively connected with your conduct of a United States trade or business, interest on the exchange notes will be subject to United States federal withholding tax at a rate of 30%, or such lower rate as may be provided for in an applicable income tax treaty. You will be required to provide a United States taxpayer identification number and comply with applicable certification requirements if you seek to claim an exemption from, or reduced rate of, withholding under an income tax treaty. Special rules apply in the case of exchange notes held through intermediaries. Prospective participants should consult their tax advisors regarding the certification requirements for non-United States persons.

        If you are a Non-United States holder engaged in a trade or business in the United States, and if interest on the exchange notes (or gain realized on its sale, exchange, retirement or other disposition) is effectively connected with the conduct of such trade or business (or, if a tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be subject to United States income tax on such effectively connected income in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. If income on the exchange notes held by you is effectively connected with the conduct of a United States trade or business, you will generally be exempt from withholding tax if you provide to us or our withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax.

        Gain On Disposition.    If you are a Non-United States holder, generally you will not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, retirement or other disposition of the exchange notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by you (or, if a tax treaty applies, is attributable to a permanent establishment or fixed based maintained by you in the United States) or (ii) you are a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and certain other conditions are met.

        Information Reporting and Backup Withholding.    If you are a Non-United States holder, payments of interest to you with respect to which the requisite certification, as described above, has been received (or for which an exemption has otherwise been established) will not be subject to either information reporting or backup withholding, unless we or our paying agent have actual knowledge or reason to know that you are a United States person or that the conditions of any other exemption are not in fact satisfied.

        Information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to you on the disposition of exchange notes by or through a United States office of a United States or foreign broker, unless you certify to the broker under penalties of perjury as to your name, address and status as a foreign person or otherwise establishes an exemption. Information reporting requirements, but generally not backup withholding, will also apply to a payment of the proceeds of a disposition of exchange notes by or through a foreign office of a United States broker or foreign broker with certain types of relationships to the United States unless the broker has documentary evidence in its files that you are not a United States person, and the broker has no actual knowledge or reason to know to the contrary, or you establish an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

        Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is creditable against your actual United States federal income tax liability and may entitle you to a refund, provided the requisite information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until November 22, 2006 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transaction:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the new notes; or

  •
  a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those exchange notes may be deemed to be an underwriter within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley and Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN ERISA MATTERS

        The following is a summary of certain considerations associated with the purchase of the notes by (1) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively "Similar Laws"), and (2) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each a "Plan").

General Fiduciary Matters

        ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (an "ERISA Plan") and ERISA and the Code prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering participating or not participating in the exchange offer of a portion of the assets of any Plan, a fiduciary should determine whether the participation is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (or the exchange notes) by an ERISA Plan with respect to which the Issuers, the initial purchasers or the guarantors are considered parties in interest or disqualified persons may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the notes (and exchange notes) should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a note (or an exchange note), each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or the exchange notes) constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes (or the exchange notes).

LEGAL MATTERS

        Certain legal matters as to the validity and enforceability of the issuance of the exchange notes and certain legal matters in connection with this exchange offer will be passed upon for us by Gardere Wynne Sewell LLP, Dallas, Texas, in reliance upon local counsel where necessary.

EXPERTS

        The consolidated financial statements of Linens 'n Things, Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and for each of the years in the three-year period ended December 31, 2005, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2005 financial statements refers to a change, in fiscal 2004, in the method of accounting for vendor allowance arrangements to conform to the requirements of Emerging Issues Task Form Issue No. 02-16.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Linens Holding Co.

        We have audited the accompanying consolidated balance sheets of Linens 'n Things, Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Linens 'n Things, Inc. and subsidiaries as of December 31, 2005 and January 1, 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 2 to the consolidated financial statements, in fiscal 2004, the Company changed its method of accounting for vendor allowance arrangements to conform to the requirements of Emerging Issues Task Force Issue No. 02-16.

/s/ KPMG LLP

New York, New York
March 17, 2006, except as to
Note 15 which is as of July 6, 2006

LINENS 'N THINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$158,158	$204,009
Accounts receivable	43,561	25,766
Inventories	787,283	715,184
Prepaid expenses and other current assets	17,425	38,335
Current deferred taxes	2,033	685

Total current assets	1,008,460	983,979
Property and equipment, net	612,247	578,816
Goodwill	18,126	18,126
Deferred charges and other non-current assets, net	12,001	10,963

Total assets	$1,650,834	$1,591,884

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$267,582	$245,635
Accrued expenses and other current liabilities	199,024	212,644
Current deferred taxes	4,401	6,014

Total current liabilities	471,007	464,293
Deferred income taxes and other long-term liabilities	329,964	318,238

Total liabilities	800,971	782,531

Shareholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 135,000,000 shares authorized; 45,653,954 shares issued and 45,389,975 shares outstanding at December 31, 2005; 45,460,467 shares issued and 45,200,896 shares outstanding at January 1, 2005	457	455
Additional paid-in capital	376,730	372,627
Retained earnings	476,896	440,914
Accumulated other comprehensive gain	3,287	2,619
Treasury stock, at cost; 263,979 shares at December 31, 2005 and 259,571 shares at January 1, 2005	(7,507)	(7,262)

Total shareholders' equity	849,863	809,353

Total liabilities and shareholders' equity	$1,650,834	$1,591,884

See accompanying Notes to Consolidated Financial Statements.

LINENS 'N THINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Fiscal Year Ended
	December 31, 2005	January 1, 2005	January 3, 2004
Net sales	$2,694,742	$2,661,469	$2,395,272
Cost of sales, including buying and distribution costs	1,595,394	1,589,700	1,426,880

Gross profit	1,099,348	1,071,769	968,392
Selling, general and administrative expenses	1,037,521	970,479	846,826

Operating profit	61,827	101,290	121,566
Interest income	(894)	(542)	(169)
Interest expense	4,860	3,903	4,001

Interest expense, net	3,966	3,361	3,832

Income before income taxes	57,861	97,929	117,734
Provision for income taxes	21,879	37,408	44,975

Net income	$35,982	$60,521	$72,759

Per share of common stock:
Basic
Net income	$0.79	$1.34	$1.65
Weighted-average shares outstanding	45,293	45,055	44,225
Diluted
Net income	$0.79	$1.32	$1.62
Weighted-average shares outstanding	45,702	45,804	44,847

See accompanying Notes to Consolidated Financial Statements.

LINENS 'N THINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
COMPREHENSIVE INCOME

	Common Stock
			Additional Paid-in Capital	Retained Earnings	Foreign Currency Translation Adjustment	Treasury Stock
	Shares	Amount					Total
	(in thousands, except number of shares)
Balance at January 4, 2003	44,065,960	$444	$346,251	$307,634	$(386)	$(7,210)	$646,733
Net income	—	—	—	72,759	—	—	72,759
Currency translation adjustment	—	—	—	—	1,777	—	1,777

Comprehensive income							74,536
Common stock issued under stock incentive plans and related tax benefits	729,904	6	16,232	—	—	—	16,238
Increase in treasury stock, net	(2,245)	—	—	—	—	(130)	(130)

Balance at January 3, 2004	44,793,619	450	362,483	380,393	1,391	(7,340)	737,377
Net income	—	—	—	60,521	—	—	60,521
Currency translation adjustment	—	—	—	—	1,228	—	1,228

Comprehensive income							61,749
Common stock issued under stock incentive plans and related tax benefits	408,212	5	10,144	—	—	—	10,149
Increase in treasury stock, net	(935)	—	—	—	—	78	78

Balance at January 1, 2005	45,200,896	455	372,627	440,914	2,619	(7,262)	809,353
Net income	—	—	—	35,982	—	—	35,982
Currency translation adjustment	—	—	—	—	668	—	668

Comprehensive income							36,650
Common stock issued under stock incentive plans and related tax benefits	193,487	2	4,103	—	—	—	4,105
Increase in treasury stock, net	(4,408)	—	—	—	—	(245)	(245)

Balance at December 31, 2005	45,389,975	$457	$376,730	$476,896	$3,287	$(7,507)	$849,863

See accompanying Notes to Consolidated Financial Statements.

LINENS 'N THINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended
	December 31, 2005	January 1, 2005	January 3, 2004
Cash flows from operating activities:
Net income	$35,982	$60,521	$72,759
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,270	81,318	71,348
Deferred income taxes	(11,265)	(1,112)	37,126
Loss on disposal of assets	1,433	2,209	1,265
Loss on fixed asset impairment writedown	4,059	900	760
Federal tax benefit from common stock issued under stock incentive plans	492	1,500	2,614
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(17,704)	3,851	(4,914)
Increase in inventories	(70,657)	(11,997)	(90,885)
Decrease (increase) in prepaid expenses and other current assets	20,569	(6,033)	(8,429)
Increase in deferred charges and other non-current assets	(1,231)	(4,899)	(622)
Increase (decrease) in accounts payable	21,411	(5,431)	46,275
Increase in accrued expenses and other liabilities	4,842	56,514	23,595

Net cash provided by operating activities	78,201	177,341	150,892

Cash flows from investing activities:
Additions to property and equipment	(127,582)	(119,052)	(113,296)

Cash flows from financing activities:
Proceeds from common stock issued under stock incentive plans	3,614	8,649	13,624
(Increase) decrease in treasury stock	(245)	78	(130)
Decrease in short-term borrowings	—	—	(2,119)

Net cash provided by financing activities	3,369	8,727	11,375

Effect of exchange rate changes on cash and cash equivalents	161	864	553

Net (decrease) increase in cash and cash equivalents	(45,851)	67,880	49,524
Cash and cash equivalents at beginning of year	204,009	136,129	86,605

Cash and cash equivalents at end of year	$158,158	$204,009	$136,129

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest (net of amounts capitalized)	$4,851	$4,018	$3,888
Income taxes	$32,809	$20,407	$11,545

See accompanying Notes to Consolidated Financial Statements.

LINENS 'N THINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

        Linens 'n Things, Inc. and its subsidiaries (collectively the "Company") operate in one segment, the retail industry, and had 542 stores in 47 states across the United States and in six provinces in Canada as of the fiscal year ended December 31, 2005. The Company's stores offer a broad assortment of home textiles, housewares and home accessories, carrying both national brands and private label goods.

2. Summary of Significant Accounting Policies

Basis of Presentation

        The Consolidated Financial Statements include those of Linens 'n Things, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

        As a result of the Transaction, described in Note 16, Subsequent Events, a new entity ("successor entity") was formed with an effective date of February 14, 2006, consisting of Linens Holding Co. and subsidiaries. Immediately following the Transaction, the Company became a wholly owned subsidiary of Linens Holding Co.

        The accompanying Consolidated Financial Statements are those of Linens 'n Things Inc. and its subsidiaries. The Company has not presented separate financial statements for Linens Holding Co. and its subsidiaries or Linens 'n Things Center, Inc. and its subsidiaries (collectively, the issuers as described in Note 15) because management has determined that the differences in such financial statements are minor.

Reclassifications and Immaterial Adjustments

        Prior period amounts, within the 2003 Consolidated Statement of Cash Flows, related to the classification of accrued property and equipment purchases have been reclassified to conform with the 2005 presentation. Additionally, subsequent to the reporting of the 2005 consolidated financial statements, the Company determined an accrual for inventory in-transit was not properly reflected in the 2003 Consolidated Statement of Cash Flows. The following reclassification and immaterial adjustments, which have no impact on previously reported operating cash flow totals, has been reflected in the 2003 Consolidated Statement of Cash Flows:

Consolidated Statement of Cash Flow:	As Previously Reported	As Reclassified or Corrected
	(In thousands)
Increase in inventories	$(82,266)	$(90,885)
Increase in accounts payable	31,194	46,275
Increase in accrued expense	30,057	23,595

Fiscal Periods

        The Company utilizes a 52/53-week period ending on the Saturday nearest the last day of December. Accordingly, fiscal 2005 was a 52-week period that ended December 31, 2005 ("fiscal 2005"), fiscal 2004 was a 52-week period that ended January 1, 2005 ("fiscal 2004") and fiscal 2003 was a 52-week period that ended January 3, 2004 ("fiscal 2003").

Revenue Recognition

        The Company recognizes revenue at the time merchandise is purchased by customers at its retail stores or when shipped for merchandise purchased from its website or ordered by telephone. Shipping terms for merchandise purchased from its website or ordered by telephone are FOB shipping point and title passes to the customer upon delivery of the merchandise to the carrier. Shipping and handling fees billed to customers in a sale transaction are included in sales.

        Revenue from gift cards, gift certificates and merchandise credits are recognized when redeemed. As part of the Company's private-label credit card ("PLCC") program, when customers purchase merchandise using their PLCC they earn points that enable them to receive future free or discounted merchandise once they reach certain purchase thresholds. The value of these points is accrued for on each PLCC purchase net of an estimate for points never to be redeemed. The resulting net value of these points is reflected as a decrease in cost of sales in the Consolidated Statements of Operations.

        Provisions for estimated future sales returns are recorded in the period that the related sales are recorded. The Company determines the amount of provision based on historical information. Sales discounts, coupons, cash rebates and other similar incentives are recorded as a reduction of sales revenue in the period when the related sales are recorded. The Company periodically offers rebate programs in which customers receive either a check or a gift card upon receipt of an approved rebate claim form. For each respective rebate promotion, the Company accrues for over the promotion period the total amount eligible to be disbursed. During the period when the related qualifying sales subject to rebate are recorded, the Company records cash rebates earned as a reduction of sales revenue and gift cards to be awarded as an increase to cost of sales in the Consolidated Statements of Operations.

Inventories

        Inventories consist of the cost of finished goods merchandise purchased from domestic and foreign vendors, including inbound freight and other importation costs, product development costs and certain vendor allowances. Inventories are carried at the lower of cost or market; cost is determined by the retail inventory method of accounting. Amounts are removed from inventory at the average cost method.

Deferred Rent

        The Company accrues for scheduled rent increases contained in its leases on a straight-line basis over the expected lease term, beginning when the Company first obtains possession of the premises, including cancelable option periods in those instances where exercising such options is reasonably assured.

Store Opening and Closing Costs

        New store opening costs are charged to expense as incurred. Certain legal and construction-related overhead costs are capitalized. Store opening costs primarily include rent, store payroll and general operating costs incurred prior to the store opening.

        Prior to the adoption of Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Costs Associated with Exit or Disposal Activities," in the event a store was closed before its lease expired, the remaining lease obligation, less anticipated sublease rental income, and asset impairment charges related to improvements and fixtures, inventory writedowns, and other miscellaneous closing costs, were provided for in the period in which management determined to close the store. In fiscal 2001, the Company recorded a pre-tax restructuring and asset impairment charge of $37.8 million related to the closing of certain under-performing stores (see Note 3). As of December 31, 2005 and January 1, 2005, the Company had $5.4 million and $9.0 million, respectively, remaining related to this reserve related primarily to lease obligations.

        The Company has adopted the provisions of SFAS No. 146 for exit or disposal activities, if any, initiated after December 31, 2002. SFAS No. 146 requires the Company to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reflected in the Consolidated Financial Statements at carrying values which approximate fair value due to the short-term nature of these instruments.

Cash and Cash Equivalents

        Cash equivalents are considered to be those securities with maturities of three months or less when purchased. The Company's cash management program utilizes zero balance disbursement accounts. Accordingly, outstanding checks have been reclassified to Accounts Payable or Accrued Expenses and Other Current Liabilities in the Consolidated Balance Sheets. Such outstanding checks included in Accounts Payable totaled $67.2 million and $17.9 million at December 31, 2005 and January 1, 2005, respectively, and outstanding checks included in Accrued Expenses and Other Current Liabilities totaled $29.5 million and $43.8 million at December 31, 2005 and January 1, 2005, respectively.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets (40 years for buildings and 5 to 15 years for furniture, fixtures and equipment). Capitalized software costs are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years, beginning in the year placed in service. Leasehold improvements are amortized over the expected lease term, including cancelable option periods in those instances where exercising such options is reasonably assured.

        Maintenance and repairs are charged directly to expense as incurred. Major renewals or replacements are capitalized after making the necessary adjustments to the asset and accumulated depreciation accounts of the items renewed or replaced.

Impairment of Long-Lived Assets (including Goodwill)

        In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount that the carrying value of the asset exceeds the fair value of the asset.

        Goodwill and intangible assets that have indefinite useful lives are tested annually for impairment. These assets are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Deferred Charges

        Deferred charges, principally lease acquisition fees, are amortized on a straight-line basis, generally over the expected lease term, beginning when the Company first obtains possession of the premises, including cancelable option periods in those instances where exercising such option is reasonably assured.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

Costs of Sales

        In addition to the cost of inventory sold, the Company includes its buying and distribution expenses in its cost of sales. Buying expenses include all direct and indirect costs to procure merchandise. Distribution expenses include the cost of operating the Company's distribution centers and freight expense related to transporting merchandise.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A") in the Consolidated Statements of Operations include store payroll and selling expenses, store occupancy costs, advertising and other corporate expenses.

Vendor Allowances

        The Company receives various types of allowances from its merchandise vendors, which are based on negotiated terms, to cover costs such as freight expense, damages and markdowns and advertising. These allowances are recorded as an offset to the expense as incurred or when the merchandise is sold, as applicable, and is reflected as a reduction of cost of sales in accordance with the provisions of the Emerging Issues Task Force Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor" ("EITF 02-16"), issued by the Financial Accounting Standards Board ("FASB") in January 2003.

        EITF 02-16 states that cash consideration received from a vendor is presumed to be a reduction of the prices of the vendor's products or services and should, therefore, be characterized as a reduction of cost of merchandise sold when recognized in the Company's Consolidated Statement of Operations. That presumption may be overcome when the consideration is either a reimbursement of specific, incremental and identifiable costs incurred to sell the vendor's products, or a payment for assets or services delivered to the vendor. EITF 02-16 was effective for contracts entered into or modified after December 31, 2002. This issue did not have a material impact on the Company's fiscal 2003 Consolidated Financial Statements as substantially all of the Company's vendor contracts in effect during fiscal 2003 were entered into prior to December 31, 2002. Beginning in the first quarter of fiscal 2004, as vendor agreements were initiated or modified, the Company applied the method of accounting for vendor allowances pursuant to EITF 02-16. In connection with the implementation of EITF 02-16, the Company treats certain funds received from vendors as a reduction to the cost of inventory and, as a result, these funds are recognized as a reduction to cost of merchandise sold when the inventory is sold. Vendor allowances, which are reflected as a reduction of inventory, and vendor purchase discounts are amortized to reduce cost of sales on an inventory turn basis. Accordingly, certain funds received from vendors, which were historically reflected as a reduction of advertising expense in SG&A or cost of sales, are now treated as a reduction of cost of inventory as the advertising allowances received are presumed to be reductions to the cost of inventory under EITF 02-16 when the costs cannot be determined as incremental and specifically identifiable. The accounting for vendor allowances in accordance with EITF 02-16 reduced the Company's operating profit and net income for fiscal 2004 by $21.5 million and $13.3 million, respectively.

Advertising Costs

        The Company expenses the production costs of advertising at the commencement date of the advertisement. Advertising costs, recorded as a component of selling, general and administrative expenses, were $114.0 million, $103.5 million and $95.0 million for fiscal 2005, fiscal 2004 and fiscal 2003, respectively. Prior to the implementation of EITF 02-16 in fiscal 2004, fiscal 2003 advertising costs were reduced by vendor credits totaling $24.7 million.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to estimated taxable income to be realized in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in statutory tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

        The Company grants stock options and restricted stock units for a fixed number of shares to employees and directors. The exercise prices of the stock options are equal to the fair market value of the underlying shares at the date of grant. The Company has adopted the disclosure provisions of Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123") and has not adopted the recognition provisions of SFAS No. 123. In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123" ("SFAS No. 148"). In accordance with the provisions of SFAS No. 148, the Company elected not to adopt the fair value based method of accounting for its stock-based compensation plans, but continues to apply the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, the Company does not recognize compensation expense for stock option grants and amortizes restricted stock unit grants at fair market value at the date of grant over specified vesting periods in the accompanying Consolidated Financial Statements. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has complied with the disclosure requirements of SFAS No. 148.

        For fiscal years ended 2005, 2004 and 2003, the Company accounted for stock options using the intrinsic value method prescribed under APB No. 25, and accordingly, no compensation cost has been recognized in connection with stock option grants in the accompanying Consolidated Financial Statements.

        Compensation cost charged against income for the Company's restricted stock unit grants was $1.2 million, $0.5 million and $0.8 million for fiscal years 2005, 2004 and 2003, respectively.

        In December 2004 the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123 (Revised 2004)"). Effective for the first quarter of fiscal 2006, SFAS No. 123 (Revised 2004) will require the Company to recognize the grant-date fair value of stock options grants as compensation expense in the Consolidated Statements of Operations.

        Set forth below are the Company's net income and net income per share presented "as reported" and as if compensation cost had been recognized in accordance with the provisions of SFAS No. 148:

	Fiscal Year Ended
	2005	2004	2003
	(in millions, except per share data)
Net income:
As reported	$36.0	$60.5	$72.8
Add: Stock-based employee compensation expense included in net income as reported, net of tax	0.8	0.3	0.5

	36.8	60.8	73.3
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	7.3	8.6	11.4

Pro forma	$29.5	$52.2	$61.9

Net income per share of common stock:
Basic:
As reported	$0.79	$1.34	$1.65
Pro forma	$0.65	$1.16	$1.40
Diluted:
As reported	$0.79	$1.32	$1.62
Pro forma	$0.65	$1.16	$1.40

        The effects of applying SFAS No. 148 in this disclosure are not necessarily indicative of future amounts.

        The fair value of each stock option grant and restricted stock unit grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for grants:

	Fiscal Year Ended
	2005	2004	2003
Expected life (years)	3.9	5.0	5.7
Expected volatility	35.2%	43.5%	40.7%
Risk-free interest rate	4.0%	3.6%	1.5%
Expected dividend yield	0.0%	0.0%	0.0%

        The weighted-average fair value of options granted as of December 31, 2005, January 1, 2005 and January 3, 2004 was $8.24, $10.48 and $12.19, respectively. The weighted-average fair value of restricted stock units granted as of December 31, 2005, January 1, 2005 and January 3, 2004 was $6.87, $12.81 and $13.48, respectively.

Earnings Per Share

        The Company presents earnings per share on a "basic" and "diluted" basis. Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average number of shares outstanding adjusted for dilutive common stock equivalents.

        The calculation of basic and diluted earnings per share ("EPS") for fiscal 2005, 2004 and 2003 is as follows (in thousands, except per share amounts):

	Fiscal Year Ended
	2005	2004	2003
Net income	$35,982	$60,521	$72,759

Average shares outstanding:
Basic	45,293	45,055	44,225
Effect of outstanding stock options and restricted stock unit grants	409	749	622

Diluted	45,702	45,804	44,847

Earnings per share
Basic	$0.79	$1.34	$1.65

Diluted	$0.79	$1.32	$1.62

        Options for which the exercise price was greater than the average market price of common shares as of the fiscal years ended 2005, 2004 and 2003 were not included in the computation of diluted earnings per share as the effect would be antidilutive. These consisted of options totaling 2,732,000 shares, 1,638,000 shares and 2,430,000 shares, respectively.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and timing of revenues and of expenses during the reporting period. The Company bases its estimates on historical experience and on other assumptions that it believes to be relevant under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company's management believes the following critical accounting estimates involve such significant judgments and estimates inherent in the preparation of the Consolidated Financial Statements.

        Valuation of Inventory:    Inventories are valued using the lower of cost or market value, determined by the retail inventory method ("RIM"). Under RIM, the valuation of inventories at cost and the resulting gross margins are calculated by applying a calculated cost-to-retail ratio to the retail value of inventories. RIM is an averaging method that is used in the retail industry due to its practicality. Inherent in RIM calculation are certain significant management judgments and estimates including, among others, merchandise mark-on, mark-up, markdowns and shrinkage based on historical experience between the dates of physical inventories, all of which significantly impact the ending inventory valuation at cost. The methodologies utilized by the Company in its application of RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the development of shrinkage reserves and the accounting for price changes. At any one time, inventories include items that have been written down to the Company's best estimate of their realizable value. Factors considered in estimating realizable value include the age of merchandise and anticipated demand. Actual realizable value could differ materially from this estimate based upon future customer demand or economic conditions.

        Sales Returns:    The Company estimates future sales returns and records a provision in the period that the related sales are recorded based on historical return rates. Should actual returns differ from the Company's estimates, the Company may be required to revise the recorded provision for future sales returns. As such, estimating sales returns requires management judgment as to changes in preferences and quality of products being sold, among other things; therefore, these estimates may vary materially in the future. The sales returns calculations are regularly compared with actual return experience. In preparing the Company's financial statements for fiscal 2005 and fiscal 2004, the Company's sales returns reserve was approximately $7.1 million and $7.4 million, respectively.

        Impairment of Assets:    The Company reviews goodwill for possible impairment at least annually. Impairment losses are recognized when the implied fair value of goodwill is less than its carrying value. The Company also periodically evaluates long-lived assets other than goodwill for indicators of impairment. The Company's judgments regarding the existence of impairment indicators are based on market conditions and operational performance. Future events could cause the Company to conclude that impairment indicators exist and that the value of long-lived assets and goodwill is impaired. During fiscal years 2005, 2004 and 2003, the Company determined that the carrying value of certain store assets exceeded their related estimated future undiscounted cash flows. As a result, the Company reduced the carrying value of fixed assets by approximately $4.1 million, $0.9 million and $0.8 million for fiscal years 2005, 2004 and 2003, respectively, with the related impairment loss recorded in SG&A. At the end of fiscal 2005 and fiscal 2004, the Company's net value for property and equipment was approximately $612.2 million and $578.8 million, respectively, and goodwill was $18.1 million for fiscal years 2005 and 2004.

        Store Closure Costs:    Prior to the adoption of SFAS No. 146, the Company recorded estimated store closure costs, such as fixed asset write-offs, estimated lease commitment costs net of estimated sublease income, markdowns for inventory that will be sold below cost, and other miscellaneous store closing costs, in the period in which management determined to close a store. Such estimates may be subject to change should actual costs differ. In fiscal 2001, the Company recorded a pre-tax restructuring and asset impairment charge of $37.8 million ($23.7 million after-tax) related to the closing of certain under-performing stores. As of December 31, 2005 and January 1, 2005, the Company had $5.4 million and $9.0 million, respectively, remaining related to this reserve. The Company continues to negotiate the lease buyouts or sublease agreements for certain of these stores. Final settlement of these reserves is predominantly a function of negotiations with unrelated third parties, and, as such, these estimates may be subject to change in the future. For the remaining three stores for which an acceptable buyout or sublease agreement has not yet been negotiated and entered into, the Company is considering other alternatives, including reopening one or more of the stores.

        The Company has adopted the provisions of SFAS No. 146 for exit or disposal activities, if any, initiated after December 31, 2002. SFAS No. 146 requires the Company to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Although the Company believes the adoption of SFAS No. 146 does not impact the consolidated financial position or results of operations, it can be expected to impact the timing of liability recognition associated with future exit activities, if any.

        Self-Insurance:    The Company purchases third party insurance for worker's compensation, medical, auto and general liability costs that exceed certain levels for each type of insurance program. The Company is responsible for the payment of claims under these insured excess limits. The Company establishes accruals for its insurance programs based on available claims data and historical trend and experience, as well as loss development factors prepared by third party actuaries. Workers compensation and general liability accruals are recorded at their net present value. In preparing the estimates, the Company also considers the nature and severity of the claims, analysis provided by third party claims administrators, as well as current legal, economic and regulatory factors.

        The Company evaluates the accrual and the underlying assumptions periodically and makes adjustments as needed. The ultimate cost of these claims may be greater than or less than the established accrual. While the Company believes that the recorded amounts are adequate, there can be no assurance that changes to management's estimates will not occur due to limitations inherent in the estimate process. In the event the Company determines the accruals should be increased or reduced, the Company would record such adjustments in the period in which such determination is made.

        The accrued obligation for these self-insurance programs was approximately $15.3 million for fiscal year 2005 and $14.5 million for fiscal year 2004.

        Litigation:    The Company records an estimated liability related to various claims and legal actions arising in the ordinary course of business, which is based on available information and advice from outside counsel where applicable. As additional information becomes available, the Company assesses the potential liability related to its pending claims and may adjust its estimates accordingly.

3. Restructuring and Asset Impairment Charge

        In fiscal 2001, the Company developed and committed to a strategic initiative designed to improve store performance and profitability. This initiative called for the closing of certain under-performing stores, which did not meet the Company's profit objectives. In connection with this initiative, the Company recorded a pre-tax restructuring and asset impairment charge of $37.8 million ($23.7 million after-tax) in the fourth quarter of fiscal 2001. A pre-tax reserve of $20.5 million was established for estimated lease commitments for stores to be closed. The reserve considers estimated sublease income. Because all of the stores were leased, the Company is not responsible for the disposal of property other than fixtures. A pre-tax writedown of $9.5 million was recorded as a reduction in property and equipment for fixed asset impairments for these stores. The fixed asset impairments represent fixtures and leasehold improvements. A pre-tax reserve of $4.0 million was established for other estimated miscellaneous store closing costs. Additionally, a pre-tax charge of $3.8 million was recorded in cost of sales for estimated inventory markdowns below cost for the stores to be closed. Certain components of the restructuring charge were based on estimates and may be subject to change in the future. The Company has closed all of the initially identified stores other than one store, which the Company decided to keep open and whose reserve was reversed.

        As of December 31, 2005 the Company has $5.4 million remaining in the 2001 restructuring and asset impairment charge. The following table displays a roll forward of the activity for fiscal years 2005 and 2004, and the reserves remaining as of December 31, 2005 ($ in millions):

	Remaining at 1/03/04	Fiscal 2004 Usage	Remaining at 1/01/05	Fiscal 2005 Usage	Remaining at 12/31/05
Lease commitments	$15.6	$(6.6)	$9.0	$(3.6)	$5.4

	$15.6	$(6.6)	$9.0	$(3.6)	$5.4

        The fiscal 2005 and 2004 usage primarily consists of payments for lease commitments. The 2005 activity also includes the reversal of estimated lease commitment costs of approximately $4.3 million as these reserves were not needed, offset by an increase to lease commitment costs of approximately $5.8 million due to changes in estimates based on current negotiations. The 2004 activity also includes the reversal of estimated lease commitment costs of approximately $1.1 million as these reserves were not needed, offset by an increase to lease commitment costs by approximately $1.8 million due to changes in estimates based on current negotiations. The net changes in the restructuring reserve have been reflected within SG&A on the Consolidated Statements of Operations. The restructuring reserve balance is included in Accrued Expenses and Other Current Liabilities in the Consolidated Balance Sheets.

4. Accounts Receivable

	Fiscal Year Ended
Accounts receivable consisted of the following (in thousands):
	2005	2004
Credit card settlements due	$27,007	$16,538
Due from landlords	8,778	5,431
Other	7,776	3,797

	$43,561	$25,766

        The Company's bad debt experience has historically been insignificant and accordingly, a minimal allowance for doubtful accounts has been established for these receivables.

        Amounts due from landlords are allowances provided by landlords recorded as deferred rent credits included in Deferred Income Taxes and Other Long-Term Liabilities on the Consolidated Balance Sheets. Deferred rent credits are amortized as a reduction of rent expense over the expected lease term, including cancelable option periods in those instances where exercising such options is reasonably assured.

        Other includes approximately $2.2 million resulting from the VISA/MasterCard antitrust litigation settlement which has been included in the fourth quarter of fiscal 2005 as a reduction of selling, general and administrative expenses in the Consolidated Statements of Operations.

5. Property and Equipment

	Fiscal Year Ended
Property and equipment consisted of the following (in thousands):
	2005	2004
Land	$1,480	$1,480
Building	6,080	6,080
Furniture, fixtures and equipment	608,307	556,822
Leasehold improvements	417,005	371,095
Computer software	34,762	26,152
Construction-in-progress	9,109	—

	1,076,743	961,629
Less:
Accumulated depreciation and amortization	464,496	382,813

	$612,247	$578,816

        Depreciation expense was approximately $90.1 million, $80.8 million and $70.9 million for fiscal 2005, fiscal 2004 and fiscal 2003, respectively.

6. Accounts Payable, Accrued Expenses and Other Current Liabilities

Accounts Payable

        The Company maintains a trade payables program with General Electric Capital Corporation ("GECC") under which GECC pays participating Company suppliers the amount due from the Company in advance of the original due date. In exchange for the earlier payment, these suppliers accept a discounted payment. On the original due date of the payables, the Company pays GECC the full amount. Pursuant to the agreement, any favorable economics realized by GECC for transactions under this program are shared with the Company. The Company recognizes the total vendor discount realized by GECC as a reduction of the cost of inventory in the Consolidated Balance Sheets and records the share of the vendor discount due GECC as interest expense in the Consolidated Statements of Operations.

        GECC and the Company have determined to terminate the trade payables program effective January 13, 2006. As of December 31, 2005, the Company paid all amounts outstanding under the program. As of January 1, 2005, the Company owed approximately $65.0 million to GECC under this program. The Company, at its discretion, may continue to offer early payment options to suppliers in exchange for discounted payments.

        In addition, included in accounts payable are amounts for gift card liabilities of $35.8 million and $30.5 million as of December 31, 2005 and January 1, 2005, respectively. Gift cards that are not expected to be redeemed are recorded as a reduction to selling, general and administrative expense in the Consolidated Statements of Operations. Such amounts recognized for fiscal 2005, 2004 and 2003 amounted to $2.8 million, $5.3 million and $2.5 million, respectively.

Accrued Expenses and Other Current Liabilities

	Fiscal Year Ended
Accrued expenses and other current liabilities consisted of the following (in thousands):
	2005	2004
Other taxes payable	$35,602	$33,123
Income taxes payable	29,181	31,381
Salaries and employee benefits	24,518	22,376
Other	109,723	125,764

	$199,024	$212,644

        Included in "other" is miscellaneous store operating and corporate office accrued expenses.

7. Short-Term Borrowing Arrangements

        In November 2004, the Company entered into a $250 million senior revolving credit facility agreement (the "Credit Agreement") with third party institutional lenders which expires November 23, 2009. The Credit Agreement allows for up to $50 million of additional unsecured indebtedness under lines of credit outside of the Credit Agreement ("Additional Indebtedness"). Additional Indebtedness includes a new unsecured credit facility in the amount of $34 million which the Company entered into in July 2005 covering its Canadian operations. This credit facility expires July 29, 2008. The Credit Agreement replaced the $150 million senior revolving credit facility amended June 2002, which allowed for up to $40 million in borrowings from additional lines of credit outside the agreement (the "2002 Credit Agreement").

        Under the Credit Agreement, interest on all borrowings is determined based upon several alternative rates, including a fixed margin above LIBOR. The Credit Agreement contains certain financial covenants, including those relating to the maintenance of a minimum tangible net worth, a minimum fixed charge coverage ratio and a maximum leverage ratio. As of December 31, 2005, the Company was in compliance with its covenants under the Credit Agreement. Under the Credit Agreement, the amount of dividends that the Company may pay may not exceed the sum of $50 million plus, on a cumulative basis, an amount equal to 25% of the consolidated net income for each fiscal quarter, commencing with the fiscal quarter ending April 3, 2004. The Company has never paid cash dividends and does not currently anticipate paying cash dividends in the future. As of December 31, 2005, the Company had no borrowings under the Credit Agreement and no borrowings under the Additional Indebtedness. At various times throughout fiscal 2005 and 2004, the Company borrowed against its Credit Agreement and the 2002 Credit Agreement, respectively, for working capital needs. The Company also had $98.9 million of letters of credit outstanding as of December 31, 2005, which included standby letters of credit issued primarily under the Credit Agreement and import letters of credit used for merchandise purchases. The Company is not obligated under any formal or informal compensating balance requirements.

8. Deferred Income Taxes and Other Long-Term Liabilities

	Fiscal Year Ended
Deferred income taxes and other long-term liabilities consisted of the following (in thousands):
	2005	2004
Deferred income taxes	$54,416	$62,720
Deferred rent	74,262	69,390
Deferred rent credit	189,020	176,975
Mortgage note payable	2,076	2,196
Other	10,190	6,957

	$329,964	$318,238

        Deferred rent represents the unamortized accrual for scheduled rent increases contained in the Company's leases and deferred rent credits represent the unamortized portion of landlord allowances. Mortgage note payable represents an 8.25% fixed-rate mortgage note on the land and building of one of the Company's closed stores. Under the mortgage note terms, the Company is required to make 96 equal payments of principal and interest, with a final principal payment of approximately $1.6 million in August 2012.

9. Leases

        The Company has non-cancelable operating leases, primarily for retail stores, which expire through 2029. The leases generally contain renewal options for periods ranging from 5 to 20 years in total and require the Company to pay costs such as real estate taxes and common area maintenance. Contingent rentals are paid based on a percentage of net sales as defined by lease agreements. Rental expense, net of landlord allowance amortization of $21.6 million, $20.0 million and $17.3 million for fiscal years 2005, 2004 and 2003, respectively, and sublease rentals, for all operating leases was as follows (in thousands):

	Fiscal Year Ended
	2005	2004	2003
Minimum rentals	$249,210	$228,575	$204,110
Contingent rentals	—	17	34

	249,210	228,592	204,144
Less:
Sublease rentals	4,489	3,599	2,903

	$244,721	$224,993	$201,241

        At fiscal year end 2005, the future minimum rental payments required under operating leases and the future minimum sublease rentals excluding lease obligations for closed stores resulting from the 2001 restructuring and asset impairment charge were as follows (in thousands):

Fiscal Year
2006	$278,241
2007	282,852
2008	282,452
2009	280,745
2010	275,949
Thereafter	1,298,567

$2,698,806

Total future minimum sublease rentals	$39,303

        As of December 31, 2005 the Company had fully executed leases for 28 stores planned to open in fiscal years 2006 and 2007, for which aggregate minimum rental payments over the term of the leases is approximately $158.4 million. The table above includes payments for stores that had fully executed leases as of December 31, 2005.

        The Company also has assigned property at a retail location in which the Company guarantees the payment of rent over the specified lease term in the event of non-performance. As of December 31, 2005, the maximum potential amount of future payments the Company could be required to make under such guarantee is approximately $0.7 million.

10. Stock Incentive Plans

        The Company has adopted the 2004 Stock Award and Incentive Plan (the "2004 Plan"). The 2004 Plan provides for the granting of options, restricted stock unit grants and other stock-based awards (collectively, "awards") to key employees and non-employee directors. The 2004 Plan replaced both the Company's 2000 Stock Award and Incentive Plan (the "2000 Plan") and the Broad-Based Equity Plan. The 2000 Plan replaced both the Company's 1996 Incentive Compensation Plan (the "1996 Plan") and the 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"). Therefore, no future awards will be made under the 2000 Plan, the Broad-Based Equity Plan, the 1996 Plan or the Directors' Plan (collectively, the "Prior Plans"), although outstanding awards under the Prior Plans will continue to be in effect. The Company has also adopted the New Hire Authorization. The New Hire Authorization provides for the granting of awards as an inducement to a person being retained for employment by the Company.

        Under the 2004 Plan, an aggregate of 4,000,000 shares (plus any shares under outstanding awards under the Prior Plans which become available for further grants) was authorized for issuance of awards. Under the New Hire Authorization, an aggregate of 500,000 shares was authorized.

        Stock options under the 2004 Plan and the New Hire Authorization are granted with exercise prices at the fair market value of the underlying shares at the date of grant. The right to exercise options generally commences one to five years after the grant date, and the options expire between five to ten years after the grant date. Restrictions on restricted stock unit grants lapse over vesting periods of up to five years. Restricted stock unit grants are considered outstanding as of the grant date for purposes of computing diluted EPS and are considered outstanding upon vesting for purposes of computing basic EPS.

        At fiscal year end 2005, 7,500 restricted stock unit grants were outstanding under the 2000 Plan. During fiscal 2005, 3,750 restricted stock unit grants were released, no restricted stock unit grants were awarded and no restricted stock unit grants were canceled.

        At fiscal year end 2005, 9,850 restricted stock unit grants were outstanding under the Broad-Based Equity Plan. During 2005, 4,135 restricted stock unit grants were released, no restricted stock unit grants were awarded and no restricted stock unit grants were canceled.

        At fiscal year end 2005, 118,066 restricted stock unit grants were outstanding under the 2004 Plan. During 2005, 16,733 restricted stock unit grants were released, 72,299 restricted stock unit grants were awarded and no restricted stock unit grants were canceled.

        At fiscal year end 2005, 20,000 restricted stock unit grants were outstanding under the New Hire Authorization. During 2005, 5,000 restricted stock unit grants were released, no restricted stock unit grants were awarded and no restricted stock unit grants were canceled.

        At fiscal year end 2005, 1,151,673 stock options were outstanding under the 1996 Plan. During fiscal 2005, no stock options were granted, 69,275 stock options were exercised, 18,070 stock options were canceled, and 1,151,673 stock options were exercisable at fiscal year end 2005 under the 1996 Plan.

        At fiscal year end 2005, 48,800 stock options were outstanding under the Directors' Plan. During fiscal 2005, no stock options were granted, no stock options were exercised, no stock options were canceled, and 48,800 stock options were exercisable at fiscal year end 2005 under the Directors' Plan.

        At fiscal year end 2005, 1,463,796 stock options were outstanding under the 2000 Plan. During fiscal 2005, no stock options were granted, 10,425 stock options were exercised, 538 stock options were canceled, and 1,455,131 stock options were exercisable at fiscal year end 2005 under the 2000 Plan.

        At fiscal year end 2005, 1,470,638 stock options were outstanding under the Broad-Based Equity Plan. During fiscal 2005, no stock options were granted, 79,043 stock options were exercised, 237,234 stock options were canceled, and 1,209,142 stock options were exercisable at fiscal year end 2005 under the Broad-Based Equity Plan.

        At fiscal year end 2005, 1,246,690 stock options were outstanding under the 2004 Plan. During fiscal 2005, 135,290 stock options were granted, no stock options were exercised, 108,195 stock options were canceled, and 782,231 options were exercisable at fiscal year end 2005 under the 2004 Plan.

        At fiscal year end 2005, 450,000 stock options were outstanding under the New Hire Authorization. During fiscal 2005, 150,000 stock options were granted, no stock options were exercised, no stock options were canceled, and 120,000 stock options were exercisable at fiscal year end 2005 under the New Hire Authorization.

        The following tables summarize information about stock option transactions for the 2004 Plan, the New Hire Authorization, and the Prior Plans:

	Number of Shares	Weighted- Average Exercise Price
Balance at January 4, 2003	5,347,248	$23.21

Options granted	1,056,625	$27.13
Options exercised	717,652	$17.70
Options canceled	370,397	$23.19

Balance at January 3, 2004	5,315,824	$24.72

Options granted	1,534,695	$25.56
Options exercised	381,946	$20.46
Options canceled	399,486	$27.54

Balance at January 1, 2005	6,069,087	$25.02

Options granted	285,290	$25.22
Options exercised	158,743	$16.95
Options canceled	364,037	$25.79

Balance at December 31, 2005	5,831,597	$25.20

Options Exercisable as of:
January 3, 2004	3,102,033	$25.06
January 1, 2005	3,412,039	$24.76
December 31, 2005	4,766,977	$25.09

	Options Outstanding
Range of Exercise Price	Outstanding as of December 31, 2005	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price
$ 7.75-$11.50	60,400	0.9	$8.08
$11.51-$17.25	4,300	1.5	$13.76
$17.26-$21.50	1,220,574	5.1	$19.88
$21.51-$25.75	2,108,575	4.6	$24.34
$25.76-$32.50	2,386,748	4.4	$28.88
$32.51-$48.75	51,000	5.3	$36.79

Total	5,831,597	4.6	$25.20

	Options Exercisable
Range of Exercise Price	Exercisable as of December 31, 2005	Weighted-Average Exercise Price
$ 7.75-$11.50	60,400	$8.08
$11.51-$17.25	4,300	$13.76
$17.26-$21.50	1,195,809	$19.87
$21.51-$25.75	1,554,044	$24.27
$25.76-$32.50	1,907,599	$29.31
$32.51-$48.75	44,825	$37.07

Total	4,766,977	$25.09

11. Employee Benefit Plans

        The Company has a 401(k) plan for its US employees and an employee savings plan for its Canadian employees. Company contributions to the two plans amounted to approximately $1.4 million, $1.4 million and $1.2 million for fiscal years 2005, 2004 and 2003, respectively.

        Effective July 1, 1999, the Company established a Supplemental Executive Retirement Program ("SERP"). The SERP, which in part is funded with the cash surrender values of certain life insurance policies owned by the Company, provides eligible executives with supplemental pension benefits, in addition to amounts received under the Company's 401(k) benefit plan. Under the terms of the SERP, upon termination of employment with the Company, eligible participants will be entitled to benefits determined under the SERP beginning at or after age 55. The SERP has three components: (i) a defined benefit component, (ii) a split dollar insurance component, which is frozen due to limitations imposed by the Sarbanes-Oxley Act prohibiting the Company from paying premiums into the policy beginning with the 2003 premium payment and (iii) a new defined contribution component, which was established in 2004 because of the restrictions on further premium payments under the split dollar insurance arrangement. This new component is designed to provide, together with the defined benefit component and the frozen split dollar policy, total projected benefits similar to what would have been provided if the split dollar insurance arrangement had not been frozen. Currently, only the Company's Chairman and Chief Executive Officer is a participant under the SERP, although additional participants could be added in the future. The Company recorded expenses related to the SERP of approximately $220,000, $170,000 and $875,000 for fiscal years 2005, 2004 and 2003, respectively. Included in fiscal 2003 SERP expense is $784,000 related to the departure of a former executive.

12. Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

Fiscal Year Ended	2005	2004
Deferred tax assets:
Employee benefits	$6,481	$4,917
Lease termination costs	2,140	3,393
State NOL	5,911	3,183
Other	1,618	1,372

Total deferred tax assets	16,150	12,865
Deferred tax liabilities:
Inventories	$9,762	$11,921
Property and equipment	61,594	68,993
Other	1,578	—

Total deferred tax liabilities	72,934	80,914

Net deferred tax liability	$56,784	$68,049

        Deferred tax assets at December 31, 2005 include state net operating loss carryforward ("NOL") of approximately $125.4 million, expiring at various dates between 2006 and 2021. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances of $0.9 million at December 31, 2005. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

        At December 31, 2005 and January 1, 2005, the net deferred tax liability was included in the Consolidated Balance Sheets as follows (in thousands):

Fiscal Year Ended	2005	2004
Current deferred asset	$2,033	$685
Current deferred liability	(4,401)	(6,014)
Non-Current deferred tax liability	(54,416)	(62,720)

Net deferred tax liability	$56,784	$68,049

        The components of income before income taxes comprised the following:

	Fiscal Year Ended
(in thousands):
	2005	2004	2003
Domestic	$49,356	$91,989	$113,102
Foreign	8,505	5,940	4,632

Total	$57,861	$97,929	$117,734

        The provision for income taxes comprised the following for:

	Fiscal Year Ended
(in thousands):
	2005	2004	2003
Current:
U.S. Federal	$21,516	$28,212	$5,835
U.S. State	8,526	8,932	612
Non-U.S.	3,102	1,376	1,402

	33,144	38,520	7,849

Deferred:
U.S. Federal	(6,578)	2,971	32,600
U.S. State	(3,654)	(4,977)	4,264
Non-U.S.	(1,033)	894	262

	(11,265)	(1,112)	37,126

Total	$21,879	$37,408	$44,975

        The Company has not recognized any United States tax expense on its undistributed international earnings since it has an intention to reinvest the earnings outside the United States for the foreseeable future. These undistributed earnings total approximately $19.4 million at December 31, 2005. The Company did not repatriate any of its foreign earnings under the provisions of the American Jobs Creation Act of 2004.

        The following is a reconciliation between the statutory Federal income tax rate and the effective rate for:

	Fiscal Year Ended
	2005	2004	2003
Effective tax rate	37.8%	38.2%	38.2%
State income taxes, net of federal benefit	(5.5)	(2.6)	(2.7)
Foreign taxes	1.6	(0.3)	(0.1)
Other	1.1	(0.3)	(0.4)

Statutory Federal income tax rate	35.0%	35.0%	35.0%

13. Commitments and Contingencies

        On November 8, 2005, the Company announced that it entered into a definitive agreement (the "Merger Agreement") to be acquired by a company newly formed and controlled by Apollo Management, L.P. ("Apollo"), on behalf of itself and its managed funds, together with certain investors; NRDC Real Estate Advisors I, LLC and Silver Point Capital Fund Investments LLC. Under the terms of the agreement, Linens "n Things' stockholders are to receive $28.00 per share in cash. All outstanding options to purchase shares of common stock, restricted shares and deferred shares of common stock of the Company will be canceled and converted into the right to receive $28.00 per restricted share, deferred share or share of common stock underlying such option less, in the case of options, the exercise price thereof, without interest. The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company may be required to pay Apollo a termination fee equal to $27 million and expenses up to $5 million. The debt financing for the transaction is subject to various conditions, including the Company achieving EBITDA of not less than $140 million for the full 2005 fiscal year and comparable net sales of not less than negative 6% for the 2005 fourth quarter, as well as other customary conditions for a leveraged acquisition financing. The debt financing commitments define EBITDA as net earnings before interest, taxes, depreciation and amortization, with other specified adjustments.

        The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement and the debt financing commitment letters, which are each filed as exhibits to the Company's Form 8-K filed with the Securities and Exchange Commission on November 9, 2005.

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

14. Summary of Quarterly Results (unaudited)

(in thousands, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Net sales
2005	$570,946	$573,317	$629,268	$921,211	$2,694,742
2004	$552,800	$578,749	$654,196	$875,724	$2,661,469
Gross profit
2005	236,393	236,943	258,315	367,697	1,099,348
2004	221,246	232,676	269,106	348,741	1,071,769
Operating (loss) profit
2005	(5,761)	(8,759)	2,807	73,540	61,827
2004	(1,042)	1,201	28,442	72,689	101,290
Net (loss) income
2005	(4,074)	(5,932)	1,024	44,964	35,982
2004	(1,112)	97	17,175	44,361	60,521
Net (loss) income per share
Basic(1)
2005	$(0.09)	$(0.13)	$0.02	$0.99	$0.79
2004	$(0.02)	$—	$0.38	$0.98	$1.34
Diluted(1)
2005	$(0.09)	$(0.13)	$0.02	$0.98	$0.79
2004	$(0.02)	$—	$0.38	$0.97	$1.32

(1)
Net income per share amounts for each quarter are required to be computed independently and may not equal the amount computed for the fiscal year.

15. Supplemental Condensed Consolidating Financial Information

      As part of the Transactions as discussed in Note 16, Subsequent Events, Linens "n Things, Inc. and Linens "n Things Center, Inc. (collectively, the "Co-Issuers"), issued $650 million aggregate principal amount of Senior Secured Floating Rate Notes due 2014 (the "Notes"). The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Company, and by each of the Company's direct and indirect subsidiaries that guarantee the Company's new asset-based revolving credit facility except for its Canadian subsidiaries. The Company's Canadian subsidiaries (the "Non-Guarantors") are not guarantors of the Notes.

        The following tables present the supplemental condensed consolidating financial information for the Co-Issuers, the Guarantors (excluding the Co-Issuers which is also a Guarantor but is separately presented) and the Non-Guarantors together with eliminations, as of and for the periods indicated. The company has not presented separate financial statements and other disclosures concerning the Guarantors because management has determined that such information is not material to investors. The accounting policies for Co-Issuers, Guarantors, and Non-Guarantors are the same as those described for the Company in the Summary of Significant Accounting Policies. The consolidating financial information may not necessarily be indicative of results of operations or financial position had the Guarantors operated as independent entities.

        Income tax expense has been provided on the combined Co-Issuer and Guarantor subsidiaries based on actual effective tax rates.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$136,569	$8,718	$12,871	$—	$158,158
Accounts receivable	361	39,757	3,443	—	43,561
Inventories	15,105	725,856	46,322	—	787,283
Prepaid expenses and other current assets	84	15,368	1,973	—	17,425
Current deferred taxes	—	1,789	244	—	2,033

Total current assets	152,119	791,488	64,853	—	1,008,460
Property and equipment, net	9,974	561,271	41,002	—	612,247
Goodwill	—	18,126	—	—	18,126
Intercompany receivables	—	856,999	—	(856,999)	—
Intercompany notes receivable	1,096,991	—	23,306	(1,120,297)	—
Investment in subsidiaries	490,933	—	—	(490,933)	—
Deferred charges and other noncurrent assets, net	332	11,466	203	—	12,001

Total assets	$1,750,349	$2,239,350	$129,364	$(2,468,229)	$1,650,834

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$(16)	$249,399	$18,199	$—	$267,582
Accrued expenses and other current liabilities	43,824	144,840	10,360	—	199,024
Current deferred taxes	222	4,179	—	—	4,401

Total current liabilities	44,030	398,418	28,559	—	471,007
Intercompany payable	848,054	—	8,945	(856,999)	—
Intercompany notes payable	—	1,073,800	46,497	(1,120,297)	—
Deferred income taxes and other long-term liabilities	8,402	302,713	18,849	—	329,964

Total liabilities	900,486	1,774,931	102,850	(1,977,296)	800,971
Total shareholders' equity	849,863	464,419	26,514	(490,933)	849,863

Total liabilities and shareholders' equity	$1,750,349	$2,239,350	$129,364	$(2,468,229)	$1,650,834

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
January 1, 2005
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$174,973	$13,122	$15,914	$—	$204,009
Accounts receivable	757	23,489	1,520	—	25,766
Inventories	14,500	657,005	43,679	—	715,184
Prepaid expenses and other current assets	85	36,854	1,396	—	38,335
Current deferred taxes	—	—	685	—	685

Total current assets	190,315	730,470	63,194	—	983,979
Property and equipment, net	8,314	536,527	33,975	—	578,816
Goodwill	—	18,126	—	—	18,126
Intercompany receivable	—	39,120	—	(39,120)	—
Intercompany notes receivable	201,527	—	22,574	(224,101)	—
Investment in subsidiaries	468,110	—	—	(468,110)	—
Deferred charges and other noncurrent assets, net	424	10,406	133	—	10,963

Total assets	$868,690	$1,334,649	$119,876	$(731,331)	$1,591,884

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$(13)	$231,837	$13,811	$—	$245,635
Accrued expenses and other current liabilities	31,464	172,545	8,635	—	212,644
Current deferred taxes	71	5,943	—	—	6,014

Total current liabilities	31,522	410,325	22,446	—	464,293
Intercompany payable	21,213	—	17,907	(39,120)	—
Intercompany notes payable	—	179,065	45,036	(224,101)	—
Deferred income taxes and other long-term liabilities	6,603	295,639	15,996	—	318,238

Total liabilities	59,338	885,029	101,385	(263,221)	782,531
Total shareholders' equity	809,352	449,620	18,491	(468,110)	809,353

Total liabilities and shareholders' equity	$868,690	$1,334,649	$119,876	$(731,331)	$1,591,884

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$73,754	$2,461,747	$159,241	$—	$2,694,742
Cost of sales, including buying and distribution costs	42,647	1,467,510	85,237	—	1,595,394

Gross profit	31,107	994,237	74,004	—	1,099,348
Selling, general and administrative expenses	18,963	954,111	64,447	—	1,037,521

Operating profit	12,144	40,126	9,557	—	61,827
Interest income	(14,301)	(11)	(157)	13,575	(894)
Interest expense	1,944	15,282	1,209	(13,575)	4,860

Interest (income) expense, net	(12,357)	15,271	1,052	—	3,966

Income before income taxes	24,501	24,855	8,505	—	57,861
Provision for income taxes	9,834	9,977	2,068	—	21,879

Net income	$14,667	$14,878	$6,437	$—	$35,982

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 1, 2005

(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$76,451	$2,461,026	$123,992	$—	$2,661,469
Cost of sales, including buying and distribution costs	45,150	1,475,001	69,549	—	1,589,700

Gross profit	31,301	986,025	54,443	—	1,071,769
Selling, general and administrative expenses	20,092	903,033	47,354	—	970,479

Operating profit	11,209	82,992	7,089	—	101,290
Interest income	(17,187)	(4,192)	(43)	20,880	(542)
Interest expense	—	23,683	1,100	(20,880)	3,903

Interest (income) expense, net	(17,187)	19,491	1,057	—	3,361
Income before income taxes	28,396	63,501	6,032	—	97,929
Provision for income taxes	10,856	24,247	2,305	—	37,408

Net income	$17,540	$39,254	$3,727	$—	$60,521

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED JANUARY 3, 2004
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$73,349	$2,237,506	$84,417	$—	$2,395,272
Cost of sales, including buying and distribution costs	44,038	1,333,775	49,067	—	1,426,880

Gross profit	29,311	903,731	35,350	—	968,392
Selling, general and administrative expenses	19,121	797,911	29,794	—	846,826

Operating profit	10,190	105,820	5,556	—	121,566
Interest income	(42,220)	(22,221)	—	64,272	(169)
Interest expense	30,377	36,852	1,044	(64,272)	4,001

Interest (income) expense, net	(11,843)	14,631	1,044	—	3,832

Income before income taxes	22,033	91,189	4,512	—	117,734
Provision for income taxes	8,417	34,835	1,723	—	44,975

Net income	$13,616	$56,354	$2,789	$—	$72,759

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income	$14,667	$14,878	$6,437	$—	$35,982
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,453	83,749	5,068	—	90,270
Deferred income taxes	2,162	(12,810)	(617)	—	(11,265)
Loss on disposal of assets	35	1,360	38	—	1,433
Loss on fixed asset impairment	—	4,059	—	—	4,059
Federal tax benefit from issuance of common stock under stock incentive plans	492	—	—	—	492
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	396	(16,268)	(1,832)	—	(17,704)
Increase in inventories	(605)	(68,851)	(1,201)	—	(70,657)
Decrease (increase) in prepaid expenses and other current assets	1	21,486	(918)	—	20,569
Decrease (increase) in deferred charges and other noncurrent assets	25	(1,122)	(134)	—	(1,231)
(Decrease) increase in accounts payable	(2)	17,561	3,852	—	21,411
Increase (decrease) in accrued expenses and other liabilities	12,149	(11,374)	4,067	—	4,842

Net cash provided by operating activities	30,773	32,668	14,760	—	78,201

Cash outflows from investing activities:
Additions to property and equipment	(9,663)	(106,530)	(11,389)	—	(127,582)
Addition to investment in subsidiary	(919)	—	—	919	—

Net cash (used in) provided by investing activities	(10,582)	(106,530)	(11,389)	919	(127,582)
Cash inflows (outflows) from financing activities:
Proceeds from common stock under stock incentive plans	3,614	—	919	(919)	3,614
Inter-company movements	(62,042)	69,536	(7,494)	—	—
Increase in treasury stock	(167)	(78)	—	—	(245)

Net cash (used in) provided by financing activities	(58,595)	69,458	(6,575)	(919)	3,369

Effect of exchange rate changes on cash and cash equivalents	—	—	161	—	161

Net decrease in cash and cash equivalents	(38,404)	(4,404)	(3,043)	—	(45,851)
Cash and cash equivalents at beginning of period	174,973	13,122	15,914	—	204,009

Cash and cash equivalents at end of period	$136,569	$8,718	$12,871	$—	$158,158

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE FISCAL YEAR ENDED JANUARY 1, 2005
(In Thousands)

	Co-Issuers	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income	$17,540	$39,254	$3,727	$—	$60,521
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,079	76,342	3,897	—	81,318
Deferred income taxes	2,016	(4,023)	895	—	(1,112)
Loss on disposal of assets	17	2,188	4	—	2,209
Loss on fixed asset impairment	—	900	—	—	900
Federal tax benefit from issuance of common stock under stock incentive plans	1,500	—	—	—	1,500
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2)	4,742	(889)	—	3,851
Decrease (increase) in inventories	322	(3,548)	(8,771)	—	(11,997)
Increase in prepaid expenses and other current assets	(38)	(4,640)	(1,355)	—	(6,033)
Decrease (increase) in deferred charge and other noncurrent assets	87	(4,531)	(455)	—	(4,899)
(Decrease) increase in accounts payable	(7)	(5,647)	223	—	(5,431)
Increase in accrued expenses and other liabilities	16,043	34,819	5,652	—	56,514

Net cash provided by operating activities	38,557	135,856	2,928	—	177,341

Cash outflows from investing activities:
Additions to property and equipment	(605)	(108,773)	(9,674)	—	(119,052)
Addition to investment in subsidiary	(28,063)	—	—	28,063	—

Net cash (used in) provided by investing activities	(28,668)	(108,773)	(9,674)	28,063	(119,052)
Cash inflows (outflows) from financing activities:
Proceeds from common stock under stock incentive plans	8,649	26,020	2,043	(28,063)	8,649
Inter-company movements	35,189	(48,341)	13,152	—	—
Increase in treasury stock	(56)	134	—	—	78

Net cash provided by (used in) financing activities	43,782	(22,187)	15,195	(28,063)	8,727

Effect of exchange rate changes on cash and cash equivalents	—	—	864	—	864
Net increase in cash and cash equivalents	53,671	4,896	9,313	—	67,880
Cash and cash equivalents at beginning of period	121,302	8,226	6,601	—	136,129

Cash and cash equivalents at end of period	$174,973	$13,122	$15,914	$—	$204,009

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE FISCAL YEAR ENDED JANUARY 3, 2004

(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income	$13,616	$56,354	$2,789	$—	$72,759
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,224	67,721	2,403	—	71,348
Deferred income taxes	(1,228)	38,930	(576)	—	37,126
Loss on disposal of assets	1	1,264	—	—	1,265
Loss on fixed asset impairment	—	760	—	—	760
Federal tax benefit from issuance of common stock under stock incentive plans	2,614	—	—	—	2,614
Changes in assets and liabilities:
Increase in accounts receivable	(104)	(4,757)	(53)	—	(4,914)
Decrease (increase) in inventories	67	(85,718)	(5,234)	—	(90,885)
Decrease (increase) in prepaid expenses and other current assets	4	(5,543)	(2,890)	—	(8,429)
Decrease (increase) in deferred charges and other noncurrent assets	89	(358)	(353)	—	(622)
Increase in accounts payable	—	42,176	4,099	—	46,275
(Decrease) increase in accrued expenses and other liabilities	(21,646)	40,811	4,430	—	23,595

Net cash (used in) provided by operating activities	(5,363)	151,640	4,615	—	150,892

Cash outflows from investing activities:
Additions to property and equipment	(733)	(108,110)	(4,453)	—	(113,296)
Addition to investment in subsidiary	(168)	—	—	168	—

Net cash (used in) provided by investing activities	(901)	(108,110)	(4,453)	168	(113,296)
Cash inflows (outflows) from financing activities:
Proceeds from common stock under stock incentive plans	13,624	—	168	(168)	13,624
Intercompany movements	36,451	(42,964)	6,513	—	—
Increase in treasury stock	158	(288)	—	—	(130)
Decrease in short-term borrowings	—	—	(2,119)	—	(2,119)

Net cash provided by (used in) financing activities	50,233	(43,252)	4,562	(168)	11,375

Effect of exchange rate changes on cash and cash equivalents	—	—	553	—	553

Net increase in cash and cash equivalents	43,969	278	5,277	—	49,524
Cash and cash equivalents at beginning of period	77,333	7,948	1,324	—	86,605

Cash and cash equivalents at end of period	$121,302	$8,226	$6,601	$—	$136,129

16. Subsequent events

        On November 8, 2005, Linens Merger Sub Co. and its parent company, Linens Holding Co., entered into an Agreement and Plan of Merger with the Company governing a merger (the "Merger") pursuant to which each share of common stock of the Company (other than shares held in treasury or owned by Linens Merger Sub Co., its parent company or any affiliate of Linens Merger Sub Co. and other than shares held by stockholders who properly demand and perfect appraisal rights) would be converted into the right to receive $28.00 in cash, without interest, for aggregate consideration of approximately $1.3 billion. The Merger was structured as a reverse subsidiary merger, and on February 14, 2006, Linens Merger Sub Co. was merged with and into the Company, with the Company as the surviving corporation. As the surviving corporation in the Merger, the Company assumed by operation of law all of the rights and obligations of Linens Merger Sub Co., including $650 million of notes (the "Notes") and the related indenture. Linens 'n Things Center, Inc., a direct wholly owned subsidiary of the Company, was a co-issuer of the Notes.

        Affiliates of Apollo Management, L.P., National Realty & Development Corp. and Silver Point Capital Fund Investments LLC (the "Sponsors") collectively contributed approximately $648.0 million as equity to Linens Merger Sub Co. immediately prior to the Merger.

        The Sponsors financed the purchase of the Company and paid related fees and expenses through the offering of the Notes, the equity investment described above and excess cash on hand at the Company. The Company did not draw on its new asset-based revolving credit facility at closing.

        The aforementioned transactions, including the Merger and its payment of any costs related to these transactions, are collectively referred to herein as the "Transactions." In connection with the Transactions, the Company incurred significant indebtedness and became highly leveraged.

        Immediately following the Merger, the Company became a wholly owned subsidiary of Linens Holding Co. Linens Holding Co. is an entity that was formed in connection with the Transactions and has no assets or liabilities other than the shares of Linens Merger Sub Co. and its rights and obligations under and in connection with the merger agreement with the Company and the equity commitment letters and debt financing commitment letters provided in connection with the Transactions.

        The closing of the Merger occurred simultaneously with:

  •
  the closing of the Note offering;

  •
  the closing of the Company's new $600.0 million asset-based revolving credit facility;

  •
  the termination of the Company's existing $250.0 million unsecured revolving credit facility and CAD $40.0 million unsecured credit facility agreements; and

  •
  the equity investments described above.

        The consummation of the Note offering was conditioned upon the consummation of the Merger, the closing of the Company's new asset-based revolving credit facility and the equity investments described above, all of which were completed on February 14, 2006.

        Set forth below is a summary of the terms of the Notes:

        The Notes bear interest at a per annum rate equal to LIBOR plus 5.625%, which is paid every three months on January 15, April 15, July 15 and October 15, commencing April 15, 2006. The interest rate on the Notes is reset quarterly. The Notes mature on January 15, 2014.

        The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Company's parent, Linens Holding Co., and by each of the Company's direct and indirect subsidiaries that guarantee the Company's new asset-based revolving credit facility except for its Canadian subsidiaries (collectively, the "Guarantors").

        The Notes and guarantees are secured by first-priority liens, subject to permitted liens, on all of the Company's and the Guarantors' equipment, intellectual property rights and related general intangibles and all of its capital stock and the capital stock of certain subsidiaries. The lien on capital stock may be released under certain circumstances. The Notes and guarantees will also be secured by second-priority liens, subject to permitted liens, on all of the Company's and the guarantors' inventory, accounts receivable, cash, securities and other general intangibles.

        If the Company sells certain assets or experiences specific kinds of changes in control, the Company must offer to repurchase the Notes. The Company may, at its option, redeem the Notes at any time on or after January 15, 2008 at pre-determined prices. Prior to January 15, 2008, the Company may, at its option, redeem up to 35% of the Notes with the proceeds of certain sales of its equity or of its parent. Prior to January 15, 2008, the Company may, at its option, redeem the Notes at a price equal to 100% of the principal amount of the Notes plus a "make-whole" premium.

        The Company's new asset-based revolving credit facility (the "Credit Facility") provides senior secured financing of up to $600.0 million, subject to a borrowing base. The borrowing base is a formula based on certain eligible inventory and receivables, minus certain reserves. A portion of the Credit Facility, not to exceed $40.0 million, is also available to Linens 'n Things Canada Corp. subject to the Canadian borrowing base. The Credit Facility requires the Company to comply with financial ratio maintenance covenants if the excess availability under the Credit Facility, at any time, does not exceed $75 million and also contains certain customary affirmative covenants and events of default. The principal amount outstanding of the loans under the Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, five years from the date of closing of the Transactions.

        All obligations under the Credit Facility are unconditionally guaranteed by Linens Holding Co., the Company's direct parent company, and certain of its existing and future domestic subsidiaries. All obligations under the Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company's assets and the assets of Linens Holding Co. and the subsidiary guarantors, including: (i) a first-priority security interest in inventory, accounts receivable, cash, securities and other general intangibles; and (ii) a second-priority security interest in equipment, intellectual property rights and related general intangibles and all of the capital stock of the Company and the capital stock of certain subsidiaries.

        Borrowings under the Credit Facility bear interest at a rate equal to, at the Company's option, either (a) an alternate base rate determined by reference to the higher of (1) the base rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the Credit Facility is 0% with respect to alternate base rate borrowings and 1.50% with respect to LIBOR borrowings. After the delivery of the financial statements for the first full fiscal quarter after the closing date, the applicable margin for borrowings under the Credit Facility will be subject to adjustment based on the excess availability under the Credit Facility. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee, initially 0.375% per annum, in respect of the unutilized commitments thereunder. After the delivery of financial statements for the first full fiscal quarter after the closing date, the commitment fee will be subject to adjustment based on the excess availability under the Credit Facility. The Company must also pay customary letter of credit fees and agency fees. The Company initiated borrowings under its Credit Facility on February 23, 2006 to meet its operational working capital needs.

        As a result of the Merger, all of the Company's issued and outstanding capital stock was acquired by Linens Holding Co. At such time, investment funds associated with or designated by the Sponsors acquired approximately 99.7% of the common stock of Linens Holding Co. through an investment vehicle controlled by Apollo Management V, L.P., or one of its affiliates, and Robert J. DiNicola, the Company's new Chairman and Chief Executive Officer, acquired the remaining 0.3%.

        Upon consummation of the Transactions, the Company delisted its shares of common stock from the New York Stock Exchange (the "NYSE") and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was February 14, 2006.

        Total fees and expenses related to the Transactions are estimated by the Company to be approximately $103.0 million, which includes $15.0 million of non-cash transaction-related expenses. Such fees include commitment, placement, financial advisory and other transaction fees as well as legal, accounting and other professional fees.

        The acquisition of Linens 'n Things, Inc. is being accounted for as a business combination using the purchase method of accounting. As a result, the assets and liabilities will be assigned new values, which will be fair value basis.

LINENS HOLDING CO. (AND PREDECESSOR)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	Predecessor Entity		Successor Entity
	April 2, 2005	December 31, 2005	April 1, 2006
Assets
Current assets:
Cash and cash equivalents	$75,271	$158,158	$15,033
Accounts receivable	30,186	43,561	42,646
Inventories	765,929	787,283	827,779
Prepaid expenses and other current assets	39,364	17,425	66,676
Current deferred taxes	800	2,033	179

Total current assets	911,550	1,008,460	952,313
Property and equipment, net of accumulated depreciation of $403,286, $464,496 and $13,684 at April 2, 2005, December 31, 2005 and April 1, 2006, respectively	569,329	612,247	601,805
Identifiable intangible assets, net	1,442	1,301	159,979
Goodwill	18,126	18,126	277,264
Deferred financing cost and other noncurrent assets, net	9,409	10,700	36,089

Total assets	$1,509,856	$1,650,834	$2,027,450

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$238,598	$267,582	$251,767
Accrued expenses and other current liabilities	133,259	199,024	173,048
Current deferred taxes	5,722	4,401	3,880
Asset-based revolving credit facility	—	—	81,601

Total current liabilities	377,579	471,007	510,296
Senior secured notes and other long-term debt, net of current portion	2,123	2,076	652,059
Deferred income taxes and other long-term liabilities	324,142	327,888	234,911

Total liabilities	703,844	800,971	1,397,266

Shareholders' equity:
Preferred stock of Predecessor Entity, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock of Predecessor Entity, $0.01 par value; 135,000,000 shares authorized; 45,505,967 shares issued and 45,245,626 shares outstanding at April 2, 2005; and 45,653,954 shares issued and 45,389,975 shares outstanding at December 31, 2005	455	457	—
Common stock of Successor Entity, $0.01 par value; 15,000,000 shares authorized; 13,000,000 shares issued and outstanding at April 1, 2006	—	—	130
Additional paid-in capital	373,665	376,730	648,192
Retained earnings (deficit)	436,840	476,896	(17,572)
Accumulated other comprehensive income (loss)	2,436	3,287	(566)
Treasury stock of LNT, at cost; 260,341 shares at April 2, 2005; and 263,979 shares at December 31, 2005	(7,384)	(7,507)	—

Total shareholders' equity	806,012	849,863	630,184

Total liabilities and shareholders' equity	$1,509,856	$1,650,834	$2,027,450

See accompanying Notes to Condensed Consolidated Financial Statements

LINENS HOLDING CO. (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Predecessor Entity		Successor Entity
	Thirteen Weeks Ended April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006
Net sales	$570,946	$284,971	$307,845
Cost of sales, including buying and distribution costs	334,553	180,675	189,068

Gross profit	236,393	104,296	118,777
Selling, general and administrative expenses	242,154	174,138	137,761

Operating loss	(5,761)	(69,842)	(18,984)
Interest income	(495)	(668)	(86)
Interest expense	1,218	—	9,987

Interest expense (income), net	723	(668)	9,901

Loss before benefit for income taxes	(6,484)	(69,174)	(28,885)
Benefit for income taxes	(2,410)	(21,270)	(11,313)

Net loss	$(4,074)	$(47,904)	$(17,572)

See accompanying Notes to Condensed Consolidated Financial Statements

LINENS HOLDING CO. (AND PREDECESSOR)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)

	Predecessor Entity
			Successor Entity
	Thirteen Weeks Ended April 2, 2005
		January 1 to February 13, 2006	February 14 to April 1, 2006
Cash flows from operating activities:
Net loss	$(4,074)	$(47,904)	$(17,572)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,176	12,642	15,022
Deferred income taxes	2,296	(6,646)	(6,968)
Share-based compensation	233	12,484	709
Loss on disposal of assets	86	—	73
Changes in assets and liabilities, net of effect of acquisition:
(Increase) decrease in accounts receivable	(4,425)	(2,240)	3,157
Increase in inventories	(51,128)	(31,886)	(8,711)
Increase in prepaid expenses and other current assets	(880)	(12,153)	(37,104)
Decrease in identifiable intangible assets, net, deferred financing cost and other noncurrent assets, net	61	9,623	1,138
(Decrease) increase in accounts payable	(6,930)	7,244	(23,030)
Decrease in accrued expenses and other liabilities, net	(73,837)	(6,310)	(59,288)

Net cash used in operating activities	(117,422)	(65,146)	(132,574)

Cash flows from investing activities:
Acquisition of the Company, net of cash acquired(1)	—	—	(1,205,502)
Additions to property and equipment	(12,027)	(7,776)	(8,571)

Net cash used in investing activities	(12,027)	(7,776)	(1,214,073)

Cash flows from financing activities:
Issuance of common stock to Linens Investors LLC	—	—	650,000
Issuance of floating rate notes	—	—	650,000
Financing and direct acquisition costs	—	—	(19,866)
Issuance of common stock under stock incentive plans	904	—	—
Federal tax benefit from common stock issued under stock incentive plans	135	4,298	—
Increase in short-term borrowings	—	—	81,620
(Increase) decrease in treasury stock	(122)	674	—

Net cash provided by financing activities	917	4,972	1,361,754

Effect of exchange rate changes on cash and cash equivalents	$(206)	$125	$(74)
Net (decrease) increase in cash and cash equivalents	$(128,738)	$(67,825)	$15,033
Cash and cash equivalents at beginning of period	204,009	158,158	—

Cash and cash equivalents at end of period	$75,271	$90,333	$15,033

Cash paid during the year for:
Interest (net of amounts capitalized)	$1,288	$135	$47
Income taxes	$27,981	$57	$22,090

(1)
In connection with the Merger, net cash settlements of approximately $20.0 million and $4.4 million for stock options and restricted stock units, respectively, are included in "Acquisition of the Company, net of cash acquired"

See accompanying Notes to Condensed Consolidated Financial Statements

LINENS HOLDING CO. (AND PREDECESSOR)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Acquisition of Linens 'n Things, Inc. by Linens Holding Co.

        On November 8, 2005, Linens Merger Sub Co. and its parent company, Linens Holding Co. (the "Company"), entered into an Agreement and Plan of Merger with Linens 'n Things, Inc. governing a merger (the "Merger") pursuant to which each share of common stock of Linens 'n Things, Inc. (other than shares held in treasury or owned by Linens Merger Sub Co., its parent company or any affiliate of Linens Merger Sub Co. and other than shares held by stockholders who properly demand and perfect appraisal rights) would be converted into the right to receive $28.00 in cash, without interest, for aggregate consideration of approximately $1.3 billion. The Merger was structured as a reverse subsidiary merger, and on February 14, 2006 Linens Merger Sub Co. was merged with and into Linens 'n Things, Inc., with Linens 'n Things, Inc. as the surviving corporation. As the surviving corporation in the Merger, Linens 'n Things, Inc. assumed by operation of law all of the rights and obligations of Linens Merger Sub Co., including $650 million aggregate principal amount of Senior Secured Floating Rate Notes (the "Notes") due 2014 of Linens 'n Things, Inc. and Linens 'n Things Center, Inc. and the related indenture. Linens 'n Things Center, Inc., a direct wholly owned subsidiary of Linens 'n Things, Inc., was a co-issuer of the Notes.

        Affiliates of Apollo Management, L.P., National Realty & Development Corp. and Silver Point Capital Fund Investments LLC (the "Sponsors") collectively contributed approximately $648 million as equity to Linens Merger Sub Co. immediately prior to the Merger.

        The Sponsors financed the purchase of Linens 'n Things, Inc. and paid related fees and expenses through the offering of the Notes, the equity investment described above and excess cash on hand at Linens 'n Things, Inc. Linens 'n Things, Inc. did not draw on its new asset-based revolving credit facility at closing.

        The aforementioned transactions, including the Merger and payment of any costs related to these transactions, are collectively referred to herein as the "Transactions." In connection with the Transactions, Linens 'n Things, Inc. incurred significant indebtedness and became highly leveraged.

        Immediately following the Merger, Linens 'n Things, Inc. became a wholly owned subsidiary of Linens Holding Co. Linens Holding Co. is an entity that was formed in connection with the Transactions and has no assets or liabilities other than the shares of Linens Merger Sub Co. and its rights and obligations under and in connection with the merger agreement with Linens 'n Things, Inc. and the equity commitment letters and debt financing commitment letters provided in connection with the Transactions.

        The closing of the Merger occurred simultaneously with:

  •
  the closing of the Note offering;

  •
  the closing of Linens 'n Things, Inc.'s new $600 million asset-based revolving credit facility;

  •
  the termination of Linens 'n Things, Inc.'s existing $250 million unsecured revolving credit facility and CAD $40 million unsecured credit facility agreements; and

  •
  the equity investments described above.

        The consummation of the Note offering was conditioned upon the consummation of the Merger, the closing of Linens 'n Things, Inc.'s new asset-based revolving credit facility and the equity investments described above, all of which were completed on February 14, 2006.

        Set forth below is a summary of the terms of the Notes:

        The Notes bear interest at a per annum rate equal to LIBOR plus 5.625%, which is paid every three months on January 15, April 15, July 15 and October 15, commencing April 15, 2006. The interest rate on the Notes is reset quarterly. The Notes mature on January 15, 2014.

        The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Company and by each of the Company's direct and indirect subsidiaries that guarantee Linens 'n Things, Inc.'s new asset-based revolving credit facility except for its Canadian subsidiaries (collectively, the "Guarantors").

        The Notes and guarantees are secured by first-priority liens, subject to permitted liens, on all of the Company's and the Guarantors' equipment, intellectual property rights and related general intangibles and all of its capital stock and the capital stock of certain subsidiaries. The lien on capital stock may be released under certain circumstances. The Notes and guarantees will also be secured by second-priority liens, subject to permitted liens, on all of the Company's and the guarantors' inventory, accounts receivable, cash, securities and other general intangibles.

        If the Company sells certain assets or experiences specific kinds of changes in control, the Company must offer to repurchase the Notes. The Company may, at its option, redeem the Notes at any time on or after January 15, 2008 at pre-determined prices. Prior to January 15, 2008, the Company may, at its option, redeem up to 35% of the Notes with the proceeds of certain sales of its equity or of its subsidiaries. Prior to January 15, 2008, the Company may, at its option, redeem the Notes at a price equal to 100% of the principal amount of the Notes plus a "make-whole" premium.

        The Company's new asset-based revolving credit facility (the "Credit Facility") provides senior secured financing of up to $600 million, subject to a borrowing base. The borrowing base is a formula based on certain eligible inventory and receivables, minus certain reserves. A portion of the Credit Facility, not to exceed $40 million, is also available to Linens 'n Things Canada Corp. subject to the Canadian borrowing base. The Credit Facility requires the Company to comply with financial ratio maintenance covenants if the excess availability under the Credit Facility, at any time, does not exceed $75 million and also contains certain customary affirmative covenants and events of default. The principal amount outstanding of the loans under the Credit Facility, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, five years from February 14, 2006, the date of closing of the Transactions.

        All obligations under the Credit Facility are unconditionally guaranteed by Linens Holding Co. and certain of its existing and future domestic subsidiaries. All obligations under the Credit Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company's assets and the subsidiary guarantors, including: (i) a first-priority security interest in inventory, accounts receivable, cash, securities and other general intangibles; and (ii) a second-priority security interest in equipment, intellectual property rights and related general intangibles and all of the capital stock of the Company and the capital stock of certain subsidiaries.

        Borrowings under the Credit Facility bear interest at a rate equal to, at the Company's option, either (a) an alternate base rate determined by reference to the higher of (1) the base rate in effect on such day and (2) the federal funds effective rate plus 0.50% or (b) a LIBOR rate, with respect to any Eurodollar borrowing, determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under the Credit Facility is 0% with respect to alternate base rate borrowings and 1.50% with respect to LIBOR borrowings. After the delivery of the financial statements for the first full fiscal quarter after the closing date, the applicable margin for borrowings under the Credit Facility will be subject to adjustment based on the excess availability under the Credit Facility. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a commitment fee, initially 0.375% per annum, in respect of the unutilized commitments thereunder. After the delivery of financial statements for the first full fiscal quarter after the closing date, the commitment fee will be subject to adjustment based on the excess availability under the Credit Facility. The Company must also pay customary letter of credit fees and agency fees. The Company initiated borrowings under its Credit Facility on February 23, 2006 to meet its operational working capital needs.

        As a result of the Merger, all of Linens 'n Things, Inc.'s issued and outstanding capital stock was acquired by Linens Holding Co. At such time, investment funds associated with or designated by the Sponsors acquired approximately 99.7% of the common stock of Linens Holding Co. through an investment vehicle controlled by Apollo Management V, L.P., or one of its affiliates, and Robert J. DiNicola, the new Chairman and Chief Executive Officer of Linens 'n Things, Inc., acquired the remaining 0.3%.

        Upon consummation of the Transactions, Linens 'n Things, Inc. delisted its shares of common stock from the New York Stock Exchange (the "NYSE") and deregistered under Section 12 of the Securities Exchange Act of 1934. The last day of trading on the NYSE was February 14, 2006.

        Total fees and expenses related to the Transactions were approximately $107 million, inclusive of approximately $23 million of direct acquisition costs of the Company and $36 million of deferred financing costs. Such fees include commitment, placement, financial advisory and other transaction fees as well as legal, accounting and other professional fees. Deferred financing costs of approximately $11 million relates to the asset-based revolving credit facility which are amortized over five years and $25 million relates to the Notes, which are amortized over eight years.

        The acquisition of Linens 'n Things, Inc. is being accounted for as a business combination using the purchase method of accounting, whereby the purchase price (including liabilities assumed) was preliminarily allocated to the assets acquired based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired.

        The Company has not yet completed the evaluation and allocation of the purchase price as the appraisal associated with the valuation of certain assets and liabilities is not yet complete. The Company does not believe that the appraisal or its estimate of certain contingencies will materially modify the preliminary purchase price allocation.

        As a result of the consummation of the Transactions, a new entity ("successor entity") was formed with an effective date of February 14, 2006, consisting of Linens Holding Co. and Subsidiaries. The condensed consolidated financial statements presented as of April 2, 2005 and December 31, 2005, and for the 13-week period ended April 2, 2005 and for the period January 1 to February 13, 2006 are shown under the "predecessor entity" caption, consisting of Linens 'n Things, Inc. and Subsidiaries. The condensed consolidated financial statements for the successor entity as of April 1, 2006 and for the period February 14 to April 1, 2006 show the operations of the successor entity, Linens Holding Co.

and Subsidiaries. As a result of the consummation of the transactions, the consolidated financial statements for the period after February 13, 2006 are presented on a different basis than that for the periods before February 14, 2006 as a result of the application of purchase accounting as of February 14, 2006 and therefore are not comparable.

        A reconciliation of the preliminary purchase price adjustments recorded in connection with the Transactions is presented below (in thousands):

	Predecessor Entity
				Successor Entity February 14, 2006
	February 13, 2006	Transaction Adjustments
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,333	$(15,701)		$74,632
Accounts receivable	45,833	—		45,833
Inventories	819,600	—		819,600
Prepaid expenses and other current assets	29,499	—		29,499
Current deferred taxes	132	—		132
Total current assets	985,397	(15,701)		969,696
Property and equipment, net	607,787	(57)		607,730
Identifiable intangible assets, net	—	161,018		161,018
Goodwill	18,126	259,309		277,435
Deferred financing cost and other noncurrent assets, net	2,355	34,896		37,251
Total assets	$1,613,665	$439,465		$2,053,130
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$274,997	$—		$274,997
Accrued expenses and other current liabilities	195,467	39,388	(1)	234,855
Current deferred taxes	8,176	—		8,176
Total current liabilities	478,640	39,388		518,028
Senior secured notes and other long-term debt, net of current portion	2,068	650,000		652,068
Deferred income taxes and other long-term liabilities	312,549	(77,128	)(2)	235,421
Total liabilities	793,257	612,260		1,405,517
Shareholders' equity	820,408	(172,795)		647,613
Total liabilities and shareholders' equity	$1,613,665	$439,465		$2,053,130

(1)
Represents an accrual for unpaid transaction expenses.

(2)
Consists of the following purchase accounting adjustments:

Unfavorable leases	$20,000
Deferred rents	(250,020)
Deferred income taxes	152,892

$(77,128)

        The unaudited pro forma results of operations provided below for the thirteen weeks ended April 2, 2005 and April 1, 2006 are presented as though the Transactions had occurred at the beginning of the periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the revalued assets, interest expense associated with the Notes and the Credit Facility and other acquisition-related adjustments in connection with the Transactions. The pro forma results of operations are not necessarily indicative of the combined results that would have occurred had the Transactions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

	Thirteen Weeks Ended
	April 2, 2005	April 1, 2006
(In Thousands)	(Unaudited)	(Unaudited)
Net sales	$570,946	$592,816
Loss before benefit for income taxes	$(37,565)	$(69,396)
Net loss	$(22,971)	$(41,967)

2. Basis of Presentation

        The accompanying Condensed Consolidated Financial Statements are unaudited. In the opinion of management, the accompanying Condensed Consolidated Financial Statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of successor entity Linens Holding Co. and its subsidiaries and predecessor entity Linens 'n Things, Inc. and subsidiaries, as of April 1, 2006 and April 2, 2005 and the results of operations for the respective periods then ended and cash flows for the respective periods then ended as presented in the unaudited statements. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Because of the seasonality of the specialty retailing business, operating results of the Company on a quarterly or interim basis may not be indicative of operating results for the full year.

        These Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements for the fiscal year ended December 31, 2005 included in the Company's predecessor entity's Annual Report on Form 10-K Equivalent for Linens 'n Things, Inc. posted on the Linens 'n Things, Inc. website on March 21, 2006 under "Noteholder Information." All significant intercompany accounts and transactions have been eliminated.

        Certain prior period amounts have been reclassified to conform with the current period's presentation.

        The accompanying Condensed Consolidated Financial Statements are those of Linens Holding Co. and its subsidiaries. The Company has not presented separate financial statements for Linens 'n Things Inc. and its subsidiaries or Linens 'n Things Center, Inc. and its subsidiaries (collectively, the issuers as described in Note 13) because management has determined that the differences in such financial statements are minor.

3. Stock-based Compensation

        On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (Revised 2004), "Share-Based Payment" ("SFAS No. 123 (Revised 2004)"), requiring the recognition of compensation cost for all equity classified awards granted, modified or settled after the effective date and for the unvested portion of awards outstanding as of the effective date using the fair-value measurement method. SFAS No. 123 (Revised 2004) revises SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees."

        The Company recognizes the cost of all employee stock options on a straight-line attribution basis over their respective vesting periods, net of estimated forfeitures. The Company has selected the modified prospective method of transition; accordingly, prior periods have not been restated. Prior to adopting SFAS No. 123 (Revised 2004), the Company applied the recognition and measurement principles of APB Opinion No. 25 and related interpretations. All employee stock options were granted at or above the grant date market price. Accordingly, the Company did not recognize compensation expense for stock option grants. Restricted stock units granted at fair market value at the date of grant are amortized over specified vesting periods in the accompanying Condensed Consolidated Financial Statements.

Share-based Compensation Plans—Predecessor Entity

        Prior to the completion of the Merger, the Company granted stock options and restricted stock units for a fixed number of shares to employees and directors under share-based compensation plans. The exercise prices of the stock options were equal to the fair market value of the underlying shares at the date of grant. Compensation expense for restricted stock awards was measured at fair value on the date of grant based on the number of shares granted and the quoted market price of the Company's common stock. Such value was recognized as expense over the vesting period of the award adjusted for actual forfeitures.

        Upon completion of the Merger and in accordance with the terms of the stock plans, all of the outstanding stock options became fully vested and immediately exercisable. Each option was exercised, equal to the excess of $28.00 over the underlying stock option exercise price, less applicable withholding taxes. Each restricted stock unit award was exercised at $28.00 in cash, without interest, less applicable withholding taxes.

        The following is a summary of activity under the stock option plans that were in effect upon adoption of SFAS 123 (Revised 2004) through the effective date of the Merger, when all of the stock options and restricted stock units were exercised:

	Predecessor Entity
Plan	Outstanding at January 1, 2006	Exercised	Outstanding at February 14, 2006
Stock options
1996 Plan	1,151,673	1,151,673	—
Directors' Plan	48,800	48,800	—
2000 Plan	1,463,796	1,463,796	—
Broad-based Equity Plan	1,470,638	1,470,638	—
2004 Plan	1,246,690	1,246,690	—
New Hire Authorization	450,000	450,000	—

Total options outstanding	5,831,597	5,831,597	—

Weighted average exercise price per option	$25.20	$25.20	—
Weighted average remaining contractual term per option	4.6 years		—
Options exercisable at period end:
Number of options			—
Weighted average exercise price			—
Weighted average remaining contractual term			—
Restricted stock units
2000 Plan	7,500	7,500	—
Broad-based Equity Plan	9,850	9,850	—
2004 Plan	118,066	118,066	—
New Hire Authorization	20,000	20,000	—

Total units outstanding	155,416	155,416	—

Weighted average fair market value per unit at date of award	$25.71	$25.71	—
Weighted average remaining contractual term for restrictions	2.9 years		—

(1)
Based on $28.00 per share, in accordance with the Merger.

        The 2004 Stock Award and Incentive Plan (the "2004 Plan") provided for the granting of options, restricted stock unit grants and other stock-based awards (collectively, "awards") to key employees and non-employee directors. The 2004 Plan replaced both the Company's 2000 Stock Award and Incentive Plan (the "2000 Plan") and the Broad-Based Equity Plan. The 2000 Plan replaced both the Company's 1996 Incentive Compensation Plan (the "1996 Plan") and the 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan"). Therefore, no future awards were made under the 2000 Plan, the Broad-Based Equity Plan, the 1996 Plan or the Directors' Plan (collectively, the "Prior Plans"), although outstanding awards under the Prior Plans continued to be in effect. The New Hire Authorization provided for the granting of awards as an inducement to a person being retained for employment by the Company.

        Under the 2004 Plan, an aggregate of 4,000,000 shares (plus any shares under outstanding awards under the Prior Plans which become available for further grants) was authorized for issuance of awards. Under the New Hire Authorization, an aggregate of 500,000 shares was authorized.

        Stock options under the 2004 Plan and the New Hire Authorization were granted with exercise prices at the fair market value of the underlying shares at the date of grant. The right to exercise options generally commenced one to five years after the grant date, and the options expired between five to ten years after the grant date. Restrictions on restricted stock unit grants lapsed over vesting periods of up to five years.

        The weighted-average grant date fair value of options and restricted stock units granted during the thirteen weeks ended April 2, 2005 was $10.59 and $23.55, respectively. There were no share-based grants during the period January 1, 2006 to February 14, 2006 (predecessor entity).

        The total intrinsic value of stock options exercised during the thirteen weeks ended April 2, 2005 was approximately $349,000 and no restricted stock units were converted into common stock. The total intrinsic value of each stock option and restricted stock unit exercised due to the Merger was approximately $20.0 million and $4.4 million, respectively, for the period January 1, 2006 to February 14, 2006 (predecessor entity).

        The following is a summary of the activity for nonvested stock option grants and restricted stock unit awards as of February 14, 2006 and the changes for the period January 1, 2006 to February 14, 2006:

	Predecessor Entity
	Stock Options		Restricted Stock Units
	Options	Fair Value(1)	Units	Fair Value(1)
Nonvested at January 1, 2006	1,064,620	$10.59	155,416	$25.71
Grants	—	—	—	—
Vested(2)	(1,060,940)	$10.59	(155,416)	$25.71
Cancelled	(3,680)	$11.12	—	—

Nonvested at February 14, 2006	—	—	—	—

(1)
Represents the weighted-average grant date fair value per share-based unit, using the Black-Scholes option-pricing model for stock options and the average high/low market price of the Company's common stock for restricted stock units.

(2)
All of the share-based units became immediately vested on the date of the Merger.

        The total fair value of stock options vested during the thirteen-week period ended April 2, 2005 was approximately $0.4 million and no restricted stock units vested. The total fair value of stock options and restricted stock units vested during the period from January 1, 2006 to February 14, 2006 (predecessor entity) was approximately $11.2 million and $4.0 million, respectively.

        The compensation cost that has been charged against income for restricted stock unit grants was $0.2 million for the thirteen weeks ended April 2, 2005. No compensation cost was recognized for stock option grants.

        As of December 31, 2005, there was approximately $9.3 million and $3.2 million of total unrecognized compensation cost related to stock option grants and restricted stock unit awards,

respectively, under the stock option plans. The consummation of the Merger accelerated the recognition of compensation cost, and, accordingly, all of this cost was included in selling, general and administrative expense in the Condensed Consolidated Statements of Operations in the period from January 1, 2006 to February 13, 2006 (predecessor entity).

Share-based Compensation Plans—Successor Entity

        On February 14, 2006, the board of directors (the "Board") and stockholders of Linens Holding Co. adopted the Linens Holding Co. Stock Option Plan (the "Plan"). The Plan provides employees or directors of the Company or its subsidiaries who are in a position to contribute to the long-term success of these entities, with options to acquire shares in the Company to aid in attracting, retaining and motivating persons of outstanding ability. The Plan was amended in March 2006 to increase the number of shares of common stock, par value less than $0.01 per share, of Linens Holding (the "Common Stock") available for issuance under the Plan to 1,157,298 shares.

        As of April 1, 2006, 737,446 stock options were outstanding as detailed below:

        (1) On March 27, 2006, the Compensation Committee approved the grant of stock options under the Plan to the following executive officers:

Name and Principal Position	Number of Stock Options Granted
Robert J. DiNicola, Chairman and Chief Executive Officer	281,946
William T. Giles, Executive Vice President, Chief Financial Officer	25,000
F. David Coder, Executive Vice President, Store Operations	25,000

        The Compensation Committee also approved the granting of a total of 365,500 stock option awards under the Plan to certain other employees of the Company. The stock options granted under the Plan to each optionee are equally divided between a "Time Option" and a "Performance Option," as those terms are defined in the standard form of option grant letter. The stock options have an exercise price of $50.00 per share, the estimated fair market value of the underlying shares at the date of grant, and expire seven years after the date of grant. Time Options become vested and exercisable in four equal installments on each of February 14, 2007, February 14, 2008, February 14, 2009, and February 14, 2010. With respect to Performance Options and as provided for and defined in the standard form of grant letter, the stock options become vested and exercisable in two equal installments from a measurement date if, on such measurement date, the value per share equals or exceeds a target stock price.

        (2) On March 23, 2006, the Board approved a grant to Robert J. DiNicola, the Chairman and Chief Executive Officer of Linens "n Things, Inc., of a non-qualified stock option to purchase 40,000 shares of Common Stock outside of the Plan. These stock options also have an exercise price of $50.00 per share and are fully vested and immediately exercisable on the date of grant.

        The following is a summary of share-based option activity for the period February 14, 2006 to April 1, 2006:

	Successor Entity
	Outstanding at February 14, 2006	Grants	Outstanding at April 1, 2006
Stock options granted under the Plan
Executive officers	—	331,946	331,946
Certain other employees	—	365,500	365,500

	—	697,446	697,446
Stock options granted outside of the Plan
Robert J. DiNicola, Chairman and Chief Executive Officer	—	40,000	40,000

Total options outstanding	—	737,446	737,446

Weighted average exercise price per option	—	$50.00	$50.00
Weighted average remaining contractual term per option	—		7.0 years
Options exercisable at period end:
Number of options			40,000
Weighted average exercise price			$50.00
Weighted average remaining contractual term			7.0 years

        There are no provisions in the Plan for the issuance of restricted stock units.

        The weighted-average grant date fair value of options granted during the period from February 14, 2006 to April 1, 2006 (successor entity) was approximately $17.43.

        There were no stock option exercises during the period February 14, 2006 to April 1, 2006 (successor entity).

        The following is a summary of the activity for nonvested stock option grants as of April 1, 2006 and the changes for the period February 14, 2006 to April 1, 2006:

	Successor Entity Stock Options
	Options	Fair Value(1)
Nonvested at February 14, 2006	—	$—
Grants	737,446	$17.43
Vested	(40,000)	$16.67

Nonvested at April 1, 2006	697,446	$17.47

(1)
Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for Performance Options, and the Black-Scholes option-pricing model for Time Options.

        The total fair value of stock options vested during the period from February 14, 2006 to April 1, 2006 (successor entity) was approximately $0.7 million.

        As of April 1, 2006, there was approximately $11.2 million of total unrecognized compensation cost related to stock option grants both under and outside the Plan. This cost is expected to be recognized over a remaining weighted-average period of 3.7 years. The compensation cost that has been charged against income for stock option grants was $0.7 million and was included in selling, general and administrative expense in the Condensed Consolidated Statements of Operations in the period from February 14, 2006 to April 1, 2006 (successor entity).

        Prior to the adoption of SFAS 123 (Revised 2004) the Company used the Black-Scholes option-pricing model for estimating the fair value for all options granted. In the first quarter of 2006, the Company, with the assistance of an independent third party, used the Monte Carlo simulation option-pricing model for estimating the fair value of Performance Options and the Black-Scholes option-pricing model for Time Options. This change was made in order to provide a better estimate of fair value. The Monte Carlo option-pricing model is particularly useful in the valuation of options with complicated features that make them difficult to value through a straight-forward Black-Scholes style computation.

        Presented below is a comparative summary of valuation assumptions for the indicated periods:

			Successor Entity
	Predecessor Entity		February 14 to April 1, 2006 (Monte Carlo Simulation and Black-Scholes)
Valuation Assumptions:	Thirteen Weeks Ended April 2, 2005 (Black-Scholes)	January 1 to February 14, 2006 (Black-Scholes)
Weighted-average fair value of options granted	$10.59	No Grants	N/A
Weighted-average calculated value of options granted	N/A	No Grants	$17.43
Expected volatility	41.1%	No Grants	N/A (1)
Weighted-average volatility	41.1%	No Grants	38.3% (1)
Weighted-average expected term (in years)	5.0	No Grants	3.8
Dividend yield	0.0%	No Grants	0.0%
Weighted-average risk-free interest rate	4.1%	No Grants	4.7%
Weighted average expected annual forfeiture	2.3%	No Grants	4.4%

(1)
The Company used the average of the historical volatility of each of the component companies included in the Standard & Poors Specialty Retail Index as a substitute for expected volatility.

        The Company utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the Black-Scholes option-pricing model prior to the adoption of SFAS 123 (Revised 2004). The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends. Expected volatility was based on the historical volatility of the common stock of Linens 'n Things, Inc. for a period approximating the expected life. The Company has never paid dividends, and, accordingly, the dividend yield is zero. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

        For the period subsequent to the adoption of SFAS 123 (Revised 2004) it is not possible for the Company, a non-public entity, to make a reasonable estimate of fair value of options granted as it is not practicable for the Company to make a reasonable estimate of its common stock volatility. Accordingly, the Company is required to use an alternative measurement method. Under the alternative measurement method, a nonpublic entity uses a calculated volatility, determined by applying the historical volatility of an appropriate index of public entities, as an input to the valuation models. The Company used the Standard & Poors Specialty Retail Index for a period approximating the expected term as this index most closely approximates the Company's applicable operating industry. Expected term of share options granted represents the period of time that the options grants are expected to be outstanding. The Company is not expected to pay dividends, and, accordingly, the dividend yield is zero. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

        Prior to the adoption of SFAS No. 123 (Revised 2004) the Company complied with the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123" ("SFAS No. 148"). SFAS No. 148 required prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        Set forth below are the Company's net loss presented "as reported" and as if compensation cost had been recognized in accordance with the provisions of SFAS No. 148 for the indicated periods:

	Predecessor Entity		Successor Entity
(In thousands)	Thirteen Weeks Ended April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006
Net loss:
As reported	$(4,074)	$(47,904)	$(17,572)
Add: stock-based employee compensation expense included in net loss as reported, net of related tax effects(1)	146	8,651	431

	(3,928)	(39,253)	(17,141)
Deduct: total stock-based employee compensation expense determined under the fair value based method of accounting for all awards, net of related tax effects	1,611	8,651	431

Pro forma	$(5,539)	$(47,904)	$(17,572)

(1)
Stock-based employee compensation expense included in net loss as reported, net of related tax effects, is detailed as follows:

	Predecessor Entity		Successor Entity
(In thousands)	Thirteen Weeks Ended April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006
Compensation expense:
Stock option grants	$—	$9,305	$709
Restricted stock units	233	3,179	—

	233	12,484	709

Benefit for income taxes:
Stock option grants	—	(2,857)	(278)
Restricted stock units	(87)	(976)	—

	(87)	(3,833)	(278)

Stock-based employee compensation expense, net of related tax effects	$146	$8,651	$431

4. Short-Term Borrowing Arrangements

        In February 2006, the Company entered into a new senior secured asset-based revolving credit facility agreement (the "Credit Facility") with third party institutional lenders which expires February 14, 2011. The Credit Facility provides senior secured financing of up to $600 million, subject to a borrowing base consisting of certain eligible inventory and receivables, minus certain reserves. A portion of the Credit Facility, not to exceed $40 million, is also available to a Canadian subsidiary of the Company subject to the Canadian borrowing base. The Credit Facility replaced the $250 million senior revolving credit facility amended November 2004, which allowed for up to $50 million in borrowings from additional lines of credit outside the agreement, including CAD $40 million covering the Company's Canadian operations (the "2004 Credit Agreement").

        Under the Credit Facility, interest on all borrowings is determined, at the Company's option, on either of two alternative rates, specifically (1) a variable margin above LIBOR or (2) a variable margin above the federal funds effective rate plus 0.50%. In addition to paying interest on outstanding principal under the Credit Facility, the Company is required to pay a variable rate commitment fee in respect of the unutilized commitments thereunder. The Credit Facility requires the Company to comply with financial ratio maintenance covenants if the excess availability under the Credit Facility, at any time, does not exceed $75 million and also contains certain restrictive covenants including the Company's ability to pay dividends, which the Company has never paid in the past, and certain customary affirmative covenants and events of default. During the period February 14 to April 1, 2006 the Company always maintained excess availability above $75 million. As of April 1, 2006, the Company had $81.6 million in borrowings under the Credit Facility at an average interest rate of 6.3%. Such borrowings have been classified as short-term as of April 1, 2006 as the Company has the ability and intent to pay these borrowings from existing current assets. At various times during the thirteen weeks ended April 1, 2006 the Company borrowed against its Credit Facility and the 2004 Credit Agreement, respectively, for working capital needs. During the thirteen weeks ended April 2, 2005 the Company did not borrow against the 2004 Credit Agreement. The Company also had $106.0 million of letters of credit outstanding as of April 1, 2006, which included standby letters of credit issued primarily under the Credit Facility and import letters of credit used for merchandise purchases. The Company is not obligated under any formal or informal compensating balance requirements.

5. Comprehensive Loss

        Comprehensive loss for the thirteen weeks ended April 2, 2005 and April 1, 2006 is as follows (in thousands):

	Predecessor Entity		Successor Entity
	Thirteen Weeks Ended April 2, 2005	January 1 to February 13, 2006	February 14 to April 1, 2006
Net loss	$(4,074)	$(47,904)	$(17,572)
Other comprehensive (loss) income—foreign currency translation adjustment	(183)	253	(566)

Comprehensive loss	$(4,257)	$(47,651)	$(18,138)

6. 2001 Restructuring and Asset Impairment Charge

        In fiscal 2001, the Company developed and committed to a strategic initiative designed to improve store performance and profitability. This initiative called for the closing of certain under-performing stores, which did not meet the Company's profit objectives. In connection with this initiative, the Company recorded a pre-tax restructuring and asset impairment charge of $37.8 million ($23.7 million after-tax) in the fourth quarter of fiscal 2001. A pre-tax reserve of $20.5 million was established for estimated lease commitments for stores to be closed. The reserve considers estimated sublease income. Because all of the stores were leased, the Company is not responsible for the disposal of property other than fixtures. A pre-tax writedown of $9.5 million was recorded as a reduction in property and equipment for fixed asset impairments for these stores. The fixed asset impairments represent fixtures and leasehold improvements. A pre-tax reserve of $4.0 million was established for other estimated miscellaneous store closing costs. Additionally, a pre-tax charge of $3.8 million was recorded in cost of sales for estimated inventory markdowns below cost for the stores to be closed. Certain components of the restructuring charge were based on estimates and may be subject to change in the future. The Company has closed all of the initially identified stores other than one store, which the Company decided to keep open and whose reserve was reversed.

        The following table displays a roll forward of the activity and significant components since December 31, 2005, and the reserve remaining as of April 1, 2006:

	Predecessor Entity		Successor Entity
(in millions)	Remaining at December 31, 2005	Usage 2006	Remaining at April 1, 2006
	(Audited)	(Unaudited)	(Unaudited)
Cash components:
Lease commitments	$5.4	$(1.2)	$4.2

Total	$5.4	$(1.2)	$4.2

        The restructuring reserve balance is included in accrued expenses and other current liabilities in the Condensed Consolidated Balance Sheet. The 2006 usage primarily consists of payments for lease commitments. The 2006 activity also includes the reversal of estimated lease commitment costs of approximately $55,000 which were not needed, offset by an increase to lease commitment costs of approximately $130,000 due to changes in estimates based on current negotiations.

7. Identifiable Intangible Assets

        In connection with the Transactions, the Company's intangible assets were revalued with the assistance of an independent third party. The carrying amount and accumulated amortization of identifiable intangible assets consisted of the following:

	Predecessor Entity		Successor Entity
(in thousands)	April 2, 2005	December 31, 2005	April 1, 2006
	(Unaudited)	(Audited)	(Unaudited)
Intangible assets subject to amortization:
Credit card customer relationships	$—	$—	$10,136
Customer list	—	—	406
Favorable leases	2,900	2,900	27,788

	2,900	2,900	38,330
Less: accumulated amortization	(1,458)	(1,599)	(1,039)

Total intangible assets subject to amortization	1,442	1,301	37,291
Total indefinite-lived trademarks	—	—	122,688

Total identifiable intangible assets	$1,442	$1,301	$159,979

        Customer list has an estimated life of 5 years, credit card customer relationships have an estimated life of 3 years and favorable leases have an average estimated life of 5 years. For the thirteen weeks ended April 2, 2005, the period January 1 to February 13, 2006 and the period February 14 to April 1, 2006, amortization expense of $47,000, $25,000 and $1.1 million, respectively, was recorded by the Company and is included in selling, general and administrative expenses in the Condensed Consolidated Statement of Operations.

        The following is a summary table representing the remaining amortization of identifiable intangible asset, net, with definitive lives, by year (in thousands):

Fiscal Year	Amortization
2006	$6,494
2007	7,983
2008	7,039
2009	3,519
2010	2,799
2011 and thereafter	9,457

Total	$37,291

8. Guarantees

        The Company has assigned property at a retail location in which the Company guarantees the payment of rent over the specified lease term in the event of non-performance. As of April 1, 2006, the maximum potential amount of future payments the Company could be required to make under such guarantee is approximately $0.7 million.

9. Accounts Payable

        Accounts payable includes amounts for gift card liabilities of $25.6 million, $35.8 million and $32.6 million as of April 2, 2005, December 31, 2005 and April 1, 2006, respectively. Gift cards that are not expected to be redeemed are recorded as a reduction to selling, general and administrative expense in the Condensed Consolidated Statements of Operations. Such amounts recognized for the thirteen weeks ended April 2, 2005, the period January 1 to February 13, 2006 and the period February 14 to April 1, 2006 amounted to $0.8 million, $0.5 million and $0.6 million, respectively.

10. Senior Secured Notes and Other Long-Term Debt

        Senior secured notes and other long-term debt consists of the following (in thousands):

	Predecessor Entity		Successor Entity
	April 2, 2005	December 31, 2005	April 1, 2006
	(Unaudited)	(Audited)	(Unaudited)
Senior secured floating rate notes due 2014	$—	$—	$650,000
Mortgage note payable	2,182	2,139	2,124

	2,182	2,139	652,124
Less: current portion of mortgage note payable	(59)	(63)	(65)

Total	$2,123	$2,076	$652,059

        Senior secured floating rate notes due 2014 consists of $650 million aggregate principal amount of Senior Secured Floating Rate Notes due 2014 of Linens "n Things, Inc. and Linens "n Things Center, Inc.

        The Notes bear interest at a per annum rate equal to LIBOR plus 5.625%, which is paid every three months on January 15, April 15, July 15 and October 15, commencing April 15, 2006. The interest rate on the Notes is reset quarterly. The Notes mature on January 15, 2014. As of April 1, 2006 the interest rate on the Notes was 10.3%.

        The Notes are guaranteed on a senior basis by the Company and by certain of the Company's domestic subsidiaries (collectively, the "Note Guarantors"), and are secured by first-priority liens on all of the Company's and Note Guarantors' equipment, intellectual property rights and related general intangibles and all of its capital stock and the capital stock of certain subsidiaries and by second-priority liens on the Company's and the Note Guarantors' inventory, accounts receivable, cash, securities and other general intangibles.

        If the Company sells certain assets or experiences specific kinds of changes in control, the Company must offer to repurchase the Notes. The Company may, at its option, redeem the Notes at any time on or after January 15, 2008 at pre-determined prices. Prior to January 15, 2008, the Company may, at its option, redeem up to 35% of the Notes with the proceeds of certain sales of its equity or of its subsidiaries. Prior to January 15, 2008, the Company may, at its option, redeem the Notes at a price equal to 100% of the principal amount of the Notes plus a "make-whole" premium.

        Mortgage note payable represents an 8.2% fixed-rate mortgage note on the land and building of one of the Company's closed stores. Under the mortgage note terms, the Company is required to make 96 equal payments of principal and interest, with a final principal payment of approximately $1.6 million in August 2012.

11. Income Taxes

        For the Predecessor Entity period January 1 to February 13, 2006, the effective tax rate of 30.7% is lower than the statutory federal rate of 35.0% primarily due to non-deductible transaction costs. The Successor Entity estimated effective tax rate for the period February 14 to April 1, 2006 was 39.2%. This exceeds the statutory federal tax rate of 35.0% primarily due to expected deferred state tax benefits. Purchase accounting adjustments resulted in an increase to net deferred tax liabilities of $152,892 as indicated in the table below (in thousands):

Component	Pretax Purchasing Accounting Adjustment	Tax Rate	Deferred Tax (Asset) Liability
Trademarks	$122,688	39.2% (1)	$48,094
Deferred rent and deferred rent credits	233,016	39.2%	91,342
Other intangibles	16,847	39.2%	6,604
Valuation allowance for state tax loss carryovers, net of federal benefit	8,214	N/A	8,214
Deferred rent and deferred rent credits—Canada	17,002	35.5% (2)	6,035
Preliminary estimate of deductible portion of certain capitalized transaction costs	(17,855)	39.2%	(7,000)
Other			(397)

Total			$152,892

(1)
Includes federal rate of 35.0% plus blended state rate of 4.2%, net of federal benefit.

(2)
Includes Canadian federal and provincial taxes.

12. Related Party Transactions

Management Services Agreement

        Upon consummation of the Merger, the Company entered into a management services agreement with Apollo Management V, L.P., NRDC Linens B LLC and Silver Point Capital Fund Investments LLC (each of whom is an affiliate of the Company). Under this management services agreement, the Sponsors agreed to provide to the Company certain investment banking, management, consulting, financial planning and real estate advisory services on an ongoing basis for a fee of $2.0 million per year. Under this management services agreement, Apollo Management V, L.P. also agreed to provide to the Company certain financial advisory and investment banking services from time to time in connection with major financial transactions that may be undertaken by it or its subsidiaries in exchange for fees customary for such services after taking into account Apollo Management V, L.P.'s expertise and relationships within the business and financial community. Under this management services agreement, the Company also agreed to provide customary indemnification. In addition, the

Company paid a transaction fee of $15.0 million in the aggregate (plus reimbursement of expenses) to the Sponsors for financial advisory services rendered in connection with the Merger. This fee has been included as part of the purchase price. These services included assisting the Company in structuring the Merger, taking into account tax considerations and optimal access to financing, and assisting in the negotiation of the Company's material agreements and financing arrangements in connection with the Merger.

Stockholders' Agreement

        The only stockholders of the Company are Robert J. DiNicola and Linens Investors, LLC, a limited liability company owned by the Sponsors. In connection therewith, Linens Investors, LLC has entered into a stockholders' agreement with the Company that sets forth applicable provisions relating to the management and ownership of the Company and its subsidiaries. In addition, the stockholders' agreement contains customary drag along rights, tag along rights, registration rights, restrictions on the transfer of the Company's common stock and an indemnity of the Sponsors.

13. Supplemental Condensed Consolidating Financial Information

        On February 14, 2006 Linens 'n Things, Inc. and Linens 'n Things Center, Inc. (collectively, the "Issuers"), issued $650 million aggregate principal amount of Senior Secured Floating Rate Notes due 2014 in a private offering. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by the Company, and by each of the Company's direct and indirect subsidiaries that guarantee the Company's new asset-based revolving credit facility except for its Canadian subsidiaries. The Company's Canadian subsidiaries (the "Non-Guarantors") are not guarantors of the Notes.

        The following tables present the supplemental condensed consolidating financial information for the Company (Parent), the Issuers, the Guarantors (excluding the Company which is also a Guarantor but is separately presented) and the Non-Guarantors, together with eliminations, as of and for the periods indicated. The company has not presented separate financial statements and other disclosures concerning the Guarantors because management has determined that such information is not material to investors. The accounting policies for Parent, Co-Issuers, Guarantors, and Non-Guarantors are the same as those described for the Company in the Summary of Significant Accounting Policies. The financial information may not necessarily be indicative of results of operations or financial position had the Guarantors operated as independent entities.

        The information as of April 1, 2006 and for the period February 14 to April 1, 2006 presents the financial position and operations, respectively, of the Successor Entity. The information as of April 2, 2005 and December 31, 2005, and for the 13-week period ended April 2, 2005 and the period January 1 to February 13, 2006 presents the financial position and operations, respectively, of the Predecessor Entity.

(Predecessor Entity)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

APRIL 2, 2005

(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$53,256	$10,688	$11,327	$—	$75,271
Accounts receivable	578	27,035	2,573	—	30,186
Inventories	14,439	705,630	45,860	—	765,929
Prepaid expenses and other current assets	90	37,856	1,418	—	39,364
Current deferred taxes	—	—	800	—	800

Total current assets	68,363	781,209	61,978	—	911,550
Property and equipment, net	7,734	527,665	33,930	—	569,329
Identifiable intangible assets, net	398	923	121	—	1,442
Goodwill	—	18,126	—	—	18,126
Intercompany receivables	73,742	—	—	(73,742)	—
Intercompany notes receivable	201,320	—	22,366	(223,686)	—
Investment in subsidiaries	462,033	—	—	(462,033)	—
Deferred financing cost and other noncurrent assets, net	1	9,401	7	—	9,409

Total assets	$813,591	$1,337,324	$118,402	$(759,461)	$1,509,856

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$(14)	$222,446	$16,166	$—	$238,598
Accrued expenses and other current liabilities	(1,358)	131,219	3,398	—	133,259
Current deferred taxes	252	5,470	—	—	5,722

Total current liabilities	(1,120)	359,135	19,564	—	377,579
Intercompany notes payable	—	179,065	44,621	(223,686)	—
Intercompany payable	—	54,911	18,831	(73,742)	—
Senior secured notes and other long-term debt, net of current portion	—	2,123	—	—	2,123
Deferred income taxes and other long-term liabilities	8,699	297,772	17,671	—	324,142

Total liabilities	7,579	893,006	100,687	(297,428)	703,844
Total shareholders' equity	806,012	444,318	17,715	(462,033)	806,012

Total liabilities and shareholders' equity	$813,591	$1,337,324	$118,402	$(759,461)	$1,509,856

(Predecessor Entity)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2005
(In Thousands)

	Co-Issuers(1)	Guarantors(1)	Non-Guarantors(1)	Eliminations(1)	Consolidated
Assets
Current assets:
Cash and cash equivalents	$136,569	$8,718	$12,871	$—	$158,158
Accounts receivable	361	39,757	3,443	—	43,561
Inventories	15,105	725,856	46,322	—	787,283
Prepaid expenses and other current assets	84	15,368	1,973	—	17,425
Current deferred taxes	—	1,789	244	—	2,033

Total current assets	152,119	791,488	64,853	—	1,008,460
Property and equipment, net	9,974	561,271	41,002	—	612,247
Identifiable intangible assets, net	331	861	109	—	1,301
Goodwill	—	18,126	—	—	18,126
Intercompany receivable	—	856,999	—	(856,999)	—
Intercompany notes receivable	1,096,991	—	23,306	(1,120,297)	—
Investment in subsidiaries	490,933	—	—	(490,933)	—
Deferred financing cost and other noncurrent assets, net	1	10,605	94	—	10,700

Total assets	$1,750,349	$2,239,350	$129,364	$(2,468,229)	$1,650,834

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$(16)	$249,399	$18,199	$—	$267,582
Accrued expenses and other current liabilities	43,824	144,840	10,360	—	199,024
Current deferred taxes	222	4,179	—	—	4,401

Total current liabilities	44,030	398,418	28,559	—	471,007
Intercompany payable	848,054	—	8,945	(856,999)	—
Intercompany notes payable	—	1,073,800	46,497	(1,120,297)	—
Senior secured notes and other long-term debt, net of current portion	—	2,076	—	—	2,076
Deferred income taxes and other long-term liabilities	8,402	300,637	18,849	—	327,888

Total liabilities	900,486	1,774,931	102,850	(1,977,296)	800,971
Total shareholders' equity	849,863	464,419	26,514	(490,933)	849,863

Total liabilities and shareholders' equity	$1,750,349	$2,239,350	$129,364	$(2,468,229)	$1,650,834

(1)
Certain amounts have been corrected by amounts, which in the opinion of management are deemed to be immaterial from the disclosure in the original reported condensed consolidated financial statements. See the details of such corrections at the end of this footnote.

(Successor Entity)

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

April 1, 2006

(In Thousands)

	Parent	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$660	$7,682	$6,691	$—	$15,033
Accounts receivable	—	517	39,303	2,826	—	42,646
Inventories	—	15,052	762,621	50,106	—	827,779
Prepaid expenses and other current assets	—	31,541	31,814	3,321	—	66,676
Current deferred taxes	—	—	—	179	—	179

Total current assets	—	47,770	841,420	63,123	—	952,313
Property and equipment, net	—	9,749	550,385	41,671	—	601,805
Identifiable intangible assets, net	—	839	157,123	2,017	—	159,979
Goodwill	—	7,607	253,418	16,239	—	277,264
Intercompany receivable	—	—	722,106	—	(722,106)	—
Intercompany notes receivable	—	1,096,963	—	23,278	(1,120,241)	—
Investment in subsidiaries	630,185	907,569	—	—	(1,537,754)	—
Deferred financing cost and other noncurrent assets, net	—	35,200	776	113	—	36,089

Total assets	$630,185	$2,105,697	$2,525,228	$146,441	$(3,380,101)	$2,027,450

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$—	$(11)	$232,998	$18,780	—	$251,767
Accrued expenses and other current liabilities	—	23,740	142,346	6,962	—	173,048
Current deferred taxes	—	173	3,707	—	—	3,880
Asset-based revolving credit facility	—	79,823	64	1,714	—	81,601

Total current liabilities	—	103,725	379,115	27,456	—	510,296
Intercompany notes payable	—	—	1,073,800	46,441	(1,120,241)	—
Intercompany payable	—	713,020	—	9,086	(722,106)	—
Senior secured notes and other long-term debt, net of current portion	—	650,000	2,059	—	—	652,059
Deferred income taxes and other long-term liabilities	—	8,768	216,780	9,363	—	234,911

Total liabilities	—	1,475,513	1,671,754	92,346	(1,842,347)	1,397,266
Total shareholders' equity	630,185	630,184	853,474	54,095	(1,537,754)	630,184

Total liabilities and shareholders' equity	$630,185	$2,105,697	$2,525,228	$146,441	$(3,380,101)	$2,027,450

(Predecessor Entity)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE 13-WEEK PERIOD ENDED APRIL 2, 2005
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$16,265	$526,228	$28,453	$—	$570,946
Cost of sales, including buying and distribution costs	9,359	309,624	15,570	—	334,553

Gross profit	6,906	216,604	12,883	—	236,393
Selling, general and administrative expenses	4,671	224,047	13,436	—	242,154

Operating income (loss)	2,235	(7,443)	(553)	—	(5,761)
Interest income	(867)	(10)	(49)	431	(495)
Interest expense	5	1,170	474	(431)	1,218

Interest (income) expense, net	(862)	1,160	425	—	723

Income (loss) before income taxes	3,097	(8,603)	(978)	—	(6,484)
Provision (benefit) for income taxes	1,166	(3,262)	(314)	—	(2,410)

Net income (loss)	$1,931	$(5,341)	$(664)	$—	$(4,074)

(Predecessor Entity)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2006 TO FEBRUARY 13, 2006
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$7,684	$259,826	$17,461	$—	$284,971
Cost of sales, including buying and distribution costs	4,749	165,927	9,999	—	180,675

Gross profit	2,935	93,899	7,462	—	104,296
Selling, general and administrative expenses	2,119	163,511	8,508	—	174,138

Operating income (loss)	816	(69,612)	(1,046)	—	(69,842)
Interest income	(2,374)	(139)	(14)	1,859	(668)
Interest expense	—	1,730	129	(1,859)	—

Interest (income) expense, net	(2,374)	1,591	115	—	(668)

Income (loss) before income taxes	3,190	(71,203)	(1,161)	—	(69,174)
Provision (benefit) for income taxes	976	(21,822)	(424)	—	(21,270)

Net income (loss)	$2,214	$(49,381)	$(737)	$—	$(47,904)

(Successor Entity)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 14, 2006 TO APRIL 1, 2006

(In Thousands)

	Parent	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	—	$8,160	$280,656	$19,029	—	$307,845
Cost of sales, including buying and distribution costs	—	4,700	175,213	9,155	—	189,068

Gross profit	—	3,460	105,443	9,874	—	118,777
Selling, general and administrative expenses	—	3,221	123,874	10,666	—	137,761

Operating income (loss)	—	239	(18,431)	(792)	—	(18,984)
Interest income	—	(17,414)	(81)	(21)	17,430	(86)
Interest expense	—	10,014	17,148	255	(17,430)	9,987

Interest (income) expense, net	—	(7,400)	17,067	234	—	9,901

Income (loss) before income taxes	—	7,639	(35,498)	(1,026)	—	(28,885)
Provision (benefit) for income taxes	—	3,009	(13,982)	(340)	—	(11,313)

Net income (loss)	$—	$4,630	$(21,516)	$(686)	—	$(17,572)

(Predecessor Entity)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE 13-WEEK PERIOD ENDED APRIL 2, 2005
(In Thousands)

	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income (loss)	$1,931	$(5,341)	$(664)	$—	$(4,074)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	297	19,777	1,102	—	21,176
Deferred income taxes	2,286	(65)	75	—	2,296
Stock based compensation	233	—	—	—	233
Loss on disposal of assets	—	86	—	—	86
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	179	(3,547)	(1,057)	—	(4,425)
Decrease (increase) in inventories	62	(48,625)	(2,565)	—	(51,128)
Increase in prepaid expenses and other current assets	(5)	(824)	(51)	—	(880)
Decrease (increase) in deferred financing cost and other noncurrent assets	26	82	(47)	—	61
(Decrease) increase in accounts payable	—	(9,391)	2,461	—	(6,930)
Decrease in accrued expenses and other liabilities	(33,218)	(37,329)	(3,290)	—	(73,837)

Net cash used in operating activities	(28,209)	(85,177)	(4,036)	—	(117,422)

Cash outflows from investing activities:
Additions to property and equipment	(108)	(10,564)	(1,355)	—	(12,027)
Addition to investment in subsidiary	(127)			127	—
Net cash (used in) provided by investing activities	(235)	(10,564)	(1,355)	127	(12,027)

Cash inflows (outflows) from financing activities:
Issuance of common stock under stock incentive plans	904	—	127	(127)	904
Federal tax benefit from issuance of common stock under stock incentive plans	135	—	—	—	135
Inter-company movements	(94,312)	93,429	883	—	—
Increase in treasury stock	—	(122)	—	—	(122)

Net cash (used in) provided by financing activities	(93,273)	93,307	1,010	(127)	917

Effect of exchange rate changes on cash and cash equivalents	—	—	(206)	—	(206)

Net decrease in cash and cash equivalents	(121,717)	(2,434)	(4,587)	—	(128,738)
Cash and cash equivalents at beginning of period	174,973	13,122	15,914	—	204,009

Cash and cash equivalents at end of period	$53,256	$10,688	$11,327	—	$75,271

(Predecessor Entity)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE PERIOD JANUARY 1, 2006 TO FEBRUARY 13, 2006
(In Thousands)

	Co-Issuers(1)	Guarantors(1)	Non-Guarantors(1)	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income (loss)	$2,214	$(49,381)	$(737)	$—	$(47,904)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	203	11,662	777	—	12,642
Deferred income taxes	(730)	(6,029)	113	—	(6,646)
Shared based compensation expense	12,484	—	—	—	12,484
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(288)	(2,582)	630	—	(2,240)
Decrease (increase) in inventories	687	(30,481)	(2,092)	—	(31,886)
(Increase) decrease in prepaid expenses and other current assets	(250)	(12,595)	692	—	(12,153)
Decrease in deferred financing cost and other noncurrent assets	11	9,558	54	—	9,623
(Decrease) increase in accounts payable	(1)	8,465	(1,220)	—	7,244
(Decrease) increase in accrued expenses and other liabilities	(27,640)	25,490	(4,160)	—	(6,310)

Net cash used in operating activities	(13,310)	(45,893)	(5,943)	—	(65,146)

Cash outflows from investing activities:
Additions to property and equipment	(30)	(5,430)	(2,316)	—	(7,776)

Net cash used in investing activities	(30)	(5,430)	(2,316)	—	(7,776)

Cash inflows (outflows) from financing activities:
Federal tax benefit from common stock issued under stock incentive plan	4,298	—	—	—	4,298
Intercompany cash movements	(52,158)	49,564	2,594	—	—
Common stock offering	—	—	—
Decrease in treasury stock	—	674	—	—	674

Net cash (used in) provided by financing activities	(47,860)	50,238	2,594	—	4,972

Effect of exchange rate changes on cash and cash equivalents	—	—	125	—	125

Net decrease in cash and cash equivalents	(61,200)	(1,085)	(5,540)	—	(67,825)
Cash and cash equivalents at beginning of period	136,569	8,718	12,871	—	158,158

Cash and cash equivalents at end of period	$75,369	$7,633	$7,331	$—	$90,333

(1)
Certain amounts have been corrected by amounts, which in the opinion of management are deemed to be immaterial from the disclosure in the original reported condensed consolidated financial statements. See the details of such corrections at the end of this footnote.

(Successor Entity)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 14, 2006 TO APRIL 1, 2006

(In Thousands)

	Parent	Co-Issuers	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash inflows (outflows) from operating activities:
Net income (loss)	$—	$4,630	$(21,516)	$(686)	$—	$(17,572)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	—	242	13,906	874	—	15,022
Deferred income taxes	—	5,605	(12,333)	(240)	—	(6,968)
Share-based compensation	—	—	709	—	—	709
Loss on disposal of assets	—	—	73	—	—	73
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	—	132	3,035	(10)	—	3,157
Increase in inventories	—	(633)	(6,284)	(1,794)	—	(8,711)
Increase in prepaid expenses and other current assets	—	(31,208)	(3,850)	(2,046)	—	(37,104)
Decrease (increase) in intangible assets, deferred financing cost and other noncurrent assets	—	1,231	29	(122)	—	1,138
Increase (decrease) in accounts payable	—	6	(24,865)	1,829	—	(23,030)
(Decrease) increase in accrued expenses and other liabilities	—	(34,973)	(25,725)	1,410	—	(59,288)

Net cash used in operating activities	—	(54,968)	(76,821)	(785)	—	(132,574)

Cash inflow (outflows) from investing activities:
Acquisition of Company, net of cash acquired	—	(1,220,465)	7,632	7,331	—	(1,205,502)
Investment in Linens 'n Things, Inc.	(650,000)	—	—	—	650,000	—
Additions to property and equipment	—	(19)	(8,197)	(355)	—	(8,571)

Net cash (used in) provided by investing activities	(650,000)	(1,220,484)	(565)	6,976	650,000	(1,214,073)

Cash inflows (outflows) from financing activities:
Issuance of common stock to Linens Investors LLC	650,000	—	—	—	—	650,000
Investment from Parent	—	650,000	—	—	(650,000)	—
Issuance of floating rate notes	—	650,000	—	—	—	650,000
Financing and direct acquisition costs	—	(19,866)	—	—	—	(19,866)
Intercompany movement	—	(83,845)	85,004	(1,159)	—	—
Increase in borrowings	—	79,823	64	1,733	—	81,620

Net cash provided by (used in) financing activities	650,000	1,276,112	85,068	574	(650,000)	1,361,754

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(74)	—	(74)
Net increase in cash and cash equivalents	—	660	7,682	6,691	—	15,033
Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$660	$7,682	$6,691	$—	$15,033

The following corrections, in the opinion of Management, are deemed immaterial by the Company as these adjustments are primarily made between the Co-Issuers and the Guarantors or between categories within the same entity. These adjustments do not materially impact the Non-Guarantors, Co-Issuers and Guarantors financial statements and do not impact the consolidated totals. Subsequent to the reporting of the condensed consolidating financial statements for the quarterly period ended April 1, 2006, it was determined by the Company that the tax provision was booked only to the Guarantors subsidiary in fiscal 2004 and fiscal 2005 instead of the Co-Issuers, Guarantors, and Non-Guarantors. In addition, a short-term cash investment of $35.6 million was booked to the Guarantors entity instead of the Co-Issuers entity and an adjustment was made to reflect the proper balances. It was also determined that $0.7 million of expense reported on the Parent entity for the quarterly period ended April 1, 2006 was related to the Guarantors entity. It was also determined that certain costs associated with buying and distribution were charged to Selling, General and Administrative Expenses instead of Cost of Goods Sold within the entities.

        The following table shows the overall impact of the adjustment to the stated line items in order to properly correct the tax provision, related taxes payable accounts, Cost of Sales, Selling, General and Administrative Expenses, and cash balances between component Parent, Co-Issuers, Guarantors and Non-Guarantors subsidiaries:

	Previously Reported	As Corrected
	(In thousands)
Parent
Supplemental Condensed Consolidating Statement of Cash Flows for the period February 14, 2006 to April 1, 2006
Net loss	$(709)	$—
Share-based compensation	709	—
Supplemental Condensed Consolidating Statement of Operations for the period February 14, 2006 to April 1, 2006
Selling, general and administrative expenses	709	—
Operating loss	(709)	—
Loss before income taxes	(709)	—
Net loss	(709)	—
Co-Issuers
Supplemental Condensed Consolidating Balance Sheet at December 31, 2005
Cash and cash equivalents	101,000	136,569
Current deferred taxes	1,789	—
Total current assets	118,339	152,119
Investment in subsidiaries	481,216	490,933
Total assets	1,706,851	1,750,349
Accrued expenses and other current liabilities	33,970	43,824
Total current liabilities	34,176	44,030
Intercompany payable	814,410	848,054
Total liabilities	856,989	900,486
Total liabilities and shareholders' equity	1,706,851	1,750,349

Supplemental Condensed Consolidating Balance Sheet at April 1, 2006
Prepaid expenses and other current assets	$619	$31,541
Investment in subsidiaries	907,446	907,569
Total current assets	16,848	47,770
Total assets	2,074,652	2,105,697
Accrued expenses and other current liabilities	(7,305)	23,740
Total current liabilities	72,680	103,725
Total liabilities	1,444,468	1,475,513
Total liabilities and shareholders' equity	2,074,652	2,105,697
Supplemental Condensed Consolidating Statement of Operations for the 13-Week Period Ended April 2, 2005
Cost of sales, including buying and distribution costs	9,135	9,359
Gross profit	7,130	6,906
Selling, general and administrative expenses	4,895	4,671
Supplemental Condensed Consolidating Statement of Operations for the Period January 1, 2006 to February 13, 2006
Cost of sales, including buying and distribution costs	4,625	4,749
Gross profit	3,059	2,935
Selling, general and administrative expenses	2,243	2,119
Supplemental Condensed Consolidating Statement of Operations for the Period February 14, 2006 to April 1, 2006
Cost of sales, including buying and distribution costs	4,565	4,700
Gross profit	3,595	3,460
Selling, general and administrative expenses	3,356	3,221
Provision for income taxes	2,887	3,009
Net income	4,752	4,630
Supplemental Condensed Consolidating Statement of Cash Flows for the period January 1, 2006 to February 13, 2006
Deferred income taxes	1,058	(730)
Decrease in accrued expenses and other liabilities	(17,785)	(27,640)
Net cash used in operating activities	(1,667)	(13,310)
Intercompany cash movements	(28,232)	(52,158)
Net cash used in financing activities	(23,934)	(47,860)
Net decrease in cash and cash equivalents	(25,631)	(61,200)
Cash and cash equivalents at beginning of period	101,000	136,569
Supplemental Condensed Consolidating Statement of Cash Flows for the period February 14, 2006 to April 1, 2006
Net income	4,752	4,630
Increase in prepaid expense and other current assets	(286)	(31,208)
Decrease in accrued expenses and other liabilities	(66,017)	(34,973)

Guarantors
Supplemental Condensed Consolidating Balance Sheet at December 31, 2005
Cash and cash equivalents	$44,287	$8,718
Current deferred taxes	—	1,789
Total current assets	825,268	791,488
Intercompany receivable	823,410	856,999
Total assets	2,239,541	2,239,350
Accrued expenses and other current liabilities	154,711	144,840
Total current liabilities	408,289	398,418
Total liabilities	1,784,802	1,774,931
Total shareholders' equity	454,739	464,419
Total liabilities and shareholders' equity	2,239,541	2,239,350
Supplemental Condensed Consolidating Balance Sheet at April 2, 2005
Prepaid expenses and other current assets	37,679	37,856
Total current assets	781,032	781,209
Property and equipment, net	527,842	527,665
Supplemental Condensed Consolidating Balance Sheet at April 1, 2006
Prepaid expenses and other current assets	40,163	31,814
Total current assets	849,769	841,420
Total assets	2,533,577	2,525,228
Accrued expenses and other current liabilities	150,818	142,346
Total current liabilities	387,587	379,115
Total liabilities	1,680,226	1,671,754
Total shareholders' equity	853,351	853,474
Total liabilities and shareholders' equity	2,533,577	2,525,228
Supplemental Condensed Consolidating Statement of Operations for the 13-Week Period Ended April 2, 2005
Cost of sales, including buying and distribution costs	310,131	309,624
Gross profit	216,097	216,604
Selling, general and administrative expenses	223,540	224,047
Supplemental Condensed Consolidating Statement of Operations for the Period January 1, 2006 to February 13, 2006
Cost of sales, including buying and distribution costs	166,224	165,927
Gross profit	93,602	93,899
Selling, general and administrative expenses	163,214	163,511

Supplemental Condensed Consolidating Statement of Operations for the Period February 14, 2006 to April 1, 2006
Cost of sales, including buying and distribution costs	$175,536	$175,213
Gross profit	105,120	105,443
Selling, general and administrative expenses	122,842	123,874
Operating loss	(17,722)	(18,431)
Loss before income taxes	(34,789)	(35,498)
Benefit for income taxes	(13,860)	(13,982)
Net loss	(20,929)	(21,516)
Supplemental Condensed Consolidating Statement of Cash Flows for the period January 1, 2006 to February 13, 2006
Deferred income taxes	(7,817)	(6,029)
Increase in accrued expenses and other liabilities	15,618	25,490
Net cash used in operating activities	(57,553)	(45,893)
Intercompany cash movements	25,655	49,564
Net cash provided by financing activities	26,239	50,238
Net decrease in cash and cash equivalents	(36,654)	(1,085)
Cash and cash equivalents at beginning of period	44,287	8,718
Supplemental Condensed Consolidating Statement of Cash Flows for the period February 14, 2006 to April 1, 2006
Increase in prepaid expenses and other current assets	(12,199)	(3,850)
Net loss	(20,929)	(21,516)
Share-based compensation	—	709
Decrease in accrued expenses and other liabilities	(17,254)	(25,725)
Non-Guarantors
Supplemental Condensed Consolidating Balance Sheet at April 1, 2006
Prepaid expenses and other current assets	2,292	3,321
Total current assets	62,094	63,123
Total assets	145,412	146,441
Accrued expenses and other current liabilities	5,933	6,962
Total current liabilities	26,427	27,456
Total liabilities	91,317	92,346
Total shareholders' equity	145,412	146,441
Supplemental Condensed Consolidating Balance Sheet at December 31, 2005
Accrued expenses and other current liabilities	10,343	10,360
Total current liabilities	28,542	28,559
Intercompany payable	9,000	8,945
Total liabilities	102,887	102,850
Shareholders' equity	26,477	26,514

Supplemental Condensed Consolidating Statement of Operations for the 13-Week Period Ended April 2, 2005
Cost of sales, including buying and distribution costs	$15,287	$15,570
Gross profit	13,166	12,883
Selling, general and administrative expenses	13,719	13,436
Supplemental Condensed Consolidating Statement of Operations for the Period January 1, 2006 to February 13, 2006
Cost of sales, including buying and distribution costs	9,826	9,999
Gross profit	7,635	7,462
Selling, general and administrative expenses	8,681	8,508
Supplemental Condensed Consolidating Statement of Operations for the Period February 14, 2006 to April 1, 2006
Cost of sales, including buying and distribution costs	8,967	9,155
Gross profit	10,062	9,874
Selling, general and administrative expenses	10,854	10,666
Supplemental Condensed Consolidating Statement of Cash Flows for the period January 1, 2006 to February 13, 2006
Decrease in accrued expenses and other liabilities	(4,143)	(4,160)
Net cash used in operating activities	(5,926)	(5,943)
Intercompany cash movements	2,577	2,594
Net cash provided by financing activities	2,577	2,594
Supplemental Condensed Consolidating Statement of Cash Flows for the period February 14, 2006 to April 1, 2006
Increase in prepaid expenses and other current assets	(1,017)	(2,046)
Increase in accrued expenses and other liabilities	381	1,410
Eliminations
Supplemental Condensed Consolidating Balance Sheet at December 31, 2005
Intercompany receivable	(823,410)	(856,999)
Investment in subsidiaries	(481,216)	(490,933)
Total assets	(2,424,922)	(2,468,229)
Intercompany payable	(823,410)	(856,999)
Total liabilities	(1,934,707)	(1,977,296)
Total shareholders' equity	(481,215)	(490,933)
Total liabilities and shareholders' equity	(2,424,922)	(2,468,229)
Supplemental Condensed Consolidating Balance Sheet at April 1, 2006
Investment in subsidiaries	(1,537,631)	(1,537,754)
Total assets	(3,379,978)	(3,380,101)
Total shareholders' equity	(1,537,631)	(1,537,754)
Total liabilities and shareholders' equity	(3,379,978)	(3,380,101)